Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-212641

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of Polonia Bancorp, Inc.:

On June 2, 2016, Prudential Bancorp, Inc., or Prudential, and Polonia Bancorp, Inc., or Polonia, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, under which Polonia will merge with and into Prudential. In addition, under the merger agreement, simultaneously with the merger, Polonia Bank, a federally chartered savings bank and the wholly owned subsidiary of Polonia, will be merged with and into Prudential Savings Bank, or Prudential Bank, a Pennsylvania-chartered savings bank and the wholly owned subsidiary of Prudential.

If the merger is completed, Polonia shareholders will be entitled to elect to receive, for each share of Polonia common stock they own, subject to the election and adjustment procedures provided in the merger agreement and described in this proxy statement/prospectus, 0.7591 of a share of Prudential common stock or $11.28 in cash, in each case subject to possible adjustment as more fully described in this proxy statement/prospectus. The election of shares of Prudential common stock or cash will be subject to proration such that 50% of the issued and outstanding shares of Polonia common stock will be exchanged for Prudential common stock and 50% of the issued and outstanding shares of Polonia common stock will be exchanged for cash. If more Polonia shareholders make valid elections to receive either shares of Prudential common stock or cash than is available as either stock or cash consideration pursuant to the terms of the merger agreement shareholders electing the over-subscribed form of merger consideration will have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form. Based on closing sales price of Prudential common stock on September 7, 2016, the latest practical trading date prior to this proxy statement/prospectus, the aggregate value of the merger consideration, before any possible adjustment as provided for under the terms of the merger agreement, is $37.1 million. Based on 3,348,827 shares of Polonia common stock issued and outstanding, Prudential expects to issue approximately 1,271,047 shares of common stock before taking into account any adjustment for the issuance of cash in lieu of fractional shares.

The market value of the shares of Prudential common stock will fluctuate with the market price of Prudential common stock and will not be known at the time Polonia shareholders vote at its special meeting. The cash consideration is a fixed amount and will remain fixed regardless of any changes in the market value of the shares of Prudential common stock. The value of the stock consideration may be more or less than the value of the cash consideration at the time the election is made or at the completion of the merger.

Under the terms of the merger agreement, that the event of the average daily closing sales prices for Prudential common stock for a specified period prior to the closing of the merger is less than $11.89 per share and the decrease in the price of Prudential’s common stock is more than 20% greater than the decrease in the Nasdaq Bank Index over the same period, Polonia has the right to terminate the merger agreement; provided, however, Prudential has the option to adjust the exchange ratio to prevent the termination of merger agreement.

Prudential’s common stock trades on the NASDAQ Global Market under the symbol “PBIP.” The table below presents the closing prices of Prudential common stock on June 1, 2016, the last trading day prior to the public announcement of the merger, and on September 7, 2016, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value for each share of Polonia common stock converted into shares of Prudential common stock on those dates, as determined by multiplying the closing price of Prudential common stock on those dates by the exchange ratio of 0.7591. This table also presents the implied value for each share of Polonia common stock converted into cash, based on the fixed cash consideration of $11.28 per share.

We urge you to obtain current market quotations for Prudential.

	Prudential Common Stock	Implied Value of One Share of Polonia Common Stock	Value of the Cash Consideration for One Share of Polonia Common Stock

At June 1, 2016	$14.91	$11.32	$11.28

At September 7, 2016	$14.35	$10.89	$11.28

Your vote is important. In order to complete the merger, shareholders of Polonia must approve and adopt the merger agreement. Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the votes cast by holders of Polonia common stock entitled to vote at the Polonia special meeting of shareholders.

Polonia will hold a special meeting of shareholders at 3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, PA, local time, on October 25, 2016 at 11:00 a.m. to consider and vote on the approval and adoption of the merger agreement.

Polonia’s board of directors unanimously recommends that Polonia shareholders vote “FOR” approval and adoption of the merger agreement and “FOR” the approval of the adjournment of the Polonia special meeting, if necessary, to solicit additional proxies in favor of that proposal.

Whether or not you plan to attend Polonia’s special meeting, your board of directors urges you to vote by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. This will not prevent you from voting in person at Polonia’s special meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your bank, broker, nominee or other holder of record in order to vote in person at the special meeting.

This proxy statement/prospectus provides you with detailed information about the merger agreement, the merger and the proposals to be voted on at the Polonia special meeting. In addition to being a proxy statement of Polonia, this proxy statement/prospectus also is the prospectus of Prudential for the shares of Prudential common stock that will be issued to Polonia shareholders in connection with the merger.

We urge you to read this entire proxy statement/prospectus, including the Annexes hereto, and the documents incorporated by reference herein, carefully because they contain important information about the merger agreement, the merger and the proposals to be voted on at the Polonia special meeting. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 29. You can also obtain information about Prudential from documents that Prudential files with the Securities and Exchange Commission, referred to as the SEC in this document.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Laurel Hill Advisory Group, LLC, Polonia’s proxy solicitor, by calling toll free at (888) 742-1305.

Sincerely,

Joseph T. Svetik

President and Chief Executive Officer

Polonia Bancorp, Inc.

None of the SEC, any state securities commission, or any bank or other regulatory body has approved or disapproved of the securities to be issued in the merger or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The shares of Prudential common stock to be issued to Polonia shareholders in connection with the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is September 13, 2016, and it is first being mailed or otherwise delivered to Polonia shareholders on or about September 16, 2016.

POLONIA BANCORP, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON OCTOBER 25, 2016

To the Shareholders of Polonia Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Polonia Bancorp, Inc., or Polonia, will be held on October 25, 2016 at 11:00 a.m. local time at 3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, PA, to consider and vote upon the following matters:

1.	A proposal to adopt and approve the Agreement and Plan of Merger dated as of June 2, 2016, by and between Prudential and Polonia, as may be amended from time to time, pursuant to which Polonia will merge with and into Prudential, as more fully described in the attached proxy statement/prospectus, which we refer to as the merger proposal; and

2.	A proposal to authorize the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt and approve the merger agreement, which we refer to as the adjournment proposal.

We have fixed the close of business on August 4, 2016 as the record date for determining those Polonia shareholders entitled to notice of, and to vote at, the Polonia special meeting and any adjournments or postponements of the Polonia special meeting. Only Polonia shareholders of record at the close of business on that date are entitled to vote at the Polonia special meeting and any adjournments or postponements of the Polonia special meeting.

Approval of the proposal to adopt and approve the merger agreement requires the affirmative vote of the holders of a majority of the total number of shares of Polonia common stock outstanding and entitled to vote at the Polonia special meeting. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Polonia common stock outstanding and entitled to vote thereon.

Shareholders of Polonia have the right to dissent and obtain payment of the fair value of their shares if the merger is completed, but only if they comply with all requirements of Sections 3-201 through 3-213 of the Maryland General Corporation Law (“MGCL”). A copy of Sections 3-201 through 3-213 of the MGCL is included as Annex C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under “The Merger – Dissenters’ Rights” in the accompanying proxy statement/prospectus.

Whether or not you intend to attend the Polonia special meeting, please vote as soon as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If your shares are held in “street name” through a bank, broker, nominee or other holder of record, please follow the instructions on the voting instruction card provided by such person. If you attend the Polonia special meeting, you may vote in person if you wish, even if you have previously returned your proxy card. If you wish to attend the Polonia special meeting and vote in person and your shares are held in “street name” through a bank, broker, nominee or other holder of record, you must bring with you a proxy or letter from the bank, broker, nominee or other holder of record to confirm your beneficial ownership of the shares.

Polonia’s board of directors has approved the merger agreement. Polonia’s board of directors recommends that Polonia shareholders vote “FOR” approval of the proposal to adopt and approve the merger agreement and “FOR” the proposal to authorize the adjournment of the Polonia special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt and approve the merger agreement.

The enclosed proxy statement/prospectus provides a detailed description of the Polonia special meeting, the merger, the merger agreement and other documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including the attached Annexes and any documents incorporated in the proxy statement/prospectus by reference, carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Paul D. Rutkowski, Corporate Secretary

Huntingdon Valley, Pennsylvania
September 13, 2016

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prudential that is not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the U.S. Securities and Exchange Commission, which we refer to as the SEC, pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, by Prudential at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting Prudential at the following address:

Prudential Bancorp, Inc.

1834 West Oregon Avenue

Philadelphia, PA 19145

(215) 755-1500

Attention: Corporate Secretary

You will not be charged for any of these documents that you request. If you would like to request documents from Prudential, you must do so no later than five business days before the date of Polonia’s special meeting to ensure timely delivery. This means Polonia shareholders requesting documents must do so by October 18, 2016, in order to receive them before Polonia’s special meeting.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Polonia common stock, please contact Paul D. Rutkowski, Chief Financial Officer and Corporate Secretary, Polonia Bancorp, Inc. at (215) 938-8800.

See “Where You Can Find More Information” on page 141.

ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed by Prudential with the SEC (File No. 333-212641) under the Securities Act of 1933, as amended, which we refer to as the Securities Act, constitutes a prospectus of Prudential with respect to the shares of Prudential common stock to be issued to Polonia shareholders in connection with the proposed merger. This document also constitutes a proxy statement of Polonia in connection with its special meeting of shareholders. This document also provides the notice of the special meeting Polonia in accordance with state law with respect to its special meeting at which shareholders will consider and vote on the proposals described in the Polonia notice.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is dated September 13, 2016. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Polonia shareholders nor the issuance by Prudential of its shares in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Prudential has been provided by Prudential and information contained in this document regarding Polonia has been provided by Polonia.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND the SPECIAL MEETING

The following questions and answers briefly address some commonly asked questions about the merger and the Polonia special meeting of shareholders. They may not include all the information that may be important to you. You should read carefully the entire document, including the Annexes, and any additional documents incorporated by reference into this proxy statement/prospectus to fully understand the merger agreement and the transactions contemplated thereby, including the merger, the issuance of shares of Prudential common stock in connection with the merger, the proposals to be considered and voted on by Polonia shareholders, and the voting procedures for the Polonia special meeting of shareholders.

In this proxy statement/prospectus, we generally refer to Prudential Bancorp, Inc. as “Prudential,” Prudential Savings Bank, a Pennsylvania-chartered savings bank and wholly owned subsidiary of Prudential, as “Prudential Bank,” Polonia Bancorp, Inc. as “Polonia” and Polonia Bank, a federally chartered savings bank and wholly owned subsidiary of Polonia, as “Polonia Bank.”

Q:	What is the merger?

A:	On June 2, 2016, Prudential and Polonia entered into an Agreement and Plan of Merger, which we refer to as the merger agreement. Pursuant to the merger agreement, Polonia will merge with and into Prudential, with Prudential surviving the merger. We refer to this transaction as the merger. Also under the merger agreement, substantially simultaneously with the merger, Polonia Bank will be merged with and into Prudential Bank with Prudential Bank being the survivor of the merger, which we refer to as the bank subsidiary merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein.

Q:	Why am I receiving this proxy statement/prospectus?

A:	We are delivering this document to you because it is a proxy statement being used by the Polonia board of directors to solicit proxies from its shareholders in connection with approval of the proposals described herein.

In order to consider and approve the proposals, Polonia has called a special meeting of its shareholders, which we refer to as the Polonia special meeting. This document serves as a proxy statement for Polonia special meeting and describes the proposals to be presented and voted on at the special meeting. The enclosed voting materials allow shareholders to vote their shares without attending the Polonia special meeting in person.

This document also is a prospectus that is being delivered by Prudential to Polonia shareholders because Prudential is offering shares of its common stock to Polonia shareholders in connection with the merger.

Q:	What proposals am I being asked to vote on?

Polonia’s shareholders are being asked to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

In addition, Polonia shareholders are being asked to approve a proposal to adjourn the Polonia special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Q:	What will Polonia shareholders receive in the merger?

A:	If the merger is completed, Polonia shareholders will be entitled to elect to receive, for each share of Polonia common stock they own, subject to the election and adjustment procedures described in greater detail herein, either 0.7591 of a share of Prudential common stock, which we refer to as the stock consideration, or $11.28 in cash, which we refer to as the cash consideration, subject to adjustment in certain situations as described in greater detail in this proxy statement/prospectus. The election of shares of Prudential common stock or cash will be subject to proration such that 50% of the issued and outstanding

1

shares of Polonia common stock will be exchanged for Prudential common stock and 50% will be exchanged for cash. As a result, if the aggregate number of shares with respect to which a valid stock or cash election has been made exceeds these limits, shareholders who have elected the form of consideration that has been over-subscribed will receive a mixture of both stock and cash consideration in accordance with the proration procedures set forth in the merger agreement. The exchange ratio of 0.7591 of a share of Prudential common stock for a share of Polonia common stock and the cash consideration of $11.28 per share are subject to downward adjustment if the adjusted consolidated stockholders’ equity of Polonia, as determined in accordance with the merger agreement, is less than $37,401,000 (the amount of Polonia’s consolidated stockholders’ equity as of April 30, 2016) as of the end of the month following receipt of all shareholder and regulatory approvals. The exchange ratio and the cash consideration are subject to upward adjustment to reflect recoveries or reversals of liabilities with respect to certain litigation matters and termination of certain benefit arrangements with Polonia’s former chief executive officer. See “The Merger Agreement – Consideration to be Received in the Merger” for an explanation of the possible price adjustment.

Q:	How do I make an election to receive Prudential common stock or cash for my Polonia common stock?

A:	Each holder of record of Polonia common stock will be mailed a form of election/letter of transmittal and other appropriate and customary transmittal materials not more than 40 business days and not less than 20 business days prior to the election deadline. The deadline for holders of Polonia common stock to elect the form of the merger consideration they want to receive is the later of (i) the date of the special meeting of Polonia shareholders and (ii) the date which Prudential and Polonia agree is five business days prior to the anticipated effective time of the merger, which we refer to as the election deadline. The election form will specify the election deadline. Each holder of Polonia common stock should specify in the election form (1) the number of shares of Polonia common stock which such shareholder elects to have exchanged for the stock consideration, and (2) the number of shares of Polonia common stock such shareholder elects to have exchanged for the cash consideration. All such elections are subject to adjustment on a pro rata basis as described elsewhere in this proxy statement/prospectus. Holders of Polonia common stock will receive their merger consideration as promptly as practicable following the effective time of the merger, subject to the holders submitting their properly completed letter of transmittal and other transmittal materials. Because of the way the election and proration procedures work, even if you submit a properly completed and signed election form, it is possible that you may not receive exactly the type of merger consideration you have elected. If you do not submit a properly completed and signed election form to the exchange agent by the election deadline, you will have no control over the type of merger consideration you will receive and, as a result, you may receive only cash, only shares of Prudential common stock or a combination of cash and shares of Prudential common stock in the merger.

If you hold shares in “street name” through a bank, broker, nominee or other holder of record you must follow the instructions provided by the bank, broker, nominee or other holder of record to make an election.

Q:	Am I guaranteed to receive the type of merger consideration that I elect?

A:	No. If more Polonia shareholders make valid elections to receive either shares of Prudential common stock or cash than is available as either stock or cash consideration pursuant to the terms of the merger agreement, Polonia shareholders electing the over-subscribed form of merger consideration will have the over-subscribed consideration proportionately reduced and substituted with consideration in the other form. Please see “The Merger Agreement – Consideration to be Received in the Merger” and “– Proration Procedures” beginning on page 67 and page 70, respectively, for additional information about the allocation and proration procedures that will be followed in the event of over-subscriptions.

Q:	What happens if I fail to make a valid election as to whether to receive stock or cash?

A:	If a Polonia shareholder does not return a properly completed form of election by the election deadline, such holder’s shares of Polonia common stock will be considered “non-election shares” and will be converted into the right to receive the stock consideration or the cash consideration according to the proration procedures set forth in the merger agreement. Any shareholder who has not submitted their

2

physical stock certificate(s) with a form of election will be sent materials after the merger closes to effect the exchange of their Polonia common stock into the merger consideration.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:	The value of the cash consideration is fixed at $11.28 per share, subject to adjustment in certain situations. However, the value of the stock consideration will fluctuate as the market price of Prudential common stock fluctuates before the completion of the merger. The market price of Prudential common stock at the completion of the merger may be more or less than the current price of Prudential common stock or the price of Prudential common stock at the time of the special meeting or at the time an election is made, and the value of the stock consideration may be more or less than the value of the cash consideration at the completion of the merger. Based on the average closing stock price of Prudential common stock on the NASDAQ Global Market for the twenty trading days ending on June 1, 2016, the last full trading day before the execution of the merger agreement, of $14.86, the value of the stock consideration was $11.28. Based on the closing stock price of Prudential common stock on the NASDAQ Global Market on June 1, 2016, of $14.91, the value of the stock consideration was $11.32. Based on the closing stock price of Prudential common stock on the NASDAQ Global Market on September 7, 2016, the latest practicable date before the mailing of this proxy statement/prospectus, of $14.35, the value of the stock consideration was $10.89. We urge you to obtain current market quotations for shares of Prudential common stock and Polonia common stock.

Q:	How will the merger affect holders of Polonia restricted stock awards and options to purchase shares of Polonia common stock?

A:	If the merger is completed, options to purchase Polonia common stock outstanding at the effective time of the merger will be exchanged for a cash payment equal to the difference between the per share cash consideration payable by Prudential pursuant to the merger agreement and the corresponding exercise price of each such outstanding option, subject to receipt of any required regulatory approval or non-objection. If the merger is completed, each outstanding and unvested restricted stock award previously granted under Polonia’s equity plans will become fully vested, subject to the receipt of any required regulatory approval or non-objection, and be converted into the right to receive the merger consideration for the vested shares of Polonia common stock in accordance with the merger agreement.

Q:	What are the federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. It is a condition to the completion of the merger that each of Prudential and Polonia receive a written opinion from its respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The federal income tax consequences of the merger to shareholders of Polonia will depend primarily on whether they exchange their shares of Polonia common stock solely for shares of Prudential common stock, solely for cash or for a combination of shares of Prudential common stock and cash. It is expected that Polonia shareholders will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Polonia common stock for shares of Prudential common stock pursuant to the merger, except with respect to any cash received by a Polonia shareholder in exchange for shares of common stock or in lieu of a fractional share of Prudential common stock. Polonia shareholders who exchange their shares solely for cash should recognize gain or loss on the exchange. Polonia shareholders who exchange their shares for a combination of Prudential common stock and cash should recognize gain, but not any loss, on the exchange. The actual federal income tax consequences to Polonia shareholders of electing to receive cash, shares of Prudential common stock or a combination of cash and stock will not be ascertainable at the time Polonia shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply, nor will the actual values of the stock consideration and the cash consideration be known at that time.

3

This tax treatment may not apply to all Polonia shareholders. Determining the actual tax consequences of the merger to Polonia shareholders can be complicated. Polonia shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to them. Please see “Material United States Federal Income Tax Consequences of the Merger” beginning on page 82 for further discussion of the material U.S. federal income tax consequences of the merger.

Q:	Does Polonia’s board of directors recommend that Polonia shareholders approve and adopt the merger agreement?

A:	Yes. Polonia’s board of directors has approved and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Polonia’s shareholders. Polonia’s board of directors unanimously recommends that Polonia’s shareholders vote “FOR” approval and adoption of the merger agreement at the Polonia special meeting. Please see “The Merger – Polonia’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 47 for a more detailed discussion regarding the information and factors considered by Polonia’s board of directors in approving the merger and making its recommendation.

In connection with Polonia’s entry into the merger agreement, Polonia’s directors and certain executive officers entered into voting agreements that require, among other things, the directors and certain executive officers to vote in favor of the approval and adoption of the merger agreement at the Polonia special meeting. As of the record date for the Polonia special meeting, these directors and certain executive officers of Polonia had the right to vote 187,511 shares of Polonia common stock, or approximately 5.6% of the outstanding Polonia common stock entitled to be voted at the Polonia special meeting.

Q:	When and where is the Polonia special meeting?

A:	The Polonia special meeting will be held at 3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, PA on October 25, 2016, at 11:00 a.m. local time.

Q:	Who can vote at the Polonia special meeting?

A:	Only holders of record of Polonia common stock at the close of business on August 4, 2016, the record date for the Polonia special meeting, will be entitled to vote at the Polonia special meeting.

Q:	What do I need to do now?

A:	After you have carefully read this proxy statement/prospectus, including the Annexes hereto and any information or documents incorporated by reference herein, and have decided how you wish to vote your shares, please vote your shares promptly. If you hold common stock in your name as a shareholder of record, please vote by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

Q:	Why is my vote important?

A:	The merger cannot be completed unless the merger agreement is approved by the Polonia shareholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “against” the approval of the merger agreement. The Polonia board unanimously recommends that shareholders vote “FOR” the proposal to approve the merger agreement.

Q:	What constitutes a quorum for Polonia special meeting?

A:	The presence, in person or by proxy, at the Polonia special meeting of shareholders of at least a majority of

4

the issued and outstanding shares of Polonia common stock entitled to vote at the special meeting, will constitute a quorum for each respective proposal. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	What is the vote required to approve each proposal at the Polonia special meeting?

A:	Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the total number of shares of Polonia common stock outstanding and entitled to vote at the Polonia special meeting. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote “against” the approval of the merger agreement.

Approval of the Polonia adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Polonia common stock entitled to vote at the Polonia special meeting. A failure to vote by a Polonia shareholder entitled to vote, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote to approve the adjournment proposal.

Please note that if you make no specification on your proxy card as to how you want your Polonia shares voted before signing and returning it, your proxy will be voted as recommended by the board of directors of Polonia.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	If your shares of Polonia common stock are registered directly in your name with Polonia’s transfer agent, Computershare, Inc., you are considered the shareholder of record with respect to those shares. As the shareholder of record, you have the right to vote, to grant a proxy for your vote directly to Polonia or to a third party to vote at the special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the shareholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If my shares of common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:	No. If you own your shares in “street name,” your broker, bank or other nominee cannot vote your shares without instructions from you. You should instruct your broker, bank or other nominee as to how to vote your shares, following the directions your broker, bank or other nominee provides to you. Please check the voting form used by your broker, bank or other nominee.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All Polonia shareholders who hold shares as of the record date for the Polonia special meeting, including Polonia shareholders of record and Polonia shareholders who hold their shares through banks, brokers, nominees or any other holder of record, may attend the Polonia special meeting. Holders of record of Polonia common stock may attend the special meeting in person and also may cast their votes as the special meeting. If you are not a Polonia shareholder of record, you must obtain a proxy or letter, executed in your favor, from the record holder of your shares of common stock (such as your broker, bank or other nominee), to be able to vote in person at the Polonia special meeting. If you plan to attend the Polonia special meeting, you must hold your shares of common stock in your own name or have a proxy or letter from the record holder of your shares of common stock confirming your ownership.

5

Q:	Can I change my vote?

A:	Yes. A Polonia shareholder who has submitted a proxy may revoke it at any time before its exercise at the Polonia special meeting by (i) giving written notice of revocation to Polonia’s Corporate Secretary, (ii) properly submitting to Polonia a duly executed proxy bearing a later date or (iii) attending the Polonia special meeting and voting in person. Any Polonia shareholder entitled to vote in person at the Polonia special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy. Please note, however, that simply attending the Polonia special meeting will not revoke a previously-given proxy – you must cast a new vote at the Polonia special meeting in order to revoke your prior vote.

All written notices of revocation and other communications with respect to revocation of Polonia proxies should be addressed to Polonia as follows: Paul D. Rutkowski, Corporate Secretary, 3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, PA 19006.

Q:	What should I do if I receive more than one set of voting materials?

A:	Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of shares and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Polonia common stock that you own.

Q:	Do I have appraisal or dissenters’ rights?

A:	Yes. Under Maryland law, Polonia shareholders have the right to dissent from the merger and receive a payment in cash for the “fair value” of their shares of Polonia common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. Maryland law requires dissenting shareholders to follow certain statutory procedures in order to perfect your dissenters’ rights. Please see “The Merger – Dissenters’ Rights” beginning on page 64 and the Maryland statutory provisions provided in Annex C.

Q:	When do you expect to complete the merger?

A:	Prudential and Polonia expect to complete the merger in the fourth quarter of 2016. However, we cannot assure you when or if the merger will be completed. Among other things, we cannot complete the merger until we obtain the approvals being sought from Polonia shareholders at the Polonia special meeting and until we obtain certain regulatory approvals.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of Polonia common stock will not receive any consideration for their shares in connection with the merger, and Polonia will remain an independent company and will continue to own Polonia Bank.

If the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Polonia. Please see “The Merger Agreement – Termination Fee” beginning on page 81 for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares of Polonia common stock before the special meeting?

A:	The record date is earlier than both the date of the special meeting and the effective time of the merger. If you transfer your shares of Polonia common stock after the record date but before the special meeting, you

6

will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares. In order to receive the per share merger consideration, you must hold your shares at the effective time of the merger.

Q:	Should I send my Polonia share certificates with my proxy card or before the Polonia special meeting?

A:	No. You should NOT send your Polonia share certificates with your proxy card or at any time prior to the Polonia special meeting. Prudential, through its appointed exchange agent, will send Polonia shareholders instructions for exchanging Polonia share certificates for the merger consideration.

Q:	Whom may I contact if I cannot locate my Polonia share certificate(s)?

A:	If you are unable to locate your original Polonia share certificate(s), you should contact Computershare Trust Company, N.A., Polonia’s transfer agent, at (800) 368-5948.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 29 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Prudential contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement/prospectus.

Q:	Whom should I call with questions about the special meeting, the proposals or the merger?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Polonia common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Laurel Hill Advisory Group, LLC, Polonia’s proxy solicitor, at (888) 742-1305.

7

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all the information that is important to you. You should read carefully the entire document, including the Annexes, and the additional documents we refer you to in order to fully understand the merger agreement and the transactions contemplated thereby, including the merger, the proposals to be considered and voted on by Polonia shareholders, and the voting procedures for the Polonia special meeting of shareholders. See “Where You Can Find More Information” on page 141. Each item included in this summary refers to the page of this proxy statement/prospectus where that subject is discussed in more detail.

The Parties to the Merger (page 86)

Prudential Bancorp, Inc.
1834 West Oregon Avenue
Philadelphia, PA 19145
(215) 755-1500

Prudential Bancorp, Inc., a Pennsylvania corporation, is a bank holding company whose bank subsidiary, Prudential Savings Bank, or Prudential Bank, is a Pennsylvania-chartered savings bank headquartered in Philadelphia, Pennsylvania with six full-service branch locations. Founded in 1886, Prudential Bank’s primary business consists of attracting deposits from the general public and using those funds, together with funds it borrows, to originate loans to its customers and invest in securities such as U.S. government and agency securities and mortgage-backed securities. At June 30, 2016, Prudential had total assets of $556.3 million, total deposits of $386.6 million and stockholders’ equity of $113.1 million.

Prudential’s common stock trades on the NASDAQ Global Market under the symbol “PBIP.”

Polonia Bancorp, Inc.
3993 Huntingdon Pike, 3rd Floor
Huntingdon Valley, PA 19006
(215) 938-8000

Polonia, a Maryland corporation, is a savings and loan holding company. Its primary subsidiary, Polonia Bank, operates as a community-oriented financial institution dedicated to serving the financial services needs of consumers and businesses within its market areas. Polonia Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate loans. Polonia Bank also maintains an investment portfolio. At June 30, 2016, Polonia had total assets of $284.3 million, total deposits of $183.3 million and stockholders’ equity of $37.4 million.

The Merger and the Merger Agreement (pages 45 and 67)

On June 2, 2016, Prudential and Polonia entered into an Agreement and Plan of Merger, or the merger agreement, under which Polonia will merge with and into Prudential, with Prudential surviving the merger. Upon completion of the merger, the separate existence of Polonia will terminate and Polonia common stock will no longer be outstanding. Also under the merger agreement, substantially simultaneously with the merger, Polonia Bank will be merged with and into Prudential Bank, with Prudential Bank as the surviving entity in the bank subsidiary merger. Completion of the merger is subject to a variety of conditions, including adoption and approval of the merger agreement by Polonia shareholders. We currently expect to complete these mergers during the fourth quarter of 2016. The merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein.

8

In the Merger, Polonia Shareholders Will Have a Right to Receive Shares of Prudential Common Stock, Cash or a Combination of Shares of Prudential Common Stock and Cash (page 67)

Under the terms of the merger agreement, Polonia shareholders will be entitled to elect to receive, for each share of Polonia common stock they own, either 0.7591 of a share of Prudential common stock or $11.28 in cash, subject to adjustment in certain situations. The election of shares of Prudential common stock or cash by Polonia shareholders will be subject to proration such that 50% of the issued and outstanding shares of Polonia common stock will be exchanged for Prudential common stock and 50% will be exchanged for cash. If more Polonia shareholders make valid elections to receive either shares of Prudential common stock or cash than is available as either stock or cash consideration pursuant to the terms of the merger agreement, Polonia shareholders electing the over-subscribed form of merger consideration will receive a mixture of both stock and cash consideration in accordance with the proration procedures set forth in the merger agreement.

Prudential will not issue any fractional shares of its common stock in the merger. Polonia shareholders who would otherwise be entitled to a fractional share of Prudential common stock will instead receive an amount in cash (rounded to the nearest cent), determined by multiplying (1) the fraction of a share (after taking into account all shares of Polonia common stock held by such shareholder at the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) of Prudential common stock to which such holder would otherwise have been entitled to receive, and (2) the quotient obtained by dividing (x) the per share cash consideration by (y) the exchange ratio (subject to adjustment under certain circumstances). For purposes of determining any fractional share interest, all shares of Polonia common stock owned by a Polonia shareholder shall be combined so as to calculate the maximum number of whole shares of Prudential common stock issuable to such Polonia shareholder pursuant to the merger agreement.

The value of the cash consideration is fixed at $11.28 per share, subject to adjustment in certain situations. However, the value of the stock consideration will fluctuate as the market price of Prudential common stock fluctuates before the completion of the merger. The market price of Prudential common stock at the completion of the merger may be more or less than the current price of Prudential common stock or the price of Prudential common stock at the time of the special meeting or at the time an election is made, and the value of the stock consideration may be more or less than the value of the cash consideration at the completion of the merger.

Set forth below is a table showing the value of the cash consideration and the hypothetical implied value of the stock consideration based on a range of market prices for Prudential common stock. The table does not reflect the fact that cash will be paid instead of fractional shares.

Prudential Common Stock	Polonia Common Stock
	Cash Election:		Stock Election: Stock Consideration Per Share
Hypothetical Closing Prices	Cash Consideration Per Share	OR	Shares of Prudential Common Stock	Hypothetical Implied Value(*)
$12.00	$11.28		0.7591	$9.11
12.50	11.28		0.7591	9.49
13.00	11.28		0.7591	9.87
13.50	11.28		0.7591	10.25
14.00	11.28		0.7591	10.63
14.50	11.28		0.7591	11.01
14.86	11.28		0.7591	11.28
15.00	11.28		0.7591	11.39
15.50	11.28		0.7591	11.77
16.00	11.28		0.7591	12.15
16.50	11.28		0.7591	12.53
17.00	11.28		0.7591	12.90

(*)	Hypothetical implied value based on hypothetical closing price on the NASDAQ Global Market of Prudential common stock. The price information in bold reflects the average closing stock price of Prudential common stock on the NASDAQ Global Market for the twenty trading days ending on June 1, 2016, the last full trading day before the execution of the merger agreement.

9

The examples above are illustrative only. The value of the stock consideration that a Polonia shareholder actually receives will be based on the actual closing price on the NASDAQ Global Market of Prudential common stock upon completion of the merger, which may be outside the range of the amounts set forth above, and as a result, the actual value of the stock consideration per share of Polonia common stock may not be shown in the above table.

What Holders of Polonia Stock Options Will Receive (page 62)

Under the terms of the merger agreement, upon completion of the merger, the outstanding and unexercised stock options to acquire Polonia common stock, will be exchanged for a cash payment equal to the difference between the per share cash consideration payable by Prudential to Polonia shareholders pursuant to the merger agreement and the corresponding exercise price of each such outstanding option, subject to prior receipt of any required regulatory approval or non-objection.

Treatment of Polonia Restricted Stock Awards in the Merger (page 62)

Under the terms of the merger agreement, upon completion of the merger, each outstanding and unvested restricted stock award previously granted by Polonia will become fully vested and be converted into the right to receive the merger consideration for the vested shares of Polonia common stock covered by such award, subject to the prior receipt of any required regulatory approval or non-objection.

In Order To Make a Valid Election, Polonia Shareholders Must Properly Complete and Deliver the Election Form (page 69)

Polonia shareholders will receive separately an election form, including transmittal materials, with instructions for making cash and stock elections. Polonia shareholders must properly complete and deliver the election form to the exchange agent. The election form is not the same as the Polonia proxy card – it is a separate form.

The Merger Is Intended to Be Tax-Free to Polonia Shareholders as to the Shares of Prudential Common Stock They Receive (page 83)

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. One of the conditions to the respective obligations of Prudential and Polonia to complete the merger is that each of Prudential and Polonia receives an opinion from its respective legal counsel to that effect.

The federal income tax consequences of the merger to Polonia shareholders will depend on the merger consideration received – cash, shares of Prudential common stock, or a combination thereof. It is expected that Polonia shareholders exchanging shares of Polonia common stock solely for shares of Prudential common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Polonia common stock for shares of Prudential common stock pursuant to the merger, except with respect to any cash received by a Polonia shareholder in lieu of fractional shares of Prudential common stock. Polonia shareholders exchanging shares of Polonia common stock solely for cash consideration generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash received and the particular shareholder’s adjusted tax basis in the shares of Polonia common stock. Polonia shareholders exchanging shares of Polonia common stock for a combination of cash and shares of Prudential common stock generally will not recognize loss but will recognize gain, if any, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Prudential common stock received pursuant to the merger over that shareholder’s adjusted tax basis in his or her shares of Polonia common stock surrendered, and (2) the amount of cash consideration received by that shareholder pursuant to the merger.

This tax treatment may not apply to all Polonia shareholders. Determining the actual tax consequences of the merger to Polonia shareholders can be complicated. Polonia shareholders should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to them.

10

Comparative Market Prices of Securities (page 123)

Prudential’s common stock trades on the NASDAQ Global Market under the symbol “PBIP.” Polonia’s common stock trades on the OTC Pink Marketplace under the symbol “PBCP.” The table below presents the closing prices of Prudential common stock on June 1, 2016, the last trading day prior to the public announcement of the merger, and on September 7, 2016, the last practicable trading day before the distribution of this proxy statement/prospectus. The table also presents the implied value for each share of Polonia common stock converted into shares of Prudential common stock on those dates, as determined by multiplying the closing price of Prudential common stock on those dates by the exchange ratio of 0.7591. This table also presents the value of the cash consideration proposed for each share of Polonia common stock converted into the cash consideration, which will remain a fixed amount regardless of any change in the market value of the stock consideration.

	Prudential Common Stock	Implied Value of One Share of Polonia Common Stock	Value of the Cash Consideration for One Share of Polonia Common Stock
At June 1, 2016	$14.91	$11.32	$11.28

At September 7, 2016	$14.35	$10.89	$11.28

For each share of Polonia common stock converted into the stock consideration, Polonia shareholders will receive 0.7591 of a share of Prudential common stock, subject to adjustment in certain instructions. The market value of Prudential common stock and the market value of Polonia common stock may fluctuate prior to the merger. Polonia shareholders should obtain current market quotations for Prudential common stock. You can get these quotations from the Internet or by calling your broker.

The Merger Will Be Accounted for as a “Business Combination” (page 82)

The merger will be treated as a “business combination” using the acquisition method of accounting with Prudential treated as the acquirer under United States generally accepted accounting principles, or GAAP.

Special Meeting of Polonia Shareholders (page 41)

Polonia plans to hold the Polonia special meeting on October 25, 2016, at 11:00 a.m., local time, at 3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, Pennsylvania. At the Polonia special meeting, Polonia shareholders will be asked to approve and adopt the merger agreement and the transactions contemplated thereby, and to approve a proposal to allow the Polonia special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval and adoption of the merger agreement.

Polonia shareholders may vote at the Polonia special meeting if they owned Polonia common stock at the close of business on August 4, 2016, which is the record date for the Polonia special meeting. As of that date, there were approximately 3,348,827 shares of Polonia common stock outstanding and entitled to vote. Polonia shareholders are entitled to cast one vote for each share of Polonia common stock owned on the record date.

As of the record date for the Polonia special meeting, Polonia’s directors and executive officers and their affiliates held 187,511 shares of Polonia common stock, excluding shares that may be acquired upon the exercise of outstanding stock options.

As of the record date for the Polonia special meeting, Prudential, its subsidiaries, and its directors and officers and their affiliates did not own or hold any shares of Polonia common stock (other than shares held as fiduciary, custodian or agent).

11

Polonia’s Board of Directors Recommends That Polonia Shareholders Vote “FOR” Approval and Adoption of the Merger Agreement and the Transactions Contemplated Thereby (page 47)

Polonia’s board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Polonia shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the proposal to allow the Polonia special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the approval and adoptions of the merger agreement.

Opinion of Polonia’s Financial Advisor (page 50)

FinPro Capital Advisors, Inc., or FinPro, Polonia’s financial advisor, delivered its opinion, dated June 2, 2016, to Polonia’s board of directors to the effect that, as of the date of the opinion and subject to factors, qualifications, limitations and assumptions set forth in the opinion, the merger consideration in connection with the proposed merger was fair, from a financial point of view, to the holders of Polonia common stock.

The full text of the written opinion of FinPro, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by FinPro in connection with its opinion, is attached as Annex B. FinPro’s opinion was for the information of, and directed to, Polonia’s board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. FinPro’s opinion is not a recommendation as to how any holder of Polonia’s common stock should vote with respect to the proposal to approve and adopt the merger agreement or any other matter. It does not address the underlying business decision of Polonia to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Polonia or the effect of any other transaction in which Polonia might engage. The FinPro opinion does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. FinPro will receive a fee for its services, including rendering the fairness opinion, in connection with the merger.

Polonia’s Directors and Executive Officers Have Interests in the Merger that Differ From Your Interests (page 62)

In considering the information contained in this proxy statement/prospectus, Polonia shareholders should be aware that Polonia’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Polonia’s shareholders. These interests include:

•	The acceleration of vesting of stock options and cancellation of stock options in exchange for a cash payment equal to the per share cash consideration minus the exercise price for each option;

•	The acceleration of vesting of outstanding restricted stock awards, which will be exchanged for the merger consideration;

•	Severance payments that certain executive officers may receive under their existing employment agreements with Polonia and the acceleration of benefits under certain post-retirement benefit plans; and

•	Provisions in the merger agreement relating to indemnification and insurance coverage by Prudential for acts or omissions occurring prior to the merger.

Assuming the merger is completed in the fourth quarter of 2016 and based on assumed merger consideration of $11.28 per share, the value of the shares of Polonia common stock subject to restricted stock awards held by directors and executive officers of Polonia would amount to $123,245 and the cash-out value of stock options to purchase shares of Polonia common stock held by such persons would amount to $275,278. Payments to Polonia’s directors and executive officers may be subject to the receipt of regulatory approval or non-objection. These interests and arrangements may create potential conflicts of interest and cause these persons to view the proposed merger transaction differently than you may view it as a shareholder.

12

Polonia’s board of directors was aware of these interests and took them into account in its decision to declare advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommend that Polonia shareholders approve and adopt the merger agreement.

Ownership of Prudential Common Stock Following the Merger (page 34)

It is currently expected that former shareholders of Polonia as a group will receive shares in the merger constituting approximately 13.6% of the outstanding shares of Prudential common stock immediately after completion of the merger. As a result, current shareholders of Prudential as a group will own approximately 86.4% of the outstanding shares of Prudential common stock immediately after the completion of the merger.

Polonia Shareholders Have Dissenters’ Rights in the Merger (page 64)

Under Maryland law, record holders of Polonia shares have the right to dissent from the merger and receive a payment in cash for the “fair value” of their shares of Polonia common stock as determined by an appraisal process. To exercise those dissenters’ rights, Polonia shareholders must follow exactly the procedures specified under Maryland law. These procedures are summarized in this proxy statement/prospectus. In addition, the text of the applicable provisions of Maryland law is included as Annex C to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights. The value determined in the appraisal process may be more or less than the value a Polonia shareholder would receive in the merger if the shareholder did not dissent.

Polonia Has Agreed When and How It Can Consider Third-Party Acquisition Proposals (page 78)

Prudential and Polonia have agreed that Polonia will not initiate, solicit, induce or encourage proposals from third parties regarding certain acquisitions of Polonia, its shares, or its businesses, take any action or facilitate the making of an acquisition proposal, or engage in related discussions, negotiations or enter into any related agreements. However, Polonia may (1) provide information in response to a request from a person who makes an unsolicited acquisition proposal, subject to such person entering into a confidentiality agreement that is no less favorable to Polonia than its confidentiality agreement with Prudential, and (2) engage or participate in discussions or negotiations with a person who makes such an unsolicited acquisition proposal; if, but only if, (A) Polonia has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement, (B) prior to taking any such action, Polonia’s board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal compared to the transactions contemplated by the merger agreement, (C) prior to furnishing or affording access to any information or data with respect to Polonia or any of its subsidiaries or otherwise relating to the unsolicited acquisition proposal, Polonia receives a confidentiality agreement with terms no less favorable to Polonia than those contained in the confidentiality agreement between Prudential and Polonia, and (D) the board of directors of Polonia determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. Polonia is required to provide Prudential with notice of such determination within three business days after making such determination.

Additionally, prior to the approval of the merger agreement by Polonia’s shareholders, upon the determination by Polonia’s board of directors that an unsolicited acquisition proposal constitutes a superior proposal compared to the transactions contemplated by the merger agreement, the board of directors of Polonia may change its recommendation in favor of the merger agreement (but not terminate the merger agreement) if, prior to changing its recommendation, (1) Polonia’s board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties to Polonia’s shareholders, (2) Polonia provides Prudential with notice that Polonia’s board of directors intends to or may change its recommendation and provides an opportunity for Prudential to make an improved proposal, and (3) Polonia’s board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes a superior proposal compared to any such improved proposal by Prudential.

Unless the merger agreement is terminated before the Polonia special meeting, Polonia is required to submit the merger agreement to its shareholders.

13

Merger Requires Approval and Adoption of the Merger Agreement by Polonia Shareholders (page 43)

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the total number of shares of Polonia common stock outstanding and entitled to vote at the Polonia special meeting.

As of the record date for the Polonia special meeting, Polonia’s directors and executive officers beneficially owned approximately 187,511 shares, excluding shares that may be acquired upon the exercise of options, representing approximately 5.6% of the shares entitled to vote at the Polonia special meeting.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 80)

Currently, Prudential and Polonia expect to complete the merger in the fourth quarter of 2016. As more fully described elsewhere in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:

•	the approval and adoption of the merger agreement by the requisite vote of Polonia shareholders;

•	the receipt of all regulatory consents and approvals required to consummate the transactions contemplated by the merger agreement, without conditions (excluding standard conditions that are normally imposed in bank merger transactions) that would, in the good faith reasonable judgment of the Prudential board of directors, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Prudential and Polonia or materially impair the value of Polonia to Prudential;

•	the receipt by each of Prudential and Polonia of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•	the absence of any law, statute, rule, regulation, order, decree, injunction or other order by any court or other governmental entity, which enjoins or prohibits completion of the transactions contemplated by the merger agreement;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Prudential common stock to be issued in connection with the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC or any state securities commissioner (with respect to any applicable state securities laws) for that purpose;

•	the authorization for listing on the NASDAQ of the shares of Prudential common stock to be issued in connection with the merger;

•	the exercise of dissenters’ rights by holders of Polonia common stock not exceeding 15% of the issued and outstanding shares of Polonia;

•	the absence of any change that individually or in the aggregate has a material adverse effect with respect to Prudential or Polonia;

•	the truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standards provided in the merger agreement; and

•	the performance by each party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

14

Termination of the Merger Agreement (page 81)

The merger agreement can be terminated at any time prior to completion by mutual consent, if authorized by each of the Prudential and Polonia boards of directors, or by either party individually, in the following circumstances:

•	if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, unless the breach is capable of being cured by February 28, 2017 (the termination date of the merger agreement), and is actually cured within 30 days of notice of the breach;

•	if the merger has not been completed by the termination date of February 28, 2017, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	if Polonia’s shareholders fail to approve and adopt the merger agreement at the Polonia special meeting; or

•	if there is any final, non-appealable order permanently enjoining or prohibiting the completion of the merger or any consent, registration, approval, permit or authorization is denied such that the regulatory approval condition to the merger cannot be satisfied as of the closing date.

In addition, Prudential may terminate the merger agreement if Polonia has received a “superior proposal” and Polonia’s board of directors has (1) entered into an acquisition agreement with respect to the superior proposal or (2) withdrawn its recommendation regarding the merger, failed to make its recommendation or modified or qualified its recommendation in a manner adverse to Prudential. Prudential also may terminate the merger agreement if Polonia fails to substantially comply with its obligations with respect to consideration and action upon alternative acquisition proposals.

Polonia also may terminate the merger agreement (1) if Polonia has received an acquisition proposal that Polonia’s board of directors determines to be a “superior proposal” and Polonia’s board of directors has made a determination to accept such superior proposal or (2) if the average closing price of Prudential common stock over the prior 20 trading days is less than $11.89 during the three day period following the 10th calendar day immediately prior to the effective time of the merger and if Prudential’s common stock underperforms the NASDAQ Bank Index by more than 20%, unless Prudential elects to make a compensating adjustment to the exchange ratio.

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Prudential or Polonia, except that (1) in the event of willful breach of the merger agreement, the breaching party will remain liable for any damages, costs and expenses, including without limitation, reasonable attorneys’ fees incurred by the non-breaching party in connection with the enforcement of its rights under the merger agreement, (2) designated provisions of the merger agreement, including the payment of fees and expenses and the confidential treatment of information, will survive the termination and (3) under certain circumstances, a termination of the merger agreement will obligate Polonia to pay Prudential a termination fee.

Termination Fee (page 81)

Polonia will be obligated to pay Prudential a termination fee of $1,515,000 under the following circumstances:

•	if the merger agreement is terminated by Prudential because Polonia has received a “superior proposal” and Polonia’s board of directors has (1) entered into an acquisition agreement with respect to the superior proposal or (2) withdrawn its recommendation regarding the merger, failed to make its recommendation or modified or qualified its recommendation in a manner adverse to Prudential;

15

•	if the merger agreement is terminated by Polonia because Polonia has received a “superior proposal” and Polonia’s board of directors has made a determination to accept the superior proposal; or

•	if Polonia enters into a definitive agreement relating to an acquisition proposal within 12 months after the occurrence of any of the following: (1) the termination of the merger agreement by Prudential due to Polonia’s willful breach, subject to the materiality standards provided in the merger agreement, of its representations, warranties, covenants or agreements under the merger agreement, or (2) the failure of Polonia’s shareholders to approve and adopt the merger agreement after the public disclosure or public awareness of an acquisition proposal.

Regulatory Approvals Required for the Merger (page 61)

Each of Prudential and Polonia has agreed to cooperate with the other and use all reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include approval from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities. Prudential and Polonia have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals. Although Prudential and Polonia do not know of any reason why these regulatory approvals cannot be obtained in a timely manner, Prudential and Polonia cannot be certain when or if they will be obtained.

The Rights of Polonia Shareholders Following the Merger Will Be Different (page 133)

The rights of Prudential shareholders are governed by Pennsylvania law and by Prudential’s articles of incorporation and bylaws. The rights of Polonia shareholders are governed by Maryland law, and by Polonia’s articles of incorporation and bylaws. Upon the completion of the merger, the rights of Polonia shareholders will be governed by Pennsylvania law, Prudential’s articles of incorporation and bylaws. Certain provisions of Prudential’s articles of incorporation and bylaws provide Prudential shareholders with different rights than provided by Polonia’s articles of incorporation and bylaws. In addition, certain provisions of the Pennsylvania Business Corporation Law, or PBCL, that are applicable to a “registered corporation” such as Prudential are not applicable to Polonia.

Litigation Relating to the Merger (page 66)

Polonia and Polonia’s directors are named as defendants in two lawsuits that are pending in connection with the merger. Prudential is also named as a defendant in one of these lawsuits. See “The Merger—Litigation” beginning on page 66 for more information.

Risk Factors (page 29)

You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

16

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

Presented below for Prudential and Polonia are comparative historical and unaudited pro forma equivalent per share financial data as of and for the year ended September 30, 2015, and as of and for the nine months ended June 30, 2016. The information presented below should be read together with the historical consolidated financial statements of Prudential and Polonia, including the related notes. The information in the table is based on, and should be read together with, the historical financial information that Prudential has presented in its filings with the SEC and the historical financial information that Polonia has presented in its financial statements included in this proxy statement/prospectus beginning at page F-1. See the section entitled “Where You Can Find More Information” beginning on page 141.

The unaudited pro forma information gives effect to the merger as if the merger had been effective on September 30, 2015 or June 30, 2016 in the case of the book value data, and as if the merger had been effective as of October 1, 2015 or October 1, 2014 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of Polonia into Prudential’s consolidated financial statements. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on October 1, 2014 or October 1, 2015.

The unaudited pro forma adjustments are based upon available information and certain assumptions that Prudential and Polonia management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies or asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data are presented for illustrative purposes only and do not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of Polonia will be reflected in the consolidated financial statements of Prudential on a prospective basis.

	Prudential Historical	Polonia Historical	Pro Forma Combined	Per Equivalent Polonia Share (3)
For nine months ended June 30, 2016:
Earnings (Loss) Per Share (1)
Basic earnings per share	$0.23	$(0.24)	$0.04	$0.03
Diluted earnings per share	$0.23	$(0.24)	$0.04	$0.03
Cash Dividends Per Share (2)	$0.09	$—	$0.09	$0.07
Book Value per common share as of June 30, 2016	$14.03	$11.18	$13.74	$10.43

The pro forma combined book value per share of Prudential is based upon the pro forma combined common shareholders’ equity for Prudential and Polonia divided by the total pro forma common shares of the combined entity and reflects Polonia shares at the exchange ratio of 0.7591.

	Prudential Historical	Polonia Historical	Pro Forma Combined	Per Equivalent Polonia Share (3)
For the year ended September 30, 2015:
Earnings Per Share (1)
Basic earnings per share	$0.27	$0.10	$0.28	$0.21
Diluted earnings per share	$0.26	$0.09	$0.28	$0.21
Cash Dividends Per Share (2)	$0.27	$—	$0.27	$0.20
Book Value per common share as of September 30, 2015	$13.85	$11.19	$13.28	$10.08

(1)	Polonia’s fiscal year ends on December 31. To calculate basic and diluted earnings per share for the nine months ended June 30, 2016, Polonia added the earnings per share for the quarter ended December 31, 2015 to the earnings per share for the six months ended June 30, 2016. To calculate earnings per share for the year ended September 30, 2015, Polonia subtracted the earnings per share for the quarter ended December 31, 2015 from the earnings per share for the year ended December 31, 2015 and added the earnings per share for the quarter ended December 31, 2014.
(2)	Pro forma combined dividends are based on Prudential’s historical amounts.
(3)	Per equivalent Polonia share was computed by multiplying the pro forma combined amounts by the exchange ratio of 0.7591.

The pro forma combined book value per share of Prudential is based upon the pro forma combined common shareholders’ equity for Prudential and Polonia divided by the total pro forma common shares of the combined entity and reflects Polonia shares at the exchange ratio of 0.7591.

17

SELECTED FINANCIAL AND OTHER DATA OF PRUDENTIAL

The following summary presents selected consolidated financial data of Prudential as of and for the periods indicated. The financial data as of and for the years ended September 30, 2015, 2014, 2013, 2012 and 2011 has been derived from Prudential’s audited financial statements contained in Annual Reports on Form 10-K that Prudential has previously filed with the SEC. The financial data as of and for the nine months ended June 30, 2016 and 2015 has been derived from Prudential’s unaudited consolidated financial statements contained in Quarterly Reports on Form 10-Q that Prudential has previously filed with the SEC. The information as of and for the nine months ended June 30, 2016 and 2015 is unaudited and reflects only normal recurring adjustments that are, in the opinion of Prudential’s management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the nine months ended June 30, 2016 are not necessarily indicative of the results to be achieved by Prudential for all of fiscal 2016 or for any other period.

	At June 30,	At September 30,
	2016	2015	2014	2013	2012	2011
		(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$556,290	$487,189	$525,483	$607,897	$490,504	$499,537
Cash and cash equivalents	38,572	11,272	45,382	158,984	81,273	53,829
Investment and mortgage-backed securities:
Held-to-maturity	15,488	66,384	80,840	83,732	63,110	108,956
Available-for-sale	138,683	77,483	57,817	41,781	65,975	75,370
Loans receivable, net	342,459	312,633	321,063	306,517	260,684	240,511
Deposits	386,640	365,074	391,025	542,748	425,602	436,014
FHLB advances	50,227	—	340	340	483	570
Non-performing loans	16,092	13,932	5,880	6,634	14,018	12,631
Non-performing assets	16,299	14,801	6,240	7,040	15,990	14,899
Total stockholders’ equity, substantially restricted	113,066	117,001	129,425	59,912	59,831	57,452

	For the Nine Months Ended June 30,		Year Ended September 30,
	2016	2015	2015	2014	2013	2012	2011
	(Dollars in Thousands, except per share data)
Selected Operating Data:
Total interest income	$12,896	$12,599	$16,680	$16,465	$16,773	$18,979	$21,685
Total interest expense	2,473	2,623	3,430	3,401	4,344	5,779	7,097
Net interest income	10,423	9,976	13,250	13,064	12,429	13,200	14,588
Provision (recovery) for loan losses	225	585	735	240	(500)	725	4,630
Net interest income after provision (recovery) for loan losses	10,198	9,391	12,515	12,824	12,929	12,475	9,958
Total non-interest income	883	2,783	3,008	1,111	1,774	3,068	938
Total non-interest expense	8,507	9,869	13,175	11,465	11,250	11,668	10,996
Income (loss) before income taxes	2,574	2,305	2,348	2,470	3,453	3,875	(100)
Income tax expense (benefit)	836	86	116	690	1,698	1,282	(212)
Net income	$1,738	$2,219	$2,232	$1,780	$1,755	$2,593	$112
Basic earnings per share	$0.23	$0.26	$0.27	$0.20	$0.19	$0.27	$0.01
Diluted earnings per share	$0.23	$0.26	$0.26	$0.19	$0.19	$0.27	$0.01
Dividends paid per common share	$0.09	$0.24	$0.27	$0.06	$0.00	0.00	$0.10

Selected Operating Ratios(1):
Average yield earned on interest-earning assets	3.40%	3.37%	3.38%	3.28%	3.60%	3.96%	4.42%
Average rate paid on interest-bearing liabilities	0.81	0.91	0.90	0.89	1.04	1.33	1.58
Average interest rate spread(2)	2.59	2.46	2.49	2.39	2.56	2.63	2.84
Net interest margin(2)	2.74	2.67	2.69	2.61	2.67	2.76	2.97
Average interest-earning assets to average interest-bearing liabilities	124.74	128.93	128.72	130.51	111.15	110.29	109.41
Net interest income after provision for loan losses to non-interest expense	119.88	95.16	94.99	111.85	114.92	106.92	90.55
Total non-interest expense to total average assets	2.15	2.46	2.56	2.21	2.25	2.33	2.15
Efficiency ratio(3)	75.24	77.35	81.04	80.88	79.21	71.72	70.83
Return on average assets	0.44	0.88	0.43	0.34	0.35	0.52	0.02
Return on average equity	2.00	3.36	1.77	1.38	3.00	4.43	0.20
Average equity to average total assets	21.94	24.60	24.39	24.79	12.20	11.71	10.90

(Footnotes on next page)

18

	At or For the Nine Months Ended June 30,		At or For the Year Ended September 30,
	2016	2015	2015	2014	2013	2012	2011
Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	4.70%	4.87%	4.46%	1.83%	2.16%	5.38%	5.25%
Non-performing assets as a percent of total assets(5)	2.93	3.07	3.04	1.19	1.16	3.26	2.98
Allowance for loan losses as a percent of non-performing loans	21.31	17.30	21.03	41.24	35.47	13.42	26.63
Allowance for loan losses as a percent of total loans	0.95	0.83	0.93	0.75	0.77	0.71	1.63
Net charge-offs to average loans receivable	-0.03	0.21	0.07	0.05	-0.35	0.88	1.90

Capital Ratios(4)(6):
Tier 1 leverage ratio
Company	20.35%	23.90%	23.73%	22.39%	12.54%	11.73%	11.06%
Bank	18.02	18.66	19.50	17.95	11.81	10.95	10.23

Tier 1 common risk-based capital ratio
Company	40.53	52.64	50.63	N/A	N/A	N/A	N/A
Bank	35.98	41.11	41.66	N/A	N/A	N/A	N/A

Tier 1 risk-based capital ratio
Company	40.20	52.92	50.63	57.21	26.69	27.51	25.54
Bank	35.60	41.40	41.65	40.52	25.15	25.69	23.62

Total risk-based capital ratio
Company	41.40	54.14	51.98	58.28	27.72	28.39	26.79
Bank	36.85	42.62	43.00	41.59	26.18	26.57	24.87

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.
(2)	Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)	Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings, referred to as TDRs, due to being recently restructured and placed on non-accrual in connection with such restructuring. The TDRs in most cases are performing in accordance with their restructured terms. It is Prudential’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.
(6)	Prudential is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because Prudential was deemed to be a small bank holding company.

19

SELECTED FINANCIAL AND OTHER DATA OF POLONIA

The following summary presents Selected Consolidated Financial Data of Polonia as of and for the periods indicated. The financial data as of and for the years ended December 31, 2015 and 2014 has been derived from Polonia’s audited financial statements included in this proxy statement/prospectus. The information as of and for the year ended December 31, 2013 is derived from Polonia’s audited financial statements which are not included in this proxy statement/prospectus. The financial data as of and for the three months ended March 31, 2016 and 2015 has been derived from Polonia’s unaudited consolidated financial statements. The information at June 30, 2016 and for the six months ended March 31, 2016 and 2015 is unaudited and reflects only normal recurring adjustments that are, in the opinion of Polonia’s management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the six months ended June 30, 2016 are not necessarily indicative of the results to be achieved by Polonia for all of 2016 or for any other period.

	At or For the Six Months Ended June 30,		At December 31,
	2016	2015	2015	2014	2013
(In thousands, except per share data)
Financial Condition Data:
Total assets	$284,258	$291,454	$291,611	$308,350	$306,176
Loans receivable, net	168,175	173,638	160,493	197,679	182,050
Deposits	183,314	190,876	188,222	199,554	201,322
FHLB Advances – short-term	7,000	—	—	—	—
FHLB Advances – long-term	49,000	56,000	56,000	59,000	59,000
Stockholders’ equity	37,434	39,023	37,501	36,940	38,417

Operating Data:
Interest income	4,626	5,288	10,213	11,342	10,732
Interest expense	1,516	1,592	3,153	3,210	2,589
Net interest income	3,110	3,696	7,060	8,132	8,143
Provision for loan losses	—	73	73	210	574
Net interest income after provision for loan losses	3,110	3,623	6,987	7,922	7,569
Non-interest income	794	2,281	4,130	4,654	5,577
Non-interest expense	4,326	5,848	11,185	12,506	13,512
Income (loss) before income taxes	(422)	56	(68)	70	(366)
Provision (benefit) for income taxes	(130)	29	70	53	(120)
Net income (loss)	$(292)	$27	$(138)	$17	$(246)

Per common share:
Book value	$11.18	$11.70	$11.20	$11.08	$10.94
Basic and diluted earnings (loss)	(0.09)	0.01	(0.04)	0.01	(0.07)

20

	At or For the Six Months Ended June 30,		At December 31,
	2016	2015	2015	2014	2013
(In thousands, except per share data)
Performance Ratios (1):
Return on average assets	(0.20)%	0.02%	(0.05)%	0.01%	0.09%
Return on average equity	(1.52)	0.14	(0.35)	0.04	(0.60)
Net interest margin (2)	2.28	2.62	2.52	2.84	3.13

Asset Quality Ratios (3):
Allowance for loan losses as a percent of total loans	0.79%	0.78%	0.79%	0.71%	0.75%
Allowance for loan losses as a percent of non-performing loans	59.06	49.05	56.26	63.36	71.40
Non-performing loans as a percent of total loans	1.33	1.59	1.40	1.12	1.05

(1)	Performance ratios for the six-month periods have been annualized.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Ratios exclude covered loans which are subject to loss sharing agreements entered into with the Federal Deposit Insurance Corporation.

21

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been prepared using the acquisition method of accounting, giving effect to the merger. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition combines the historical information of Prudential and of Polonia as of June 30, 2016 and assumes that the merger was completed on that date. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Income combines the historical financial information of Prudential and of Polonia and give effect to the merger as if it had been completed as of the beginning of the periods presented. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information is presented for illustrative purposes only and is not necessarily indicative of the results of income or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of income in future periods or the future financial condition and results of income of the combined entities. The financial information should be read in conjunction with the accompanying notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to Polonia historical financial information in order to conform to Prudential’s presentation of financial information.

The proposed merger is targeted for completion in the fourth quarter of 2016. There can be no assurance that the merger will be completed as anticipated. For purposes of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information, the fair value of Prudential’s common stock to be issued in connection with the merger was based on Prudential’s closing stock price of $14.10 as of June 30, 2016.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information includes estimated adjustments, including adjustments to record Polonia’s assets and liabilities at their respective fair values, and represents Prudential’s pro forma estimates based on available fair value information as of the date of the merger agreement. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

The pro forma adjustments are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of Polonia’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the Unaudited Pro Forma Combined Condensed Consolidated Financial Information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Prudential’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Polonia’s stockholders’ equity, including results of operations from June 30, 2016 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The Unaudited Pro Forma Combined Condensed Consolidated Financial Information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Prudential and Polonia been combined during these periods.

The Unaudited Pro Forma Combined Condensed Consolidated Financial Information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Prudential, incorporated herein by reference and those of Polonia, which appear elsewhere in this document.

Polonia’s fiscal year end is December 31 and Prudential’s is September 30. In order to provide shareholders with comparable information, for purposes of the unaudited pro forma condensed combined statements of income, certain financial information for Polonia has been completed as if Polonia’s year end is September 30. To calculate operating results for the nine months ended June 30, 2016, Polonia added the operating results for Polonia’s quarter ended December 31, 2015 to the operating results for Polonia’s six months ended June 30, 2016. To calculate operating results for the year ended September 30, 2015, Polonia subtracted the operating results for Polonia’s quarter ended December 31, 2015 from the operating results for Polonia’s year ended December 31, 2015 and added the operating results for Polonia’s quarter ended December 31, 2014.

22

COMBINED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF FINANCIAL CONDITION
(Unaudited)

At June 30, 2016

(Dollars in Thousands, Except Per Share Data)

	Prudential	Polonia	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$38,572	$15,409	$(19,163)	(1)	$34,818
Investments AFS	138,683	84,133	—		222,816
Investments HTM	15,488	—	—		15,488
Loans and Leases	345,728	169,420	(3,495)	(2)	511,653
Allowance for loan and lease losses	(3,269)	(1,245)	1,245	(3)	(3,269)
Net loans	342,459	168,175	(2,250)		508,384
Premises and equipment	1,419	3,899	3,228	(4)	8,546
Accrued interest receivable	1,763	698	—		2,461
Deferred income taxes	476	2,112	2,042	(5)	4,630
Bank owned life insurance	12,973	4,245	—		17,218
Federal Home Loan Bank stock	2,387	3,515	—		5,902
Goodwill	—	—	1,421	(6)	1,421
Intangible assets	—	—	1,288	(7)	1,288
Other assets	2,070	2,072	—		4,142
Total assets	$556,290	$284,258	$(13,434)		$827,114

Liabilities
Deposits:
Non-interest-bearing	$2,832	$6,098	$—		$8,930
Interest-bearing	383,808	172,216	1,191	(8)	562,215
Total deposits	386,640	183,314	1,191		571,145

FHLB advances	50,227	56,000	2,167	(9)	108,394
Other liabilities	6,357	7,510	5,466	(10)	19,333
Total liabilities	443,224	246,824	8,824		698,872

Stockholders’ Equity
Preferred stock	—	—	—		—
Common stock	113,066	37,434	(22,258)	(11)	128,242
Total stockholders’ equity	113,066	37,434	(22,258)		128,242
Total liabilities and stockholders’ equity	$556,290	$284,258	$(13,434)		$827,114

Book value	$14.03	$11.18			$13.74
Tangible book value	$14.03	$11.18			$13.45

The accompanying notes are an integral part of these pro forma statements.

*	Assumes that the merger was completed on June 30, 2016 utilizing the acquisition method of accounting. Estimated fair value adjustments for loans, investments securities, core deposit intangibles, deposits and borrowed funds were determined by information obtained from Polonia and Prudential. Actual fair value adjustments, where appropriate, will be determined by a third party specialist, engaged by Prudential, as of the merger completion date.

(1)	The $19.2 million reflects the estimated payment of the cash portion of the merger consideration.
(2)	The $(3.5) million purchase accounting adjustment decreases the carrying values of acquired loans to their fair market value. This adjustment is approximately (2.04)% of Polonia’s loan portfolio. This pro forma presentation assumes an estimated fair value of projected cash flows valued at present value, including an additional liquidity premium, of approximately $(1.4) million, in addition to an estimated credit adjustment of $(2.1) million.
(3)	In accordance with current purchase accounting guidance, Polonia’s $1.2 million allowance for loan losses, which is equal to 0.73% of portfolio loans, has been eliminated.
(4)	The $3.2 million purchase accounting adjustment on premises brings the carrying value of the premises Polonia owns to their estimated fair value.
(5)	The $1.2 million increase in the deferred tax asset is associated with the fair value adjustments related to the acquired assets and liabilities, excluding goodwill. Also included is the tax impact of the post-closing costs paid by Prudential.

(Footnotes continued on following page)

23

(6)	Calculated to reflect the acquisition accounting adjustments related to the merger. The consideration paid to acquire Polonia consists of cash of $18.9 million and the issuance of 1,271,047 shares of Prudential common stock based upon the fixed exchange ratio of 0.7591 applied to 1,674,414 shares of the 3,348,827 shares of Polonia common stock outstanding. The value of Prudential common stock is based upon the closing stock price of $14.10 as of June 30, 2016 and the cash consideration is based on the $11.28 per share price.

Purchase Price	(In Thousands)
Value of Prudential common stock to be issued	$17,922
Cash consideration for Polonia common stock	18,887
Cash consideration for Polonia options	275
Purchase price as of June 30, 2016	$37,084
Polonia’s net assets:
Polonia’s stockholders’ equity	37,434
Costs paid by Polonia prior to closing, net of taxes	(495)
Polonia’s stockholders’ equity, net of transaction costs	36,939
Fair value adjustments:
Loans	(2,250)
Premises and equipment	3,228
Core deposit intangible	1,288
Interest-bearing deposits	(1,191)
FHLB advances	(2,167)
Tax effect of fair value adjustment	371
Capitalized costs	(555)
Total adjustments of net assets acquired	(1,276)
Fair value of assets acquired	35,663
Estimated goodwill	$1,421

(7)	The $1.3 million adjustment is the estimated fair value of Polonia’s core deposit base, primarily non-interest-bearing checking accounts, and lower rates offered on savings and money market accounts and is amortized through the income statement over the estimated life of these deposit relationships.
(8)	The $1.2 million purchase accounting adjustment on interest-bearing deposits, primarily certificates of deposit, adjusts their carrying value to estimated fair value. This adjustment will be amortized through the income statement as a reduction in interest expense over the estimated life of five years.
(9)	The $2.2 million purchase accounting adjustment on Federal Home Loan Bank advances brings their carrying value to their estimated fair value. This adjustment will be amortized through the income statement as a reduction of interest expense over the estimated life of the Federal Home Loan Bank advances.
(10)	Represents $5.5 million payable as a result of the merger, $4.8 million of such amount is related to Prudential’s obligations while the remaining $750,000 relates to Polonia’s obligations.
(11)	Reflects elimination of Polonia’s equity accounts, the issuance of 1,271,047 shares of Prudential’s common stock and merger-related transaction costs, net of taxes calculated as follows:

(In Thousands)
Value of common stock to be issued	$17,922
Polonia stockholders’ equity	(36,939)
Prudential merger expenses	(3,241)
Total	$(22,258)

24

UNAUDITED COMBINED CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF INCOME

(Unaudited)

For the Nine Months Ended June 30, 2016

(Dollars in Thousands, Except Per Share Data)

	Nine Months Ended June 30, 2016
	Prudential	Polonia	Adjustments	(1)	Pro Forma
Interest income:
Interest on loans	$9,489	$5,822	$207	(2)	$15,518
Interest on mortgage-backed securities	1,868	619	—		2,487
Interest and dividends on investments	1,517	543	—		2,060
Interest on interest-bearing assets	22	15	—		37
Total interest income	12,896	6,999	207		20,102
Interest expense:
Interest on deposits	2,177	1,215	(596)	(2)	2,797
Interest on borrowings	296	1,077	574	(2)	799
Total interest expense	2,473	2,292	(1,169)		3,596
Net interest income	10,423	4,707	1,376		16,506
Provision for loan losses	225	—	—		225

Net interest income after provision for loan losses	10,198	4,707	1,376		16,281
Non-interest income:
Fees and other service charges	371	72	—		443
Gain on sale of loans	2	88	—		90
Gain on sale of investment securities	161	641	—		802
Income from bank owned life insurance	251	(15)	—		236
Other	98	145	—		243
Total non-interest income	883	931	—		1,814

Non-interest expense:
Salaries and employees benefits	5,071	3,003	—		8,074
Data processing	340	314	—		654
Professional services	750	559	—		1,309
Office occupancy	753	931	—		1,684
Directors compensation	351	75	—		426
Deposit insurance	306	381	—		687
Advertisings	55	23	—		78
Other	881	1,408	121	(3)	2,410
Total non-interest expense	8,507	6,694	121	(4)	15,322
Income (loss) before income taxes	2,574	(1,056)	1,255	(5)	2,773
Income taxes (benefit)	836	(294)	427		969
Net income (loss)	$1,738	$(762)	$828		$1,804
Earnings (loss) per share – basic	$0.23	$(0.24)			$0.21
Earnings (loss) per share – diluted	$0.23	$(0.23)			$0.20

Weighted average common shares outstanding:
Basic	7,442,956	3,171,945			8,714,003
Diluted	7,653,081	3,348,827			9,016,771

The accompanying notes are an integral part of these pro forma statements.

(1)	Assumes the merger with Polonia was completed at the beginning of the period presented or October 1, 2015.
(2)	These pro forma acquisition adjustments reflect the amortization/accretion for the nine months ended June 30, 2016 of acquisition adjustments related to loans, deposits and borrowings utilizing the straight line method over the estimated life of the related assets or liabilities which are 5.0 years, 1.5 years and 2.8 years, respectively.

(Footnotes continued on following page)

25

(3)	Represents amortization of $1.3 million core deposit intangible on a straight line method over eight years.
(4)	Prudential expects to incur approximately $3.1 million, on an after-tax basis, in total transaction costs as a result of the proposed merger. Non-interest expenses do not reflect anticipated costs savings or transaction expenses. A summary of Prudential’s transaction expenses are as follows (in thousands):
(5)	Reflects the tax impact of the pro forma acquisition adjustments at Prudential’s statutory income tax rate of 34.0%.

(In Thousands)
Professional fees	$555
Legal reserve	750
Other related expenses	1,655
Data processing termination and conversion costs	1,950
Estimated pre-tax transaction costs	4,910
Less related tax benefit	(1,669)
Estimated transaction costs, net of taxes	$3,241

26

For the Year Ended September 30, 2015

(Dollars in Thousands, Except Per Share Data)

	Twelve Months Ended September 30, 2015
	Prudential	Polonia	Adjustments	(1)	Pro Forma
Interest income:
Interest on Loans	$12,760	$9,003	$276	(2)	$22,039
Interest on mortgage-backed securities	1,799	1,248	—		3,047
Interest and dividends on investments	2,003	404	—		2,407
Interest on interest-bearing asset	118	30	—		148
Total interest income	16,680	10,685	276		27,641

Interest expense:
Interest on deposits	3,430	1,722	(794)	(2)	4,358
Interest on borrowings	-	1,474	(765)	(2)	709
Total interest expense	3,430	3,196	(1,559)		5,067

Net interest income	13,250	7,489	1,835		22,574
Provision for loan losses	735	184	—		919
Net interest income after provision for loan losses	12,515	7,305	1,835		21,655
Non-interest income:
Fees and other service charges	368	108	—		476
Gain on sale of loans	138	3,481	—		3,619
Gain on sale of investment securities	-	560	—		560
Gain on sale of real estate	2,064	-	—		2,064
Income from bank owned life insurance	344	(8)	—		336
Other	94	1,084	—		1,178
Total non-interest income	3,008	5,225	—		8,233

Non-interest expense:
Salaries and employees benefits	7,996	6,181	—		14,177
Data processing	413	513	—		926
Professional services	1,378	795	—		2,173
Office occupancy	701	1,333	—		2,034
Directors compensation	354	111	—		465
Deposit insurance	314	522	—		836
Advertisings	165	132	—		297
Other	1,854	2,421	161	(3)	4,436
Total non-interest expense	13,175	12,008	161	(4)	25,344
Income (loss) before income taxes	2,348	522	1,674		4,544
Income taxes	116	221	569	(5)	906
Net income	$2,232	$301	$1,105		$3,638
Earnings per share – basic	$0.27	$0.10			$0.38
Earnings per share – diluted	$0.26	$0.09			$0.40

Weighted average common shares outstanding:
Basic	8,335,273	3,129,979			9,606,320
Diluted	8,450,090	3,348,827			9,016,771

The accompanying notes are an integral part of these pro forma statements.

(1)	Assumes the merger with Polonia was completed at the beginning of the period presented or October 1, 2014.
(2)	These pro forma acquisition adjustments reflect the amortization/accretion for the year ended September 30, 2015 of acquisition adjustments related to loans, deposits and borrowings utilizing the straight line method over the estimated life of the related assets or liabilities which are 5.0 years, 1.5 years and 2.8 years, respectively.

(Footnotes continued on following page)

27

(3)	Represents amortization of $1.3 million core deposit intangible on a straight line method over eight years.
(4)	Prudential expects to incur approximately $3.1 million, on an after-tax basis, in total transaction costs as a result of the proposed merger. Non-interest expenses do not reflect anticipated costs savings or transaction expenses. A summary of Prudential’s transaction expenses are as follows (in thousands):
(5)	Reflects the tax impact of the pro forma acquisition adjustments at Prudential’s statutory income tax rate of 34.0%.

(In Thousands)
Professional fees	$555
Legal reserve	750
Other related expenses	1,655
Data processing termination and conversion costs	1,950
Estimated pre-tax transaction costs	4,910
Less related tax benefit	(1,669)
Estimated transaction costs, net of taxes	$3,241

28

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” and the matters discussed under the caption “Risk Factors” in the Annual Report on From 10-K for the fiscal year ended September 30, 2015 filed by Prudential, you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus.

Risk Factors Related to the Merger

Because the market price of Prudential common stock will fluctuate, Polonia shareholders cannot be sure of the exact market value of the Prudential common stock they may receive.

Upon completion of the merger, each share of Polonia common stock will be converted into the right to receive merger consideration consisting of shares of Prudential common stock and/or cash pursuant to the terms of the merger agreement, subject to the limitations on the percentage of Polonia shares of common stock that can be exchanged for Prudential shares of common stock or cash and the proration provisions of the merger agreement, which apply in the event that Polonia shareholders making elections as to their preferred form of consideration oversubscribe for shares of Prudential common stock or cash. The market value of the Prudential common stock constituting a portion of the merger consideration may vary from the closing price of Prudential common stock on the date the parties initially announced the merger, on the date that this proxy statement/prospectus was first mailed or delivered to Polonia shareholders, on the date of the special meeting of the Polonia shareholders and on the date the merger is completed and thereafter. Any change in the market price of Prudential common stock prior to completion of the merger will affect the market value of the portion of the merger consideration consisting of Prudential shares. Accordingly, at the time of the special meeting of Polonia shareholders, Polonia shareholders will not know or be able to calculate the market value of the Prudential common stock constituting the stock portion of the merger consideration that Polonia shareholders may receive upon completion of the merger. Polonia is not generally permitted to terminate the merger agreement or re-solicit the vote of Polonia shareholders solely because of changes in the market prices of Prudential’s stock. However, Polonia may terminate the merger agreement in certain limited circumstances involving a decrease in the trading price of Prudential’s common stock, if (i) the average closing price of Prudential common stock during a specified period prior to closing is less than $11.89 and (y) Prudential’s common stock underperforms the NASDAQ Bank Index by more than 20%, unless Prudential elects to make a compensating adjustment to the exchange ratio. Other than a possible compensating adjustment by Prudential to the exchange ratio under these circumstances, the parties do not expect that any adjustment will be made to the exchange ratio based on changes in the stock price of either company. Stock prices may change as a result of a variety of factors, including general market and economic conditions, changes in Prudential’s and Polonia’s respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of either Prudential or Polonia. You should obtain current market quotations for shares of Prudential common stock.

Because the merger consideration is subject to adjustment, you will not be sure of the exchange ratio or the amount of the cash consideration at the time of the Polonia special meeting or, possibly, at the time you submit your election to receive either the stock consideration or the cash consideration.

The exchange ratio of 0.7591 of a share of Prudential common stock for a share of Polonia common stock and the cash consideration of $11.28 per share are subject to downward adjustment if the adjusted consolidated stockholders’ equity of Polonia, as determined in accordance with the merger agreement, is less than $37,401,000 (the amount of Polonia’s consolidated stockholders’ equity as of April 30, 2016) as of the end of the month following receipt of all shareholder and regulatory approvals. The exchange ratio and the cash consideration are subject to upward adjustment to reflect to recoveries or reversals of liabilities with respect to certain litigation matters and termination of certain benefit arrangements with Polonia’s former chief executive officer. See “The Merger Agreement – Consideration to be Received in the Merger” for an explanation of the possible price adjustment. Whether the exchange ratio and the cash consideration will be adjusted will not be known at the time of the Polonia special meeting and may not be known at the time you submit your election to receive either the stock consideration or the cash consideration.

29

Polonia shareholders may receive a form of consideration that is different from their elections.

As described elsewhere in this proxy statement/prospectus, Polonia shareholders will be able to elect to receive either cash or shares of Prudential common stock as consideration in the merger. However, the merger agreement limits the amount of cash and shares of Prudential common stock available to fulfill the elections of Polonia shareholders, and, as a result, Polonia shareholders may receive a form of merger consideration that is different from the form they specified in their elections. The election of shares of Prudential common stock or cash will be subject to proration such that such that 50% of the issued and outstanding shares of Polonia common stock will be exchanged for Prudential common stock and 50% will be exchanged for cash. If a Polonia shareholder elects all cash and the cash portion of the merger consideration is oversubscribed, that shareholder will receive a portion of the merger consideration in Prudential common stock. If a Polonia shareholder elects all stock and the stock portion of the merger consideration is oversubscribed, that shareholder will receive a portion of the merger consideration in cash. Please see “The Merger Agreement — Proration Procedures” beginning on page 70 of this proxy statement/prospectus for a more detailed description of the proration provisions applicable to the elections made by Polonia shareholders.

The market price of Prudential common stock following the completion of the merger may be affected by factors different from those currently affecting the shares of Prudential or Polonia.

Upon completion of the merger, holders of Polonia common stock will become holders of Prudential common stock. Prudential’s business and operations differ in certain important respects from that of Polonia and, accordingly, the results of operations of the combined company and the market price of Prudential common stock following completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Prudential and Polonia.

For a discussion of the business of Polonia, see “Information about Polonia Bancorp” beginning on page 86. For a discussion of the business of Prudential and of certain factors to consider in connection with that business, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 141.

If you are a Polonia shareholder and you tender shares of Polonia common stock to make an election, you will not be able to sell those shares, unless you revoke your election prior to the election deadline.

If you are a registered Polonia shareholder and want to make a valid cash or stock election, you will have to deliver your stock certificates (or follow the procedures for guaranteed delivery), and a properly completed and signed election form to the exchange agent prior to the election deadline. You will not be able to sell any shares of Polonia common stock that you have delivered as part of your election unless you revoke your election before the election deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Polonia common stock for any reason until you receive the merger consideration. In the time between the election deadline and the closing of the merger, the trading price of Polonia or Prudential common stock may decrease, and you might otherwise want to sell your shares of Polonia common stock to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment. The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

Polonia will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Polonia and, consequently, on Prudential. These uncertainties may impair Polonia’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that have business dealings with Polonia to seek to terminate or change their existing business relationships with Polonia. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart prior to the completion of the merger or decide not to remain with the combined company following completion of the merger, Prudential’s business following the merger could be adversely affected. In addition, the merger agreement restricts Polonia from making certain acquisitions and taking other specified actions until the merger occurs without the consent of

30

Prudential. These restrictions may prevent Polonia from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Please see “The Merger Agreement – Covenants and Agreements” beginning on page 73 for a description of the restrictive covenants to which Polonia is subject.

The opinions of Polonia’s financial advisor will not reflect changes in circumstances between the signing of the merger agreement and the completion of the merger.

Polonia has not obtained an updated opinion as of the date of this proxy statement/prospectus from its financial advisor. Changes in the operations and prospects of Prudential or Polonia, general market and economic conditions and other factors that may be beyond the control of Prudential or Polonia, including changes in factors on which the fairness opinion was based, may significantly alter the value of the companies or the share prices of Prudential common stock or Polonia common stock by the time the merger is completed. FinPro’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Polonia’s board of directors’ recommendation that Polonia shareholders vote “FOR” approval of the proposals relating to the merger, however, is made as of the date of this proxy statement/prospectus. Polonia does not currently anticipate asking its financial advisor to update its opinion.

Please see “The Merger – Opinion of Polonia’s Financial Advisor” beginning on page 50 for information regarding the opinion of Polonia’s financial advisor. Please see “The Merger – Background and Reasons for the Merger,” and “The Merger – Polonia’s Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 45 and page 47, respectively, for a discussion of additional factors considered by Prudential’s board of directors and Polonia’s board of directors in determining to recommend that shareholders approve the proposals relating to the merger.

Combining the two companies may be more difficult, costly or time-consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.

Polonia has operated and, until the completion of the merger, will continue to operate, independently. The challenges involved in combining the operations of the two companies include, among other things, integrating personnel with diverse business backgrounds, combining different corporate cultures, and retaining key employees. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Prudential’s and Polonia’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. The integration of the two companies will likely require the experience and expertise of certain key employees of Polonia. Prudential may not be successful in retaining these employees for the time period necessary to successfully integrate Polonia’s operations with those of Prudential. In addition, as with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of Prudential Bank or Polonia Bank. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. Prudential may not be able to successfully achieve the level of cost savings, revenue enhancements, and other anticipated synergies, and may not be able to capitalize upon the existing customer relationships of Polonia to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. If Prudential is not able to integrate Polonia’s operations successfully and in a timely manner, the expected benefits of the merger may not be realized, and this could have an adverse effect on Prudential’s business, results of operation and stock price.

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not currently anticipated.

Before the transactions contemplated by the merger agreement, including the merger, may be completed, various approvals or consents must be obtained from the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although Prudential and Polonia do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated by the merger agreement or imposing additional costs on or limiting the revenues of

31

Prudential, any of which might have a material adverse effect on Prudential following the merger. There can be no assurance as to whether the necessary regulatory approvals will be received, the timing of those approvals, or whether any non-standard and/or non-customary conditions will be imposed.

The merger agreement limits Polonia’s ability to pursue alternatives to the merger.

The merger agreement includes provisions that limit Polonia’s ability to pursue alternative proposals from third parties to acquire all or a significant part of Polonia. Subject to certain specified exceptions, these “no shop” provisions limit Polonia’s ability to discuss, facilitate or commit to competing third-party acquisition proposals. In addition, a termination fee would be payable by Polonia to Prudential under certain circumstances, generally involving a determination by Polonia to pursue an alternative transaction. These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Polonia from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed to be paid by Prudential to Polonia shareholders in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Polonia than it might otherwise have proposed to pay.

If the conditions to the merger are not met or waived, the merger will not occur.

Specified conditions in the merger agreement must be satisfied or waived in order to complete the merger, including shareholder approval of the proposals being submitted to shareholders of Polonia at its special meeting. Prudential and Polonia cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, which could cause some or all of the intended benefits of the merger to be lost and could adversely affect the value of Prudential’s and/or Polonia’s shares.

The merger may be completed even though Prudential or Polonia experiences adverse changes in its business.

In general, either Prudential or Polonia may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to Prudential or Polonia would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on Prudential or Polonia, including the following:

•	changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•	changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•	actions and omissions of Prudential or Polonia with the prior written consent of the other party;

•	changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

•	changes in national or international political or social conditions including the engagement by the United States in hostilities, the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, if such changes do not have a disproportionate impact on the affected company;

•	changes in economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; if such changes do not have a disproportionate impact on the affected company;

32

•	any legal action asserted or other actions initiated by any Polonia or Prudential shareholder arising out of or related to the merger agreement; and

•	any failure, in and of itself, of Prudential or Polonia to meet any internal projections, forecasts or revenue or earnings projections.

In addition, either Prudential or Polonia could waive the closing condition related to the occurrence of any material adverse effect on the other party and the merger would be completed even if a material adverse effect were to occur of a type that would otherwise allow a party to terminate the merger agreement or refuse to complete the merger.

If the merger is not consummated by February 28, 2017, either Prudential or Polonia may choose not to proceed with the merger.

Either Prudential or Polonia may terminate the merger agreement if the merger has not been completed by February 28, 2017, unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations.

Termination of the merger agreement or failure to complete the merger could negatively impact Polonia.

If the merger agreement is terminated or the merger is not completed for any reason, there may be various adverse consequences to Polonia. For example, Polonia’s businesses may have been impacted adversely by the failure to pursue other potentially beneficial opportunities due to the focus of its management team on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the value of Polonia’s shares could decline to the extent that the current value reflects a market assumption that the merger will be completed.

If the merger agreement is terminated and Polonia’s board of directors seeks another merger or business combination, Polonia shareholders cannot be certain that Polonia will be able to find a party willing to pay an equivalent or higher price than the price Prudential has agreed to pay in the merger. Furthermore, under certain circumstances, Polonia will be obligated to pay Prudential a termination fee of $1,515,000 if the merger agreement is terminated.

Please see “The Merger Agreement – Termination of the Merger Agreement” and “The Merger Agreement—Termination Fee” on page 81.

Certain of Polonia’s directors and executive officers have interests in the merger that differ from the interests of Polonia’s shareholders generally.

Polonia’s shareholders should be aware that Polonia’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Polonia’s shareholders including potential severance payments to three executive officers of Polonia. These interests and arrangements may create potential conflicts of interest. Polonia’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and recommend that Polonia shareholders adopt and approve the merger agreement.

For a more complete description of these interests, please see “The Merger – Interests of Certain Persons in the Merger that are Different From Yours” beginning on page 62.

The unaudited pro forma combined condensed consolidated financial information included in this document is preliminary and the actual financial condition and results of operations of Prudential following completion of the merger may differ materially.

The unaudited pro forma combined condensed consolidated financial information included in this document is presented for illustrative purposes only and are not necessarily indicative of what Prudential’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined condensed consolidated financial information reflects adjustments, which are

33

based upon preliminary estimates, to record the Polonia identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Polonia as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

Please see “Unaudited Pro Forma Combined Condensed Consolidated Financial Data” beginning on page 22 for additional information regarding these financial statements.

The shares of Prudential common stock to be received by Polonia shareholders as consideration in the merger will have different rights from the shares of Polonia common stock currently held by them.

The rights associated with Polonia common stock are different from the rights associated with Prudential common stock in certain significant respects. Upon completion of the merger, Polonia shareholders who receive shares of Prudential common stock as consideration in the merger will become Prudential shareholders and their rights as shareholders will be governed by the articles of incorporation and bylaws of Prudential and provisions of Pennsylvania law applicable to registered companies like Prudential.

Please see “Comparison of Shareholders Rights” beginning on page 133 for a discussion of the different rights associated with Prudential common stock.

Holders of Polonia common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.

Holders of Polonia common stock currently have the right to vote in the election of the board of directors and the power to approve or reject any matters requiring shareholder approval under Maryland law and Polonia’s articles of incorporation and bylaws. Upon completion of the merger, Polonia shareholders who receive shares of Prudential common stock as consideration in the merger will become Prudential shareholders, with a percentage ownership of Prudential that is smaller than such shareholder’s current percentage ownership of Polonia. Based on the number of shares of Polonia and Prudential common stock outstanding on September 7, 2016 and based on the shares of common stock expected to be issued by Prudential in the merger, the former shareholders of Polonia as a group will receive shares of Prudential common stock in the merger constituting approximately 13.6% of the outstanding shares of Prudential common stock immediately following completion of the merger. As a result, current Polonia shareholders will have significantly less influence on the management and policies of Prudential than they now have on the management and policies of Polonia.

The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.

The merger of Polonia into Prudential has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by each of Prudential and Polonia of an opinion of its respective tax advisor, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Polonia and Prudential) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. The tax opinions to be delivered in connection with the merger will not be binding on the Internal Revenue Service, referred to as the IRS, or the courts, and neither Polonia nor Prudential intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a Polonia shareholder would likely recognize gain or loss on each share of Polonia exchanged for Prudential stock in the amount of the difference between the fair market value of the Prudential common stock and cash received by the Polonia shareholder in exchange and the shareholder’s basis in the Polonia shares surrendered.

In addition, the federal income tax consequences of the merger for Polonia shareholders will depend on the merger consideration received – cash, shares of Prudential common stock, or a combination thereof. In general, a Polonia shareholder exchanging shares of Polonia common stock solely for cash will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash received and such shareholder’s adjusted tax basis in the shares of Polonia common stock. A Polonia shareholder exchanging shares of Polonia

34

common stock solely for shares of Prudential common stock generally will not recognize any gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share of Prudential common stock). A Polonia shareholder exchanging shares of Polonia common stock for a combination of cash and shares of Prudential common stock generally will not recognize loss but will recognize gain, equal to the lesser of (1) the excess, if any, of the sum of the cash received and the fair market value of the Prudential common stock received pursuant to the merger over that shareholder’s adjusted tax basis in his or her shares of Polonia common stock surrendered, and (2) the amount of cash consideration received by that shareholder pursuant to the merger.

See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 82 for a more detailed discussion of the federal income tax consequences of the transaction.

If the merger is not completed, Prudential and Polonia will have incurred substantial expenses without realizing the anticipated benefits of the merger.

Each of Prudential and Polonia has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this proxy statement/prospectus, and all SEC filing fees and other fees payable in connection with the merger. The completion of the merger depends on the satisfaction of a variety of specified conditions, including the receipt of regulatory approvals and the approval of Polonia’s shareholders of the proposals to be presented at Polonia’s special meeting. Neither Prudential nor Polonia can guarantee that these conditions will be met. If the merger is not completed, Prudential and Polonia would have to recognize these expenses without realizing the expected benefits of the merger, and such expenses could have an adverse impact on Prudential’s and/or Polonia’s financial condition and results of operations on a stand-alone basis.

In connection with the announcement of the merger agreement, two lawsuits have been filed and are pending, seeking, among other things, to enjoin the merger, and an adverse judgment in either of these lawsuits may prevent the merger from becoming effective within the expected time frame (if at all).

A putative shareholder derivative and class action lawsuit, Parshall v. Eugene Andruczyk et al., was filed in the Circuit Court for Montgomery County, Maryland, on July 21, 2016. The lawsuit names as defendants the directors of Polonia, Polonia and Prudential. The lawsuit alleges a breach of fiduciary duty by approving the merger agreement for inadequate merger consideration and the inclusion of preclusive deal protection measures in the merger agreement and that the registration statement as filed on July 22, 2016 failed to disclose material information related to the transaction. The lawsuit also alleges that Prudential aided and abetted the alleged breaches of fiduciary duty. A second putative class action lawsuit, captioned Baron v. Eugene Andruczyk et al., No. V424400, was filed in the Circuit Court for Montgomery County, Maryland on August 29, 2016. The lawsuit names as defendants the directors of Polonia and Polonia. The lawsuit alleges a breach of fiduciary duty by failing to disclose material information related to the transaction in the registration statement as filed on July 22, 2016. The relief sought in both lawsuits includes preliminary and permanent injunction against the consummation of the merger, rescission or rescissory damages if the merger is completed, costs and attorney’s fees. The defendants believe that the claims are without merit and intend to defend against suits vigorously. A negative outcome in either of these suits could have a material adverse effect on Polonia and Prudential if it results in preliminary or permanent injunctive relief or rescission of the merger agreement. These lawsuits may also create additional uncertainty relating to the merger, and defending the lawsuit may be costly and distracting to management. Neither Polonia nor Prudential is currently able to predict the outcome of the suit with any certainty. Additional suits arising out of or relating to the proposed transaction may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, Polonia and Prudential will not necessarily announce such additional filings. See “The Merger—Litigation” on page 66.

Risks Relating to Prudential’s Business Following the Merger

Combining the two companies may be more difficult, costly or time-consuming than expected.

Prudential and Polonia have historically operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on Prudential’s ability to successfully combine the businesses of Prudential and Polonia. To realize these anticipated benefits, after the effective time of the merger, Prudential expects to integrate Polonia’s business into its own. It is possible that the integration process

35

could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Prudential’s ability to successfully conduct its business in the markets in which Polonia now operates, which could have an adverse effect on Prudential’s financial results and the value of its common stock. If Prudential experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Polonia or Prudential to lose current customers or cause current customers to remove their accounts from Polonia or Prudential and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Polonia and Prudential during this transition period and for an undetermined period after consummation of the merger.

Prudential may fail to realize the cost savings estimated for the merger.

Prudential estimates that it will achieve cost savings from the merger when the two companies have been fully integrated. While Prudential continues to be comfortable with these expectations as of the date of this proxy statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect.

The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Prudential expects and may take longer to achieve than anticipated. If Prudential is not able to adequately address integration challenges, Prudential may be unable to successfully integrate Prudential’s and Polonia’s operations or to realize the anticipated benefits of the integration of the two companies.

Risks Relating to Prudential’s Business

You should read and consider risk factors specific to Prudential’ business that will also affect the combined company after the merger. These risks are described in the section entitled “Risk Factors” in Prudential’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and in other documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 141 for the location of information incorporated by reference into this proxy statement/prospectus.

36

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this proxy statement/prospectus and the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to Prudential and Polonia, and the possible effects of the proposed merger of Prudential and Polonia. These forward-looking statements include statements with respect to Prudential’s and Polonia’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond Prudential’s and Polonia’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by Prudential with the SEC and those identified elsewhere in this proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

•	the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of Polonia on the expected terms and schedule;

•	delay in closing the merger;

•	difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger;

•	business disruptions following the merger;

•	revenues following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the strength of the United States economy in general and the strength of the local economies in which Prudential and Polonia conduct their operations;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

•	the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies;

•	inflation, interest rate, market and monetary fluctuations;

•	the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

•	the willingness of users to substitute competitors’ products and services for Prudential’s products and services;

•	the success of Prudential in gaining regulatory approval of its products and services, when required;

•	the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance);

•	technological changes;

37

•	additional acquisitions;

•	changes in consumer spending and saving habits;

•	the nature, extent, and timing of governmental actions and reforms, including the implementation of Basel III, which may be changed unilaterally and retroactively by legislative or regulatory actions; and

•	the success of Prudential at managing the risks involved in the foregoing.

Some of these risks and uncertainties are discussed herein, including under the heading “Risk Factors,” and in Prudential’s Form 10-K for the year ended September 30, 2015, as updated subsequently filed Forms 10-Q and other reports filed by Prudential with the SEC from time to time.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to directors of Prudential or Polonia or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. Prudential and Polonia undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this proxy statement/prospectus or incorporated documents might not occur and you should not put undue reliance on any forward-looking statements.

Prudential and Polonia caution that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect Prudential’s and Polonia’s analysis only as of the date of this proxy statement/prospectus.

38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT OF POLONIA

The following table sets forth information as to the Polonia common stock beneficially owned, as of July 1, 2016, by (i) the only persons or entities, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), who or which was known to Polonia to be the beneficial owner of more than 5% of the issued and outstanding Polonia common stock, (ii) each director of Polonia, (iii) certain executive officers of Polonia, and (iv) all directors and executive officers of Polonia as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of July 1, 2016(1)(2)(3)	Percent of Common Stock

Directors and Certain Officers:
Dr. Eugene Andruczyk	45,040	1.3%
Frank J. Byrne	50,183	1.5
Joseph M. Callahan	7,329	*
Kevin J. Gallagher	—	—
Paul D. Rutkowski	126,848	3.7
Joseph T. Svetik	15,809	*
Robert J. Woltjen	53,730	1.6

Directors and executive officers of Polonia as a group (seven persons)	298,939	8.6

Polonia Bank Employee Stock Ownership Plan 3993 Huntingdon Pike, 3rd Floor Huntingdon Valley, Pennsylvania 19006	249,009	7.4

Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value LLC, and Joseph Stilwell(4) 111 Broadway, 12th Floor New York, New York 10006	282,479	8.4

Homestead Partners LP, Arles Partners LP, Arles Advisors Inc., and Warren A. Mackey(5) 40 Worth Street, 10th Floor New York, NY 10013	234,209	7.0

Maltese Capital Holdings, LLC, Malta Hedge Fund II, L.P., and Terry Maltese(6) 150 East 52nd Street, 30th Floor New York, New York 10022	329,900	9.9

PL Capital Group(7) 20 East Jefferson Avenue, Suite 22 Naperville, Illinois 60540	219,575	6.6

Lawrence B. Seidman(8) 100 Misty Lane, 1st Floor Parsippany, New Jersey 07054	182,168	5.4

*	Amounts to less than 1.0% of the issued and outstanding Polonia common stock.

(1)	Pursuant to rules promulgated by the SEC under the Exchange Act, a person or entity is considered to beneficially own shares of Polonia common stock if the person or entity has or shares (i) voting power, which includes the power to vote

(Footnotes continued on following page)

39

or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares. Under applicable regulations, a person is deemed to have beneficial ownership of any shares of Polonia common stock which may be acquired within 60 days of the Polonia record date pursuant to the exercise of outstanding stock options. Shares of Polonia common stock which are subject to exercisable stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding Polonia common stock owned by such person or group but not deemed outstanding for the purpose of computing the percentage of Polonia common stock owned by any other person or group. Includes stock options which have been granted to the directors and officers under Polonia’s 2007 Equity Incentive Plan or under the 2013 Equity Incentive Plan and which are exercisable within 60 days of the voting record date as follows: 12,434 options for each of Messrs. Andruczyk, Byrne and Woltjen, 3,414 options for Mr. Callahan, 58,760 options for Mr. Rutkowski and 11,952 options for Mr. Svetik.

(2)	Includes shares allocated to the account of the individuals under the Polonia Bank Employee Stock Ownership Plan with respect to which the individual has voting but not investment power as follows: Mr. Rutkowski – 9,911 shares. Includes shares held in the Polonia Bank 401(k) Plan accounts with respect to which the individual has voting but not investment power as follows: Mr. Rutkowski – 112 shares. Includes shares held in the non-qualified deferred compensation plan accounts with respect to which the individual has voting but not investment power as follows: Mr. Rutkowski – 33,284 shares.

(3)	Includes 2,049 unvested stock awards held in trust with respect to which the individual has voting but not investment power for each of Messrs. Andruczyk, Byrne, Callahan and Woltjen and 8,194 unvested stock awards held in trust with respect to which the individual has voting but not investment power for Mr. Rutkowski.

(4)	Based exclusively on a Schedule 13D/A filed with the Securities and Exchange Commission on July 1, 2015, which was filed jointly by the following parties: Stilwell Value Partners V, L.P.; Stilwell Activist Fund, L.P.; Stilwell Partners, L.P.; Stilwell Activist Investments, L.P.; Stilwell Value LLC; and Joseph Stilwell.

(5)	Based exclusively on a Schedule 13D/A filed with the Securities and Exchange Commission on February 18, 2015, which was filed jointly by the following parties: Homestead Partners LP, Arles Partners LP, Arles Advisors Inc., and Warren A. Mackey.

(6)	Based exclusively on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2016, which was filed jointly by the following parties: Maltese Capital Management LLC, Maltese Capital Holdings, LLC, Malta Hedge Fund II, L.P. and Terry Maltese.

(7)	Based exclusively on a Schedule 13D/A filed with the Securities and Exchange Commission on August 29, 2014, which was filed jointly by the following parties: Financial Edge Fund, L.P., Financial Edge—Strategic Fund, L.P., Goodbody/PL Capital, L.P., PL Capital LLC, PL Capital/Focused Fund, L.P., Goodbody/PL Capital, LLC, PL Capital Advisors, LLC, John W. Palmer, Richard J. Lashley and Beth R. Lashley, as trustee of the Doris Lashley Testamentary Trust. All of the filers of this Schedule 13D/A are collectively referred to as the “PL Capital Group.”

(8)	Based exclusively on a Schedule 13D filed with the Securities and Exchange Commission on November 19, 2014, which was filed jointly by the following parties: Seidman and Associates, L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., Seidman Investment Partnership III, L.P., LSBK06-08, L.L.C., Broad Park Investors, L.L.C., CBPS, LLC, 2514 Multi-Strategy Fund L.P., Veteri Place Corporation, JBRC I, LLC, and Lawrence B. Seidman.

40

Polonia SPECIAL MEETING

This section contains information from Polonia for Polonia shareholders about the Polonia special meeting. This proxy statement/prospectus is being mailed to each Polonia shareholder, on or about September 16, 2016. Together with this proxy statement/prospectus, Polonia shareholders are also receiving a notice of the special meeting of Polonia shareholders and a form of proxy that Polonia’s board of directors is soliciting for use at the Polonia special meeting and at any adjournments or postponements thereof.

Date, Place and Time of the Meeting

The Polonia special meeting will be held on October 25, 2016, at 11:00 a.m., local time, at 3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, Pennsylvania.

This proxy statement/prospectus also serves as a prospectus in connection with the issuance of shares of Prudential common stock to Polonia shareholders upon completion of the merger.

Matters to Be Considered at Polonia Special Meeting

At the special meeting, Polonia shareholders will vote on a proposal to approve the merger agreement and the transactions contemplated thereby. You also may be asked to vote on a proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. Polonia could use any adjournment or postponement of the special meeting for the purpose, among others, of allowing more time to solicit votes in favor of the approval and adoption of the merger agreement.

Recommendation of Polonia’s Board of Directors

Polonia’s board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Polonia shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.

Polonia’s board of directors also unanimously recommends that Polonia shareholders vote “FOR” approval of the proposal to allow the Polonia special meeting to be adjourned, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval and adoption of the merger agreement.

Record Date for Polonia Special Meeting

Polonia’s board of directors has fixed the close of business on August 4, 2016 as the record date for determining the Polonia shareholders entitled to receive notice of and to vote at the Polonia special meeting. Only Polonia shareholders of record as of the record date are entitled to vote at the Polonia special meeting. As of the record date, 3,348,827 shares of Polonia common stock were issued and outstanding and held by approximately 178 record holders. Polonia shareholders are entitled to one vote on each matter considered and voted on at the Polonia special meeting for each share of Polonia common stock held of record at the close of business on the record date.

Quorum; Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of Polonia common stock entitled to vote at the Polonia special meeting is necessary to constitute a quorum at the Polonia special meeting. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present.

Approval and adoption of the merger agreement requires the affirmative vote of a majority of the total number of shares of Polonia common stock outstanding and entitled to vote at the Polonia special meeting. Approval of the adjournment proposal also requires the affirmative vote of a majority of the votes cast by holders of Polonia common stock entitled to vote at the Polonia special meeting. A failure to vote by a Polonia shareholder entitled to

41

vote, an abstention from voting or a broker non-vote will have no effect on the outcome of the vote to approve either proposal.

As of the record date for the Polonia special meeting, Polonia directors and executive officers beneficially owned approximately 187,511 shares (excluding shares that may be acquired upon the exercise of stock options), or 5.6%, of the outstanding shares of Polonia common stock entitled to vote at the Polonia special meeting. In connection with Polonia’s entry into the merger agreement, Polonia’s directors and certain executive officers entered into voting agreements that require, among other things, the directors and certain executive officers to vote in favor of the approval and adoption of the merger agreement at the Polonia special meeting.

As of the record date for the Polonia special meeting, Prudential, its subsidiaries, and its directors and officers and their affiliates did not own or hold any shares of Polonia common stock (other than shares held as fiduciary, custodian or agent).

Solicitation of Proxies for Polonia Special Meeting

Polonia has engaged Laurel Hill Advisory Group, LLC as its proxy solicitor to assist in the solicitation of proxies for the Polonia special meeting. The proxy solicitor will be paid a fee of approximately $6,000 for its services plus reasonable out-of-pocket expenses for such services. The expense of soliciting proxies for Polonia’s special meeting will be paid by Polonia. Polonia’s directors, officers and employees may also solicit proxies personally, by telephone, by e-mail and by facsimile. Such directors, officers and employees will not receive any additional compensation for such solicitation activities.

It is important that any shares of Polonia common stock you hold be represented at the Polonia special meeting. Whether or not you plan to attend the Polonia special meeting, Polonia’s board of directors asks that all holders of Polonia common stock take the time to vote prior to the Polonia special meeting by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If you attend the Polonia special meeting and wish to vote in person, your proxy may be revoked at that time. Additional methods of revoking a proxy are described below.

Voting at Polonia Special Meeting

Polonia shareholders are entitled to one vote on each matter to be considered and voted on at the Polonia special meeting for each share of Polonia common stock held of record at the close of business on the record date for the Polonia special meeting.

Each copy of this proxy statement/prospectus delivered to Polonia shareholders is accompanied by a form of proxy card with instructions for voting. If you hold stock in your name as a shareholder of record, you should complete, sign and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the Polonia special meeting. You may also vote your shares through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. To ensure your representation at the special meeting, Polonia recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

If you appropriately mark, sign and return the enclosed proxy in time to be voted at the Polonia special meeting, the shares represented by the proxy will be voted in accordance with your instructions marked on the proxy. Valid proxies delivered by Polonia shareholders that are executed but do not specify a vote on a particular matter will be voted “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to allow the adjournment of the Polonia special meeting, if necessary. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the Polonia special meeting or at any adjournment or postponement of the Polonia special meeting. However, if other business properly comes before the Polonia special meeting, the persons named as proxies on the Polonia proxy card will, in their discretion, vote upon such matters in their best judgment.

42

If you hold your stock in “street name” through a bank, broker or nominee, you must direct your bank, broker or nominee how to vote in accordance with the instructions you have received from your bank, broker or nominee. Your broker, bank, or other nominee may allow you to deliver your voting instructions via the telephone or the Internet.

Banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. If your broker, bank or other nominee holds your shares of Polonia common stock in “street name,” your broker, bank or other nominee will only vote your shares of Polonia common stock if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker, bank or other nominee with this proxy statement/prospectus. Polonia believes that neither of the proposals are routine matters and, as a result, if your bank, broker or other nominee has not received your voting instructions with respect to these proposals, your bank, broker or other nominee cannot vote your shares on these proposals.

Signing and returning the enclosed proxy will not affect a Polonia shareholder’s right to attend the Polonia special meeting and vote in person. If you attend the Polonia special meeting and wish to vote in person, your proxy may be revoked at that time. Please note, however, that simply attending the Polonia special meeting will not revoke a previously-submitted proxy; you must cast a new vote at the Polonia special meeting in order to revoke your prior vote. If you are a Polonia shareholder whose shares are not registered in your own name, you will need to bring with you a proxy or letter from the bank, broker, nominee or other holder of record in order to vote in person at the Polonia special meeting.

Revocation of Proxies for Polonia Special Meeting

A Polonia shareholder who has submitted a proxy may revoke it at any time before its exercise at the Polonia special meeting by (i) giving written notice of revocation to Polonia’s Corporate Secretary, (ii) properly submitting to Polonia a duly executed proxy bearing a later date, (iii) voting again by telephone or the Internet or (iv) attending the Polonia special meeting and voting in person. Please note, however, that simply attending the Polonia special meeting will not revoke a previously-submitted proxy; you must cast a new vote at the Polonia special meeting in order to revoke your prior vote. All written notices of revocation and other communications with respect to revocation of Polonia proxies should be addressed to Polonia as follows: Paul D. Rutkowski, Corporate Secretary, 3993 Huntingdon Pike, 3rd Floor, Huntingdon Valley, PA 19006.

POLONIA PROPOSALS

Approval and Adoption of Merger Agreement

Polonia is asking its shareholders to approve and adopt the merger agreement and the transactions contemplated thereby. Polonia shareholders should read this proxy statement/prospectus carefully and in its entirety, including the Annexes, for more detailed information concerning the merger agreement, the merger and the issuance of shares of Prudential common stock in connection with the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

Polonia’s board of directors unanimously recommends that Polonia shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.

Adjournment Proposal

The Polonia special meeting may be adjourned to another time or place, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

If, at the Polonia special meeting, the number of shares of Polonia common stock present or represented and voting in favor of approval and adoption of the merger agreement and the transactions contemplated thereby is insufficient to approve the proposal, Polonia intends to move to adjourn the Polonia special meeting in order to

43

solicit additional proxies for the approval and adoption of the merger agreement and the transactions contemplated thereby. In that event, Polonia will ask its shareholders to vote on the Polonia adjournment proposal, but not the proposal to approve and adopt the merger agreement.

In this proposal, Polonia is asking its shareholders to authorize the persons named as proxies on the Polonia proxy card on a discretionary basis to vote in favor of adjourning the Polonia special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Polonia shareholders who have previously voted.

Polonia’s board of directors unanimously recommends that Polonia shareholders vote “FOR” approval of adjournment, if necessary or appropriate, of the meeting to permit the solicitation of additional proxies in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.

44

THE MERGER

Terms of the Merger

Each of the Prudential board of directors and the Polonia board of directors has approved and adopted the merger agreement, which provides for the merger of Polonia with and into Prudential and substantially simultaneously therewith, the merger of Polonia Bank with and into Prudential Bank.

If the merger is completed, Polonia shareholders will be entitled to elect to receive, for each share of Polonia common stock they own, subject to the election and adjustment procedures described in this proxy statement/prospectus, either 0.7591 of a share of Prudential common stock or $11.28 in cash, subject to possible adjustment as more fully described herein. The election of shares of Prudential common stock or cash will be subject to proration such that 50% of the issued and outstanding shares of Polonia common stock will be exchanged for Prudential common stock and 50% will be exchanged for cash. If more Polonia shareholders make valid elections to receive either shares of Prudential common stock or cash than is available as either stock or cash consideration pursuant to the terms of the merger agreement, Polonia shareholders electing the over-subscribed form of merger consideration will receive a mixture of both stock and cash consideration in accordance with the proration procedures set forth in the merger agreement.

At the Polonia special meeting, Polonia shareholders will be asked to approve and adopt the merger agreement.

Background and Reasons for the Merger

Since completing its conversion from the mutual holding company form of organization to the stock holding company form of organization in November 2012, the management and board of directors of Polonia have regularly reviewed Polonia’s strategic and financial prospects. The Polonia board of directors has considered the difficulty in profitably growing and operating a financial institution under current economic and competitive conditions, including the increased costs for technology and regulatory compliance, and has considered both internal growth strategies and strategic business combinations as means of achieving profitability and economies of scale.

On September 15, 2015, the board of directors met with representatives of Polonia’s legal counsel, Kilpatrick Townsend & Stockton LLP, which we refer to as Kilpatrick Townsend, and FinPro Capital Advisors, Inc., which we refer to as FinPro. The representative of Kilpatrick Townsend discussed the directors’ fiduciary duties in connection with a possible business combination and the representatives of FinPro provided a strategic assessment of Polonia, identified potential strategies for growth and improving profitability, and provided an overview of Polonia’s business, performance and valuation metrics. The board of directors considered potential acquisition targets identified by FinPro, but noted that Polonia would be unlikely to obtain regulatory approval for an acquisition while it remained under a formal written agreement with the Office of the Comptroller of the Currency, which we refer to as the OCC. FinPro presented an analysis of the potential acquisition value of Polonia, discussed different approaches to selecting a partner for a business combination and identified a list of institutions that were potential acquirors of Polonia.

On October 20, 2015, the board of directors met with representatives of Kilpatrick Townsend and FinPro to discuss potential partners for a business combination and the timing of such process. The directors considered contingencies that could be an impediment to a transaction, specifically pending litigation with a former employee who has asserted the right to additional compensation and potential liability for violations of the Real Estate Settlement Procedures Act. The directors also considered communications from investors who want to see Polonia pursue a business combination and the financial results and near term prospects for Polonia, which had been losing money on an operating basis. Upon consideration of these factors, the directors approved commencing a process to solicit interest in a business combination. FinPro discussed with the board of directors the criteria used to develop a list of potential acquirers, which the directors found to be reasonable. Based on the discussion with directors, FinPro produced a list of 39 financial institutions to contact regarding a business combination with Polonia. The 39 financial institutions were selected based on likelihood of interest, financial capacity and perceived potential to obtain required regulatory approvals. This number was subsequently reduced to 38 after two institutions on the list announced that they were being acquired and Polonia added an additional institution.

On November 16, 2015, Polonia formally engaged FinPro.

45

In early December 2015, FinPro began contacting the 38 financial institutions on Polonia’s behalf regarding a potential acquisition of Polonia. Of the 38 institutions contacted by FinPro, 19, including Prudential, executed nondisclosure agreements with customary and waivable standstill provisions and received a confidential information memorandum regarding the potential acquisition of Polonia. Of these 19 institutions, seven, including Prudential, requested and received access to an electronic data room that contained non-public information, including information regarding Polonia’s loans and deposits, credit quality, vendor contracts, and operating expenses.

On January 22, 2016, Polonia received nonbinding indications of interest for the acquisition of Polonia from Prudential and one other financial institution (which we refer to as “Bank A”). Both Prudential and Bank A proposed to acquire Polonia in exchange for consideration consisting of a combination of cash and stock.

On January 26, 2016, the Polonia board of directors held a special meeting to review the two indications of interest that was attended by representatives of FinPro and Kilpatrick Townsend. The board of directors was informed that all of the other institutions that had received a confidential information memorandum and had been granted access to the electronic data room declined to submit a nonbinding indication of interest. A representative of FinPro provided an overview of the process conducted to date, discussed the value offered by Prudential and Bank A in relation to the value of Polonia under a discounted cash flow analysis, and presented background information on Prudential and Bank A. The Polonia board of directors decided to invite both Prudential and Bank A to perform detailed due diligence.

Over the next several weeks, Polonia made available additional due diligence materials to Prudential and Bank A.

On February 11, 2016, representatives of Polonia met with several executives from Prudential and engaged in detailed discussions regarding various aspects of Polonia’s business. On February 20 and 21, 2016, Prudential performed loan and credit due diligence and on February 27 and 28, 2016, Bank A performed loan and credit due diligence.

On February 29, 2016, Bank A informed Polonia that it was withdrawing from the process and would not pursue the acquisition of Polonia.

On March 11, 2016, Prudential provided an updated nonbinding indication of interest letter for the acquisition of Polonia at $11.95 per share, subject to reduction if Polonia’s stockholders’ equity is lower than $39.5 million as of the closing date. Prudential proposed that the consideration be paid 50% in cash and 50% in shares of Prudential common stock, with Polonia shareholders receiving the opportunity to elect the form of consideration they wished to receive.

On March 15, 2016, the Polonia board of directors held a special meeting to review the updated nonbinding indication of interest letter from Prudential that was attended by representatives of FinPro and Kilpatrick Townsend. The Polonia board of directors determined to continue discussions with Prudential based on the terms proposed in Prudential’s latest indication of interest letter and instructed FinPro to ask Prudential to increase the merger consideration.

FinPro informed the Polonia directors through a conference call on March 24, 2016 that Prudential declined to increase the merger consideration.

After Polonia filed its annual report on Form 10-K for the year ended December 31, 2015 on April 6, 2016, which reflected restatement of prior period financial statements that reduced stockholders’ equity by $1.9 million, Prudential informed Polonia that it would adjust the merger consideration to $11.31 per share and that the merger consideration would be subject to downward adjustment if Polonia’s adjusted stockholders’ equity at the time of closing was less than $37.5 million (which was Polonia’s shareholders’ equity as of December 31, 2015).

In early April 2016, Prudential provided Polonia with non-public information regarding Prudential’s operations, including information regarding Prudential’s loans and credit quality. On April 8, 2016, Polonia conducted its on-site reverse due diligence of Prudential.

On May 5, 2016, Prudential and its legal advisor provided Polonia and Kilpatrick Townsend with an initial draft merger agreement for the proposed transaction. Over the course of the following weeks, Prudential and Polonia

46

and their respective legal advisors exchanged drafts of the merger agreement and worked towards finalizing the terms of the transaction, including the amount of the merger consideration and the method for adjusting the merger consideration based on Polonia’s stockholders’ equity.

On May 9, 2016, Kilpatrick Townsend held a conference call with the Polonia directors during which Kilpatrick Townsend discussed the initial draft of the merger agreement with the Polonia directors.

At the regular meeting of the Polonia board of directors held on May 17, 2016, a representative of Kilpatrick Townsend reviewed with the Polonia directors the status of negotiations with respect to the merger agreement.

On May 26, 2016, representatives of FinPro and Kilpatrick Townsend held a conference call with the Polonia directors during which they discussed the status of negotiations with respect to the merger agreement and FinPro presented summary pro forma financial information regarding the proposed transaction and an analysis of the value of the transaction based on a comparison to comparable transactions and a discounted cash flow analysis.

On May 31, 2016, Prudential and Polonia agreed to modify the price terms of the merger agreement so that the merger consideration would be $11.28 per share and would be subject to downward adjustment if Polonia’s adjusted stockholders’ equity at the time of closing was less than $37,401,000 (which was Polonia’s stockholders’ equity as of April 30, 2016). Polonia requested this change because the pricing formula originally presented in the merger agreement would have resulted in a price of $11.18 per share as of April 30, 2016.

On June 2, 2016, the Polonia board of directors held a special meeting, together with representatives of FinPro and Kilpatrick Townsend, during which representatives of management, FinPro and Kilpatrick Townsend reviewed for the Polonia board of directors the final terms of the transaction documents. FinPro rendered its oral opinion, which was subsequently confirmed in writing, to the Polonia board of directors that, as of that date, and based upon and subject to the factors, assumptions and limitations set forth in its written opinion, the merger consideration was fair, from a financial point of view, to the holders of Polonia common stock. Following discussion and questions and answers, including consideration of the factors described under “Polonia’s reasons for the merger and recommendation of the Polonia board of directors”, the Polonia board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were in the best interest of Polonia and its shareholders and approved recommending that the Polonia shareholders approve the adoption of the merger agreement.

Following the meeting of the Polonia board of directors, in the afternoon of June 2, 2016, Prudential and Polonia executed the merger agreement and Prudential and Polonia executed the voting agreements entered into with the directors and certain executive officers of Polonia. Shortly thereafter, on June 2, 2016, Prudential and Polonia issued a joint press release announcing the execution of the merger agreement.

Polonia’s Reasons for the Merger and Recommendation of the Board of Directors

After careful consideration, at a meeting held on June 2, 2016, the Polonia board of directors unanimously determined that the merger agreement, including the merger and the other transactions contemplated thereby, is in the best interests of Polonia and its shareholders and approved the merger agreement.

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommend that its shareholders vote “FOR” the merger agreement, the Polonia board of directors consulted with Polonia management, as well as its independent financial and legal advisors, and considered a number of factors, including the following material factors:

•	its knowledge of Polonia’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with Prudential;

•	its understanding of Prudential’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account presentations by senior management of its due diligence review of Prudential and information furnished by FinPro;

47

•	its belief that the merger will result in a stronger banking franchise with strong capital ratios and an attractive funding base that has the potential to deliver a higher value to Polonia’s shareholders as compared to continuing to operate as a stand-alone entity;

•	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and footprint;

•	the anticipated pro forma impact of the merger on Prudential, including potential synergies, and the expected impact on financial metrics such as earnings and tangible common equity per share, as well as on regulatory capital levels;

•	the financial analyses of FinPro, Polonia’s independent financial advisor, and its written opinion, dated as of June 2, 2016, delivered to the Polonia board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Polonia common stock;

•	the cash/stock election mechanism of the merger agreement, which offers Polonia shareholders the opportunity to seek their preferred form of consideration, subject to the proration and allocation methods that will result in 50% of the outstanding shares of Polonia common stock being exchanged for cash and 50% being exchanged for Prudential common stock;

•	the cash component of the merger consideration offers Polonia shareholders the opportunity to receive cash for their shares with immediate certainty of value;

•	the stock component of the merger consideration offers Polonia shareholders the opportunity to participate as shareholders of Prudential in the future performance of the combined company;

•	the fact that Polonia has not paid a dividend on its common stock and that Prudential pays a quarterly cash dividend on its common stock;

•	the fact that upon completion of the merger Polonia shareholders will own approximately 14% of the outstanding shares of the combined company;

•	the more active trading market in Prudential common stock would give Polonia shareholders greater liquidity for their investment;

•	the benefits to Polonia and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•	the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•	the expected social and economic impact of the merger on the constituencies served by Polonia, including its borrowers, customers, depositors, employees, and communities;

•	the effects of the merger on other Polonia employees, including the prospects for continued employment in a larger organization and various benefits agreed to be provided to Polonia employees;

•	the board’s understanding of the current and prospective environment in which Polonia and Prudential operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•	the extensive efforts made to solicit interest from institutions considered to have the ability and potential interest in acquiring Polonia and the low probability of securing a more attractive proposal from another institution capable of consummating the transaction;

48

•	the ability of Prudential to complete the merger from a financial and regulatory perspective;

•	the board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, providing favorable tax consequences to Polonia’s shareholders who receive the stock consideration in the merger; and

•	the board’s review with its independent legal advisor, Kilpatrick Townsend, of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to Polonia’s shareholders and to consider and pursue a better unsolicited acquisition proposal, subject to the potential payment by Polonia of a termination fee to Prudential, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement.

The Polonia board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	with stock consideration based on a fixed exchange ratio, the risk that the consideration to be paid to Polonia shareholders could be adversely affected by a decrease in the trading price of Prudential common stock during the pendency of the merger;

•	the potential risk of diverting management attention and resources from the operation of Polonia’s business and towards the completion of the merger;

•	the restrictions on the conduct of Polonia’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Polonia from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Polonia absent the pending merger;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Polonia’s business, operations and workforce with those of Prudential;

•	the fact that the interests of certain of Polonia’s directors and executive officers may be different from, or in addition to, the interests of Polonia’s other shareholders as described under the heading “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours”;

•	that, while Polonia expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or Polonia shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	the fact that: (i) Polonia would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Polonia would be obligated to pay to Prudential a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Polonia from pursuing such a transaction; and

•	the possibility of litigation challenging the merger, and its belief that any such litigation would be without merit.

49

The foregoing discussion of the information and factors considered by the Polonia board of directors is not intended to be exhaustive, but includes the material factors considered by the Polonia board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Polonia board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Polonia board of directors considered all these factors as a whole, including discussions with, and questioning of Polonia’s management and Polonia’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Polonia’s board of directors unanimously recommends that Polonia’s shareholders vote “FOR” the approval of the merger proposal and “FOR” the adjournment proposal. Polonia shareholders should be aware that Polonia’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Polonia shareholders. The Polonia board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of Polonia. See “Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

This summary of the reasoning of Polonia’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Special Notes Concerning Forward-Looking Statements.”

Opinion of Polonia’s Financial Advisor

By letter dated November 16, 2015, Polonia engaged FinPro to act as its financial advisor in connection with its merger and acquisition activities. FinPro is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Polonia selected FinPro because of its knowledge of, experience with, and reputation in the financial services industry. The Polonia board of directors also considered the fact that FinPro is familiar with Polonia and its business, as FinPro’s affiliate, FinPro, Inc., has provided advisory services to Polonia.

FinPro acted as financial advisor to Polonia in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 2, 2016 meeting at which Polonia’s board of directors considered and approved the merger agreement, FinPro delivered to the board of directors its oral opinion, later confirmed in writing, that, as of such date, the merger consideration was fair to Polonia’s shareholders from a financial point of view. The full text of FinPro’s written opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by FinPro in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion.

Polonia shareholders are urged to read the opinion in its entirety in connection with their consideration of the proposed merger.

FinPro’s opinion speaks only as of the date of such opinion. FinPro’s opinion was directed to the Polonia board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view, of the merger consideration to the holders of Polonia common stock. It does not address the underlying business decision to proceed with the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Polonia or the effect of any other transaction in which Polonia might engage. FinPro’s opinion does not constitute a recommendation to any Polonia shareholder as to how such shareholder should vote at the Polonia special meeting on the merger agreement or any related matter (including what election any such shareholder should make with respect to the stock consideration or the cash consideration). FinPro’s opinion was approved by FinPro’s fairness opinion committee.

In rendering its opinion, FinPro considered among other things:

•	The merger agreement;

•	The most recent year-end and quarter-end audited and unaudited financial statements for each of Polonia and Prudential;

50

•	Certain other public and non-public information regarding each of Polonia and Prudential including internal financial forecasts, regarding the financial results and the condition of Polonia and Prudential;

•	Extensive sales process with Polonia;

•	Input received from the institutions contacted by FinPro as part of the process regarding their feedback on Polonia, and hesitation to proceed forward in the bidding process due to issues such as the consent order, regulatory issues, litigation uncertainty, management turnover, declining loan and deposit balances, and lack of profitability;

•	The trading and merger market for bank and thrift stocks;

•	Acquisition multiples of comparable institutions;

•	Potential investment value of Polonia’s shares; and

•	Analysis of the ability for Prudential to execute on the proposed transaction.

In performing its review and in rendering its opinion, FinPro has relied upon the completeness and accuracy of all of the financial and other information that was available to it from public sources, that was provided to it by Polonia and Prudential, or their representatives, or that was otherwise reviewed by FinPro, and has assumed such completeness and accuracy for purpose of rendering its opinion. FinPro has further relied on the assurances of management of Polonia that they are not aware of any facts or circumstances not within the actual knowledge of FinPro, as the case may be, that would make any of such information inaccurate or misleading. FinPro has not been asked to verify and has not undertaken any independent verification of such information, and FinPro does not assume any responsibility or liability for the completeness and accuracy thereof. FinPro has not made an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Polonia or Prudential, or the collectability of any such assets, nor has FinPro been furnished with any such evaluations or appraisals. FinPro has not made any independent evaluation of the adequacy of the allowance for loan losses of Polonia or Prudential, nor has FinPro reviewed any individual credit files, and FinPro has assumed that their respective allowance for loan losses is adequate.

FinPro also assumed, with Polonia’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms of the merger agreement, that all of the representations and warranties contained in the merger agreement were true and correct in all material respects, that each of the parties to the merger agreement would perform in all material respects all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement were not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Polonia, Prudential or the merger in any respect that would be material to FinPro’s analyses, (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger would qualify as a tax-free reorganization for federal income tax purposes. FinPro expressed no opinion as to any of the legal, accounting or tax matters relating to the merger or any other transactions contemplated in connection therewith.

FinPro’s analyses and the views expressed in its opinion were necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to FinPro as of, the date of its opinion. Events occurring after the date of the opinion could materially affect FinPro’s views. FinPro has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. FinPro expressed no opinion as to the trading values of Polonia common stock after the date of its opinion or what the value of Prudential common stock will be once it is actually received by the holders of Polonia common stock.

The following is a summary of the material analyses performed by FinPro and presented to the Polonia board of directors on June 2, 2016. The summary is not a complete description of all of the analyses underlying FinPro’s opinion. The preparation of a fairness opinion is a complex process involving subjective judgements as to

51

the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. FinPro believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered, without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. The financial analyses summarized below include information presented in a tabular format. In order to understand fully the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses.

No company included in FinPro’s comparative analyses described below is identical to Polonia or Prudential and no transaction is identical to the merger. An analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Polonia and Prudential and the companies to which they are being compared. In arriving at its opinion, FinPro did not attribute any particular weight to any analysis or factor that it considered. Rather, FinPro made qualitative judgments as to the significance and relevance of each analysis and factor. FinPro did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, FinPro made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, FinPro also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Polonia, Prudential and FinPro. The analyses performed by FinPro are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. FinPro prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Polonia board of directors at its June 2, 2016 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, FinPro’s analyses do not necessarily reflect the value of Polonia common stock or the prices at which Polonia or Prudential common stock may be sold at any time. The analyses of FinPro and its opinion were among a number of factors taken into consideration by the Polonia board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the Polonia board of directors or management with respect to the fairness of the merger.

Polonia Historical Financial Perspective. Polonia completed a second step conversion in November 2012. Polonia’s tangible book value per share decreased from $11.73 at December 31, 2012 to $11.19 at March 31, 2016. Polonia was unprofitable for each of the years 2012, 2013, and 2015 and had a profit of only $17 thousand for 2014. Polonia reported a loss of $268 thousand, or ($0.08) per share, for the quarter ended March 31, 2016. Capital levels have exceeded required regulatory levels, while asset quality has been historically strong. Polonia has not paid dividends to shareholders.

Market Value Approach (Acquisition Comparables). FinPro reviewed publically available information related to selected whole bank transactions in Polonia’s geographic region. This data was utilized as a primary “comparable transaction group”. As a secondary check, FinPro reviewed publically available information related to selected whole bank national transactions. The financial performance metrics of the acquired companies were compared to Polonia’s most recent quarterly consolidated financials, as provided by Polonia management. Multiples for the proposed merger were analyzed relative to the regional (primary) and national (secondary) comparable transaction groups selected by FinPro. FinPro reviewed the following pricing multiples:

-	Price/Tangible Book Value: Price per common share paid for the acquired company to tangible book value per share of the acquired company based on the most recent available quarterly consolidated financial statements of the company available prior to the announcement of the acquisition

-	Core Deposit Premium: Excess of purchase price over tangible common equity to core deposits (total deposits less time deposits greater than $100,000) based on the most recent quarterly

52

consolidated financial statements of the company available prior to the announcement of the acquisition.

Price to LTM (last twelve months) Earnings were not utilized in this analysis, as Polonia was not profitable in the periods prior to the announcement of the acquisition.

Regional Comparable Group (Primary Group). FinPro used the following criteria to determine the Regional Comparable Group: Whole bank transactions announced after January 1, 2013 with deal values greater than $10 million, where the acquired company was located in the states of Pennsylvania, New Jersey, New York, Maryland, Virginia, or Delaware, and where the acquired company had total assets between $100 million and $300 million with ROAE less than 2% and nonperforming assets (including troubled debt restructurings (“TDRs”)) as a percentage of total assets less than 5% (deals in which the target company had nonperforming assets/total assets of “N/A” as reported by SNL Financial were researched by FinPro to determine nonperforming asset levels). The following transaction types were excluded from the analysis: transactions in which the acquired company was structured as a mutual or mutual holding company, purchase and assumption transactions, transactions in which the acquirer was a private investor, and transactions for which price to tangible book data was unavailable.

The selected transactions were:

Acquirer’s Full Name	Seller’s Full Name	Seller’s City, State

Bay Bancorp, Inc.	Hopkins Bancorp, Inc.	Baltimore, MD
Hamilton Bancorp, Inc.	Fraternity Community Bancorp, Inc.	Baltimore, MD
ESSA Bancorp, Inc.	Eagle National Bancorp, Inc.	Upper Darby, PA
Citizens Financial Services, Inc.	First National Bank of Fredericksburg	Fredericksburg, PA
OceanFirst Financial Corp.	Colonial American Bank	Middletown, NJ
Codorus Valley Bancorp, Inc.	Madison Bancorp, Inc.	Baltimore, MD
ESSA Bancorp, Inc.	Franklin Security Bancorp, Inc.	Wilkes-Barre, PA
Riverview Financial Corporation	Union Bancorp, Inc.	Pottsville, PA

53

The results of the analysis are set forth in the following table:

		Regional Comparable Transactions (1)
Comparison	Prudential/ Polonia	Minimum	25th Percentile	Median	75th Percentile	Maximum

Transaction Pricing at Announcement
Deal Value ($, in millions)	38.1	10.1	13.7	19.3	23.8	26.9
Price/LTM Earnings (%)	NM	NM	NM	NM	NM	NM
Price/Tang. Book Value (%)	100.8	86.5	96.8	104.8	112.9	144.3
Core Deposit Premium (%) (2)	0.6	(2.9)	(0.5)	0.9	2.2	3.4

Target’s Financials at Announcement
Total Assets ($, in millions)	287,731	123,779	144,044	169,061	228,756	239,659
Tang. Equity/Tang. Assets (%)	13.0	6.7	8.2	10.0	14.3	16.8
NPAs/Assets (%) (3)	1.2	1.1	1.5	1.8	2.1	4.8
ALLL/NPLs	36.8	24.9	34.1	72.4	73.5	86.0
LTM ROAA (%) (4)	(0.1)	(0.3)	(0.1)	0.0	0.1	0.2
LTM ROAE (%) (4)	(0.4)	(5.3)	(0.6)	0.2	1.2	1.9
Asset Growth (%) (5)	(5.5)	(10.4)	(4.5)	(1.7)	0.5	10.2
Deposit Growth (%) (5)	(4.7)	(8.2)	(4.5)	(1.4)	4.2	11.0

(1)	Source: SNL Financial, FinPro Computations for Prudential/Polonia transaction pricing multiples.
(2)	Core Deposit Premium calculated as (Deal Value – Tangible Equity) / Core Deposits. Core deposits defined as total deposits less time deposits > $100,000.
(3)	Balances include performing TDRs.
(4)	Tax free partnerships tax impacted at 40.00%.
(5)	Most recent reported data relative to prior year.

The merger consideration price to tangible book multiple of 100.8% was between the 25th percentile and median for the Regional Comparable Group, while price to LTM earnings were not material for the Regional Comparable Group or Polonia based on lack of profitability. The merger consideration core deposit premium of 0.6% was also between the 25th percentile and median for the Regional Comparable Group.

National Comparable Group (Secondary Check). FinPro used the following criteria to determine the National Comparable Group: Nationwide, whole bank transactions announced after January 1, 2015 with deal value greater than $10 million, where the acquired company had total assets less than $300 million with ROAE less than or equal to 1% and nonperforming assets (including TDRs) as a percentage of total assets less than 5%. The following transaction types were excluded from the analysis: transactions in which the acquired company was structured as a mutual or mutual holding company, purchase and assumption transactions, transactions in which the acquirer was a private investor, and transactions for which price to tangible book data was unavailable via SNL Financial.

54

The selected transactions were:

Acquirer’s Full Name	Seller’s Full Name	Seller’s City, State

Beneficial State Foundation	Pan American Bank	Los Angeles, CA
Bay Bancorp, Inc.	Hopkins Bancorp, Inc.	Baltimore, MD
Coastal Banking Company, Inc.	First Avenue National Bank	Ocala, FL
Hamilton Bancorp, Inc.	Fraternity Community Bancorp, Inc.	Baltimore, MD
ESSA Bancorp, Inc.	Eagle National Bancorp, Inc.	Upper Darby, PA
American Riviera Bank	Bank of Santa Barbara	Santa Barbara, CA
Heartland Financial USA, Inc.	First Scottsdale Bank, National Association	Scottsdale, AZ
OceanFirst Financial Corp.	Colonial American Bank	Middletown, NJ
National Bank Holdings Corporation	Pine River Bank Corp.	Bayfield, CO

The results of the analysis are set forth in the following table:

		Comparable National Transactions (1)
Comparison	Prudential/ Polonia	Minimum	25th Percentile	Median	75th Percentile	Maximum

Transaction Pricing at Announcement
Deal Value ($, in millions)	38.1	10.5	14.0	17.7	25.3	38.5
Price/LTM Earnings (%)	NM	NM	NM	NM	NM	NM
Price/Tang. Book Value (%)	100.8	80.3	100.5	104.7	106.9	115.6
Core Deposit Premium (%) (2)	0.6	(2.8)	0.1	0.9	2.1	2.6

Target’s Financials at Announcement
Total Assets ($, in millions)	287,731	106,332	135,408	162,391	175,731	239,659
Tang. Equity/Tang. Assets (%)	13.0	6.7	10.2	14.2	15.8	22.3
NPAs/Assets (%) (3)	1.2	0.2	0.9	1.6	2.2	4.6
ALLL/NPLs	36.8	34.1	79.3	121.2	250.0	463.2
LTM ROAA (%) (4)	(0.1)	(0.5)	(0.3)	(0.1)	0.0	0.1
LTM ROAE (%) (4)	(0.4)	(5.3)	(2.6)	(0.4)	0.0	1.0
Asset Growth (%) (5)	(5.5)	(10.4)	(2.7)	(1.3)	13.3	35.0
Deposit Growth (%) (5)	(4.7)	(8.2)	(1.5)	(1.4)	10.2	43.8

(1)	Source: SNL Financial, FinPro Computations for Prudential,/ Polonia transaction pricing multiples.
(2)	Core Deposit Premium calculated as (Deal Value – Tangible Equity) / Core Deposits. Core deposits defined as total deposits less time deposits > $100,000.
(3)	Balances include performing TDRs.
(4)	Tax free partnerships tax impacted at 40.00%.
(5)	Most recent reported data relative to prior year.

The merger consideration price to tangible book multiple of 100.8% was between the 25th percentile and median for the National Comparable Group, while price to LTM earnings were not material for the National Comparable Group or Polonia based on lack of profitability. The merger consideration core deposit premium of 0.6% was also between the 25th percentile and median for the National Comparable Group.

Investment Value Approach. FinPro performed an analysis to estimate a range of the present values of Polonia common stock, assuming that Polonia performed in accordance with management’s estimates for the twelve months ended March 31, 2017 and March 31, 2018 and FinPro’s extrapolation of management’s estimates for the twelve months ended March 31, 2019, 2020 and 2021. The purpose of this analysis was to determine the terminal value of Polonia common stock at March, 31, 2021 and to discount the terminal value to a present value. The investment value approach is a widely used valuation methodology that relies on numerous assumptions, including Polonia’s financial projections, terminal values, and discount rates. In performing this analysis, FinPro based estimates on March 31, 2016 year-to-date annualized actual financials and projections for each of the twelve months ending March 31, 2017, 2018, 2019, 2020, and 2021. Financial projections for the time periods ending March 31, 2017 and March 31, 2018 were based on the financial projections of Polonia as provided by management of Polonia. The projections for subsequent years were extrapolated by FinPro based upon the projections as provided for the initial two-year period. No cash dividends were assumed to be paid in the financial projections. The calculation of the investment takeout value for Polonia relies on its projected terminal value at March 31, 2021, as illustrated below:

55

	Actual 3 Months Ended 3/31/2016,	12 Months Ending	12 Months Ending	12 Months Ending	12 Months Ending	12 Months Ending
Period Ending	Annualized	3/31/2017	3/31/2018	3/31/2019	3/31/2020	3/31/2021

Net Income (in thousands)	(2,175)	(746)	(493)	33	586	1,191
Total Shares Outstanding (in thousands)	3,349	3,349	3,349	3,349	3,349	3,349
Earnings Per Share (1)	(0.65)	(0.22)	(0.15)	0.01	0.17	0.36

Tangible Common Equity (in thousands) (2)	37,468	36,927	36,638	36,874	37,646	38,929
Total Shares Outstanding (in thousands)	3,349	3,349	3,349	3,349	3,349	3,349
Tangible Book Value Per Share	11.19	11.03	10.94	11.01	11.24	11.62

(1)	EPS based on annualized net income for March 31, 2016 Actual Financials.
(2)	Tangible common equity adjusted for ESOP and restricted stock.

FinPro determined a discount rate based on a Capital Asset Pricing Model (“CAPM”) approach. The CAPM model utilized the 30 Year U.S. Treasury as the risk free rate, the decile 10 size premium, and the beta based on the SNL Micro Cap U.S. Bank Index benchmarked against the S&P 500 (CAPM components as of May 31, 2016, most currently available Index Data as of June 1, 2016). This resulted in a discount rate of 9.7%. A range of discount rates were utilized that were 2% and 1% below the base rate of 9.7% and 1% and 2% above the base rate of 9.7%. Therefore, the discount rates ranged from 7.7% to 11.7%. In calculating the terminal value, FinPro utilized multiples between 100% and 120% for a P/TBV (price to tangible book value) approach, with a midpoint of 110%, and multiples between 18.0 times and 22.0 times for a P/E (price to earnings) approach, with a midpoint of 20.0 times. The analysis resulted in a range of present values from $6.69 to $9.63 per share when applying multiples of tangible book value, with a midpoint of $8.05 per share, and $3.68 to $5.40 per share when applying multiples of earnings, with a midpoint of $4.48 per share. The consideration offered by Prudential of $11.28 per share was substantially higher than Polonia’s investment value at any of the points in the range on both a tangible book basis as well as an earnings basis. Due to the size of Polonia and the fact that Polonia has not been profitable in recent years and net income projections through March 31, 2021 are modest, more of a focus was placed on the tangible book value approach.

Prudential – Financial Condition, Performance and Comparable Company Analysis

Prudential common stock was valued at $14.86 per share based upon a 20-day average as of the close of trading on June 1, 2016. FinPro conducted an analysis of Prudential common stock and determined that the value of its common stock in the exchange falls within an acceptable valuation range. FinPro considered the financial condition and performance of Prudential and comparisons to comparable companies on a trading basis.

FinPro selected seven companies it considered comparable to Prudential, utilizing the following criteria:

-	Publically traded banks headquartered in the Mid-Atlantic and Northeast regions;
-	With total assets between $400 million and $800 million;
-	With nonperforming assets (including performing TDRs) as a percentage of total assets less than 5%;
-	Excluding institutions with a mutual or mutual holding company ownership structure; and
-	Excluding recently converted thrifts (last 2 years).

56

This criteria resulted in the following Comparable Trading Group:

Company Name	City	State
Bancorp of New Jersey, Inc.	Fort Lee	NJ
Bay Bancorp, Inc.	Columbia	MD
Harleysville Savings Financial	Harleysville	PA
Malvern Bancorp, Inc.	Paoli	PA
Royal Bancshares of PA	Bala Cynwyd	PA
Severn Bancorp, Inc.	Annapolis	MD
Stewardship Financial Corporation	Midland Park	NJ
Sussex Bancorp	Rockaway	NJ
Wellesley Bancorp, Inc.	Wellesley	MA

		Comparable Trading Group
Comparison (1)	Prudential	Minimum	25th Percentile	Median	75th Percentile	Maximum

Balance Sheet Strength, Composition
Total Assets ($000s)	537,544	463,435	716,772	758,813	765,434	798,548
Gross Loans/HFI Deposits (%)	84.68	86.21	94.16	100.83	108.46	114.59

Capital
Tangible Equity/Tangible Assets (%)	20.90	6.77	8.49	8.82	11.09	13.99

Asset Quality
Non-performing loans/Loans (%) (2)	5.40	0.19	0.97	1.26	1.67	5.31
Non-performing assets/Assets (%) (2)	3.27	0.16	0.88	1.50	1.77	4.43

Profitability
Core ROAA (%)	0.17	0.42	0.60	0.64	0.66	1.41
Core ROAE (%)	0.71	3.03	5.66	7.35	7.92	15.76

Market / Franchise
2016 Median Household Income ($)	43,494	65,085	79,178	86,153	87,158	87,573
Projected Annual Change in Median Household Income (‘16-’21) (%)	8.14	3.16	6.61	6.72	7.17	8.25

Market Pricing and Valuation
Market Cap ($, in millions)	120.2	38.3	55.8	68.2	71.5	107.5
Price/MRQ Core EPS (x)	53.3	10.0	12.3	13.7	28.1	67.6
Price/LTM Core EPS (x)	NM	9.6	12.9	14.3	23.2	26.8
Price/Tangible Book (%)	107.0	77.9	93.3	99.1	118.6	149.0
LTM Dividend Payout Ratio (%)	92.3	10.4	13.8	17.0	22.2	63.6
Dividend Yield (%)	0.8	0.0	0.0	0.8	1.9	4.5
Avg. Daily Vol. (Three Month)	6,718	863	5,214	6,207	12,144	49,587
Avg. Daily Vol. (One Year)	14,258	1,695	3,609	5,656	7,982	24,836

(1)	Data is for last twelve months; market pricing and valuation data is as of June 1, 2016.
(2)	Nonperforming loans and nonperforming assets include TDRs.

Pro Forma Analysis. FinPro considered and reviewed the pro forma financial impact of the transaction to ensure that Prudential, post-transaction, has key ratios for the combined entity that are likely to be acceptable from a regulatory perspective. FinPro analyzed certain potential pro forma effects of the merger, based on the following assumptions: (i) the merger closes during the fourth quarter of 2016; (ii) 50% of the outstanding shares of Polonia common stock are converted into the stock consideration at a 0.7510 exchange ratio and 50% of the outstanding shares of Polonia common stock are converted into cash consideration of $11.16 per share, which reflects a reduction in net book value per share of Polonia common stock based on continuing operating losses; and (iii) all outstanding Polonia stock options with an exercise price less than $11.16 per share will be cancelled in exchange for a cash payment equal to the difference between $11.16 and the per share exercise price. FinPro also utilized the following: (a) estimated earnings per share for Prudential, based on projections provided by Prudential’s management and an estimated long-term earnings per share growth rate; (b) estimated earnings per share for Polonia, based on projections provided by Polonia’s management and an estimated long-term growth of earnings per share; (c) purchase accounting adjustments consisting of (i) a credit mark on loans provided by Prudential management, (ii) interest rate marks provided by Prudential management and (iii) a write-up on fixed assets based on appraisals provided by Polonia; (d) cost savings projections provided by Prudential; (e) estimated costs and expenses associated with the merger; and (f) a core deposit intangible asset amortized over 10 years utilizing sum-

57

of-the-digits methodology. The analysis indicated that the merger could be accretive to Prudential’s estimated earnings per share (excluding one-time transaction costs and expenses) in 2017 and dilutive to estimated tangible book value per share at close and at fiscal year end 2017.

Relative Contribution Analysis. FinPro analyzed the relative contribution to the combined company of total assets, gross loans (including loans held for sale), and nonmaturity core deposits as shown in the table below utilizing March 31, 2016 financial statements. Based upon the exchange ratio, after 50% of the consideration is paid out in cash, Prudential shareholders would own approximately 86% of the combined company and Polonia shareholders would own approximately 14% of the combined company.

	Prudential Contribution	Polonia Contribution
Total Assets	65%	35%
Gross Loans (including HFS)	66%	34%
Nonmaturity Core Deposits	64%	36%

FinPro’s Relationship. FinPro was compensated for its services. FinPro’s fee is equal to 1.25% of the aggregate purchase price, of which $10,000 was paid at the time of engagement, $200,000 became payable to FinPro upon the signing of the merger agreement, and $25,000 became payable upon the mailing of this document to Polonia’s shareholders. The balance of FinPro’s fee is payable on the day of closing the merger and is contingent upon the consummation of the merger. Additionally, Polonia has agreed to reimburse FinPro for its out-of-pocket expenses and has agreed to indemnify FinPro and certain related persons against certain liabilities arising out of FinPro’s engagement. FinPro acted as financial advisor to Polonia in connection with the proposed acquisition and did not act as an advisor or agent to any other person. FinPro expresses no opinion as to the amount or nature of the compensation to be received by any of either Polonia’s or Prudential’s officers, directors or employees, or class of such persons.

Prior to this engagement, FinPro has not provided investment banking services to Polonia within the past two years for which it has received compensation. FinPro, Inc., FinPro’s parent organization, has provided consulting partnership services to Polonia within the past two years. The amount of compensation received from Polonia Bancorp, Inc. for these services is not, and has not been, material to FinPro, Inc.’s total annual gross revenue. Neither FinPro, Inc. (the parent organization), nor FinPro, have provided services to Prudential within the past two years.

Certain Prudential and Polonia Unaudited Prospective Financial Information.    Prudential and Polonia do not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Prudential and Polonia are including in this proxy statement/prospectus certain limited unaudited financial information for Prudential and Polonia on a stand-alone basis, without giving effect to the merger, which was discussed with Polonia’s financial advisor in connection with the merger.

Specifically, for purposes of the financial analyses performed in connection with FinPro’s opinion, Polonia discussed with FinPro and FinPro used management’s estimates of Polonia’s earnings per share for the 12 months ending March 31, 2017 and 2018. For purposes of these financial analysis, Polonia management also discussed with FinPro estimated annual earnings extrapolated through the 12 months ending March 31, 2019, 2020 and 2021. Based on discussions with Polonia management, FinPro assumed that Polonia would not pay a dividend through March 31, 2021. Taking into account these earnings per share estimates, estimated tangible book value per share for Polonia at March 31, 2017, 2018, 2019, 2020 and 2021 were also extrapolated from Polonia’s historical tangible book value per share at March 31, 2016 for purposes of the financial analyses performed in connection with FinPro’s opinion. The table above under “Investment Value Approach” presents unaudited prospective earnings per share for Polonia for the twelve months ended March 31, 2016 through 2021 and unaudited prospective tangible book value per share estimates at March 31, 2016, 2017, 2018, 2019, 2020 and 2021, as described above.

In addition, for purposes of the financial analyses performed in connection with FinPro’s opinion, Prudential discussed with FinPro and FinPro used, management’s estimates of Prudential’s earnings per share for the years ending September 30, 2016, 2017 and 2018. For purposes of these financial analysis, FinPro estimated an annual earnings growth rate of 7% per year, in each case, for the years ending September 30, 2019, 2020 and 2021. Based on discussions with Prudential management, FinPro used estimated annual dividends per share for 2016 through 2021 being held constant at $0.12 per share. Taking into account these earnings per share and dividend

58

estimates, estimated tangible book value per share for Prudential at September 30, 2017, 2018, 2019, 2020 and 2021 were also extrapolated from Prudential’s estimated historical tangible book value per share at September 30, 2016 for purposes of the financial analyses performed in connection with FinPro’s opinion. The following table presents unaudited prospective earnings per share estimates for Prudential for the years ended September 30, 2016 through 2021 and unaudited prospective tangible book value per share estimates at September 30, 2016, 2017, 2018, 2019, 2020 and 2021 as described above.

	Year Ended September 30,
	2016	2017	2018	2019	2020	2021
Earnings per share	$0.22	$0.41	$0.46	$0.49	$0.53	$0.57
Tangible book value per share	$13.98	$14.27	$14.63	$14.97	$15.33	$15.74

The extrapolated unaudited prospective financial information included above for Prudential and Polonia was calculated solely for purposes of the financial analyses performed in connection with FinPro’s opinion. The inclusion of any unaudited prospective financial information for Prudential or Polonia should not be regarded as an indication that any of Prudential, Polonia, FinPro, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions made with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Prudential’s and Polonia’s respective businesses, all of which are difficult to predict and many of which are beyond Prudential’s and Polonia’s control.

The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither Prudential nor Polonia can give assurance that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Prudential’s and Polonia’s respective businesses, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Prudential’s nor Polonia’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The prospective financial information with respect to Polonia included in this registration statement has been provided by Polonia’s management and the prospective financial information with respect to Prudential included in this registration statement has been provided by Prudential’s management. S.R. Snodgrass, P.C., which we refer to as Snodgrass, the independent registered public accounting firm for both Polonia and Prudential, has not examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, Snodgrass expresses no opinion or any other form of assurance with respect thereto. The Snodgrass report with respect to Prudential’s consolidated financial statements that is incorporated by reference relates to Prudential’s historical financial information, and the Snodgrass report with respect to Polonia’s consolidated financial statements that is included in this proxy statement/prospectus relates to Polonia’s historical financial information. Such reports do not extend to the prospective financial information and should not be read to do so.

59

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. Neither Prudential nor Polonia can give assurance that, had the unaudited prospective financial information been prepared either as of the date of the merger agreement or as of the date of this proxy statement/prospectus, similar estimates and assumptions would be used. Prudential and Polonia do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The unaudited prospective financial information does not take into account the possible financial and other effects on Prudential or Polonia of the merger and does not attempt to predict or suggest future results of the combined company. The unaudited prospective financial information does not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Prudential or Polonia of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the unaudited prospective financial information does not take into account the effect on Prudential or Polonia of any possible failure of the merger to occur. None of Prudential, Polonia, FinPro or their respective affiliates, officers, directors, advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Prudential or Polonia or other person regarding Prudential’s or Polonia’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Prudential, Polonia, FinPro or any other person that it is viewed as material information of Prudential or Polonia, particularly in light of the inherent risks and uncertainties associated with such forecasts. The unaudited prospective financial information included above is not being included to influence your decision whether to vote in favor of the merger proposal or any other proposal to be considered at the Polonia special meeting, but is being provided solely because it was made available to Polonia’s financial advisor in connection with the merger.

In light of the foregoing, and considering that the Polonia special meeting will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Polonia shareholders are cautioned not to place unwarranted reliance on such information.

Prudential’s Reasons for the Merger

Prudential believes that the acquisition of Polonia provides an excellent opportunity to increase the scale of its operations in the Philadelphia metropolitan area. In approving the merger agreement, Prudential’s board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:

•	its understanding of Prudential’s business, operations, financial condition, earnings and prospects and of Polonia’s business, operations, financial condition, earnings and prospects, including each of Prudential’s and Polonia’s positions in the Philadelphia metropolitan area;

•	its understanding of the current and prospective environment in which Prudential and Polonia operate, including regional and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the future growth prospects for its market area to provide sustained business development opportunities;

•	the complementary nature of the respective customer bases, products and skills of Prudential and Polonia that could result in opportunities to obtain synergies as products are distributed over a broader customer base;

•	the scale, scope, strength and diversity of operations, product lines and delivery systems that combining Prudential and Polonia could achieve;

•	the increased credit capability achieved by combining Polonia with Prudential that would enhance competitive position in the markets in which Prudential currently operates;

60

•	the review by Prudential’s board of directors, with the assistance of Prudential’s management and its financial advisor, of the structure and terms of the merger, including the exchange ratio;

•	the likelihood that Prudential will obtain the regulatory approvals it needs to complete the merger; and

•	the merger will result in a combined entity with assets in excess of approximately $825 million.

The foregoing discussion of the information and factors considered by Prudential’s board of directors is not intended to be exhaustive, but includes the material factors considered by the Prudential board of directors. The Prudential board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Prudential’s board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.

Board of Directors and Management of Prudential Following Completion of the Merger

Following completion of the merger and the bank subsidiary merger, the directors and officers of Prudential and Prudential Bank will be the directors and executive officers of Prudential and Prudential Bank immediately prior to the merger and the bank subsidiary merger except as noted below.

Kevin J. Gallagher, who currently serves as chief lending officer of Polonia, upon completion of the merger and subsidiary bank merger, will become Prudential Bank’s senior vice president-chief lending officer. Subsequent to entry into the merger agreement, Prudential Bank offered to appoint and Mr. Gallagher accepted the offer to become Prudential Bank’s chief lending officer upon completion of the merger and the bank merger. His annual salary will remain the same as it is currently with Polonia Bank ($150,000) and he will not receive a new employment or severance agreement with Prudential Bank. It is expected that his existing employment agreement will be terminated in connection with the completion of the bank merger and subsidiary bank merger and he will be entitled to receive, to the extent prior regulatory approval has been granted, the severance payment provided by such agreement.

Trading Markets for Prudential and Polonia Common Stock

Prudential’s common stock trades on the NASDAQ Global Market under the symbol “PBIP.” Polonia’s common stock is traded on the OTC Pink Marketplace under the symbol “PBCP.” The shares of Prudential common stock issuable to holders of Polonia common stock in the merger will be listed on NASDAQ.

Regulatory Approvals Required for the Merger

Each of Prudential and Polonia has agreed to cooperate with the other and use all reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include approval from the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking and Securities as well as various other regulatory authorities. Prudential and Polonia have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

Prudential’s and Polonia’s obligations to complete the transactions contemplated by the merger agreement are subject to the receipt of all regulatory consents and approvals required to consummate the transactions contemplated by the merger agreement, without conditions (excluding standard conditions that are normally imposed in bank merger transactions) that would, in the good faith reasonable judgment of the Prudential board of directors, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Prudential and Polonia or materially impair the value of Polonia to Prudential.

Prudential and Polonia cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, Prudential and Polonia cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals.

Neither Prudential nor Polonia is aware of any material governmental approvals or actions that are required for completion of the transactions other than those described above. It is presently contemplated that if any such

61

additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board may not be completed until 30 days after approval is received, during which time the Antitrust Division of the Department of Justice may challenge the transactions on antitrust grounds. The commencement of an antitrust action would suspend the effectiveness of an approval unless a court were to order specifically otherwise. With the approval of the Federal Reserve Board and the concurrence of the Antitrust Division, the waiting period may be reduced to no less than 15 days. There are similar waiting periods under the Bank Merger Act with regard to the approval of the merger of Polonia Bank with and into Prudential Bank by the Federal Deposit Insurance Corporation.

Interests of Certain Persons in the Merger that are Different from Yours

In considering the recommendation of the Polonia board of directors with respect to the merger agreement, Polonia shareholders should be aware that certain persons, including the directors and executive officers of Polonia, have interests in the merger that are in addition to their interests as shareholders of Polonia generally. The Polonia board of directors was aware of these interests as well as others and considered them in adopting the merger agreement and the transactions contemplated thereby. As described in more detail below, these interests include certain payments and benefits that may be provided to the executive officers upon completion of the merger, including cash severance and continued health and welfare benefits. The provision of the severance and continued health and welfare benefits, the acceleration of the vesting of stock options and restricted stock awards and the acceleration of benefits under the supplemental executive retirement plan described below require the approval of the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and/or the OCC prior to payment. In addition, the prior approval or non-objection of the Federal Reserve Board may also be required. As a result, such severance, continued health and welfare benefits and acceleration of stock benefits may be reduced or prohibited by the FDIC and/or the OCC. The dates and share prices used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur and do not represent a projection about the future value of Polonia common stock.

Cash Payment for Outstanding Options. Under the terms of the merger agreement, all Polonia stock options that are outstanding and unexercised at the time of the merger, whether or not vested, will be cancelled, and in lieu thereof the holders of such options will be paid in cash an amount equal to the product of (i) the number of shares of Polonia common stock subject to such option at the closing and (ii) an amount equal to the excess, if any, of the per share cash consideration over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. As of July 1, 2016, the members of the board of directors and the executive officers of Polonia as a group held options to purchase an aggregate of 200,212 shares of Polonia common stock, including options to purchase 88,875 shares which have not yet vested. Of the 200,212 outstanding stock options, options for a total of 59,759 shares (including unvested options for 47,807 shares) had an exercise price of $13.25 per share and, absent an increase in the cash consideration, will be cancelled upon completion of the merger. If none of such options are exercised prior to completion of the merger and if the cash consideration remains $11.28 per share, the directors and executive officers of Polonia as a group will receive an aggregate of approximately $275,000 upon cancellation of their stock options. As of July 1, 2016, Mr. Rutkowski, Polonia’s Chief Financial Officer, and each non-employee director held unvested stock options with an aggregate value of $21,105 and $5,275, respectively, based upon the current cash consideration of $11.28 per share. All of the stock options held by Mr. Svetik, Polonia’s President and Chief Executive Officer, have an exercise price of $13.25 per share, and Mr. Gallagher, Polonia’s Chief Lending Officer, does not hold any stock options.

In the event the value of the stock consideration is higher than the cash consideration, holders of vested stock options to purchase shares of Polonia common stock could elect to exercise their vested stock options prior to completion of the merger and then elect to receive shares of Prudential common stock in the merger in order to recognize a greater value for their vested stock options. Any such election to receive shares of Prudential common stock would be subject to the proration procedures in the merger agreement.

Acceleration of Vesting of Restricted Stock Awards. Under the terms of the merger agreement, each outstanding share of Polonia restricted stock will vest in full as of the effective time of the merger and will be entitled to receive the merger consideration. As of July 1, 2016, the directors and executive officers and directors of Polonia as a group held 16,390 unvested shares of Polonia restricted stock, which have an aggregate value of $183,879 if the merger consideration is $11.28 per share. Of such amount, Mr. Rutkowski holds 8,194 shares of

62

Polonia restricted stock having a value of $92,428 if the merger consideration is $11.28 per share, and each of our four non-employee directors hold 2,049 unvested shares of Polonia restricted stock having a value of $23,113.

Employment Agreements with Polonia. Polonia and Polonia Bank maintain a three-year employment agreement with Mr. Svetik as President and Chief Executive Officer, with a current base salary of $300,000, a three-year employment agreement with Mr. Rutkowski as Executive Vice President and Chief Financial Officer, with a current base salary of $164,500 and a two-year employment agreement with Mr. Gallagher as Chief Lending Officer, with a current base salary of $150,000.

Under Mr. Svetik’s employment agreement, if a change in control, as defined in the employment agreement, occurs during the term of the employment agreement and, within one year thereafter, Mr. Svetik’s employment terminates involuntarily but without cause or if Mr. Svetik voluntarily terminates employment with good reason, all of his unvested stock options will vest and he will receive a lump sum severance benefit equal to one year’s base salary ($300,000). The employment agreement with Mr. Rutkowski provides that in the event of a change in control followed by voluntary termination of employment (upon circumstances described in the agreement constituting a constructive termination) or involuntary termination of employment for reasons other than cause, Mr. Rutkowski is entitled to receive a severance payment equal to three times the average of his five preceding taxable years’ annual compensation, subject to reduction as described below. Assuming the merger is completed in 2016, Mr. Rutkowski’s cash severance would be $535,683. In addition, Mr. Rutkowski will also receive the contributions he would have received under Polonia’s retirement programs for a period of 36 months, as well as health, life, dental and disability coverage for that same time period. Under Mr. Gallagher’s employment agreement, if a change in control, as defined in the employment agreement, occurs during the term of the employment agreement and, within one year thereafter, Mr. Gallagher’s employment terminates involuntarily but without cause or if Mr. Gallagher voluntarily terminates employment with good reason, he will receive a lump sum severance payment based on Polonia Bank’s loans receivable, net outstanding on the last day of the month preceding the effective time of the merger up to a maximum of $150,000.

The employment agreements provide that in no event shall the aggregate payments or benefits to be provided to the executives under the agreements constitute an “excess parachute payment” within the meaning of Section 280G of the Code and to avoid such a result the payments or benefits will be reduced to one dollar less than the amount equal to three times the executive’s “base amount” as determined in accordance with Section 280G of the Code. Accordingly, the severance payments to the executive officers are subject to possible reduction. Mr. Rutkowski is subject to a one-year non-compete if he terminates his employment for good reason or if he is terminated without cause following a change in control.

Supplemental Executive Retirement Plan for Paul D. Rutkowski. Polonia Bank sponsors a supplemental executive retirement plan that provides for the payment of supplemental retirement benefits to Mr. Rutkowski. The annual retirement benefit for Mr. Rutkowski under the supplemental executive retirement plan is $50,000 per year, payable annually for 20 years following termination of employment. Under the plan, upon termination of employment following a change in control, Mr. Rutkowski will receive $1,000,000 in a lump sum payment. A portion of the lump sum payment may be considered a “parachute payment” for purposes of Section 280G of the Code, and therefore, is subject to reduction as described above.

Indemnification and Continued Director and Officer Liability Coverage. From and after the effective time of the merger, Prudential has agreed to indemnify and hold harmless each person who is now, or who has been at any time before the effective time of the merger, an officer or director or employee of Polonia and its subsidiaries against all losses, costs, damages or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as Polonia currently provides for indemnification of its officers and directors. In addition, Prudential has agreed to provide directors’ and offices’ liability insurance coverage for a period of six years following the effective time of the merger to the directors and officers of Polonia immediately before the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by Polonia or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Prudential is not required to incur an annual premium expense greater than 150% of Polonia’s current annual directors’ and officers’ liability insurance premium or, if Prudential determines to substitute “tail” policies with similar terms for Polonia’s existing insurance policies, it is not required to spend more than 250% of the annual cost currently expended by Polonia with respect to such insurance.

63

Voting Agreements

In connection with Polonia’s entry into the merger agreement, Polonia’s directors and certain executive officers entered into voting agreements that require, among other things, the directors and executive officers, in their capacities as Polonia shareholders, to vote in favor of the approval and adoption of the merger agreement at the Polonia special meeting.

The form of voting agreement is attached as Exhibit B to the merger agreement, which is attached to this proxy statement/prospectus as Annex A.

Dissenters’ Rights

General. Maryland law grants shareholders of Polonia the right to dissent from the merger and to obtain payment of the “fair value” of their shares in the event that the merger is completed.

Under Sections 3-201 through 3-213 of the MGCL, Polonia shareholders have the right to object to the merger and to demand and receive “fair value” of their shares of Polonia common stock, determined as of the date of the meeting at which the merger is approved, without reference to any appreciation or depreciation in value resulting from the merger or its proposal. These rights are also known as dissenters’ rights.

Sections 3-201 through 3-213 of the MGCL, which set forth the procedures a shareholder requesting payment for his, her or its shares must follow, are reprinted in their entirety as Annex C to this proxy statement/prospectus. The following discussion is not a complete statement of the law relating to dissenters’ rights under Sections 3-201 through 3-213 of the MGCL. This discussion and Annex C should be reviewed carefully by any Polonia shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in Sections 3-201 through 3-213 of the MGCL will result in the loss of dissenters’ rights.

Requirements.  Sections 3-201 through 3-213 of the MGCL generally require the following:

•	Written Objection to the Proposed Transaction. Polonia shareholders who desire to exercise their dissenters’ rights must file with Polonia, at or before the Polonia special meeting to vote on the merger agreement and the merger, a written objection to the proposed transaction. A vote against the merger agreement and the merger will not satisfy such objection requirement. The written objection should be delivered or addressed to Polonia Bancorp, Inc., 3993 Huntington Pike, 3rd Floor, Huntington Valley, Pennsylvania 19006, Attention: Paul D. Rutkowski, Corporate Secretary.

•	Refrain From Voting For or Consenting to the Merger Proposal. If you wish to exercise your dissenters’ rights, you must not vote in favor of the proposal to approve the merger agreement and the merger. If you return a properly executed proxy that does not instruct the proxy holder to vote against or to abstain on the proposal to approve the merger agreement and the merger, or otherwise vote in favor of the merger agreement and the merger, your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment. You do not have to vote against the merger in order to preserve your dissenters’ rights.

•	Written Demand for Payment. Within 20 days after acceptance of the articles of merger by the Maryland State Department of Assessments and Taxation, you must make a written demand on Prudential for payment of your stock that states the number and class of shares for which payment is demanded. All written demands for payment of the fair value of Polonia common stock should be delivered or addressed to Prudential Bancorp, Inc., 1834 West Oregon Avenue, Philadelphia, Pennsylvania 19145, Attention: Corporate Secretary.

An objection to the merger, demand for payment of the fair value and a petition for appraisal, discussed below, must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates. Therefore, if your Polonia common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity.

64

Prudential Written Notice. Under Section 3-207 of the MGCL, Prudential, as the successor to Polonia, will promptly notify each objecting Polonia shareholder in writing of the date the articles of merger were accepted for record by the Maryland State Department of Assessments and Taxation. Prudential may also send a written offer to pay the objecting holders of Polonia common stock what it considers to be the fair value of the stock. If Prudential chooses to do this, it will provide each objecting shareholder of Polonia with: (i) a balance sheet as of a date not more than six months before the date of the offer; (ii) a profit and loss statement for the 12 months ending on the date of that balance sheet; and (iii) any other information Prudential considers pertinent.

Any shareholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner, will be bound by the vote of the Polonia shareholders and will not be entitled to receive payment in cash as an objecting shareholder.

If you demand payment for your Polonia common stock, you have no right to the Prudential common stock or cash into which your Polonia common stock would be converted after the merger is approved, except the payment of fair value. If you demand payment for your Polonia common stock, your rights as a Polonia shareholder will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that you are not entitled to relief, or the merger is abandoned or rescinded. A demand for payment may be withdrawn only with Polonia’s consent.

Petition for Appraisal. Within 50 days after the date the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, Prudential or any holder of Polonia common stock who has complied with the statutory requirements summarized above may file a petition with a court of equity in Baltimore County, Maryland, for an appraisal to determine the fair value of Polonia common stock (an “appraisal”). Prudential is not obligated to, and has no present intention to, file a petition with respect to an appraisal of the fair value of Polonia common stock. Accordingly, it is the obligation of objecting holders of Polonia common stock to initiate all necessary action to perfect their dissenters’ rights within the time period prescribed by Section 3-208 of the MGCL.

If a petition for an appraisal is timely filed, after a hearing on the petition, the court will determine the holders of Polonia common stock that are entitled to dissenters’ rights and will appoint three disinterested appraisers to determine the fair value of the Polonia common stock on terms and conditions the court considers proper.  Within 60 days after appointment (or such longer period as the court may direct), the appraisers will file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock. Within 15 days after the filing of this report, any party may object to such report and request a hearing. The court shall, upon motion of any party, enter an order confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment for the fair value shall be made by Prudential. If the appraisers’ report is rejected, the court may determine the fair value of the stock of the objecting shareholders or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the Polonia shareholders’ vote on the merger. The cost of the appraisal proceedings, including compensation and expenses of the appraisers, will be Prudential’s responsibility, except that all or any part of the expenses may be assessed against any and all of the objecting shareholders to whom an offer to pay for common stock has been made, if the court finds the failure to accept the offer was arbitrary and vexatious or not in good faith. Costs of the proceedings will not include fees and expenses of counsel. Costs of the proceedings may include fees and expenses of experts only if Prudential did not make an offer of payment for your common stock or if the value of the common stock as determined in the appraisal proceeding materially exceeds the amount offered by Prudential. The court’s judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity.

Fair Value.  You should be aware that the fair value of your Polonia common stock as determined under Sections 3-201 through 3-213 of the MGCL could be more than, the same as or less than the value of the Prudential stock you would receive in the merger if you did not seek appraisal of your Polonia common stock. You should further be aware that, if you have duly demanded the payment of the fair value of your Polonia common stock in compliance with Section 3-203 of the MGCL, you will not, after making such demand, be entitled to vote the Polonia common stock subject to the demand for any purpose or be entitled to, with respect to such shares of stock, the payment of dividends or other distributions payable to holders of record on a record date occurring after the close of business on the date the shareholders approved the merger agreement and the merger. Fair value may not include any appreciation or depreciation that directly or indirectly results from the transaction objected to or from its proposal.

65

If you fail to comply strictly with these procedures you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, Polonia strongly urges you to consult a legal advisor before attempting to exercise your dissenters’ rights.

Litigation

A putative shareholder derivative and class action lawsuit, Parshall v. Eugene Andruczyk et al., was initially filed in the Circuit Court for Montgomery County, Maryland, Case No. 423219-v, on July 21, 2016. The lawsuit names as defendants the directors of Polonia, Polonia and Prudential. The lawsuit alleges a breach of fiduciary duty by approving the merger agreement for inadequate merger consideration and the inclusion of preclusive deal protection measures in the merger agreement and that the registration statement as filed on July 22, 2016 failed to disclose material information related to the transaction. The lawsuit also alleges that Prudential aided and abetted the alleged breaches of fiduciary duty. A second putative class action lawsuit, captioned Baron v. Eugene Andruczyk et al., No. V424400, was filed in the Circuit Court for Montgomery County, Maryland on August 29, 2016. The lawsuit names as defendants the directors of Polonia and Polonia. The lawsuit alleges a breach of fiduciary duty by failing to disclose material information related to the transaction in the registration statement as filed on July 22, 2016. The relief sought includes preliminary and permanent injunction against the consummation of the merger, rescission or rescissory damages if the merger is completed, costs and attorney’s fees. The defendants believe that the claims are without merit and intend to defend against these suits vigorously. However, at this time, it is not possible to predict the outcome of either of the proceedings or the impact on Polonia, Prudential or the merger.

66

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Prudential board of directors and the Polonia board of directors has adopted and approved the agreement and plan of merger, which provides for Prudential’s acquisition of Polonia and the merger of Polonia with and into Prudential and the substantially simultaneous merger of Polonia Bank with and into Prudential Bank. Each share of Prudential common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of Prudential. Each share of Polonia common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below and shares of Polonia common stock owned by shareholders exercising their dissenters’ rights) will be converted into shares of Prudential common stock or cash, or a combination of shares of Prudential common stock and cash, as described below. See “— Consideration to Be Received in the Merger.” Company-Owned Stock means shares of Polonia held in treasury by Polonia or any shares of Polonia held by Prudential immediately prior to the effective time of the merger (other than shares held in a fiduciary capacity or in connection with debts previously contracted). Each share of Polonia common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange for Company-Owned Stock. As of the date of this document, Prudential does not own any shares of common stock of Polonia.

The Prudential articles of incorporation and bylaws of Prudential as in effect at the time of the merger will be the articles of incorporation and bylaws of Prudential as the surviving entity after the completion of the merger. The merger agreement provides that Prudential may change the method of effecting the merger. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences to Polonia shareholders, or materially jeopardize or delay obtaining consents or regulatory approvals relating to the merger, satisfaction of a closing condition or otherwise adversely affect Polonia or Polonia shareholders.

Closing and Effective Time of the Merger

The merger will be completed no later than the twentieth calendar day following the satisfaction or waiver of all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement, or within five business days of the acceptance by Prudential of the closing balance sheet of Polonia, prepared as set forth in the merger agreement, whichever is later, or on such other date as may be agreed to in writing by the parties. See “— Conditions to Complete the Merger.” The merger shall become effective on the date and time specified in the articles of merger filed with the Department of State of the Commonwealth of Pennsylvania and the Maryland State Department of Assessments and Taxation. It is currently anticipated that the effective time of the merger will occur in the fourth quarter of 2016, but Prudential and Polonia cannot guarantee when or if the merger will be completed.

Consideration to be Received in the Merger

As a result of the merger each Polonia shareholder will have the right, with respect to each share of Polonia common stock held (excluding Company-Owned Stock and shares of Polonia common stock owned by shareholders exercising their dissenters’ rights), to elect to receive either 0.7591 of a share of Prudential common stock or $11.28 in cash, subject to adjustment as described in this proxy statement/prospectus.

Under the terms of the merger agreement, 50% of the issued and outstanding shares of Polonia common stock will be exchanged for Prudential common stock and 50% will be exchanged for cash. To the extent necessary to satisfy the provisions of the merger agreement specifying the amounts of these relative types of consideration, certain allocation and proration procedures, described below in “—Proration Procedures,” will be used.

67

The merger agreement provides that the exchange ratio of 0.7591 of a share of Prudential common stock for a share of Polonia common stock and the per share cash consideration of $11.28 are subject to adjustment in certain limited situations. In the event that the Polonia consolidated stockholders’ equity as of the month end succeeding the receipt of (i) the approval of the merger agreement by the Polonia shareholders at the Polonia special meeting as well as (ii) all of the required regulatory approvals necessary to consummate the merger of Polonia with and into Prudential, referred to as the final statement date, is less than $37,401,000 (the amount of Polonia’s consolidated stockholders’ equity as of April 30, 2016), then both the exchange ratio and the per share cash consideration will be adjusted downward to reflect the amount of the difference between $37,401,000 and the Polonia consolidated stockholders’ equity as of final statement date. For this purpose, the calculation of Polonia consolidated stockholders’ equity shall exclude (i) any change after April 30, 2016 in the net accumulated other comprehensive income (loss) related to unrealized gains or losses on available for sale securities, (ii) the after-tax impact of any net gains on the sale of investment securities and/or loans realized after April 30, 2016, (iii) the after-tax impact of any accruals, reserves or charges resulting from expenses of the merger and other transactions contemplated by the merger agreement incurred after April 30, 2016 including but not limited to Polonia investment banking fees, attorney’s and accountant’s fees, amounts owing and paid under management contracts and termination fees under any material contracts that are terminated in connection with the merger or actions required to be taken by Polonia pursuant to the terms of the merger agreement (subject to certain exceptions), (iv) the after-tax impact of any recoveries on or before the final statement date of reserves taken by Polonia on or before April 30, 2016 with respect to litigation pending as of the date of the merger agreement as the result of entry into a binding settlement agreement or arbitration award or entry of a final judicial determination of a court of competent jurisdiction prior to the final statement date with respect to such litigation, and (v) the after-tax impact of any recoveries or reversals on or before the final statement date of the liability recorded, as reflected in the audited financial statements for the year ended December 31, 2015, with respect to the post-retirement deferred compensation and split dollar arrangement with the previous president of Polonia as a result of entry into a binding agreement with such person with respect to the benefits due thereto pursuant to such benefit arrangements prior to the final statement date.

The exchange ratio and the per share cash consideration are subject to potential upward adjustment to reflect (i) the after-tax impact of any recoveries referenced in subclauses (iv) and (v) in the preceding paragraph experienced by Polonia achieved prior to the final statement date less (ii) the aggregate legal and accounting fees and expenses incurred with respect to the merger agreement and the transactions contemplated thereby, but only to the extent such aggregate legal and accounting fees and expenses incurred on or before the final statement date exceed $350,000, collectively referred to as the net equity adjustment. In such situation, the exchange ratio and the per share cash consideration, as they may have been adjusted downward as noted above, will be correspondingly adjusted to reflect the amount of such net equity adjustment.

If, as of the final statement date, the Polonia consolidated stockholders’ equity, as calculated in accordance with the merger agreement, is less than $37,401,000, the per share cash consideration and the exchange ratio shall be reduced as set forth below, subject to possible increase:

(i)           the per share cash consideration will be reduced from $11.28 by an amount equal to (i) $37,401,000 minus (ii) the Polonia consolidated stockholders’ equity as of the final statement date, with such difference being divided by the number of issued and outstanding shares of Polonia common stock immediately preceding the closing of the merger, rounded to the nearest cent; and

(ii)          the exchange ratio shall be reduced by (i) subtracting from $37,401,000 the Polonia consolidated stockholders’ equity as of the final statement date, (ii) dividing the difference in clause (i) by the number of issued and outstanding shares of Polonia common stock immediately preceding the closing of the merger, (iii) dividing the quotient in clause (ii) by $14.86, and (iv) subtracting the quotient in clause (iii) from the exchange ratio, with the adjusted exchange ratio being rounded to the nearest ten-thousandth.

If the net equity adjustment is a positive dollar amount, then the per share cash consideration and the exchange ratio (in each case after reflecting any downward adjustment determined as described above) shall be increased as set forth below:

(i)           the per share cash consideration (after reflecting any downward adjustment determined as described above) will be increased by an amount equal to the net equity adjustment divided by the number of issued and outstanding shares of Polonia common stock immediately preceding the closing of the merger, rounded to the nearest cent.

68

(ii)          the exchange ratio (after reflecting any downward adjustment determined as described above) shall be increased by (i) dividing the net equity adjustment by the number of issued and outstanding shares of Polonia common stock immediately preceding the closing of the merger, (ii) dividing the quotient in clause (i) by $14.86, and (iii) adding the quotient in clause (ii) to the exchange ratio with the adjusted exchange ratio being rounded to the nearest ten-thousandth.

As of the date hereof, Prudential and Polonia do not know if any adjustments to the exchange ratio and the per share cash consideration will be required as a result of the calculation of Polonia’s consolidated stockholders’ equity as of the final statement date. At July 31, 2016, Polonia’s consolidated stockholders’ equity was $37,398,000. This amount does not reflect any adjustments as provided in accordance with the terms of the merger agreement as described above.

Election Process

A form of election/letter of transmittal will be prepared by Prudential in a form reasonably acceptable to Polonia which shall be mailed or delivered to record holders of Polonia common stock as of a date five business days before the mailing date of the election form. The mailing date shall not be more than 40 business days and not less than 20 business days prior to the election deadline. The election deadline will be the later of (i) the date of the Polonia special meeting and (ii) the date which Prudential and Polonia agree is five business days before the merger is to be completed. Polonia shareholders must return their properly completed and signed election form to the exchange agent prior to the election deadline. If you are a Polonia shareholder and you do not return your election form by the election deadline or improperly complete or do not sign your election form, you will have no control over the type of consideration you receive and you may receive only cash, only shares of Prudential common stock or a mixture of cash and shares of Prudential common stock based on what is available after giving effect to the valid elections made by other shareholders pursuant to the proration adjustment described below.

A Polonia shareholder may specify different elections with respect to different shares held by him or her. For example, if the shareholder has 100 shares, the shareholder could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares.

Cash Election

The merger agreement provides that each Polonia shareholder who makes a valid cash election will have the right to receive, in exchange for each share of Polonia common stock held by such holder, cash equal to $11.28, subject to adjustment as previously described, without interest. If the holders of more than 50% of the outstanding shares of Polonia common stock elect to receive the cash consideration for their shares, the exchange agent will apply the proration procedures described below in “—Proration Procedures,” and Polonia shareholders who elected only cash consideration will receive a mix of cash consideration and stock consideration.

Stock Election

The merger agreement provides that each Polonia shareholder who makes a valid stock election will have the right to receive, in exchange for each share of Polonia common stock held, 0.7591 of a share of Prudential common stock, subject to possible adjustment as previously described. Under the terms of the merger agreement, if Polonia shareholders, collectively, elect stock consideration in an aggregate amount greater than 50% of the outstanding shares of Polonia common stock, the exchange agent will apply the proration procedures described below in “—Proration Procedures,” and Polonia shareholders who elected only stock consideration will receive a mix of cash consideration and stock consideration

No fractional shares of Prudential common stock will be issued to any holder of Polonia common stock upon completion of the merger. For each fractional share that would otherwise be issued, Prudential will pay cash in an amount determined by multiplying (1) the fraction of a share (after taking into account all shares of Polonia common stock held by such holder at the effective time of the merger and rounded to the nearest thousandth when expressed in decimal form) of Prudential common stock to which such holder would otherwise have been entitled to receive, and (2) the quotient obtained by dividing (x) the per share cash consideration by (y) the exchange ratio. For purposes of determining any fractional share interest, all shares of Polonia common stock owned by a Polonia shareholder shall be combined so as to calculate the maximum number of whole shares of Prudential common stock issuable to such Polonia shareholder pursuant to the merger agreement. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

69

Non-Election Shares

If a Polonia shareholder does not make an election to receive cash or Prudential common stock in the merger, or the shareholder’s elections are not received by the exchange agent by the election deadline, or the election form is not properly completed and/or is not signed, the Polonia shareholder will be deemed to not have made an election. Polonia shareholders not making an election will receive merger consideration depending on, and after giving effect to, the valid elections that have been made by other Polonia shareholders. The proration procedures described below will then be used to determine the form of consideration to be received by Polonia shareholders not making an election. If the Polonia shareholder does not make an election, he or she may receive only cash, only shares of Prudential common stock or a mixture of cash and shares of Prudential common stock.

Proration Procedures

It is unlikely that the elections made by Polonia shareholders will be made in the exact proportions of cash consideration and stock consideration provided for in the merger agreement. As a result, the merger agreement included procedures to be followed if Polonia shareholders in the aggregate elect to receive more or less cash or shares of Prudential common stock than provided for in the merger agreement. These procedures are summarized below.

If Stock Consideration Is Oversubscribed

If Polonia shareholders elect to receive, in the aggregate, more shares of Prudential common stock than Prudential has agreed to issue in the merger pursuant to the terms of the merger agreement, then:

•	all Polonia shareholders who have elected to receive cash or who have made no election will receive the cash consideration in exchange for their Polonia shares; and

•	all Polonia shareholders who elected to receive shares of Prudential common stock will receive a pro rata portion of the Prudential shares of common stock available for issuance pursuant to terms of the merger agreement plus cash consideration for those shares of Polonia common stock that are not exchanged for shares of Prudential common stock.

If Stock Consideration Is Undersubscribed

If Polonia shareholders elect to receive, in the aggregate, fewer shares of Prudential common stock than the number of shares to be issued pursuant to the terms of the merger agreement (by the holders of more than 50% of Polonia shares of common stock electing to receive cash in exchange for their shares of Polonia common stock), then all Polonia shareholders who have elected to receive shares of Prudential common stock will receive shares of Prudential common stock in exchange for their Polonia shares and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•	if the number of shares held by Polonia shareholders who have made no election, if exchanged for shares of Prudential common stock based upon the exchange ratio, is sufficient to make up the shortfall in the number of shares of Prudential common stock to be issued pursuant to the terms of the merger agreement, then all Polonia shareholders who elected cash consideration will receive cash in exchange for their Polonia shares, and those shareholders who made no election will receive a combination of cash and shares of Prudential common stock in such proportion as is necessary to make up the shortfall; or

•	if the number of shares held by Polonia shareholders who have made no election, if exchanged for shares of Prudential common stock based upon the exchange ratio, is insufficient to make up the shortfall in the number of shares of Prudential common stock to be issued pursuant to the terms of the merger agreement, then all Polonia shareholders who made no election will receive shares of Prudential common stock and those Polonia shareholders who elected to receive cash consideration will receive a combination of cash and shares of Prudential common stock in such proportion as is necessary to make up the shortfall.

Neither Prudential nor Polonia is making any recommendation as to whether Polonia shareholders should elect to receive only shares of Prudential common stock, only cash or a combination of both types of consideration.

70

Neither Prudential nor Polonia is making any recommendation as to whether Polonia shareholders should elect to receive a specific ratio of cash or Prudential common stock. Each Polonia shareholder must make his or her own decision with respect to election to receive Prudential common stock, cash or a combination thereof for his or her shares of Polonia stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving Prudential common stock, each shareholder should carefully read the discussion included below under “Material United States Federal Income Tax Consequences of the Merger” (page 82) and consult his or her personal tax advisor.

Conversion of Shares; Letter of Transmittal; Exchange of Certificates

The conversion of Polonia common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger but in any event within five business days, the exchange agent will mail to each Polonia shareholder who has not submitted an election form, a letter of transmittal with instructions on how to exchange certificates representing shares of Polonia common stock for the merger consideration, to be received in the merger pursuant to the terms of the merger agreement. You will be required to submit your certificates before you will receive your merger consideration. If a certificate for Polonia common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. Computershare, Inc., Prudential’s transfer agent and registrar, will be the exchange agent in the merger and will receive forms of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Withholding

Each of Prudential and the exchange agent will be entitled to deduct and withhold from the consideration payable to any Polonia shareholder such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If either of them withholds any such amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Dissenters’ Rights

The shares of Polonia stock that are held by a Polonia shareholder who has perfected his or her right to dissent under applicable law will not be converted into, nor represent a right to receive, the merger consideration. Instead, such dissenting shareholder will be entitled to the rights granted by the MGCL. If any dissenting Polonia shareholder withdraws or loses his or her rights under the MGCL, the shares of Polonia common stock held by such shareholder will be converted into the right to receive the merger consideration in accordance with the merger agreement.

Dividends and Distributions

Until Polonia common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Prudential common stock into which shares of Polonia common stock may have been converted will accrue but will not be paid. Prudential will pay to former Polonia shareholders any unpaid dividends or other distributions, without interest, only after they have surrendered their Polonia stock certificates.

Pursuant to the merger agreement, prior to the effective time of the merger, Polonia and its subsidiaries may not declare or pay any dividend or distribution on its capital stock.

71

Representations and Warranties

The merger agreement contains customary representations and warranties of Polonia and Prudential relating to their respective businesses. The representations must be true and correct in accordance with the materiality standards set forth in the merger agreement, as of the date of the merger agreement and at the effective date of the merger as though made at and as of such time (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Prudential and Polonia has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and the absence of undisclosed liabilities;

•	tax matters;

•	the absence of circumstances and events reasonably likely to have a material adverse effect on the business of Polonia and Prudential;

•	ownership of property;

•	insurance coverage;

•	legal proceedings;

•	compliance with applicable law;

•	employee matters, including employee benefit plans;

•	brokers, finders and financial advisors;

•	environmental matters;

•	loan related matters;

•	availability of corporate documents;

•	related party transactions;

•	the vote required to approve the merger;

•	information supplied; and

•	investment securities and commodities.

Polonia has also made additional representations and warranties to Prudential regarding deposits, material contracts, real estate leases, bank regulatory reports, receipt of its financial advisor’s fairness opinion, intellectual

72

property and other certain types of contracts, risk management instruments and absence of fiduciary or trust accounts.

Prudential also has made representations and warranties to Polonia regarding its common stock.

The representations and warranties described above and included in the merger agreement were made by Prudential and Polonia to each other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Prudential and Polonia in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Prudential and Polonia rather than to establish matters as facts. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus.

Covenants and Agreements

Each of Polonia and Prudential has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Prudential and Polonia has agreed to operate its respective business in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would materially and adversely affect the ability to obtain any regulatory approvals required for the merger or materially affect its ability to perform its covenants under the merger agreement.

In addition, Polonia has agreed that, with certain exceptions and except with Prudential’s prior written consent (which, with certain exceptions, is not to be unreasonably withheld, conditioned or delayed), that Polonia will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to the board of directors;

•	change the number of authorized or issued shares of its capital stock, issue any shares of Polonia common stock, including any shares that are held as treasury stock as of the date of the merger agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Polonia stock benefit plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem, repurchase or otherwise acquire any shares of capital stock, except that Polonia may issue, redeem or repurchase shares of Polonia common stock in connection with the valid exercise or in connection with the vesting of restricted stock awards, in accordance with the information set forth in the disclosure schedules to the merger agreement, of presently outstanding Polonia options and restricted stock awards issued under the Polonia stock benefit plans;

•	enter into, amend, extend (including not allowing agreements to extend which under their terms are extended unless board action is taken not to allow such extension) or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

•	make application for the opening, relocation or closing of any, or open or close any, branch or automated banking facility;

•	grant or agree to pay any bonus, severance or termination to, or enter into, renew, amend or extend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (a) as may be required pursuant to commitments existing on the date hereof and set forth on the disclosure schedules of the merger agreement, and (b) pay increases in the ordinary course of business consistent with past practices to non-executive officers and employees provided such increases shall not exceed 2% (on an annualized basis) with respect to any individual. Except as set

73

forth in disclosure schedules of the merger agreement, neither Polonia nor any Polonia subsidiary shall hire or promote any employee to an officer position, promote an existing officer to a more senior position, or hire any new employee at an annual rate of compensation in excess of $45,000; provided that Polonia or a Polonia subsidiary may hire at-will, non-officer employees to fill vacancies that existed as of the date of the merger agreement or which may from time to time arise in the ordinary course of business as long as the total number of full-time Polonia employees does not exceed the number as of the date of the merger agreement;

•	enter into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, restricted stock, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	merge or consolidate Polonia or any Polonia subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Polonia or any Polonia subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Polonia, or any Polonia subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any Polonia subsidiary of its approval to maintain, or file an application for the relocation of, any existing branch office, or file an application for approval to establish a new branch office;

•	sell or otherwise dispose of any asset of Polonia or of any Polonia subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank of Pittsburgh, subject any asset of Polonia or of any Polonia subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers); except as may be permitted pursuant the merger agreement, incur liability of any nature, including any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

•	voluntarily take any action which would result in any of the representations and warranties of Polonia set forth in the merger agreement becoming untrue or in any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law;

•	change any method, practice or principle of accounting, except as may be required from time to time by generally accepted accounting principles (without regard to any optional early adoption date), any bank regulator responsible for regulating Polonia, or Polonia’s independent accounting firm;

•	except as set forth in the disclosure schedules, waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Polonia or any Polonia subsidiary is a party;

•	purchase any equity securities (other than additional shares of common stock of the Federal Home Loan Bank of Pittsburgh as may be required), or purchase any debt securities other than (a) debt securities issued by U.S. Government Agencies or direct obligations of the U.S. Treasury with final maturities not to exceed three years and a par of $1.0 million per security, and (b) any U.S. government fixed-rate mortgage-backed security with a weighted average maturity not to exceed four years that passes all applicable regulatory stress tests at the time of purchase, not to exceed $2.0 million in any one security;

•	except as permitted under the merger agreement, issue or sell any equity or debt securities;

•	except for commitments issued prior to the date of the merger agreement which have not yet expired and which have been disclosed on the disclosure schedules of the merger agreement, and the renewal

74

of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) without Prudential prior approval (i) to an existing credit relationship as of the date the merger agreement, in an amount in excess of $1.0 million for a commercial real estate loan and in excess of $100,000 for a commercial business loan; (ii) to a new credit relationship, in an amount in excess of $1.0 million a commercial real estate loan or $50,000 for a commercial business loan or (iii) in excess of $500,000 for a residential loan. In addition, the prior approval of Prudential is required with respect to the following: (a) any overdraft to commercial clients in excess of $35,000; (b) the granting of any new loans to directors, officers or employees or modifications to existing loans thereto except to the extent contractually required by the terms of the loans thereto and (c) any new credit or loan to an existing relationship that is rated “special mention,” “substandard,” or some lesser classification. With respect to any loan that requires Prudential prior approval, Prudential shall have three business days to act on such request from date the request is submitted by Polonia together with all relevant documentation for Prudential review, provided that Polonia shall first have approved such loan or credit;

•	except as set forth in the disclosure schedules to the merger agreement, enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate swaps, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	borrow any new amounts from the Federal Home Loan Bank of Pittsburgh, other than overnight borrowings or borrowings with bullet maturities of not more than one year;

•	make any change in policies in existence on the date of the merger agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other banking policies except as may be required by changes in applicable law or regulations or generally accepted accounting principles, by a bank regulator;

•	enter into any new line of business;

•	except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any employment agreement, stock option plan or employee benefit plan;

•	make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

•	make any material change in Polonia’s interest rate or fee pricing policies or practices with respect to depository accounts of Polonia Bank from those policies and practices in place as of the date of the merger agreement;

•	incur any discretionary expense in excess of $25,000 individually that is not otherwise addressed in the negative covenants Polonia agreed to in the merger agreement;

•	issue any certificates of deposit with a maturity longer than 24 months other than pursuant to renewals of existing certificates of deposit;

•	undertake, enter into or renew (including by automatic renewal) any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Polonia or Polonia of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date of the merger agreement;

75

•	pay, discharge, settle, modify or compromise any claim, loan, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement, modification or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

•	institute any new litigation or other legal or regulatory proceedings (excluding loan foreclosure or collection actions);

•	foreclose upon or take a deed or title to any (a) commercial real estate, or (b) residential real estate on which, in the case of either clause (a) or (b), the presence of materials of environmental concern could be reasonably expected based on Polonia’s knowledge, without first conducting a Phase I of the property and confirming that such Phase I does not indicate the presence of a materials of environmental concern;

•	purchase or sell, other than in the ordinary course of business consistent with past practice, any mortgage loan servicing rights;

•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation, post-closing employment, benefit or compensation information) without prior consultation with and without the prior consent of Prudential (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Prudential (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated thereby;

•	amend, modify or waive any non-competition, non-solicitation, no-piracy, or confidentiality agreement, or any other such restrictive agreement; or

•	agree to do any of the foregoing.

Polonia and its subsidiaries also agreed to take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Prudential, Prudential Bank, the merger, the merger agreement and the transactions contemplated by the merger agreement from any provisions of an anti-takeover nature contained in Polonia’s or its subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.

Each of Prudential and Polonia has agreed to additional covenants which include, among other things, commitments to provide certain financial and regulatory information upon request and maintain insurance in reasonable amounts.

Prudential has further agreed that Prudential will:

•	take all reasonable action so that Polonia employees continuing after the merger are entitled to participate in the Prudential compensation and benefit plans to the same extent as similarly situated employees of Prudential, as further detailed in the merger agreement;

•	for determining eligibility and vesting for certain Prudential employee benefit plans (and not for benefit accrual purposes except with respect to vacation, leave policies or programs and for calculating severance benefits), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Polonia or any predecessor of Polonia;

•	honor the terms of all Polonia compensation and benefit plans set forth in the disclosure schedules of the merger agreement;

•	in the event of terminating the health plans of Polonia, Prudential shall make available to continuing employees and their dependents health plans of Prudential on the same basis it provides coverage to Prudential employees, as further detailed in the merger agreement;

76

•	establish a retention bonus pool for employees of Polonia who are selected by Polonia and approved by Prudential and who remain employed through the date of the data processing systems conversion or such other date mutually agreed to by Polonia and Prudential, provided that the aggregate amount of such retention bonuses shall not exceed $50,000;

•	to indemnify, defend and hold harmless all current and former officers and directors of Polonia against all claims that arise out of the fact that such person is or was a director or officer of Polonia or its subsidiaries and that relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by Polonia under Maryland law and under Polonia’s articles of incorporation and bylaws;

•	in certain circumstances, make proper provision so that successors and assigns of Prudential shall assume the obligations set forth in these covenants;

•	maintain, for six years following the merger, Polonia’s current directors’ and officers’ liability insurance policies covering the officers and directors of Polonia with respect to matters occurring at or prior to the merger, except that Prudential may substitute similar policies, and that Prudential is not required to spend more than 150% of the annual cost currently expended by Polonia in order to obtain this insurance or, if Prudential determines to substitute “tail” policies with similar terms for Polonia’s existing insurance policies, it is not required to spend more than 250% of the annual cost currently expended by Polonia with respect to such insurance;

•	obtain approval for listing of the shares of its common stock on NASDAQ; and

•	reserve a sufficient number of shares of its common stock and maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger.

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus, the regulatory applications and the holding of the special meeting of Polonia shareholders, respectively, access to information of Polonia and public announcements with respect to the transactions contemplated by the merger agreement. Polonia also agreed to use commercially reasonable efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement and to not take any action that would or could reasonably be expected to disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Shareholder Meeting

Polonia has agreed to hold a meeting of its shareholders as soon as is promptly practicable after the SEC has declared the merger registration statement, of which this proxy statement/prospectus is a part, effective. Polonia’s board of directors has agreed to recommend that its shareholders vote in favor of the approval and adoption of the merger agreement.

Agreement Not to Solicit Other Offers

Polonia has agreed that it, its subsidiaries and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents will not, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an “acquisition proposal” as defined in the merger agreement; (b) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Prudential) any information or data with respect to Polonia or any of its subsidiaries or otherwise relating to an acquisition proposal; (c) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Polonia is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal. Any violation of the foregoing restrictions by Polonia or any Polonia representative, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of Polonia or otherwise, shall be deemed to be a breach of the merger agreement by Polonia. The merger agreement required Polonia and its subsidiaries to, and to cause each of Polonia

77

representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential acquisition proposal.

In the merger agreement:

“acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Prudential), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an “acquisition transaction.”

“acquisition transaction” means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Polonia or any of its subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Polonia or any of its subsidiaries representing, in the aggregate, 25% or more of the assets of Polonia and its subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of Polonia or any of its subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of Polonia or any of its subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Polonia may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited acquisition proposal if, and only if:

•	Polonia has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;

•	the board of directors of Polonia determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such acquisition proposal constitutes a “superior proposal;”

•	prior to furnishing or affording access to any information or data with respect to Polonia or any of its subsidiaries or otherwise relating to an acquisition proposal, Polonia receives from such person a confidentiality agreement with terms no less favorable to Polonia than those contained in the confidentiality agreements between Polonia and Prudential; and

•	the board of directors of Polonia determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws.

Polonia has also agreed to promptly provide to Prudential any non-public information about Polonia that it provides to the third party making the proposal, to the extent such information was not previously provided to Prudential.

In the merger agreement:

“superior proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified made by a third party to enter into an acquisition transaction on terms that the board of directors of Polonia reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Polonia common stock or all, or substantially all, of the assets of Polonia and its subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of Polonia common stock that is more favorable than the merger consideration to be paid to Polonia’s shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing of the proposed transaction in addition to those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to Polonia than the merger and the transactions contemplated by the merger agreement;

78

and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

In addition, Polonia has agreed that it will not:

•	withdraw, qualify or modify in a manner adverse to Prudential, its recommendation to its shareholders to approve the merger agreement, except to the extent otherwise permitted and described below; or

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than with respect to the Prudential merger.

Up until the time of the Polonia shareholder meeting, however, Polonia may withdraw, qualify or modify its recommendation to Polonia shareholders to approve the merger agreement, or take any of the other actions listed above in this paragraph with respect to another acquisition proposal if, but only if:

•	the Polonia board of directors has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and financial advisor that the failure to take such actions would be reasonably likely to result in a violation of the board’s fiduciary duties to Polonia’s shareholders under applicable law;

•	it has provided at least three business days’ prior notice to Prudential of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of Polonia in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and

•	after taking into account any adjusted, modified or amended terms as may have been committed to by Prudential in writing, the Polonia board of directors has again in good faith determined that it would nevertheless be reasonably likely to result in a violation of the board of directors’ fiduciary duties under applicable law to continue to recommend the merger agreement.

Expenses and Fees

In general, each of Prudential and Polonia will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including the costs of printing and mailing the proxy statement/prospectus for Polonia’s special meeting.

Indemnification and Insurance

The merger agreement requires Prudential to indemnify Polonia’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under applicable law and the Polonia articles of incorporation or the Polonia bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of Polonia or is threatened to be made party based in whole or in part on, or arising in whole or in part out of the fact that he or she is or was a director or officer of Polonia or any of its subsidiaries or predecessors and pertaining to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the merger agreement), Prudential will defend against and respond thereto.

Prudential has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees), judgments, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that Prudential provide advancement of expenses to, all past and present officers, directors and employees of Polonia and its subsidiaries in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by MGCL and Polonia’s articles of incorporation and bylaws.

79

The merger agreement provides that Prudential will maintain for a period of six years after completion of the merger Polonia’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Prudential is not required to incur an annual premium expense greater than 150% of Polonia’s current annual directors’ and officers’ liability insurance premium or, if Prudential determines to substitute “tail” policies with similar terms for Polonia’s existing insurance policies, it is not required to spend more than 250% of the annual cost currently expended by Polonia with respect to such insurance.

Conditions to Complete the Merger

Completion of the merger is subject to the fulfillment of certain conditions, none of which may be waived, including:

•	the approval and adoption of the merger agreement by Polonia’s shareholders;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement;

•	the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on Prudential or Polonia, and the expiration of all related waiting periods required to complete the merger;

•	the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the Prudential common stock to be issued in the merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the approval for listing on NASDAQ of the shares of Prudential common stock issuable in the merger; and

•	the receipt by each of Prudential and Polonia of a legal opinion with respect to certain United States federal income tax consequences of the merger.

Each of Prudential’s and Polonia’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the absence of a material adverse effect on the other party;

•	the truth and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect;

•	performance of all obligations in all material respects;

•	obtaining all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger;

•	holders of no more than fifteen percent (15%) of the issued and outstanding shares of Polonia shall have exercised their statutory appraisal or dissenters’ right pursuant to the merger agreement prior to the merger; and

•	Prudential having delivered the merger consideration to the exchange agent.

Prudential and Polonia cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, Prudential and Polonia have no reason to believe that any of these conditions will not be satisfied.

80

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•	if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•	if the merger has not been completed by February 28, 2017, unless the failure to complete the merger by that date was due to the terminating party’s action or inaction;

•	if the shareholders of Polonia fail to adopt the merger agreement at its special meeting;

•	if any of the required regulatory approvals are denied (and the denial is final and non-appealable); or

•	if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable).

In addition, Prudential’s board of directors may terminate the merger agreement if the Polonia board of directors receives a superior proposal and enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Prudential, or has otherwise made a determination to accept such proposal.

Further, Polonia’s board of directors may terminate the merger agreement if Polonia has received a superior proposal and has made a determination to accept such proposal.

Polonia may also terminate the merger agreement at any time during the three-day period following the tenth calendar day immediately prior to the effective time of the merger, or if such calendar day is not a trading day on the Nasdaq Stock Market, the trading day immediately preceding such calendar day (the “determination date”), if Polonia’s board determines that each of the following have occurred:

•	the average of the daily closing sale prices of a share of Prudential common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the determination date is less than $11.89; and

•	the decrease in the price of Prudential common stock is 20% greater than the decrease in the NASDAQ Bank Index during the same period.

However, if Polonia chooses to exercise this termination right, Prudential has the option, within five business days of receipt of notice from Polonia, to adjust the merger consideration and prevent termination under this provision.

If the merger agreement is terminated, it will become void, and there will be no liability on the part of Prudential or Polonia, except that both Prudential and Polonia will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, and the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Polonia will pay Prudential a termination fee of $1,515,000 and reimburse Prudential for all of Prudential’s fees and expenses incurred in connection with the merger, including attorney, accountant and financial advisor fees, in the event that the merger agreement is terminated:

•	by Prudential because Polonia has received a superior proposal and Polonia entered into an acquisition agreement with respect to the superior proposal, terminated the merger agreement, or withdrew the

81

Polonia recommendation to its shareholders, failed to make the Polonia recommendation or modified or qualified the Polonia recommendation in a manner adverse to Prudential;

•	by Polonia because Polonia received and made a determination to accept a superior proposal; or

•	where Polonia enters into a definitive agreement relating to an acquisition proposal or the consummation of an acquisition proposal involving Polonia within twelve (12) months after the occurrence of any of the following: (a) the termination of the merger agreement by Prudential pursuant to a willful material breach of a representation, warranty, covenant or other agreement by Polonia, or (b) the failure of the shareholders of Polonia to approve the merger agreement after the public disclosure or public awareness of an acquisition proposal.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between Polonia and Prudential executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval of merger agreement by the shareholders of Polonia, there may not be, without further approval of such shareholders, any amendment which reduces the amount or value or changes the form of consideration to be delivered to Polonia shareholders.

ACCOUNTING TREATMENT

The merger will be accounted for as a “business combination,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with Prudential treated as the acquiror. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Polonia as of the effective time of the merger will be recorded at their respective fair values and added to those of Prudential. Any excess of purchase price over the fair values of net identifiable, tangible and intangible assets and liabilities is recorded as goodwill. Consolidated financial statements of Prudential issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Polonia.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes generally the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Polonia common stock that exchange their shares of Polonia common stock for the merger consideration in the merger. The following discussion is based upon the Internal Revenue Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of shares of Polonia common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting,

82

banks and other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Internal Revenue Code, partnerships, S corporations or other pass-through entities or investors in pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, holders whose functional currency is not the U.S. dollar, holders who hold shares of Polonia common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who exercise appraisal rights, holders who actually or constructively own more than 5% of Polonia common stock, retirement plans and individual retirement accounts, and holders who acquired their shares of Polonia common stock through the exercise of a stock option, through a tax-qualified retirement plan or otherwise as compensation).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Polonia common stock that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Polonia common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Polonia common stock, and any partners in such partnership, should consult their own tax advisors about the tax consequences of the merger to them.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within Prudential’s and Polonia’s control. You should consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Silver, Freedman, Taff & Tiernan LLP, tax counsel to Prudential, has rendered its tax opinion to Prudential and Kilpatrick Townsend, tax counsel to Polonia, has rendered its tax opinion to Polonia addressing the U.S. federal income tax consequences of the merger as described below. The discussion below of the material United States federal income tax consequences of the merger, serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of each of Silver, Freedman, Taff & Tiernan LLP and Kilpatrick Townsend as to the material United States federal income tax consequences of the Merger to the U.S. holders of Polonia common stock. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Prudential and Polonia, reasonably satisfactory in form and substance to each such counsel. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the Registration Statement on Form S-4.

The parties intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes. It is a condition to the obligations of each of Prudential and Polonia that they receive an opinion from Silver, Freedman, Taff & Tiernan LLP and Kilpatrick Townsend, respectively, with each such opinion to be dated and based on the facts and law existing as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Neither Prudential nor Polonia currently intends to waive this opinion condition to its obligation to consummate the merger. If either Prudential or Polonia waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Polonia shareholders have materially changed, Prudential and Polonia will recirculate appropriate soliciting materials to resolicit the votes of Polonia shareholders. The closing opinions will be based on representation letters provided by Prudential and Polonia as of the closing date of the merger and on customary factual assumptions.

83

The opinions described above will not be binding on the Internal Revenue Service, which is referred to as the IRS, or any court. Prudential and Polonia have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, in which case neither Prudential nor Polonia will recognize any gain or loss as a result of the merger and U.S. holders of Polonia common stock will have the following federal income tax consequences:

•	if you receive solely shares of Prudential common stock in the merger, upon exchanging your Polonia common stock for Prudential common stock, you generally will not recognize gain or loss, except with respect to cash received instead of a fractional share of Prudential common stock (as discussed below);

•	if you receive solely cash consideration in the merger, you will recognize gain or loss upon surrendering your Polonia common stock in an amount equal to the difference between the amount of cash that you receive and your aggregate adjusted tax basis in the shares of Polonia common stock that you surrender; and

•	if you receive both cash consideration (other than cash received instead of a fractional share of Prudential common stock) and stock consideration in the merger, (1) you will not recognize any loss upon surrendering your Polonia common stock, and (2) you will recognize gain upon surrendering your Polonia common stock equal to the lesser of (a) the excess, if any, of (i) the sum of the amount of cash that you receive plus the fair market value (determined as of the effective time of the merger) of the Prudential common stock that you receive over (ii) your aggregate adjusted tax basis in the shares of Polonia common stock that you surrender, and (b) the amount of cash consideration that you receive.

Gain or loss described in the second bullet point above generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such shares exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Any gain described in the third bullet point above will be capital gain unless your receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as a dividend to the extent of your ratable share of Polonia’s accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether your receipt of cash has the effect of a distribution of a dividend, you will be treated as if you first exchanged all of your Polonia common stock solely in exchange for Prudential common stock and then Prudential immediately redeemed a portion of that stock for the cash that you actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to you if such receipt is “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Internal Revenue Code. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of Prudential following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of Prudential that you are considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of Prudential that you own immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock the shareholder actually owns and the stock the shareholder constructively owns under the attribution rules of Section 318 of the Internal Revenue Code. Under Section 318 of the Internal Revenue Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary, and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or

84

such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if your holding period for your Polonia common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to you at the long-term capital gains rate, provided you held the shares giving rise to such income for more than 60 days during the 121-day period beginning 60 days before the effective time of the merger. The determination as to whether you will recognize a capital gain or dividend income as a result of your exchange of Polonia common stock for a combination of Prudential common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, we urge you to consult your own tax advisor with respect to any such determination that is applicable to your individual situation.

The aggregate tax basis of the Prudential common stock that you receive in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal your aggregate adjusted tax basis in the shares of Polonia common stock that you surrender in the merger, decreased by the amount of any cash consideration (other than cash received instead of a fractional share of Prudential common stock) received and increased by the amount of any gain recognized. Your holding period for the shares of Prudential common stock that you receive in the merger (including any fractional share deemed received and redeemed for cash as described below) will include your holding period for the shares of Polonia common stock that you surrender in the merger. If you acquired different blocks of Polonia common stock at different times or at different prices, gain or loss must be calculated separately for each identifiable block of shares of Polonia common stock surrendered in the merger, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which cash and shares of Prudential common stock should be allocated among different blocks of their Polonia common stock surrendered in the merger. The basis and holding period of each block of Prudential common stock you receive will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Polonia common stock exchanged for such block of Prudential common stock.

Cash Instead of Fractional Shares

If you receive cash instead of a fractional share of Prudential common stock, you will be treated as having received such fractional share of Prudential common stock pursuant to the merger and then as having received cash in exchange for such fractional share of Prudential common stock. As a result, you generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the basis in your fractional share of Prudential common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for such fractional share (including the holding period of shares of Polonia common stock surrendered therefor) exceeds one year.

Net Investment Income Tax

A holder that is an individual is subject to a 3.8% tax on the lesser of: (1) his or her “net investment income” for the relevant taxable year, or (2) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Possible Treatment of Merger as a Taxable Transaction

The IRS may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Internal Revenue Code. In that case, each Polonia shareholder would recognize a gain or loss equal to the difference between the (1) the sum of the fair market value of Prudential common stock and cash received by the Polonia shareholder in the merger, and (2) the Polonia shareholder’s adjusted tax basis in the shares of Polonia common stock exchanged therefor. The likely tax treatment of the merger will not be known until the effective time of the merger, as the aggregate value of the Prudential common stock to be received by Polonia shareholders will fluctuate with the market price of the Prudential common stock.

85

Information Reporting and Backup Withholding

If you are a non-corporate holder of Polonia common stock, you may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28 percent) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Certain Reporting Requirements

If a U.S. holder that receives Prudential common stock in the merger is considered a “significant holder,” such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Polonia common stock surrendered by such U.S. holder, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any Polonia shareholder that, immediately before the merger, (a) owned at least 1% (by vote or value) of the outstanding stock of Polonia, or (b) owned Polonia securities with a tax basis of $1.0 million or more.

This discussion of material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Polonia common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

INFORMATION ABOUT Polonia BANCORP

General

Polonia is a Maryland corporation that was incorporated in August 2011 to be the successor corporation to old Polonia, the former stock holding company for Polonia Bank, upon completion of the mutual-to-stock conversion of Polonia MHC, the former mutual holding company for Polonia Bank. Polonia does not engage in any business activities apart from the ownership of Polonia Bank’s capital stock. Accordingly, the information set forth in this proxy statement/prospectus, including the consolidated financial statements and related financial data, relates primarily to Polonia Bank. As a savings and loan holding company, Polonia is subject to the regulation of the Board of Governors of the Federal Reserve System which we refer to as the FRB.

Polonia Bank operates as a community-oriented financial institution offering a variety of deposit products as well as providing residential real estate loans, and to a lesser degree, multi-family and nonresidential real estate loans, home equity loans and consumer loans primarily to individuals, families and small businesses located in Bucks, Philadelphia and Montgomery Counties, Pennsylvania. Polonia Bank operates from five full-service locations, including Polonia’s main office in Huntingdon Valley, Pennsylvania and four branch offices in the city of Philadelphia. Polonia Bank’s primary federal regulator is the OCC.

The FDIC, through the Deposit Insurance Fund, insures Polonia Bank’s deposit accounts up to the applicable legal limits. Polonia Bank is a member of the Federal Home Loan Bank System.

Polonia Bank’s website address is www.poloniabank.com. Information on Polonia Bank’s website should not be considered a part of this proxy statement/prospectus.

86

Market Areas

Polonia Bank is headquartered in Huntingdon Valley, Pennsylvania, which is located in the northwest suburban area of metropolitan Philadelphia and is situated between Montgomery and Bucks Counties. In addition to its main office in Montgomery County, Polonia Bank operates from four additional locations in Philadelphia County. Polonia Bank generates deposits through its five offices and conducts lending activities throughout the Greater Philadelphia metropolitan area, as well as in southeastern Pennsylvania and southern New Jersey. The Philadelphia metropolitan area is the fifth largest in the United States (based on United States Census data for 2010) with an estimated population of 6.0 million. The city of Philadelphia is the fifth most populous city in the United States and the largest in population and area in the Commonwealth of Pennsylvania.

The Greater Philadelphia metropolitan area’s economy is heavily based upon manufacturing, refining, food and financial services. The city is home to many Fortune 500 companies, including cable television and internet provider Comcast; insurance companies CIGNA and Lincoln Financial Group; energy company Sunoco; food services company Aramark; paper and packaging company Crown Holdings Incorporated; diversified producer Rohm and Haas Company; the pharmaceutical company Glaxo SmithKline; the helicopter division of Boeing Co.; and automotive parts retailer Pep Boys. The city is also home to many universities and colleges.

Competition

Polonia faces significant competition for the attraction of deposits and origination of loans. Polonia’s most direct competition for deposits has historically come from the several financial institutions operating in its market areas and, to a lesser extent, from other financial service companies such as brokerage firms, credit unions and insurance companies. Polonia also faces competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2015, the most recent date for which deposit market share information is available, Polonia Bank held less than 1% of the deposits in the Philadelphia metropolitan area. In addition, banks owned by large bank holding companies such as PNC Financial Services Group, Inc., Wells Fargo & Company, TD Bank and Citizens Financial Group, Inc. also operate in its market areas. These institutions are significantly larger than Polonia and, therefore, have significantly greater resources.

Lending Activities

General. Polonia’s loan portfolio consists primarily of one- to four-family residential real estate loans. To a much lesser extent, Polonia’s loan portfolio includes multi-family and nonresidential real estate loans, home equity loans, commercial loans and consumer loans. Currently, Polonia offers only fixed-rate mortgage products.

One- to Four-Family Residential Real Estate Loans. Polonia’s primary lending activity is the origination of mortgage loans to enable borrowers to purchase or refinance existing homes. Polonia offers fixed-rate mortgage loans with terms up to 30 years. The loan fees, interest rates and other provisions of mortgage loans are determined by Polonia on the basis of its own pricing criteria and competitive market conditions.

During the past several years the origination of Federal Housing Administration (“FHA”) insured loan products loans has been a primary source of business for Polonia. In 2015, the Company exited this line of business. FHA loans are made up to 96.5% of the lesser of the appraised value or purchase price and are originated and underwritten manually according to private investor and FHA guidelines. FHA loans were originated by Polonia Bank with the intention of selling the loans on a flow basis to the U.S. Department of Housing and Urban Development (“HUD”) and other private investors with servicing released. Generally, FHA loans are sold with recourse. Loan repurchase commitments are agreements to repurchase loans previously sold upon the occurrence of conditions established in the contract, including default by the borrower. This repurchase obligation triggered by the default of the underlying borrower for the FHA loans that Polonia sells usually expires 90-120 days from the date the loans are sold.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

87

Polonia generally does not make conventional loans with loan-to-value ratios exceeding 80% at the time the loan is originated. Conventional loans with loan-to-value ratios in excess of 80% generally require private mortgage insurance or additional collateral. Polonia requires all properties securing mortgage loans to be appraised by a board-approved independent appraiser. Polonia generally requires title insurance on all first mortgage loans. All borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone, before closing the loan. Generally, all loans are subject to the same stringent underwriting standards with the intention to hold in portfolio. In addition to the FHA loans that Polonia sells, it occasionally sells loans to (1) limit Polonia Bank’s exposure to a single borrower or (2) in specific circumstances to manage the interest rate risk. All loans subject to sale are identified at the time of origination. Until mid-2015, Polonia’s online loans division generated loans through the Internet for sale to the Federal Home Loan Bank of Pittsburgh through its Mortgage Partnership Finance program.

Multi-Family and Nonresidential Real Estate Loans. Polonia offers fixed-rate mortgage loans secured by multi-family and nonresidential real estate. Polonia’s multi-family and nonresidential real estate loans are generally secured by owner-occupied properties, small office and apartment buildings. In addition to originating these loans, Polonia also participates in loans with other financial institutions located primarily in the Commonwealth of Pennsylvania. Such participations include adjustable-rate mortgage loans originated by other institutions.

Polonia originates fixed-rate multi-family and nonresidential real estate loans with terms up to 30 years. These loans are secured by first mortgages, and amounts generally do not exceed 80% of the property’s appraised value at the time the loan is originated.

Commercial Loans. Polonia offers commercial business loans. In 2015, Polonia originated $10,000 in commercial loans. Polonia acquired commercial business loans with a fair value of $28,000 as of December 31, 2015 as a result of the Earthstar Bank acquisition in 2010.

Home Equity Loans and Lines of Credit. Polonia currently offers home equity loans with fixed interest rates for terms up to 15 years and maximum combined loan-to-value ratios of 80%. Polonia offers loans with adjustable interest rates tied to a market index in its market area.

Consumer Loans. Polonia currently offers consumer loans in the form of loans secured by savings accounts or time deposits.

The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although the applicant’s creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral, if any, to the proposed loan amount.

Polonia offers consumer loans secured by deposit accounts with fixed interest rates and terms up to five years.

Loan Underwriting Risks

Multi-Family and Nonresidential Real Estate Loans. Loans secured by multi-family and nonresidential real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and nonresidential real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, Polonia generally requires borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and nonresidential real estate loans. In reaching a decision on whether to make a multi-family and nonresidential real estate loan, Polonia considers the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. Polonia has generally required that the properties securing these real estate loans have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.20x. Environmental surveys are obtained when circumstances suggest the possibility of the presence of hazardous materials.

88

Polonia underwrites all loan participations to its own underwriting standards. In addition, Polonia also considers the financial strength and reputation of the lead lender. To monitor cash flows on loan participations, Polonia requires the lead lender to provide annual financial statements for the borrower. Polonia also conducts an annual internal loan review for all loan participations.

Commercial Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property the value of which tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s underlying business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. Polonia advertises in newspapers that are widely circulated in Montgomery, Bucks and Philadelphia Counties. Accordingly, when Polonia’s rates are competitive, they attract loans from throughout Montgomery, Bucks and Philadelphia Counties. Polonia occasionally purchases loans and participation interests in loans. Generally, all loans are subject to the same stringent underwriting standards with the intention to hold in portfolio. In addition to the FHA loans that Polonia sells, it occasionally sells loans to (1) limit Polonia Bank’s exposure to a single borrower or (2) in specific circumstances to manage the interest rate risk. All loans subject to sale are identified at the time of origination.

Loan Approval Procedures and Authority. Polonia’s lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by its board of directors and management. A loan committee consisting of officers of Polonia Bank has authority to approve all conforming one- to four-family loans and education loans. Designated loan officers have the authority to approve savings account loans. All other loans, generally consisting of non-conforming one- to four-family loans, jumbo loans, commercial real estate and employee loans must be approved by the board of directors.

Loans to One Borrower. The maximum amount that Polonia may lend to one borrower and the borrower’s related entities generally is limited, by regulation, to 15% of its stated capital and reserves. At June 30, 2016, Polonia’s general regulatory limit on loans to one borrower was $5.2 million. At that date, Polonia’s largest lending relationship was $2.4 million. These loans, which were made to or guaranteed by a director of Polonia or affiliated entities, are secured by four one- to four-family properties and two commercial real estate properties. These loans were performing in accordance with their original terms at June 30, 2016.

Loan Commitments. Polonia issues commitments for fixed-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to Polonia’s customers. Generally, Polonia’s mortgage loan commitments expire after 60 days.

Investment Activities

Polonia has legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and municipal governments, corporate securities, mortgage-backed securities, deposits at the Federal Home Loan Bank of Pittsburgh and time deposits of federally insured institutions. Within certain regulatory limits, Polonia also may invest a portion of its assets in mutual funds. Polonia also is required to maintain an investment in Federal Home Loan Bank of Pittsburgh stock. While Polonia has the authority under applicable law to invest in derivative securities, its investment policy does not permit this investment. Polonia had no investments in derivative securities at June 30, 2016.

Polonia’s investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Polonia’s board of directors has the overall responsibility for the investment portfolio, including approval of its investment policy and appointment of the Asset/Liability and Investment Committee. Individual investment transactions are reviewed and ratified by Polonia’s board of directors monthly.

89

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of Polonia’s funds for lending and other investment purposes. Loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of Polonia’s depositors are residents of the Commonwealth of Pennsylvania. Deposits are attracted, by advertising and through Polonia’s website, from within its market areas through the offering of a broad selection of deposit instruments, including non-interest-bearing demand accounts (such as checking accounts), interest-bearing accounts (such as NOW and money market accounts), regular savings accounts and time deposits. Generally, Polonia does not utilize brokered funds. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of Polonia’s deposit accounts, it considers the rates offered by its competition, its liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. Polonia generally reviews its deposit mix and pricing weekly. Polonia’s current strategy is to offer competitive rates and to be in the middle to high-end of the market for rates on all types of deposit products.

Borrowings. Polonia utilizes advances from the Federal Home Loan Bank of Pittsburgh to supplement its supply of funds for lending and investment. The Federal Home Loan Bank functions as a central reserve bank providing credit for its member financial institutions. As a member, Polonia is required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of its whole first mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness.

Regulatory Matters

Effective October 21, 2014, Polonia Bank and the OCC entered into a formal written agreement (the “Agreement”). The Agreement relates to the findings of the OCC following its regularly scheduled examination of Polonia Bank that began in the second quarter of 2014. The Agreement provides, among other things, that within specified time frames, Polonia Bank will:

•	establish a Compliance Committee of its Board of Directors to monitor and coordinate Polonia Bank’s adherence to the Agreement and to prepare periodic reports describing Polonia Bank’s progress in complying with the Agreement;

•	ensure that it has competent management in place, undertake periodic reviews of Polonia Bank’s management, implement a program to enhance and improve the skills Polonia Bank’s management team, where necessary, act to fill any vacancies among Polonia Bank’s senior executive officers within prescribed timeframes and in accordance with regulations of the OCC;

•	revise its written strategic plan and submit such revised plan to the OCC for review, with such strategic plan establishing objectives for Polonia Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital and liquidity adequacy, product line development, outsourcing and market segments, together with strategies to achieve Polonia Bank’s objectives;

•	implement a revised asset liability management program to address Polonia Bank’s interest rate risk tolerance;

•	implement a mortgage banking operations risk management program;

•	confirm the terms of Polonia Bank’s current outstanding obligation to fund third party obligations and implement a program for oversight of Polonia Bank’s mortgage origination funding activities;

90

•	implement a revised internal audit program;

•	implement a program relating to the compensation payable to Polonia Bank’s executive officers, employees and directors to ensure that such compensation is reasonable and not excessive; and

•	implement a revised third party risk management program that is consistent with OCC guidance.

On November 10, 2015, Polonia Bank and the OCC entered into an amendment (the “Amendment”) to the Agreement. The Amendment relates to the findings of the OCC following its regularly scheduled examination of Polonia Bank that began in the second quarter of 2015. The Amendment provides, among other things, that within specified time frames, Polonia Bank will:

•	Submit to the OCC a revised written compliance management program and, upon receipt of no supervisory objection, adopt and implement such program; and

•	Engage an independent consultant to review all loans originated by Polonia Bank’s FHA department for the calendar years 2012, 2013 and 2014 to determine compliance with the Real Estate Settlement Procedures Act of 1974 and regulations thereunder; submit to the OCC the results of the consultant’s review and a remediation plan for resolving any violations found in such review; and, upon receipt of no supervisory objection, adopt and implement the remediation plan.

Articles II through X of the Agreement, which imposed substantive requirements on Polonia Bank, remain in effect without modification. The Agreement and the Amendment and each of their provisions will remain in effect unless and until the provisions are amended, suspended, waived, or terminated in writing by the OCC.

As a result of entering into the Agreement, Polonia Bank is deemed to be in “troubled condition” and is not considered an “eligible institution” under applicable regulations. As a result, Polonia Bank remains ineligible for expedited processing of any applications that it might file and must obtain the approval of the OCC prior to effecting any change in its directors or senior executive officers. In addition, Polonia Bank is restricted from paying any capital distributions without prior approval of the OCC.

In addition, the OCC imposed individual minimum capital requirements (“IMCRs”) on Polonia Bank effective January 20, 2015. The IMCRs require Polonia Bank to maintain a leverage ratio (equal to Tier 1 capital to average total consolidated assets) of at least 10.00% and a total capital ratio (equal to total capital to total risk-weighted assets) of at least 15.00%. Absent the IMCRs, Polonia Bank must maintain a leverage ratio of at least 5.00% and a total capital ratio of at least 10.00% to be considered well-capitalized. At June 30, 2016, Polonia Bank had a Tier 1 leverage ratio of 11.24% and a total risk-based capital ratio of 24.95%.

On February 17, 2015, Polonia entered into a Memorandum of Understanding (“MOU”) with the Federal Reserve Bank of Philadelphia. Among other things, the MOU prohibits Polonia from paying dividends, repurchasing its stock or making other capital distributions without prior written approval of the Federal Reserve Bank of Philadelphia.

Personnel

As of June 30, 2016, Polonia had 44 full-time employees and 12 part-time employees, none of whom is represented by a collective bargaining unit. Polonia believes its relationship with its employees is good.

Subsidiaries

Polonia Bank has two wholly-owned subsidiaries, PBMHC Company (“PBMHC”), a Delaware corporation, and Community Abstract Agency LLC, a Pennsylvania limited liability company. PBMHC was formed in 1997 to hold certain assets and conduct certain investment activities of Polonia Bank. Community Abstract Agency LLC was formed in 1999 to provide title insurance services.

91

Regulation of Polonia Bank

Polonia Bank, as a federal savings association, is currently subject to extensive regulation, examination and supervision by the OCC, as its primary federal regulator, and by the FDIC as the insurer of its deposits. Polonia Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund of the FDIC. Polonia Bank must file reports with the OCC concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OCC to evaluate Polonia Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of an adequate allowance for loan losses for regulatory purposes. Any change in such policies, whether by the OCC, the FDIC or Congress, could have a material adverse impact on Polonia and Polonia Bank and their operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) made extensive changes to the regulation of Polonia Bank. Under the Dodd-Frank Act, the Office of Thrift Supervision was eliminated and responsibility for the supervision and regulation of federal savings associations such as Polonia Bank was transferred to the OCC on July 21, 2011. The OCC is the agency that is primarily responsible for the regulation and supervision of national banks. Additionally, the Dodd-Frank Act created a new Consumer Financial Protection Bureau as an independent bureau of the Federal Reserve Board. The Consumer Financial Protection Bureau assumed responsibility for the implementation of the federal financial consumer protection and fair lending laws and regulations and has authority to impose new requirements. However, institutions of less than $10 billion in assets, such as Polonia Bank, will continue to be examined for compliance with consumer protection and fair lending laws and regulations by, and be subject to the enforcement authority of, their prudential regulators.

Certain of the regulatory requirements that are or will be applicable to Polonia Bank and Polonia are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Polonia Bank and Polonia.

Federal Banking Regulation

Business Activities. The activities of federal savings banks, such as Polonia Bank, are governed by federal laws and regulations. Those laws and regulations delineate the nature and extent of the business activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.

Capital Requirements. On July 9, 2013, the federal bank regulatory agencies issued a final rule that revised their risk-based capital requirements and the method for calculating risk-weighted assets to make them consistent with agreements that were reached by the Basel Committee on Banking Supervision (“Basel III”) and certain provisions of the Dodd-Frank Act. The final rule applies to all depository institutions and top-tier bank and savings and loan holding companies with total consolidated assets of $1 billion or more.

The rule established a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets), increases the minimum Tier 1 capital to risk-based assets requirement (from 4.0% to 6.0% of risk-weighted assets) and assigned a higher risk weight (150%) to exposures that are more than 90 days past due or are on nonaccrual status and to certain commercial real estate facilities that finance the acquisition, development or construction of real property.

The rule also included changes in what constitutes regulatory capital, some of which are subject to a two-year transition period. These changes include the phasing-out of certain instruments as qualifying capital. In addition, Tier 2 capital is no longer limited to the amount of Tier 1 capital included in total capital. Mortgage servicing rights, certain deferred tax assets and investments in unconsolidated subsidiaries over designated percentages of common stock are required to be deducted from capital, subject to a two-year transition period. Finally, Tier 1 capital includes accumulated other comprehensive income (which includes all unrealized gains and losses on available for sale debt and equity securities), subject to a two-year transition period.

92

The new capital requirements also include changes in the risk weights of assets to better reflect credit risk and other risk exposures. These include a 150% risk weight (up from 100%) for certain high volatility commercial real estate acquisition, development and construction loans and nonresidential mortgage loans that are 90 days past due or otherwise on nonaccrual status; a 20% (up from 0%) credit conversion factor for the unused portion of a commitment with an original maturity of one year or less that is not unconditionally cancellable; a 250% risk weight (up from 100%) for mortgage servicing rights and deferred tax assets that are not deducted from capital; and increased risk weights (from 0% to up to 600%) for equity exposures.

Finally, the rule limits capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets in addition to the amount necessary to meet its minimum risk-based capital requirements.

The final rule became effective on January 1, 2015. The capital conservation buffer requirement is being phased in beginning January 1, 2016, at 0.625% of risk-weighted assets, increasing each year until fully implemented at 2.5% on January 1, 2019.

As of June 30, 2016, Polonia Bank met all capital adequacy requirements.

Prompt Corrective Regulatory Action. The OCC is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings association that has a ratio of total capital to risk-weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings association that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings association that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the OCC is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” The regulation also provides that a capital restoration plan must be filed with the OCC within 45 days of the date a savings association is deemed to have received notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company up to the lesser of 5% of the savings association’s total assets when it was deemed to be undercapitalized or the amount necessary to achieve compliance with applicable capital requirements. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. The OCC could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. Significantly and critically undercapitalized institutions are subject to additional mandatory and discretionary measures.

Insurance of Deposit Accounts. Polonia Bank’s deposits are insured up to applicable limits ($250,000 per account) by the Deposit Insurance Fund of the FDIC. Under the FDIC’s existing risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors, with less risky institutions paying lower assessments. An institution’s assessment rate depends upon the category to which it is assigned.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The FDIC must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the FDIC.

The FDIC has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Polonia Bank. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OCC. The management of Polonia Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

93

Loans to One Borrower. Federal law provides that savings associations are generally subject to the limits on loans to one borrower applicable to national banks. Generally, subject to certain exceptions, a savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral.

Qualified Thrift Lender Test. Federal law requires savings associations to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities but also including education, credit card and small business loans) in at least nine months out of each 12-month period.

A savings association that fails the qualified thrift lender test is subject to certain operating restrictions and the Dodd-Frank Act also specifies that failing the qualified thrift lender test is a violation of law that could result in an enforcement action and dividend limitations. As of June 30, 2016, Polonia Bank met the qualified thrift lender test.

Limitation on Capital Distributions. Federal regulations impose limitations upon all capital distributions by a savings association, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the OCC is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under OCC regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the OCC. If an application is not required, the institution must still provide 30 days prior written notice to the Board of Governors of the Federal Reserve System of the capital distribution if, like Polonia Bank, it is a subsidiary of a holding company, as well as an informational notice filing to the OCC. If Polonia Bank’s capital ever fell below its regulatory requirements or the OCC notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the OCC could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OCC determines that such distribution would constitute an unsafe or unsound practice.

Standards for Safety and Soundness. The federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness in various areas such as internal controls and information systems, internal audit, loan documentation and credit underwriting, interest rate exposure, asset growth and quality, earnings and compensation, fees and benefits. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OCC determines that a savings association fails to meet any standard prescribed by the guidelines, the OCC may require the institution to submit an acceptable plan to achieve compliance with the standard.

Community Reinvestment Act. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. An institution’s failure to satisfactorily comply with the provisions of the Community Reinvestment Act could result in denials of regulatory applications. Responsibility for administering the Community Reinvestment Act, unlike other fair lending laws, is not being transferred to the Consumer Financial Protection Bureau. Polonia Bank received a “satisfactory” Community Reinvestment Act rating in its most recently completed examination.

Transactions with Related Parties. Federal law limits Polonia Bank’s authority to engage in transactions with “affiliates” (e.g., any entity that controls or is under common control with Polonia Bank, including Polonia and their other subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings association. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings association’s capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type specified by federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must generally be on terms and under

94

circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings associations are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings association may purchase the securities of any affiliate other than a subsidiary.

The Sarbanes-Oxley Act of 2002 generally prohibits loans by Polonia to its executive officers and directors. However, the law contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Polonia Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The laws limit both the individual and aggregate amount of loans that Polonia Bank may make to insiders based, in part, on Polonia Bank’s capital level and requires that certain board approval procedures be followed. Such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Loans to executive officers are subject to additional limitations based on the type of loan involved.

Enforcement. The OCC currently has primary enforcement responsibility over savings associations and has authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful actions likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has the authority to recommend to the OCC that enforcement action be taken with respect to a particular savings association. If action is not taken by the OCC, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

Federal Home Loan Bank System. Polonia Bank is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Polonia Bank, as a member of the Federal Home Loan Bank of Pittsburgh, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. Polonia Bank was in compliance with this requirement at June 30, 2016.

Federal Reserve Board System. The Federal Reserve Board regulations require savings associations to maintain noninterest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (NOW) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts. Polonia Bank is required to maintain average daily reserves equal to 3% on aggregate transaction accounts of up to $89.0 million, plus 10% on the remainder, and the first $13.3 million of otherwise reservable balances will be exempt. These reserve requirements are subject to adjustment by the FRB. Polonia Bank is in compliance with the foregoing requirements.

Other Regulations

Polonia Bank’s operations are also subject to federal laws applicable to credit transactions, including the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

95

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Polonia Bank also are subject to laws such as the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check.

Holding Company Regulation

General. As a savings and loan holding company, Polonia is subject to Federal Reserve Board regulations, examinations, supervision, reporting requirements and regulations regarding its activities. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a serious risk to Polonia Bank.

Pursuant to federal law and regulations and policy, a savings and loan holding company such as Polonia may generally engage in the activities permitted for financial holding companies under Section 4(k) of the Bank Holding Company Act and certain other activities that have been authorized for savings and loan holding companies by regulation.

Federal law prohibits a savings and loan holding company from, directly or indirectly or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings association, or savings and loan holding company thereof, without prior written approval of the Federal Reserve Board or from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association. A savings and loan holding company is also prohibited from acquiring more than 5% of a company engaged in activities other than those authorized by federal law or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings associations, the Federal Reserve Board must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

The Federal Reserve Board is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings associations in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings association in another state if the laws of the state of the target savings association specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Source of Strength. The Dodd-Frank Act also extends the “source of strength” doctrine to savings and loan holding companies. The regulatory agencies must promulgate regulations implementing the “source of strength” policy that holding companies act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

96

Polonia Bank must notify the Federal Reserve Board prior to paying a dividend to Polonia. The Federal Reserve Board may disapprove a dividend if, among other things, the Federal Reserve Board determines that the federal savings bank would be undercapitalized on a pro forma basis or the dividend is determined to raise safety or soundness concerns.

Acquisition of Polonia. Under the Federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve Board if any person (including a company), or group acting in concert, seeks to acquire direct or indirect “control” of a savings and loan holding company or savings association. Under certain circumstances, a change of control may occur, and prior notice is required, upon the acquisition of 10% or more of the outstanding voting stock of the company or institution, unless the Federal Reserve Board has found that the acquisition will not result in a change of control. Under the Change in Bank Control Act, the Federal Reserve Board generally has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that acquires control would then be subject to regulation as a savings and loan holding company.

Legal Proceedings

On August 5, 2015, Lane Brennen, a former employee of Polonia Bank, filed a complaint in state court naming Polonia Bank, Polonia Bank’s former chief executive officer, Polonia Bank’s chief financial officer, Polonia Bank’s former chief lending officer and an employee of Polonia Bank as defendants (Lane Brennen v Polonia Bank et al., Philadelphia Court of Common Pleas, Case ID 150800526). The complaint alleges claims for breach of his employment contract, violation of Pennsylvania’s Wage Payment and Collection Law, and for unlawful retaliation and demands an accounting. Mr. Brennen seeks compensation that he alleges is owed to him under the terms of his employment agreement, as well as other compensatory and punitive damages. Polonia Bank intends to vigorously defend against these claims. However, the defense may not be successful and insurance may not be available or adequate to fund any judgment, settlement or costs of defense of this action. The individual defendants may be entitled to indemnification from Polonia Bank, for which there may be no insurance coverage. Polonia Bank has asserted claims against Mr. Brennen for breach of contract and breach of fiduciary duties.

On December 9, 2015, Jerry Markopoulos, a former employee of Polonia Bank, filed a complaint naming Polonia Bank, Polonia Bank’s Chairman, Polonia Bank’s chief executive officer, and Polonia Bank’s former chief lending officer as defendants (Markopoulos v. Polonia Bank et al., United States District Court for the Eastern District of Pennsylvania, Case No. 2:15-cv-06520). The complaint alleges claims for breach of his employment contract, violation of Pennsylvania’s Wage Payment and Collection Law, and for unlawful retaliation and demands for an accounting. Mr. Markopoulos seeks compensation that he alleges is owed to him under the terms of his employment agreement, as well as other compensatory damages and costs and expenses. Polonia Bank intends to vigorously defend against these claims. However, the defense may not be successful and insurance may not be available or adequate to fund any judgment, settlement or costs of defense of this action. The individual defendants may be entitled to indemnification from Polonia Bank, for which there may be no insurance coverage.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

General

Polonia’s business activities are the ownership of the outstanding capital stock of Polonia Bank. Currently, Polonia neither owns or leases any property, but instead uses the premises, equipment and other property of Polonia Bank and pays appropriate rental fees, as required by applicable law and regulations. In the future, Polonia may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, or understandings, written or oral, to do so.

Income. Polonia’s primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that Polonia earns on its loans and securities, and interest expense, which is the interest that it pays on its deposits and Federal Home Loan Bank borrowings. Other significant sources of pre-tax income are service charges on deposit accounts and other loan fees (including loan brokerage fees and late charges). In addition, Polonia recognizes gains or losses from the sale of loans and investments in years that it has such sales.

97

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and value of the portfolio, information about specific borrower situations, and estimated collateral values, economic conditions, and other factors. Allocation of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

Expenses. The non-interest expenses Polonia incurs in operating its business consist of salaries and employee benefits expenses, occupancy and equipment expenses, marketing expenses and various other miscellaneous expenses.

Salaries and employee benefits consist primarily of: salaries and wages paid to Polonia’s employees; payroll taxes; and expenses for health insurance and other employee benefits.

Occupancy and equipment expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets, which range from three to 40 years.

Marketing expenses include expenses for advertisements, promotions, third-party marketing services and premium items.

Other expenses include expenses for supplies, telephone and postage, data processing, contributions and donations, director and committee fees, insurance and surety bond premiums and other fees and expenses.

Critical Accounting Policies

Polonia considers accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. Polonia considers the following to be Polonia’s critical accounting policies.

Securities. Securities are reported at fair value adjusted for premiums and discounts which are recognized in interest income using the interest method over the period to maturity. Declines in the fair value of individual securities below their amortized cost, and that are deemed to be other than temporary, will be written down to current market value and included in earnings as realized losses. Management systematically evaluates securities for other than temporary declines in fair value on a quarterly basis.

Allowance for loan losses. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Polonia’s periodic evaluation of the adequacy of the allowance for loan losses is determined by management through evaluation of the loss exposure on individual non-performing, delinquent and high-dollar loans; review of economic conditions and business trends; historical loss experience and growth and composition of the loan portfolio, as well as other relevant factors.

A quantitative analysis is utilized to support the adequacy of the allowance for loan losses. This analysis includes review of historical charge-off rates for loan categories, fluctuations and trends in the amount of classified loans and economic factors. Significant to this analysis are any changes in observable trends that may be occurring relative to loans to assess potential weaknesses within the credit. Current economic factors and trends in risk ratings are considered in the determination and allocation of the allowance for loan losses.

Income Taxes. Polonia files a consolidated federal income tax return. Deferred tax assets and liabilities are computed based on the difference between the financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income taxes or benefits are based on changes in the deferred tax asset or liability from period to period. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which such items are expected to be realized or settled. As changes in tax rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

98

Comparison of Financial Condition at June 30, 2016 and December 31, 2015

Total assets at June 30, 2016 were $284.3 million, a decrease of $7.3 million from total assets of $291.6 million at December 31, 2015. The purchase of certificates of deposit and investment securities resulted in a shift in Polonia’s asset mix, as cash and cash equivalents were reinvested into higher yielding assets. Deposits declined due to competitive conditions, as Polonia allowed some deposit run-off to manage its liquidity needs. FHLB advances remained unchanged. However, Polonia was able to reduce its borrowing costs as a result of a shift from long-term to short-term maturities. The decrease in other liabilities related to a $2.0 million liability established in December 2015 for securities trades that settled in January 2016. Total stockholders’ equity at June 30, 2016 was $37.4 million as compared to $37.5 million at December 31, 2015.

Cash and cash equivalents decreased to $15.4 million from $31.1 million during the six months ended June 30, 2016, primarily as the result of the purchase of $24.0 million in certificates of deposit and $22.0 million in investment securities.

Certificates of deposit increased to $24.8 million from $16.0 million during the six months ended June 30, 2016, primarily as a result of the purchase of $24.0 million in certificates of deposit, partially offset by the maturity of $15.2 million in certificates of deposit. The increase in certificates of deposit was completed to increase the yield on liquid assets while at the same time remaining short in terms of duration.

Investment securities available for sale increased to $59.3 million from $54.9 million during the six months ended June 30, 2016, an increase of $4.4 million, or 8.0%. The increase in investment securities available for sale was attributable to the purchase of $22.0 million in securities, partially offset by the sale of $13.5 million in securities and $4.7 million in repayments and maturities.

Total loans decreased $4.1 million, or 2.4%, to $169.4 million at June 30, 2016, compared to $173.5 million at December 31, 2015. The decrease in total loans was primarily the result of repayment and payoffs of loans.

Total deposits decreased to $183.3 million from $188.2 million during the six months ended June 30, 2016, a decrease of $4.9 million, or 2.6%. Deposits declined due to competitive conditions, as Polonia allowed some deposit run-off to manage its liquidity needs.

Total FHLB advances remained unchanged at $56.0 million during the six months ended June 30, 2016.

Comparison of Operating Results For the Six Months Ended June 30, 2016 and 2015

General. Polonia recorded a net loss of $292,000 during the six months ended June 30, 2016 compared to net income of $27,000 during the six months ended June 30, 2015. The decrease in net income for the six-month period ended June 30, 2016 was primarily related to a decrease in noninterest income and a decrease in net interest income, partially offset by a decrease in noninterest expense, a decrease in income tax expense and a decrease in the provision for loan losses.

99

Net Interest Income. The following table summarizes changes in interest income and expense for the six months ended June 30, 2016 and 2015.

	Six Months Ended June 30,
	2016	2015
	(Dollars in thousands)
Interest and dividend income:
Loans receivable	$3,799	$4,386
Investment securities	592	701
Other interest and dividend income	235	201
Total interest and dividend income	4,626	5,288
Interest expense:
Deposits	802	855
FHLB advances – short term	-	-
FHLB advances – long term	712	735
Advances by borrowers for taxes and insurance	2	2
Total interest expense	1,516	1,592
Net interest income	$3,110	$3,696

The following table summarizes average balances and average yields and costs for the six months ended June 30, 2016 and 2015.

	Six Months Ended
	June 30,
	2016		2015
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans	$171,188	4.39%	$199,635	4.37%
Investment securities	55,468	2.11	53,535	2.60
Other interest-earning assets	46,408	1.02	30,827	1.31
Total interest-earning assets	273,064	3.41%	283,997	3.75%
Noninterest-earning assets:	14,871		17,194
Allowance for Loan Losses	(1,250)		(1,377)
Total assets	$286,685		$299,814

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$15,294	0.18%	$13,420	0.17%
Money Market Deposits	34,296	0.37	36,111	0.37
Savings accounts	30,092	0.15	28,287	0.15
Time deposits	100,755	1.40	111,535	1.37
Total interest-bearing deposits	180,437	0.89%	189,353	0.91%
FHLB advances – short term	38	0.00	-	-
FHLB advances – long term	55,434	2.58	58,503	2.53
Advances by borrowers for taxes and insurance	1,011	0.40	1,168	0.35
Total interest-bearing liabilities	236,920	1.29%	249,024	1.29%
Noninterest-bearing liabilities:	11,221		11,645
Total liabilities	248,141		260,669
Retained earnings	38,544		39,145
Total liabilities and retained earnings	$286,685		$299,814

Interest rate spread		2.12%		2.46%
Net yield on interest-earning assets		2.29%		2.62%
Ratio of average interest-earning assets to average interest-bearing liabilities		115.26%		114.04%

Net Interest Income. Net interest income for the six months ended June 30, 2016 decreased $586,000 from the same period last year. Polonia’s net interest rate spread decreased to 2.12% for the six months ended June 30, 2016 from 2.46% for the same period last year. The primary reasons for the decrease in net interest income for the six-month period were a lower average balance of loans, a lower average yield earned on investment securities and other interest-earning assets, partially offset by a higher average balance of other interest-earning assets, a lower average balance of deposits, a lower average balance of FHLB advances and a higher average yield earned on loans.

100

Provision for Loan Losses. For the six months ended June 30, 2016 there was no provision for loan losses recorded as compared to $73,000 for the six months ended June 30, 2015. The provisions reflect management’s assessment of lending activities, changes in the loan portfolio, increased nonperforming loans, levels of current delinquencies and current economic conditions. There were loan charge-offs of $40,000 during the six months ended June 30, 2016 as compared to loan charge-offs of $128,000 during the six months ended June 30, 2015. There were loan recoveries of $13,000 during the six months ended June 30, 2016. There were no loan recoveries during the six months ended June 30, 2015.

Noninterest Income. The following table shows the components of noninterest income for the six months ended June 30, 2016 and 2015.

	Six Months Ended June 30,
	2016	2015
	(Dollars in thousands)
Service fees on deposit accounts	$47	$53
Earnings on bank-owned life insurance	(11)	(4)
Investment securities gain, net	641	-
Gain on sale of loans, net	-	1,690
Rental income	135	131
Other	(18)	411
Total	$794	$2,281

The $1.5 million decrease in noninterest income during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015 was due primarily to a $1.7 million decrease in gains on the sale of loans and a $430,000 decrease in other noninterest income, partially offset by an increase of $641,000 in investment securities gains. The decrease in the gain on the sale of loans was due to the elimination of the Retail Mortgage Banking Group. The decrease in other income was primarily due to the decrease of $305,000 in the value of non-qualified deferred compensation plan assets, a $74,000 decrease in the gain on the sale of other real estate owned and a $43,000 decrease in proceeds received from the surrender of life insurance policies.

Noninterest Expense. The following table shows the components of noninterest expense for the six months ended June 30, 2016 and 2015.

	Six Months Ended June 30,
	2016	2015
	(Dollars in thousands)
Compensation and employee benefits	$2,018	$2,986
Occupancy and equipment	609	644
Federal deposit insurance premiums	257	279
Data processing expense	211	198

Professional fees	337	376
Other	894	1,365
Total	$4,326	$5,848

The $1.5 million decrease in noninterest expense during the six months ended June 30, 2016 as compared to the six months ended June 30, 2015 was primarily due to a $968,000 decrease in compensation and employee benefits, a $471,000 decrease in other noninterest expense, a $39,000 decrease in professional fees, a $35,000 decrease in occupancy and equipment and a $22,000 decrease in federal deposit insurance premiums, partially offset by a $13,000 increase in data processing expense. The decrease in compensation and employee benefits was the result of changes in staffing and employee benefits and the elimination of the Retail Mortgage Banking Group. The decrease in other expense was primarily related to a $305,000 decrease in the expense related to the non-qualified deferred compensation plan liabilities, a $137,000 decrease in loan expense, a $52,000 decrease in advertising expense, partially offset by a $33,000 increase in the expense related to the amortization of the FDIC indemnification asset.

Income Taxes. Polonia recorded a tax benefit of $130,000 for the six months ended June 30, 2016 as compared to tax expense of $29,000 during the six months ended June 30, 2015. The tax benefit resulted from the increase in its taxable operating losses.

101

Liquidity and Capital Management

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Polonia’s primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the FHLB of Pittsburgh. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

Polonia regularly adjust its investments in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of its asset/liability management policy.

Polonia’s most liquid assets are cash and cash equivalents. The levels of these assets depend on its operating, financing, lending and investing activities during any given period. At June 30, 2016, cash and cash equivalents totaled $15.4 million. Securities classified as available for sale, which provide additional sources of liquidity, totaled $59.3 million at June 30, 2016. In addition, at June 30, 2016 Polonia had the ability to borrow a total of approximately $117.3 million from the FHLB of Pittsburgh. On June 30, 2016, Polonia had $56.0 million of borrowings outstanding. Any growth of Polonia’s loan portfolio may require it to borrow additional funds.

At June 30, 2016, Polonia had $397,000 in mortgage loan commitments outstanding and $5.6 million in unused lines of credit. Time deposits due within one year of June 30, 2016 totaled $46.3 million, or 47.5% of time deposits. If these maturing deposits do not remain with Polonia, Polonia will be required to seek other sources of funds, including other time deposits and borrowings. Depending on market conditions, Polonia may be required to pay higher rates on such deposits or other borrowings that Polonia currently pays on the time deposits due on or before June 30, 2017. Polonia believes, however, based on past experience that a significant portion of its time deposits will remain with it. Polonia has the ability to attract and retain deposits by adjusting the interest rates offered.

Polonia’s primary investing activities are the origination of loans and the purchase of securities. Polonia’s primary financing activities consist of activity in deposit accounts and FHLB advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Polonia and its local competitors and other factors. Polonia generally manages the pricing of its deposits to be competitive and to increase core deposit relationships. Occasionally, Polonia offers promotional rates on certain deposit products to attract deposits.

Polonia Bancorp is a separate entity from Polonia Bank and must provide for its own liquidity. In addition to its operating expenses, Polonia Bancorp may utilize its cash position for the payment of dividends or to repurchase common stock, subject to applicable restrictions. Polonia Bancorp’s primary source of funds is dividends from Polonia Bank. Payment of such dividends to Polonia Bancorp by Polonia Bank is limited under federal law. The amount that can be paid in any calendar year, without prior regulatory approval, cannot exceed the retained net earnings (as defined) for the year plus the preceding two calendar years. Polonia believes that such restriction will not have an impact on Polonia’s ability to meet its ongoing cash obligations.

Capital Management. Polonia Bank is subject to various regulatory capital requirements administered by the Office of the Comptroller of Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2016, Polonia Bank exceeded all of its regulatory capital requirements.

Off-Balance Sheet Arrangements. In the normal course of operations, Polonia engages in a variety of financial transactions that, in accordance with U.S. Generally Accepted Accounting Principles, are not recorded in its financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments.

For six months ended June 30, 2016 and the year ended December 31, 2015 Polonia engaged in no off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

102

Financial Condition at December 31, 2015

Total assets at December 31, 2015 were $291.6 million, a decrease of $16.7 million, or 5.4%, from total assets of $308.3 million at December 31, 2014. The decrease in assets resulted primarily from a $40.1 million decrease in total loans, a $4.5 million decrease in other assets and a $4.2 million decrease in loans held for sale, partially offset by an $18.9 million increase in cash and cash equivalents and a $16.0 million increase in certificates of deposit. Total liabilities at December 31, 2015 were $254.1 million compared to $271.4 million at December 31, 2014, a decrease of $17.3 million, or 6.4%. Total stockholders’ equity increased to $37.5 million at December 31, 2015 from $36.9 million at December 31, 2014, an increase of $600,000, or 1.6%, primarily as a result of Polonia’s operating income, the exercise of options covering 15,580 shares, a reduction in unallocated ESOP shares and an increase in accumulated other comprehensive income.

Cash and cash equivalents increased to $31.1 million from $12.2 million during the year ended December 31, 2015, an increase of $18.9 million, or 154.9%. The increase in cash and cash equivalents was attributable, in part, to the decrease of $40.1 million in total loans. The decrease in loans was partially due to the sale of $26.6 million in loans held for investment. Also contributing to the increase in cash and cash equivalents was a $4.2 million decrease in the loans held for sale and a $1.6 million decrease in investment securities, partially offset by a $16.0 increase in certificates of deposit.

Investment securities available for sale increased to $54.9 million from $11.7 million during the year ended December 31, 2015, an increase of $43.2 million, or 369.2%. The increase in investment securities available for sale was attributable to a transfer of $40.1 million of investment securities held to maturity and the purchase of $17.6 million in securities, partially offset by $8.1 million in sales of securities, $3.5 million in payments received and $3.3 million in calls or maturities.

Investment securities held to maturity decreased to $0 from $44.7 million during the year ended December 31, 2015, a decrease of $44.7 million, or 100.0%. The decrease in investment securities held to maturity was attributable, in part, to the transfer of $40.1 million of securities to available for sale and $4.6 million in payments received. The transfer of securities was undertaken as part of Polonia’s strategy to mitigate interest rate risk.

Loans held for sale decreased to $0 from $4.2 million during the year ended December 31, 2015. The decrease in loans held for sale was due to the elimination of the Retail Mortgage Banking Group. Loans originated for sale during 2015 were $48.3 million and loans sold were $52.5 million compared to originations of $75.3 million and loans sold of $77.1 million in 2014.

Total loans decreased to $173.5 million from $213.6 million during the year ended December 31, 2015, a decrease of $40.1 million or 18.8%. The decrease in total loans was primarily the result of the sale of $26.1 million in 30-year fixed-rate jumbo loans. The loan sale was undertaken as part of Polonia’s strategy to mitigate interest rate risk.

Other assets decreased to $4.4 million from $8.8 million during the year ended December 31, 2015. The decrease in other assets is primarily related to a $4.7 million distribution of Polonia’s non-qualified deferred compensation plan assets held in a Rabbi Trust.

Total deposits decreased to $188.2 million from $199.6 million during the year ended December 31, 2015, a decrease of $11.4 million, or 5.7%. The decrease in deposits was attributable, in part, to the outflow of $11.0 million in time deposits, a $3.5 million decrease in money market accounts and a $400,000 decrease in noninterest bearing demand account, partially offset by a $2.1 million increase in NOW accounts and a $1.3 million increase in savings accounts. The decrease in time deposits was based on Polonia’s loan demand and liquidity needs, as Polonia opted not to match competitors’ rates.

Federal Home Loan Bank advances decreased to $56.0 million from $59.0 million during the year ended December 31, 2015, a decrease of $3.0 million or 5.1%. The decrease in Federal Home Loan Bank advances was due to the maturity of a $3.0 million advance during the year. Polonia utilize borrowings from the Federal Home Loan Bank of Pittsburgh to supplement Polonia’s supply of funds for loans and investments.

103

Other liabilities decreased to $8.8 million from $11.5 million during the year ended December 31, 2015, a decrease of $2.7 million or 23.5%. The decrease in other liabilities is related to a reduction of $4.7 million in Polonia’s non-qualified deferred compensation plan liability partially offset by the liability of $2.0 million established for securities trades settling in January 2016.

104

The following table sets forth the composition of Polonia’s loan portfolio at the dates indicated.

	At December 31,
	2015		2014		2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One-to-four-family	$144,242	83.21%	$182,272	85.46%	$167,233	83.69%	$101,793	73.22%	$111,272	71.82%
Multi-family and commercial real estate	10,414	6.01	10,783	5.06	10,564	5.29	8,501	6.11	9,439	6.09
Home equity loans	2,828	1.63	2,040	0.96	2,365	1.18	2,489	1.79	2,818	1.82
Home equity lines of credit	2,460	1.42	1,521	0.71	513	0.26	1,853	1.33	1,767	1.14
Total real estate loans:	159,944	92.27	196,617	92.19	180,675	90.42	114,636	82.45	125,296	80.87

Commercial	7	0.01	—	—	—	—	—	—	—	—
Consumer:
Education	1,234	0.71	1,558	0.73	1,806	0.90	2,228	1.60	2,885	1.86
Other consumer	467	0.27	641	0.30	830	0.42	901	0.65	1,032	0.67
Total consumer loans	1,701	0.98	2,199	1.03	2,636	1.32	3,129	2.25	3,917	2.53
Total loans excluding covered loans	161,652	93.26	198,816	93.22	183,311	91.74	117,765	84.70	129,213	83.40
Covered loans	11,686	6.74	14,457	6.78	16,523	8.26	21,260	15.30	25,708	16.60
Total loans	173,338	100.00%	213,273	100.00%	199,834	100.00%	139,025	100.00%	154,921	100.00%
Net deferred loan (costs) fees	113		279		117		(222)		(290)
Allowance for loan losses on non-covered loans	(1,272)		(1,416)		(1,378)		(1,508)		(1,206)
Allowance for loan losses on covered loans	—		—		—		—		(73)
Loans, net	$172,179		$212,136		$198,573		$137,295		$153,352

105

The following table sets forth certain information at December 31, 2015 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause Polonia’s actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	One-to-Four- Family Real Estate Loans	Multi- Family and Commercial Real Estate Loans	Commercial Loans	Home Equity Loans and Lines of Credit	Consumer Loans	Covered Loans	Total Loans
	(Dollars in thousands)
Amounts due in:
One year or less	$839	$10	$—	$149	$262	$1,222	$2,482
More than one to five years	2,649	2,621	7	251	401	2,371	8,300
More than five years	140,754	7,783	—	4,888	1,038	8,093	162,556
Total	$144,242	$10,414	$7	$5,288	$1,701	$11,686	$173,338

The following table sets forth the dollar amount of all loans at December 31, 2015 that are due after December 31, 2016 and that have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned interest on consumer loans and deferred loan fees.

	Fixed Rate	Adjustable Rate	Total
	(Dollars in thousands)
Real estate loans:
One-to-four-family	$143,403	$—	$143,403
Multi-family and commercial real estate	4,275	6,129	10,404
Home equity loans and lines of credit	2,720	2,419	5,139
Commercial loans	7	—	7
Consumer loans	1,439	—	1,439
Covered loans	2,975	7,489	10,464
Total	$154,819	$16,037	$170,856

106

Securities. The following table sets forth the amortized cost and fair values of Polonia’s securities portfolio at the dates indicated.

	At December 31,
	2015		2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale:
Fannie Mae	$25,168	$25,690	$1,446	$1,541	$2,090	$2,235
Freddie Mac	10,162	10,123	39	42	66	70
Government National Mortgage Association	400	449	469	528	556	619
Collateralized mortgage obligations – Government-sponsored entities	984	992	1,136	1,151	1,457	1,470
Total mortgage-backed securities	36,714	37,254	3,090	3,262	4,169	4,394
Corporate securities	16,921	16,958	8,293	8,450	10,701	10,877
Municipal securities	500	500	—	—	—	—
Total debt securities	54,135	54,712	11,383	11,712	14,870	15,271
Common Stock	160	160	—	—	—	—
Total	$54,295	$54,872	$11,383	$11,712	$14,870	$15,271

	At December 31,
	2015		2014		2013
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities held-to-maturity:
Fannie Mae	$—	$—	$33,122	$34,438	$37,615	$38,375
Freddie Mac	—	—	11,620	11,755	13,705	13,502
Total mortgage-backed securities	$—	$—	$44,742	$46,193	$51,320	$51,877

At December 31, 2015, Polonia had no investments in a single company or entity (other than U.S. Government-sponsored entity securities) that had an aggregate book value in excess of 10% of Polonia’s equity at those dates.

Federal law requires a member institution of the Federal Home Loan Bank System to hold stock of its district Federal Home Loan Bank according to a predetermined formula. This stock is carried at cost and was $3.7 million at December 31, 2015. The Federal Home Loan Bank of Pittsburgh is permitted to increase the amount of capital stock owned by a member company to 6.0% of a member’s advances, plus 1.50% of the unused borrowing capacity.

107

The following table sets forth the stated maturities and weighted average yields of securities at December 31, 2015. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
	(Dollars in thousands)
Securities available-for-sale:
Fannie Mae	$24	5.30%	$1,390	2.85%	$5,299	2.66%	$18,455	2.63%	$25,168	2.65%
Freddie Mac	—	—	429	2.83	—	—	9,733	2.06	10,162	2.09
Government National Mortgage Association securities	—	—	3	7.55	62	7.09	335	6.63	400	6.71
Collateralized mortgage obligations – Government-sponsored entities	—	—	10	4.38	488	2.89	486	2.11	984	2.52
Corporate securities	6,431	1.40	9,583	1.71	907	2.34	—	—	16,921	1.63
Municipal securities	500	1.25	—	—	—	—	—	—	500	1.25
Total	$6,955	1.40%	$11,415	1.90%	$6,756	2.67%	$29,009	2.48%	$54,135	2.24%

108

Deposits. Polonia’s primary source of funds is its deposit accounts, which are comprised of noninterest-bearing accounts, interest-bearing demand accounts, money market accounts, savings accounts and time deposits. These deposits are provided primarily by individuals who live or work within Polonia’s market areas. Polonia has not used brokered deposits as a source of funding. Deposits decreased $11.4 million, or 5.7% for the year ended December 31, 2015.

The following table sets forth the balances of Polonia’s deposit products at the dates indicated.

	At December 31,
	2015		2014		2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Noninterest-bearing Accounts	$6,137	3.26%	$6,483	3.25%	$5,725	2.84%
Interest-bearing Accounts	15,712	8.35	13,562	6.80	14,685	7.30
Money market	33,809	17.96	37,260	18.67	36,771	18.27
Savings accounts	29,879	15.87	28,590	14.33	30,385	15.09
Time deposits	102,685	54.56	113,659	56.95	113,756	56.50
Total	$188,222	100.00%	$199,554	100.00%	$201,322	100.00%

The following table indicates the amount of jumbo time deposits by time remaining until maturity as of December 31, 2015. Jumbo time deposits require minimum deposits of $100,000.

Maturity Period	Time Deposits
(Dollars in thousands)
3 Months or less	$2,918
Over 3 Through 6 Months	4,232
Over 6 Through 12 Months	11,857
Over 12 Months	32,858
Total	$51,865

The following table sets forth Polonia’s time deposits classified by rates at the dates indicated.

	At December 31,
	2015	2014	2013
	(Dollars in thousands)
0.01 - 0.99%	$25,476	$35,133	$36,560
1.00 - 1.99%	47,048	45,936	46,621
2.00 - 3.99%	30,161	32,590	30,575
Total	$102,685	$113,659	$113,756

109

The following table sets forth the amount and maturities of time deposits classified by rates at December 31, 2015.

	Amount Due
	Less Than One Year	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years to Four Years	More Than Four Years	Total	Percent of Total Time Deposits
	(Dollars in thousands)
0.01 - 0.99%	$22,751	$2,552	$173	$—	$—	$25,476	24.81%
1.00 - 1.99%	10,231	12,606	9,195	3,118	11,898	47,048	45.82
2.00 - 3.99%	6,651	11,088	7,736	3,263	1,423	30,161	29.37
Total	$39,633	$26,246	$17,104	$6,381	$13,321	$102,685	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended December 31,
	2015	2014	2013
	(Dollars in thousands)
Beginning balance	$199,554	$201,322	$196,723
Increase (decrease) before interest credited	(13,021)	(3,483)	2,944
Interest credited	1,689	1,715	1,655
Net increase (decrease) in deposits	(11,332)	(1,768)	4,599
Ending balance	$188,222	$199,554	$201,322

Borrowings. Polonia utilizes borrowings from the Federal Home Loan Bank of Pittsburgh to supplement its supply of funds for loans and investments. All borrowings from the Federal Home Loan Bank are secured by a blanket security agreement on qualifying residential mortgage loans, certain pledged investment securities and Polonia’s investment in Federal Home Loan Bank stock.

	Year Ended December 31,
	2015	2014	2013
	(Dollars in thousands)
Maximum amount of advances outstanding at any month end during the period:
FHLB Advances	$59,000	$59,000	$59,000
Average advances outstanding during the period:
FHLB Advances	$57,241	$59,000	$35,160
Weighted average interest rate during the period:
FHLB Advances	2.55%	2.53%	2.64%
Balance outstanding at end of period:
FHLB Advances	$56,000	$59,000	$59,000
Weighted average interest rate at end of period:
FHLB Advances	2.53%	2.49%	2.49%

Comparison of Results of Operations for the Years Ended December 31, 2015 and 2014

Overview. Polonia recorded a net loss of $138,000 during the year ended December 31, 2015, compared to net income of $17,000 during the year ended December 31, 2014.

110

Average Balances and Yields. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, non-accrual loans are included in average balances only. Loan fees are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax-equivalent basis are insignificant.

	Years Ended December 31,
	2015			2014
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost

Assets:
Interest-earning assets:
Loans	$192,731	$8,605	4.46%	$209,915	$9,520	4.54%
Investment securities	50,822	1,272	2.50	62,040	1,641	2.65
Other interest-earning assets	36,284	336	0.93	14,022	181	1.29
Total interest-earning assets	279,837	10,213	3.65%	285,977	11,342	3.97%
Noninterest-earning assets	16,121			16,168
Allowance for loan losses	(1,369)			(1,400)
Total assets	$294,589			$300,745

Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$13,842	$23	0.17%	$15,239	$26	0.17%
Money market deposits	35,456	132	0.37	34,939	128	0.37
Savings accounts	28,582	43	0.15	30,322	69	0.23
Time deposits	108,141	1,491	1.38	111,967	1,492	1.33
Total interest-bearing deposits	186,021	1,689	0.91	192,467	1,715	0.89
FHLB advances - long-term	57,241	1,461	2.55	59,000	1,492	2.53
Advances by borrowers for taxes and insurance	1,077	3	0.28	1,083	3	0.28
Total interest-bearing liabilities	244,339	3,153	1.29%	252,550	3,210	1.27%
Noninterest-bearing liabilities:	10,807			8,586
Total liabilities	255,146			261,136
Retained earning	39,443			39,609
Total liabilities and retained earnings	$294,589			$300,745

Net interest income		$7,060			$8,132
Interest rate spread			2.36%			2.70%
Net yield on interest-bearing assets			2.52%			2.84%
Ratio of average interest-earning assets to average interest-bearing liabilities			114.53%			113.24%

Net interest income for the year ended December 31, 2015 decreased to $7.1 million or 12.4% from $8.1 million at December 31, 2014. The decrease in net interest income for the year ended December 31, 2015 reflects a lower average balance of loans and investment securities, partially offset by an increase in other interest earning assets, including certificates of deposit, a lower average balance of deposits and Federal Home Loan Bank advances. Also, contributing to lower net interest income was a lower average yield earned on loans, investment securities and other interest earning assets including certificates of deposit and a higher average rate paid on deposits and Federal Home Loan Bank advances. The average balance of loans decreased during the year ended December 31, 2015 primarily as a result of the sale of $26.1 million in 30-year fixed-rate jumbo loans. The lower average interest rate earned on loans reflects the current low rate environment on new loans. Interest expense for the year ended

111

December 31, 2015 remained stable at $3.2 million. Polonia’s net interest rate spread decreased to 2.36% for the year ended December 31, 2015 from 2.70% in 2014 and its net interest margin decreased to 2.52% from 2.84%.

Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on Polonia’s net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

	For the Year Ended December 31, 2015 Compared to Year Ended December 31, 2014			For the Year Ended December 31, 2014 Compared to Year Ended December 31, 2013
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in thousands)
Interest and dividend income:
Loans receivable	$(769)	$(146)	$(915)	$1,425	$(704)	$721
Investment securities	(284)	(85)	(369)	(199)	(66)	(265)
Other	189	(34)	155	(3)	157	154
Total interest-earning assets	$(864)	$(265)	$(1,129)	$1,223	$(613)	$610

Interest expense:
Interest-bearing demand deposits	$(2)	$(1)	$(3)	$3	$(7)	$(4)
Money market accounts	2	2	4	(14)	(11)	(25)
Savings accounts	(4)	(22)	(26)	—	(12)	(12)
Certificates of deposit	66	(67)	(1)	85	16	101
Total deposits	62	(88)	(26)	74	(14)	60
FHLB Advances - short-term	—	—	—	—	—	—
FHLB Advances - long-term	(45)	14	(31)	601	(38)	563
Advances by borrowers for taxes and insurance	—	—	—	—	(2)	(2)
Total interest-bearing liabilities	$17	$(74)	$(57)	$675	$(54)	$621
Change in net interest income	$(881)	$(191)	$(1,072)	$548	$(559)	$(11)

Provision for Loan Losses. For the year ended December 31, 2015 Polonia recorded a provision for loan losses of $73,000 as compared to $210,000 for the year ended December 31, 2014. The smaller provision for loan losses in 2015 was deemed appropriate due to the decline in the loan portfolio combined with the stability in the level of classified assets. Management also reviews and adjusts the qualitative factors used to calculate the allowance for loan losses for all loans based on historical losses in Polonia’s portfolio as well as the current levels of nonperforming loans in its portfolio. Management makes adjustments on a quarterly basis or more frequently as necessary. Management made changes to the qualitative factors during 2015 based on historical losses in Polonia’s portfolio as well as the current levels of nonperforming loans in its portfolio.

The provisions for the loan portfolio reflect management’s assessment of lending activities, decreased non-performing loans, levels of current delinquencies and current economic conditions. Provisions for loan losses are charged to earnings to maintain the total allowance for loan losses at a level believed by management sufficient to cover all known and inherent losses in the loan portfolio which are both probable and reasonably estimable. Management’s analysis includes consideration of Polonia’s historical experience, the volume and type of lending conducted by us, the amount of its classified and criticized assets, the status of past due principal and interest payments, general economic conditions, particularly as they relate to Polonia’s market area, and other factors related to the collectability of its loan portfolio.

112

An analysis of the changes in the allowance for loan losses is presented under “—Risk Management—Analysis and Determination of the Allowance for Loan Losses.”

Noninterest Income. The following table shows the components of non-interest income for the year ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Service fees on deposit accounts	$105	$116
Earnings on bank-owned life insurance	(11)	4
Investment securities gains, net	560	—
Gain on sale of loans	2,776	3,861
Rental income	270	271
Other	430	402
Total	$4,130	$4,654

The $524,000 decrease in noninterest income during the year ended December 31, 2015 as compared to the year ended December 31, 2014 was primarily due to a $1.1 million decrease in the gain on sale of loans, partially offset by a $560,000 increase in investment securities gains.

Noninterest Expense. The following table shows the components of noninterest expense for the year ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Compensation and employee benefits	$5,571	$7,142
Occupancy and equipment	1,315	1,449
Federal deposit insurance premiums	537	361
Data processing expense	410	428
Professional fees	800	660
Other	2,551	2,466
Total	$11,185	$12,506
Efficiency ratio	99.96%	97.81%

Total noninterest expense decreased $1.3 million, or 10.4%, to $11.2 million for the year ended December 31, 2015 from the prior year period. The decrease in noninterest expense for the year ended December 31, 2015 as compared to the prior year period was primarily the result of a $1.5 million decrease in compensation and employee benefits, a $134,000 decrease in occupancy and equipment and a $17,000 decrease in data processing expense, partially offset by a $176,000 increase in federal deposit insurance premiums, a $140,000 increase in professional fees and an $85,000 increase in other expense. The decrease in compensation and employee benefits expense is primarily the result of the elimination of the Retail Mortgage Banking Group which accounted for $1.1 million of the decrease.

Income Taxes. Polonia recorded tax expense of $70,000 for the year ended December 31, 2015 compared to a tax expense of $53,000 during the year ended December 31, 2014.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Polonia’s most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not

113

collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that Polonia encounters are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in Polonia’s customer base or revenue.

Credit Risk Management. Polonia’s strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Polonia’s strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than other types of loans and are secured by collateral that generally tends to appreciate in value.

When a borrower fails to make a required loan payment, Polonia takes a number of steps to attempt to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 days past due, a past due notice is generated and sent to the borrower and phone calls are made. If payment is not then received by the 30th day of delinquency, a further notification is sent to the borrower. If payment is not received by the 60th day of delinquency, a further notification is sent to the borrowers giving notice of possible foreclosure actions. If no successful workout can be achieved by the 90th day of delinquency, Polonia will commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 90 days past due, Polonia institutes collection proceedings and attempt to repossess any personal property that secures the loan. Polonia may consider loan workout arrangements with certain borrowers under certain circumstances.

Management reports to the board of directors monthly regarding the amount of loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property that Polonia owns.

Analysis of Non Performing and Classified Assets. Polonia considers repossessed assets and loans that are 90 days or more past due to be non performing assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that Polonia acquires as a result of foreclosure or by deed-in-lieu of foreclosure is classified as foreclosed assets until it is sold. When property is acquired, it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

114

The following table provides information with respect to Polonia’s nonperforming assets at the dates indicated.  There are no troubled debt restructurings that are 90 days past due and no accruing loans that are 90 days past due or more at the dates presented.

	At December 31,
	2015	2014	2013	2012	2011
	(Dollars in thousands)
Non-accrual non-covered loans:
Real estate loans:
One-to four-family	$1,915	$1,930	$1,344	$370	$314
Multi-family and commercial real estate	138	151	—	1,485	649
Home equity loans and lines of credit	53	60	—	10	55
Consumer	155	94	110	252	296
Total non-accrual non-covered loans	2,261	2,235	1,454	2,117	1,314
Restructured loans	—	—	476	578	650
Total non-performing non-covered loans	2,261	2,235	1,930	2,695	1,964
Real estate owned	182	451	240	108	83
Total non-performing non-covered assets	2,443	2,686	2,170	2,803	2,047

Non-accrual covered loans:
Real estate loans:
One- to four-family	70	142	822	880	501
Multi-family and commercial real estate	82	367	111	—	179
Commercial	—	—	—	—	—
Total non-performing covered loans	152	509	933	880	680
Real estate owned	—	39	28	64	—
Total non-performing covered assets	152	548	961	944	680
Total non-performing assets (including covered loans)	$2,595	$3,234	$3,131	$3,747	$2,727

Total non-performing non-covered loans to total non-covered loans	1.40%	1.12%	1.02%	2.08%	1.52%
Total non-performing non-covered assets to total non-covered assets	0.87%	0.92%	0.75%	1.05%	0.86%
Total non-performing loans to total loans	1.39%	1.28%	1.39%	2.58%	1.71%
Total non-performing assets to total assets	0.89%	1.05%	1.02%	1.40%	1.03%

For a discussion of the specific allowance related to these assets, see “—Analysis and Determination of the Allowance for Loan Losses.”

Interest income that would have been recorded for the years ended December 31, 2015 and 2014 had nonaccruing loans been current according to their original terms was approximately $92,000 and $111,000, respectively.

Federal regulations require Polonia to review and classify its assets on a regular basis. In addition, the OCC has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that Polonia will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose Polonia to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses

115

deserving Polonia’s close attention. When Polonia classifies an asset as special mention, substandard or doubtful it establishes a specific allowance for loan losses. If Polonia classifies an asset as loss, it allocates an amount equal to 100% of the portion of the asset classified loss.

The following table shows the aggregate amounts of Polonia’s non-covered classified assets at the dates indicated.

	At December 31,
	2015	2014	2013
	(Dollars in thousands)
Special mention assets	$2,147	$1,573	$1,710
Substandard assets	3,617	4,410	4,320
Doubtful assets	—	—	—
Loss assets	—	—	—
Total classified assets	$5,764	$5,983	$6,030

Other than disclosed in the above tables, there are no other loans at December 31, 2015 that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Delinquencies.  The following table provides information about delinquencies in Polonia’s loan portfolio at the dates indicated. Loans past due 90 days or more are placed on non-accrual status.

	At December 31,
	2015		2014		2013
	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due	30-59 Days Past Due	60-89 Days Past Due
	(Dollars in thousands)
Real estate loans:
One-to-four-family	$75	$99	$32	$1,034	$877	$197
Multi-family and commercial real estate	—	—	—	—	277	—
Home equity loans and lines of credit	53	—	60	—	—	—
Consumer	17	—	108	17	20	56
Covered loans	154	205	113	—	331	309
Total	$299	$304	$313	$1,051	$1,505	$562

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable incurred credit losses in the loan portfolio. Polonia evaluates the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Polonia’s methodology for assessing the appropriateness of the allowance for loan losses consists of: (1) a specific allowance on identified problem loans; and (2) a general valuation allowance on the remainder of the loan portfolio. Although Polonia determines the amount of each element of the allowance separately, the entire allowance for loan losses is available for the entire portfolio.

Specific Allowance Required for Identified Problem Loans. Polonia establishes an allowance on certain identified problem loans where the loan balance exceeds the fair market value, when collection of the full amount outstanding becomes improbable and when an accurate estimate of the loss can be documented.

General Valuation Allowance on the Remainder of the Loan Portfolio. Polonia establishes a general allowance for loans that are not delinquent to recognize the inherent losses associated with lending activities. This

116

general valuation allowance is determined by segregating the loans by loan category and assigning percentages to each category. The percentages are adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in existing general economic and business conditions affecting Polonia’s primary lending areas and the national economy, staff lending experience, recent loss experience in particular segments of the portfolio, specific reserve and classified asset trends, delinquency trends and risk rating trends. The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment.

Polonia identifies loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in Polonia’s allocating a portion of the allowance to the loan that was impaired.

The OCC, as an integral part of its examination process, periodically reviews Polonia’s allowance for loan losses. The OCC may require Polonia to make additional provisions for loan losses based on judgments different from their own.

Polonia’s historical loss experience and qualitative and environmental factors are reviewed on a quarterly basis to ensure they are reflective of current conditions in its loan portfolio and economy. In 2015, the loss factors were reviewed and adjusted as necessary.

The following table sets forth the breakdown of the allowance for loan losses on non-covered loans by loan category at the dates indicated.

117

	At December 31,
	2015			2014			2013			2012			2011
	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One-to-four family	$774	61%	89%	$963	68%	90%	$908	65%	91%	$678	45%	86%	$544	45%	86%
Multi-family and commercial real estate	307	24	7	428	30	7	445	32	5	772	51	7	613	51	7
Home equity loans and lines of credit	28	2	3	18	1	2	8	1	2	47	3	4	28	2	4
Consumer	5	1	1	7	1	1	8	1	2	11	1	3	21	2	3
Unallocated	158	12	—	—	—	—	9	1	—	—	—	—	—	—	—
Total allowance for loan losses	$1,272	100%	100%	$1,416	100%	100%	$1,378	100%	100%	$1,508	100%	100%	$1,206	100%	100%

Although Polonia believes that it uses the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and its results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while Polonia believes it has established its allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing its loan portfolio, will not request them to increase their allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect Polonia’s financial condition and results of operations.

118

Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses at December 31, for the periods indicated.

	2015	2014	2013	2012			2011
	Non- Covered Loans	Non- Covered Loans	Non- Covered Loans	Non- Covered Loans	Covered Loans	Totals	Non- Covered Loans	Covered Loans	Totals
				(Dollars in thousands)
Allowance for loan losses at beginning of period	$1,416	$1,378	$1,508	$1,206	$73	$1,279	$834	$—	$834
Provision (credit) for loan losses	73	210	574	1,018	(21)	997	367	73	440
Charge-offs:
One-to-four family	(217)	(172)	(440)	(336)	(33)	(369)	—	—	—
Multi-family and commercial	—	—	(111)	(388)	(19)	(407)	—	—	—
Home equity loans and lines of credit	—	—	(153)	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	—
Total	(217)	(172)	(704)	(724)	(52)	(776)	—	—	—
Recoveries:
One-to our family	—	—	—	2	—	2	5	—	5
Multi-family and commercial	—	—	—	6	—	6	—	—	—
Home equity loans and lines of credit	—	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	—
Total	—	—	—	8	—	8	5	—	5
Net recoveries (charge-offs)	(217)	(172)	(704)	(716)	(52)	(768)	5	—	5
Allowance for loan losses at end of period	$1,272	$1,416	$1,378	$1,508	$—	$1,508	$1,206	$73	$1,279
Allowance for loan losses to non-performing Loans	56.26%	63.36%	71.40%	55.96%	—%	42.18%	61.41%	10.74%	48.37%
Allowance for loan losses to total loans outstanding at the end of the period	0.79%	0.71%	0.75%	1.28%	—%	1.08%	0.93%	0.28%	0.83%
Net (charge-offs) recoveries to average loans outstanding during the period	(0.11)%	(0.08)%	(0.49)%	(0.06)%	(0.02)%	(0.05)%	0.01%	—%	0.01%

119

Interest Rate Risk Management. Polonia the interest rate sensitivity of its interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, increases in interest rates will adversely affect Polonia’s earnings. To reduce the potential volatility of its earnings, Polonia Bancorp has sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Polonia Bancorp’s strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration; and periodically selling fixed-rate mortgage loans and available-for-sale securities. Polonia Bancorp currently does not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.

Polonia Bancorp has an Asset/Liability Committee, which includes members of management and the board of directors, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Polonia Bancorp prepares an interest rate sensitivity analysis to review its level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of Polonia Bancorp’s cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 400 basis point increase or a 100 basis point decrease in market interest rates with no effect given to any steps that Polonia Bancorp might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 100 basis points. Polonia Bancorp measures interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios.

The following table, which is based on information that Polonia Bancorp provides to the OCC, presents the change in its net portfolio value at December 31, 2015, that would occur in the event of an immediate change in interest rates based on assumptions, with no effect given to any steps that Polonia might take to counteract that change.

	Estimated Net Portfolio Value			Net Portfolio Value as % of Portfolio Value of Assets
Basis Point (“bp”) Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change (bp)
	(Dollars in thousands)

400	$27,276	$(17,519)	(39.11)%	10.49%	(462)%
300	31,932	(12,863)	(28.72)	11.91	(321)
200	36,401	(8,394)	(18.74)	13.14	(198)
100	41,001	(3,794)	(8.47)	14.31	(80)
0	44,795	—	—	15.12	—
(100)	49,326	4,531	10.12	16.14	103

The decrease in Polonia’s net portfolio value shown in the preceding table that would occur reflects: (1) that a substantial portion of its interest-earning assets are fixed-rate residential loans and fixed-rate investment securities; and (2) the shorter duration of deposits, which reprice more frequently in response to changes in market interest rates.

Polonia uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analyses presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest

120

rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities Polonia holds, rising or falling interest rates have a significant impact on the prepayment speeds of its earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Polonia’s asset sensitivity would be reduced if prepayments slow and vice versa. While Polonia believes these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Polonia’s primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of securities and borrowings from the Federal Home Loan Bank of Pittsburgh. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

Polonia regularly adjusts its investments in liquid assets based upon its assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of its asset/liability management policy.

Polonia’s most liquid assets are cash and cash equivalents. The levels of these assets depend on Polonia’s operating, financing, lending and investing activities during any given period. At December 31, 2015, cash and cash equivalents totaled $31.1 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $54.9 million at December 31, 2015. In addition, at December 31, 2015, Polonia had the ability to borrow a total of approximately $119.5 million from the Federal Home Loan Bank of Pittsburgh. On December 31, 2015, Polonia had $56.0 million of borrowings outstanding. Any growth of Polonia’s loan portfolio may require them to borrow additional funds.

At December 31, 2015, Polonia had $268,000 in mortgage loan commitments outstanding and $4.4 million in unused lines of credit. Time deposits due within one year of December 31, 2016 totaled $39.6 million of time deposits. If these maturing deposits do not remain with us, Polonia will be required to seek other sources of funds, including other time deposits and borrowings. Depending on market conditions, Polonia may be required to pay higher rates on such deposits or other borrowings than Polonia Bancorp currently pays on the time deposits due on or before December 31, 2015. Polonia Bancorp believes, however, based on past experience that a significant portion of its time deposits will remain with them. Polonia Bancorp has the ability to attract and retain deposits by adjusting the interest rates offered.

Polonia Bancorp’s primary investing activities are the origination of loans and the purchase of securities. Polonia Bancorp’s primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by Polonia Bancorp and its local competitors and other factors. Polonia Bancorp generally manages the pricing of its deposits to be competitive and to increase core deposit relationships. Occasionally, Polonia Bancorp offers promotional rates on certain deposit products to attract deposits.

Polonia Bancorp is a separate entity from Polonia Bank and must provide for its own liquidity. In addition to its operating expenses, Polonia Bancorp may utilize its cash position for the payment of dividends or to repurchase common stock, subject to applicable restrictions. Polonia Bancorp’s primary source of funds is dividends from Polonia Bank. Payment of such dividends to Polonia Bancorp by Polonia Bank is limited under federal law. The amount that can be paid in any calendar year, without prior regulatory approval, cannot exceed the retained net earnings (as defined) for the year plus the preceding two calendar years. Polonia Bancorp believes that such restriction will not have an impact on Polonia’s ability to meet its ongoing cash obligations.

121

Polonia Bank is subject to various regulatory capital requirements administered by the OCC, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At December 31, 2015, Polonia exceeded all of its regulatory capital requirements.

Off-Balance Sheet Arrangements. In the normal course of operations, Polonia engages in a variety of financial transactions that, in accordance with U.S. generally accepted accounting principles, are not recorded in its financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments.

For the year ended December 31, 2015 Polonia engaged in no off-balance sheet transactions reasonably likely to have a material effect on its financial condition, results of operations or cash flows.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this proxy statement - prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on Polonia Bancorp’s operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

122

MARKET PRICE AND DIVIDENDS

Stock Prices

Prudential’s common stock trades on the NASDAQ Global Market under the symbol “PBIP.” The following table sets forth the high and low prices per share of Prudential common stock, and the cash dividends declared per share for the periods indicated.

	Stock Price		Cash Dividends
	High	Low	Per Share

Fiscal 2014
Quarter ended:
December 31, 2013(1)	$10.91	$10.10	$0.00
March 31, 2014	10.83	10.45	0.00
June 30, 2014	11.66	10.65	0.03
September 30, 2014	12.23	11.51	0.03

Fiscal 2015
Quarter ended:
December 31, 2014	$12.49	$12.03	$0.03
March 31, 2015	12.64	12.15	0.03
June 30, 2015	14.79	12.69	0.18
September 30, 2015	15.10	14.27	0.03

Fiscal 2016
Quarter ended:
December 31, 2015	$15.60	$14.29	0.03
March 31, 2016	16.20	13.83	0.03
June 30, 2016	15.42	13.80	0.03
September 30, 2016 (through September 7, 2016)	15.15	13.95	0.03

(1)	Dollar values have been adjusted for the results of the second-step mutual holding company conversion completed on October 9, 2013.

Until December 28, 2015, the common stock of Polonia was traded on the NASDAQ Capital Market under the symbol “PBCP.” Since December 29, 2015, Polonia Bancorp common stock has been quoted on the OTC Pink Marketplace. The following table sets forth, prior to December 29, 2015, the quarterly high and low sales prices of Polonia’s common stock and after December 28, 2015, the high and low bid prices. Polonia did not pay any cash dividends during any the periods presented.

	Stock Price
	High	Low
2014
Quarter ended:
March 31, 2014	$10.15	$9.25
June 30, 2014	10.34	9.50
September 30, 2014	10.90	9.96
December 31, 2014	10.50	9.50

2015
Quarter ended:
March 31, 2014	$13.14	$10.28
June 30, 2014	13.75	12.25
September 30, 2015	15.43	11.49
December 31, 2015	13.48	11.50

2016
Quarter ended:
March 31, 2016	11.98	10.50
June 30, 2016	11.00	10.35
September 30, 2016 (through September 7, 2016)	10.95	10.66

123

Polonia shareholders are advised to obtain current market quotations for Prudential common stock. The market price of Prudential common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Prudential common stock before or after the effective date of the merger.

As of the record date for the Polonia special meeting, there were 3,348,827 shares of Polonia common stock outstanding, which were held by 178 holders of record.

On June 1, 2016, the last trading day prior to the public announcement of the merger, the closing sale price of shares of Prudential common stock as reported on NASDAQ was $14.91. On September 7, 2016, the last practicable trading day before the distribution of this proxy statement/prospectus the closing sale price of shares of Prudential common stock as reported on NASDAQ was $14.35.

Dividends

The payment, timing and amount of dividends by Prudential on shares of Prudential common stock in the future, either before or after the merger is completed, are subject to the determination of Prudential’s board of directors and depend on cash requirements, contractual restrictions, its financial condition and earnings, legal and regulatory considerations and other factors. After the merger, Prudential currently expects to pay (when, as and if declared by the Prudential board of directors) regular quarterly cash dividends of $0.03 per share. Although Prudential has previously paid quarterly cash dividends on its shares of common stock, it is not under any obligation to do so in the future. As a holding company without any independent operation other than owning Prudential Bank, Prudential in the future will be substantially dependent upon dividends from Prudential Bank to provide funds for the payment of dividends to shareholders and to provide for other cash requirements. Both Prudential and Prudential Bank are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.

Polonia has not paid cash dividends since its formation. Polonia is under a Memorandum of Understanding with the Federal Reserve Bank of Philadelphia the terms of which prohibit Polonia from paying dividends, repurchasing its stock or making other capital distributions without prior written approval of the Federal Reserve Bank of Philadelphia.

Whenever a dividend or other distribution is declared by Prudential on Prudential common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Prudential common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its Polonia common stock certificates in accordance with the merger agreement.

124

DESCRIPTION OF Prudential CAPITAL STOCK

As a result of the merger, Polonia shareholders who receive shares of Prudential common stock in the merger will become shareholders of Prudential. Your rights as shareholders of Prudential will be governed by Pennsylvania law and the articles of incorporation and bylaws of Prudential. The following description of the material terms of Prudential’s common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. Prudential and Polonia urge you to read the applicable provisions of Pennsylvania law, Prudential’s articles of incorporation and bylaws, and federal law governing bank holding companies carefully and in their entirety. Copies of Prudential’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

General

Prudential is authorized to issue 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. Each share of common stock of Prudential has the same relative rights as, and will be identical in all respects with, each other share of common stock.

Common Stock

Dividends. Prudential can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by Prudential’s board of directors out of funds legally available therefor. If Prudential issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of Prudential common stock possess exclusive voting rights in Prudential. They elect its board of directors and act on such other matters as are required to be presented to them under Pennsylvania law or its articles of incorporation or as are otherwise presented to them by the board of directors. Except as discussed in “–Certain Anti-Takeover Provisions,” each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If Prudential issues preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Prudential, the holders of the then-outstanding common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including with respect to the liquidation account of Prudential), all of its assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock are not entitled to preemptive rights with respect to any shares which may be issued in the future. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Prudential’s authorized preferred stock have been issued. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Certain Anti-Takeover Provisions

Certain provisions of the articles of incorporation and bylaws of Prudential and Pennsylvania law which deal with matters of corporate governance and rights of shareholders might be deemed to have a potential anti-takeover effect. Provisions in the articles of incorporation and bylaws of Prudential provide, among other things:

125

•	that Prudential’s board of directors shall be divided into classes with only one-third of its directors standing for reelection each year;

•	that special meetings of shareholders may only be called by Prudential’s board of directors;

•	that shareholders generally must provide Prudential advance notice of shareholder proposals and nominations for director and provide certain specified related information in the proposal;

•	that any merger or similar transaction be approved by a super-majority vote (75%) of shareholders entitled to vote unless it has previously been approved by at least two-thirds of Prudential’s directors;

•	that no person may acquire or offer to acquire more than 10% of the issued and outstanding shares of any class of equity securities of Prudential; and

•	the board of directors has the authority to issue shares of authorized but unissued common stock and preferred stock and to establish the terms of any one or more series of preferred stock, including voting rights.

Provisions of the PBCL, applicable to Prudential, provide, among other things, that:

•	Prudential may not engage in a business combination with an “interested shareholder,” generally defined as a holder of 20% of a corporation’s voting stock, during the five-year period after the interested shareholder became such except under certain specified circumstances;

•	holders of common stock may object to a “control transaction” involving Prudential (a control transaction is defined as the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of a corporation), and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group;” and

•	any “profit,” as defined, realized by any person or group who is or was a “controlling person or group” with respect to Prudential from the disposition of any equity securities of Prudential to any person shall belong to and be recoverable by Prudential when the profit is realized in a specified manner.

Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Prudential’s articles of incorporation do not provide for exemption from the applicability of these provisions. The PBCL includes additional anti-takeover provisions from which Prudential elected to exempt itself from as provided in its articles of incorporation.

The provisions noted above as well as others discussed below may have the effect of discouraging a future takeover attempt which is not approved by the board of directors of Prudential but which individual shareholders may consider to be in their best interests or in which shareholders may receive a substantial premium for their shares over the then current market price. As a result, shareholders who might wish to participate in such a transaction may not have an opportunity to do so. The provisions may also render the removal of Prudential’s board of directors or management more difficult. Furthermore, such provisions could render Prudential being deemed less attractive to a potential acquiror and/or could result in Prudential’s shareholders receiving a lesser amount of consideration for their shares of Prudential common stock than otherwise could have been available either in the market generally and/or in a takeover.

A more detailed discussion of these and other provisions of Prudential’s articles of incorporation and bylaws and the PBCL is set forth below.

Board of Directors. The articles of incorporation and bylaws of Prudential require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be

126

elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Holders of the common stock of Prudential do not have cumulative voting in the election of directors.

Under Prudential’s articles of incorporation, any vacancy occurring in its board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director. Any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

The articles of incorporation of Prudential provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared incompetent by order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors’ duties to Prudential.

Consideration of Interests. The PBCL provides that in discharging the duties of their respective positions, including in the context of evaluating an offer to acquire Prudential, the board of directors, committees of the board and individual directors of a business corporation may consider the following:

•	the effects of any action upon any and all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

•	the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

•	the resources, intent and conduct (past, stated and potential) or any person seeking to acquire control of the corporation; and

•	all other pertinent factors.

The board of directors, committees of the board and individual directors shall not be required, in considering the best interests of the corporation or the effects of any such action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

Limitations on Liability. The articles of incorporation of Prudential provide that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PBCL as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors, but not officers, of corporations that have adopted such a provision will not be so liable, unless:

•	the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This provision absolves directors of personal liability for monetary damages for negligence in the performance of their duties, including gross negligence. It does not permit a director to be exculpated, however, for liability for actions involving conflicts of interest or breaches of the traditional “duty of loyalty” to Prudential and its shareholders, and it does not affect the availability of injunctive or other equitable relief as a remedy.

127

If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in Prudential’s articles of incorporation limiting the personal liability of directors and officers will automatically incorporate such amendments to the law without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, Prudential’s articles of incorporation will automatically incorporate such restrictions without further action by shareholders.

The provision limiting the personal liability of Prudential’s directors does not eliminate or alter the duty of its directors; it merely limits personal liability for monetary damages to the extent permitted by the PBCL. Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer, if he is also an officer, or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to federal, state or local law.

Indemnification of Directors, Officers, Employees and Agents. The bylaws of Prudential provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, or agent of Prudential. Indemnification will be furnished against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such threatened, pending or completed action, suit or proceeding. In particular, indemnification will be made against judgments and settlements in derivative suits. Indemnification will be made unless a judgment or other final adjudication establishes that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The indemnification provisions also require Prudential to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding, provided that the indemnified person undertakes to repay us if it is ultimately determined that such person was not entitled to indemnification. The rights of indemnification provided in Prudential’s bylaws are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or directors or otherwise. In addition, Prudential’s bylaws authorize it to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Prudential, whether or not Prudential would have the power to provide indemnification to such person. By action of the Prudential board, Prudential may create and fund a trust fund or fund of any nature, and may enter into agreements with Prudential’s officers and directors, for securing or insuring in any manner Prudential’s obligation to indemnify or advance expenses provided for in the provisions in Prudential’s bylaws regarding indemnification.

Special Meetings of Shareholders. The articles of incorporation of Prudential contain a provision pursuant to which, except as otherwise provided by law, special meetings of its shareholders may be called only by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

Shareholder Nominations and Proposals. The bylaws of Prudential provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, Prudential’s principal executive offices not later than (a) with respect to an annual meeting of shareholders, 120 days prior to the anniversary date of the mailing of proxy materials by Prudential in connection with the immediately preceding annual meeting of shareholders.

Prudential’s bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting, or any supplement thereto, given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to Prudential’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at Prudential’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials by Prudential in connection with the immediately preceding annual meeting of shareholders. Prudential’s bylaws also require that the notice must contain certain information in order to be

128

considered. The board of directors may reject any shareholder proposal not made in accordance with the bylaws. The presiding officer of an annual meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with Prudential’s bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Shareholder Action Without a Meeting. The articles of incorporation of Prudential provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a written consent setting forth the action so taken is signed by all of the shareholders entitled to vote.

Limitations on Acquisitions of Voting Stock and Voting Rights. The articles of incorporation of Prudential provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of Prudential’s equity securities or (b) any securities convertible into, or exercisable for, any equity securities of Prudential if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of Prudential’s equity securities. The term “person” is broadly defined in Prudential’s articles of incorporation to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Prudential by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Prudential or Prudential Bank or any trustees of such plan and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of Prudential’s board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and Prudential’s board of directors may cause the excess shares to be transferred to an independent trustee for sale.

Mergers, Consolidations and Sales of Assets. For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. The articles of incorporation of Prudential provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75% of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of its board of directors, in which case the majority of the votes cast standard would apply. In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

•	whether or not the “constituent” corporation, in this case, Prudential, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

129

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

As holder of all of the outstanding Prudential Bank common stock, Prudential generally will be able to authorize a merger, consolidation or other business combination involving Prudential Bank without any additional approval being required of the shareholders of Prudential.

Business Combinations with Interested Shareholders. Under the PBCL, a registered corporation may not engage in a business combination with an interested shareholder except for certain types of business combinations as enumerated under Pennsylvania law. The PBCL defines a “business combination” generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an “affiliate” or “associate” thereof, on the other hand. An “interested shareholder” is defined generally to include any individual, partnership, association or corporation which is the beneficial owner, as defined, of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

Control Transactions. The PBCL includes provisions which allow holders of voting shares of a registered corporation that becomes the subject of a “control transaction” to object to such transaction and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group.” A “control transaction” for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation, subject to certain limited exceptions. “Fair value” for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

Disgorgement by Certain Controlling Shareholders. The PBCL includes provisions which generally provide that any “profit” realized by any person or group who is or was a “controlling person or group” with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

A “controlling person or group” for purposes of these provisions of the PBCL is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of “controlling person or group” also includes terms which are designed to facilitate a corporation’s determination of the existence of a group and members of a controlling group.

The PBCL excludes certain persons and holders from the definition of a controlling person or group, absent “significant other activities” indicating that a person or group should be deemed a controlling person or group. The PBCL similarly provides that, absent a person or group’s direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Securities Exchange Act of 1934 and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of the PBCL

130

applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and shareholders of the corporation in the prescribed manner.

Actions to recover any profit due to a registered corporation under the disgorgement provisions of the PBCL may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a shareholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a shareholder or the corporations fail to prosecute the action diligently. Although any recovery of profits would be due the corporation, the shareholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

Control-Share Acquisitions. The PBCL includes provisions which generally require that shareholders of a registered corporation approve a “control-share acquisition,” as defined therein. Pursuant to authority contained in the PBCL, Prudential’s articles of incorporation contain a provision which provides that the control-share acquisition provisions of the PBCL shall not be applicable to Prudential.

Amendment of Governing Instruments. The articles of incorporation of Prudential generally provide that no amendment of the articles of incorporation may be made unless it is first approved by its board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation and bylaws) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of the directors of Prudential then in office.

Prudential’s bylaws may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (removal of directors) and 3.12 (director nominations) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

Issuance of Capital Stock to Directors, Officers and Controlling Persons. Prudential’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to Prudential’s directors, officers or controlling persons. Thus, Prudential could adopt stock-related compensation plans such as stock option plans without shareholder approval and shares of Prudential capital stock could be issued directly to directors or officers without shareholder approval. The Marketplace Rules of the NASDAQ, however, generally require corporations like Prudential with securities which will be listed on the NASDAQ to obtain shareholder approval of most stock compensation plans for directors, officers and key employees of the corporation. Moreover, although generally not required, shareholder approval of stock-related compensation plans may be sought in certain instances in order to qualify such plans for favorable federal income tax law treatment under current laws and regulations.

Regulatory Restrictions

Federal law requires the approval of the FRB prior to any person or entity, or any persons or entities acting in concert, acquiring 10% or more of the common stock of Prudential, and prior to certain other actions that are deemed pursuant to regulations of the Federal Reserve Board to constitute control. In addition, Pennsylvania law requires the approval of the Pennsylvania Department of Banking and Securities prior to acquiring control of a Pennsylvania savings bank such as Prudential Bank.

131

For three years following a conversion and reorganization, Federal Reserve Board regulations prohibit any person from acquiring, either directly or indirectly, or making an offer to acquire more than 10% of the stock of any converted institution without the prior written approval of the Federal Reserve Board, except for

•	any offer with a view toward public resale made exclusively to the institution or to underwriters or a selling group acting on its behalf;

•	offers that if consummated would not result in the acquisition by such person during the preceding 12-month period of more than 1% of such stock;

•	offers in the aggregate for up to 24.9% by Prudential’s employee stock ownership plan or other tax-qualified plans which we maintain; and

•	an offer to acquire or acquisition of beneficial ownership of more than 10% of the common stock of the savings institution by a corporation whose ownership is or will be substantially the same as the ownership of the savings institution, provided that the offer or acquisition is made more than one year following the date of completion of the conversion and reorganization.

Such prohibition is applicable to the acquisition of Prudential’s common stock until October 9, 2016. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to a vote of shareholder. The definition of beneficial ownership for this regulation extends to persons holding revocable or irrevocable proxies for an institution’s stock under circumstances that give rise to a conclusive or rebuttable determination of control under Federal Reserve Board regulations.

132

COMPARISON OF SHAREHOLDER RIGHTS

The rights of Prudential’s shareholders are currently governed by the PBCL and Prudential’s articles of incorporation and bylaws, and will continue to be governed by the PBCL and Prudential’s articles of incorporation and bylaws following completion of the merger.

The rights of Polonia’s shareholders are currently governed by the MGCL and Polonia’s articles of incorporation and bylaws. Following completion of the merger, the rights of Polonia’s shareholders who receive shares of Prudential common stock as merger consideration will be governed by the PBCL and Prudential’s articles of incorporation and bylaws.

The following discussion summarizes the material differences between the rights of Polonia’s shareholders and the rights of Prudential’s shareholders. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to the PBCL, Prudential’s articles of incorporation and bylaws, the MGCL, Polonia’s articles of incorporation and bylaws and the applicable provisions of federal law governing bank and savings and loan holding companies. Prudential and Polonia urge you to read those documents carefully and in their entirety.

Authorized Capital Stock

Prudential. Prudential’s authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The number of Prudential’s authorized shares of common stock is greater than what is currently outstanding and what it will issue in the merger. This provides Prudential’s board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.

Polonia. The authorized capital stock of the Polonia consists of 14,000,000 shares of common stock, par value $0.01 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

Prudential’s and Polonia’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. Neither the articles of incorporation and bylaws of both Prudential and Polonia provide for preemptive rights to shareholders in connection with the issuance of capital stock.

Dividends

Prudential. The PBCL generally provides that, unless otherwise restricted in a corporation’s bylaws, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto:

•	the corporation would be unable to pay its debts as they become due in the usual course of its business; or

•	the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of the corporation of shareholders whose preferential rights are superior to those receiving the distribution.

The ability of Prudential Bank to pay dividends on its capital stock is restricted by Pennsylvania banking laws and regulations and by tax considerations related to savings banks. Although Prudential is not subject to these restrictions as a Pennsylvania corporation, such restrictions indirectly affect it because dividends from Prudential Bank will be a primary source of funds for the payment of dividends to shareholders in the future.

Polonia. Maryland law generally provides that, unless otherwise restricted in a corporation’s articles of incorporation, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto, the corporation would not be

133

able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than its total liabilities.

The ability of Polonia Bank to pay dividends on its capital stock is restricted by Office of the Comptroller of the Currency and Federal Reserve Board regulations and by tax considerations related to savings associations. Such restrictions indirectly affect Polonia because dividends from Polonia Bank would be a primary source of funds for the payment of dividends to the shareholders of Polonia. Currently Polonia’s ability to pay dividends is restricted pursuant to the terms of a Memorandum of Understanding entered into with the Federal Reserve Bank of Philadelphia.

Board of Directors

Prudential. The articles of incorporation and bylaws of Prudential require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under the articles of incorporation of Prudential, any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the remaining directors, whether or not a quorum is present, or by a sole remaining director, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

The articles of incorporation of Prudential provide that any director may be removed by shareholders only for cause at a duly constituted meeting of shareholders called expressly for that purpose upon the vote of the holders of not less than a majority of the total votes eligible to be cast by shareholders. Cause for removal shall exist only if the director whose removal is proposed has been either declared of unsound mind by an order of a court, convicted of a felony or an offense punishable by imprisonment for a term of more than one year by a court of competent jurisdiction, or deemed liable by a court of competent jurisdiction for gross negligence or misconduct in the performance of such directors’ duties to the corporation.

Polonia. Polonia’s board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The bylaws of Polonia provide that to be eligible to serve on the board of directors a person must not: (1) be under indictment for, or ever have been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) be a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

The bylaws of Polonia provide that directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the shares of stock entitled to vote in the election of directors. Polonia’s bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the board of directors will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor shall have been elected and qualified. The bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of a majority of the shares entitled to vote in the election of directors.

Powers of Directors.

Prudential. The PBCL provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the following:

134

•	the effects of any action upon any and all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

•	the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

•	the resources, intent and conduct (past, stated and potential) or any person seeking to acquire control of the corporation; and

•	all other pertinent factors.

The board of directors, committees of the board and individual directors shall not be required, in considering the best interests of the corporation or the effects of any such action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

Polonia. The articles of incorporation of Polonia provide that its directors, in discharging their duties to Polonia and in determining what they reasonably believe to be in the best interest of Polonia, may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the economic effect, both immediate and long-term, upon Polonia’s shareholders, including shareholders, if any, choosing not to participate in the transaction; (b) effects, including any social and economic effects on the employees, suppliers, creditors, depositors and customers of, and others dealing with, Polonia and its subsidiaries and on the communities in which Polonia and its subsidiaries operate or are located; (c) whether the proposal is acceptable based on the historical and current operating results or financial condition of Polonia; (d) whether a more favorable price could be obtained for Polonia’s stock or other securities in the future; (e) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees; (f) the future value of the stock or any other securities of Polonia; and (g) any antitrust or other legal and regulatory issues that are raised by the proposal. If on the basis of these factors the board of directors determines that any proposal or offer to acquire Polonia is not in the best interest of Polonia, it may reject such proposal or offer. If the board of directors determines to reject any such proposal or offer, the board of directors shall have no obligation to facilitate, remove any barriers to, or refrain from impeding the proposal or offer.

Cumulative Voting

Prudential. Both the articles of incorporation and bylaws of Prudential prohibit cumulative voting by shareholders in elections of directors.

Polonia. The articles of incorporation of Polonia do not permit cumulative voting in the election of directors.

Nomination of Director Candidates by Shareholders and Shareholder Proposals

Prudential. The bylaws of Prudential provide that, subject to the rights of the holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, all nominations for election to the board of directors, other than those made by the board or a committee thereof, shall be made by a shareholder who has complied with the notice provisions in the bylaws. Written notice of a shareholder nomination must be communicated to the attention of the secretary and either delivered to, or mailed and received at, the corporation’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of shareholders.

Prudential’s bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. To be properly brought before an annual meeting, business must be specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the board of directors, or otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to Prudential’s secretary. To be timely, a shareholder’s notice must be delivered to or mailed and

135

received at the corporation’s principal executive offices not later than 120 days prior to the anniversary date of the mailing of proxy materials in connection with the immediately preceding annual meeting of shareholders.

Polonia. Polonia’s bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Polonia board of directors or by a shareholder who has given appropriate notice to Polonia before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Polonia appropriate notice of its intention to bring that business before the meeting. Polonia’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to Polonia concerning the nature of the new business, the shareholder, the shareholder’s ownership in the Polonia and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Polonia with certain information concerning the nominee and the proposing shareholder.

Limitations on Acquisitions of Voting Stock and Voting Rights

Prudential. The articles of incorporation of Prudential provide that no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of (a) more than 10% of the issued and outstanding shares of any class of an equity security of Prudential or (b) any securities convertible into, or exercisable for, any equity securities of Prudential if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for such equity securities, such person would be the beneficial owner of more than 10% of any class of an equity security of Prudential. The term “person” is broadly defined in the articles of incorporation to prevent circumvention of this restriction.

The foregoing restrictions do not apply to (a) any offer with a view toward public resale made exclusively to Prudential by underwriters or a selling group acting on its behalf, (b) any employee benefit plan established by Prudential or Prudential Bank and (c) any other offer or acquisition approved in advance by the affirmative vote of 80% of the board of directors. In the event that shares are acquired in violation of this restriction, all shares beneficially owned by any person in excess of 10% will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to shareholders for a vote, and the board of directors may cause the excess shares to be transferred to an independent trustee for sale.

Polonia. The articles of incorporation of Polonia provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. This limitation does not apply to any director or officer acting solely in their capacities as directors and officers, or any employee benefit plans of Polonia or any subsidiary or a trustee of a plan.

Calling Special Meetings of Shareholders

Prudential. The articles of incorporation of Prudential contain a provision pursuant to which, except as otherwise provided by law, special meetings of shareholders only may be called by the board of directors pursuant to a resolution approved by a majority of the directors then in office.

Polonia. The bylaws of Polonia provide that special meetings of shareholders may be called by the Chairman, the President or by two-thirds of the total number of directors. In addition, Maryland law provides that a special meeting of shareholders may be called by the Secretary upon written request of the holders of a majority of all the shares entitled to vote at a meeting.

136

Shareholder Action Without a Meeting.

Prudential. The articles of incorporation of Prudential provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a written consent setting forth the action so taken is signed by all of the shareholders entitled to vote.

Polonia. Under Maryland law, action may be taken by shareholders of Polonia without a meeting if all shareholders entitled to vote on the action give written consent to taking such action without a meeting.

Indemnification of Directors and Officers

Prudential. The bylaws of Prudential provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, because such person is or was a director, officer, or agent of Prudential. Indemnification will be furnished against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred in connection with such threatened, pending or completed action, suit or proceeding. In particular, indemnification will be made against judgments and settlements in derivative suits. Indemnification will be made unless a judgment or other final adjudication establishes that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The indemnification provisions also require Prudential to pay reasonable expenses in advance of the final disposition of any action, suit or proceeding, provided that the indemnified person undertakes to repay Prudential if it is ultimately determined that such person was not entitled to indemnification. The rights of indemnification provided in the bylaws of Prudential are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of shareholders or directors or otherwise. In addition, the bylaws of Prudential authorize it to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Prudential, whether or not Prudential would have the power to provide indemnification to such person. The board of directors of Prudential may create and fund a trust fund or fund of any nature, and may enter into agreements with its officers and directors, for securing or insuring in any manner its obligation to indemnify or advance expenses provided for in the provisions in the bylaws regarding indemnification.

Polonia. The articles of incorporation of Polonia provide that it will indemnify its directors and officers, whether serving it or at its request any other entity, to the fullest extent required or permitted under Maryland law. Such indemnification includes the advancement of expenses. The articles of incorporation of Polonia also provide that Polonia will indemnify its employees and agents and any director, officer, employee or agent of any other entity to such extent as shall be authorized by the board of directors and be permitted by law.

Limitations on Liability.

Prudential. The articles of incorporation of Prudential provide that the personal liability of its directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the PBCL as it exists on the effective date of the articles of incorporation or as such law may be thereafter in effect. Section 1713 of the PBCL currently provides that directors (but not officers) of corporations that have adopted such a provision will not be so liable, unless:

•	the director has breached or failed to perform the duties of his office in accordance with the PBCL; and

•	the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

If Pennsylvania law is amended in the future to provide for greater limitations on the personal liability of directors or to permit corporations to limit the personal liability of officers, the provision in the articles of incorporation limiting the personal liability of directors and officers will automatically incorporate such authorities without further action by shareholders. Similarly, if Pennsylvania law is amended in the future to restrict the ability of a corporation to limit the personal liability of directors, the articles of incorporation will automatically incorporate such restrictions without further action by shareholders.

The provision limiting the personal liability of directors does not eliminate or alter the duty of the directors of Prudential; it merely limits personal liability for monetary damages to the extent permitted by the PBCL.

137

Moreover, it applies only to claims against a director arising out of his role as a director; it currently does not apply to claims arising out of his role as an officer (if he is also an officer) or arising out of any other capacity in which he serves because the PBCL does not authorize such a limitation of liability. Such limitation also does not apply to the responsibility or liability of a director pursuant to any criminal statute, or the liability of a director for the payment of taxes pursuant to law.

Polonia. The articles of incorporation of Polonia provide that, to the fullest extent permitted under Maryland law, the directors and officers of Polonia shall have no personal liability to Polonia or its shareholders for money damages except (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received; (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (3) to the extent otherwise provided by the MGCL.

Amendments to Articles of Incorporation and Bylaws

Prudential. The articles of incorporation of Prudential generally provide that no amendment of the articles of incorporation may be made unless it is first approved by the board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof, provided, however, any amendment which is inconsistent with Articles VI (directors), VII (meetings of shareholders, actions without a meeting), VIII (liability of directors and officers), IX (restrictions on offers and acquisitions), XI (shareholder approval of mergers and other actions) and XII (amendments to the articles of incorporation and bylaws) must be approved by the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon unless approved by the affirmative vote of 80% of the directors of Prudential then in office.

The bylaws of Prudential may be amended by the majority vote of the full board of directors at a regular or special meeting of the board of directors or by a majority vote of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote the preferred stock as may be required by the provisions of any series thereof, provided, however, that the shareholder vote requirement for any amendment to the bylaws which is inconsistent with Sections 2.10 (shareholder proposals), 3.1 (number of directors and powers), 3.2 (classifications and terms of directors), 3.3 (director vacancies), 3.4 (removal of directors) and 3.12 (nominations of directors) and Article VI (indemnification) is the affirmative vote of the holders of not less than 75% of the voting power of the shares entitled to vote thereon.

Polonia. The articles of incorporation of Polonia generally may be amended by the holders of a majority of the shares entitled to vote, provided that any amendment of Section C of Article Sixth (limitation on common stock voting rights), Section B of Article Seventh (classification of board of directors), Sections F and J of Article Eighth (amendment of bylaws and elimination of director and officer liability) and Article Tenth (amendment of certain provisions of the Articles), must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to the fullest extent allowed under Maryland law.

The bylaws of Polonia may be amended by the affirmative vote of a majority of the directors or by the vote of the holders of not less than 75% of the votes entitled to be cast by holders of the capital stock of Polonia entitled to vote generally in the election of directors (considered for this purpose as one class) at a meeting of the shareholders called for that purpose at which a quorum is present (provided that notice of such proposed amendment is included in the notice of such meeting).

Mergers, Consolidations and Sales of Assets

Prudential. For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. The articles of incorporation of Prudential provide that any merger, consolidation, share exchange, sale of assets, division or voluntary dissolution shall require approval of 75%

138

of the eligible voting shares unless the transaction has been previously approved by at least two-thirds of the board of directors (in which case the majority vote standard would apply). In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:

•	whether or not the constituent corporation, in this case, Prudential, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

Polonia. Under Maryland law, a merger or consolidation of Polonia requires approval of two-thirds of all votes entitled to be cast by shareholders, except that no approval by shareholders is required for a merger if:

•	the plan of merger does not make an amendment of the articles of incorporation that would be required to be approved by the shareholders;

•	each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

The articles of incorporation of Polonia reduce the vote required for a merger or consolidation to the affirmative vote of a majority of the votes cast by holders entitled to vote on the merger or consolidation. In addition, under certain circumstances the approval of the shareholders shall not be required to authorize a merger with or into a 90% owned subsidiary of Polonia.

Under Maryland law, a sale of all or substantially all of Polonia’s assets other than in the ordinary course of business, or a voluntary dissolution of Polonia, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes entitled to be cast on the matter.

Anti-Takeover Provisions

Pennsylvania Law. Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies), including those related to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Prudential is a registered corporation under the PBCL.

Please see “Description of Prudential Common Stock – Certain Anti-takeover Provisions” for a description of anti-takeover provisions applicable to Prudential.

139

Maryland Law. Under Maryland law, “business combinations” between Polonia and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as: (1) any person who beneficially owns 10% or more of the voting power of Polonia’s voting stock after the date on which Polonia had 100 or more beneficial owners of its stock; or (2) an affiliate or associate of Polonia at any time after the date on which Polonia had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Polonia. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Polonia and an interested shareholder generally must be recommended by the board of directors of Polonia and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Polonia and (2) two-thirds of the votes entitled to be cast by holders of voting stock of Polonia other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if Polonia’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

LEGAL MATTERS

The validity of the shares of Prudential common stock to be issued in connection with the merger has been passed upon for Prudential by Silver, Freedman, Taff & Tiernan LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Prudential by Silver, Freedman, Taff & Tiernan LLP and for Polonia by Kilpatrick Townsend & Stockton LLP.

EXPERTS

The consolidated financial statements of Prudential as of September 30, 2015 and 2014, and for each of the years in the three-year period ended September 30, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2015, have been incorporated in this proxy statement/prospectus by reference to Prudential’s Annual Report on Form 10-K for the year ended September 30, 2015 in reliance upon the reports of S.R. Snodgrass, P.C., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Polonia as of December 31, 2015 and 2014, and the related consolidated statements of income (loss), comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the years ended December 31, 2015 and 2014, included herein have been audited by S.R. Snodgrass, P.C., an independent registered public accounting firm, as set forth in its report thereon, included herein. Such consolidated financial statements are included herein in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

As of the date of this proxy statement/prospectus, Polonia’s board of directors does not know of any matters that will be presented for consideration at its special meeting other than those described in this proxy statement/prospectus. As discussed elsewhere herein, Polonia’s shareholders may, however, be asked to vote on a proposal to adjourn its special meeting to allow more time to solicit votes for the approval and adoption of the merger agreement. If any other matters properly come before the Polonia special meeting, or any adjournment or postponement of such meeting and such matters are voted upon, your returned proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by these proxies as to any

140

of these matters, in their discretion. The individuals named as proxies on the Polonia proxy card intend to vote or not to vote on any such matters in accordance with the recommendation of Polonia’s board of directors.

POLONIA 2017 ANNUAL MEETING

Polonia will hold a 2017 annual meeting of shareholders only if the merger is not completed. If determined to be necessary, the Polonia board of directors will provide each Polonia shareholder information relevant to Polonia’s 2017 annual meeting of shareholders.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies for the Polonia special meeting will be borne by Polonia. Polonia will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by it in sending the proxy materials to the beneficial owners of Polonia’s common stock. In addition to solicitations by mail, directors, officers and employees of Polonia may solicit proxies personally or by telephone without additional compensation. Polonia has engaged Laurel Hill Advisory Group, LLC as its proxy solicitor to assist in the solicitation of proxies for the Polonia special meeting. The proxy solicitor will be paid a fee of approximately $6,000 plus reimbursement for reasonable out-of-pocket expenses for its services.

WHERE YOU CAN FIND MORE INFORMATION

Prudential has filed a registration statement with the SEC under the Securities Act that registers the issuance of the shares of Prudential common stock to be issued in the merger to Polonia shareholders. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Prudential. The registration statement, including the proxy statement/prospectus and attached exhibits and schedules, contains additional relevant information about Prudential and its common stock, Polonia and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this proxy statement/prospectus.

In addition, Prudential files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like Prudential, that file electronically with the SEC. The address of that site is http://www.sec.gov. Prudential’s internet address is http://www.prudentialsavingsbank.com. The information on Prudential’s internet site is not a part of this proxy statement/prospectus.

The SEC allows Prudential to incorporate by reference information in this proxy statement/prospectus. This means that Prudential can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Prudential previously filed with the SEC (excluding any portions of such documents that have been “furnished” but not “filed” with the SEC in a Current Report on Form 8-K). They contain important information about Prudential and its financial condition.

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2015 (filed with the SEC on December 14, 2015);

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2015 (filed with the SEC on February 9,

141

2016), the fiscal quarter ended March 31, 2016 (filed with the SEC on May 10, 2016 and the fiscal quarter ended June 30, 2016 (filed with the SEC on August 9, 2016);

•	Definitive Proxy Statement on Schedule 14A for Prudential’s 2016 Annual Meeting filed with the SEC on January 8, 2016;

•	Current Reports on Form 8-K filed with the SEC on October 2, 2015, November 2, 2015, November 17, 2015, December 1, 2015, December 22, 2015, December 30, 2015, February 18, 2016, May 3, 2016, May 16, 2016, June 2, 2016 and August 5, 2016; and

•	The description of the Prudential’s common stock contained in the Form 8-K filed with the SEC pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934 on October 9, 2013.

Except where the context otherwise indicates, Prudential has supplied all information contained in this proxy statement/prospectus relating to Prudential, and Polonia has supplied all such information relating to Polonia.

Neither Prudential nor Polonia has authorized anyone to give any information or make any representation about the merger or Prudential or Polonia that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that Prudential has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

142

Notwithstanding the meanings attributed to them in any other section of this proxy statement/prospectus, capitalized terms in the Polonia Consolidated Financial Statements and the Notes to Consolidated Financial Statements shall have the meanings set forth therein.

143

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee

Polonia Bancorp, Inc.

We have audited the accompanying consolidated balance sheet of Polonia Bancorp, Inc. and subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Polonia Bancorp, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Polonia Bancorp, Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Polonia Bancorp, Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Polonia Bancorp, Inc. and subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years then ended, in conformity with U.S. generally accepted accounting principles.

Wexford, Pennsylvania

April 6, 2016

S.R. Snodgrass, P.C. * 2100 Corporate Drive, Suite 400 * Wexford, Pennsylvania 15090-8399 * Phone: (724) 934-0344 * Facsimile: (724) 934-0345

F - 1

POLONIA BANCORP, INC.

CONSOLIDATED BALANCE SHEET

	December 31,
	2015	2014
		(as restated)
ASSETS
Cash and due from banks	$1,785,566	$1,624,482
Interest-bearing deposits with other institutions	29,351,650	10,549,748

Cash and cash equivalents	31,137,216	12,174,230

Certificates of deposit	15,980,000	-
Investment securities available for sale	54,871,523	11,711,533
Investment securities held to maturity (fair value $46,193,447)	-	44,741,534
Loans held for sale	-	4,221,438
Loans receivable	161,765,015	199,094,306
Covered loans	11,686,062	14,457,364
Total loans	173,451,077	213,551,670
Less: Allowance for loan losses	1,272,072	1,415,983
Net loans	172,179,005	212,135,687
Accrued interest receivable	671,994	788,684
Federal Home Loan Bank stock	3,659,700	3,843,500
Premises and equipment, net	3,998,409	4,257,726
Bank-owned life insurance	4,257,456	4,268,181
FDIC indemnification asset	473,951	1,417,355
Other assets	4,381,552	8,789,803

TOTAL ASSETS	$291,610,806	$308,349,671

LIABILITIES
Deposits	$188,222,282	$199,553,997
FHLB advances - long-term	56,000,000	59,000,000
Advances by borrowers for taxes and insurance	988,906	1,208,824
Accrued interest payable	139,397	143,798
Other liabilities	8,759,648	11,503,396

TOTAL LIABILITIES	254,110,233	271,410,015

Commitments and contingencies (Note 11)	-	-

STOCKHOLDERS’ EQUITY
Preferred stock ($.01 par value; 1,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($.01 par value; 14,000,000 shares authorized; 3,348,827 and 3,334,130 shares issued and outstanding)	33,488	33,341
Additional paid-in-capital	25,591,969	25,219,224
Retained earnings	12,849,370	12,987,593
Unallocated shares held by Employee Stock Ownership Plan (“ESOP”) (162,288 and 181,415 shares, respectively)	(1,354,858)	(1,517,302)
Accumulated other comprehensive income	380,604	216,800

TOTAL STOCKHOLDERS’ EQUITY	37,500,573	36,939,656
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$291,610,806	$308,349,671

See accompanying notes to the consolidated financial statements.

F - 2

POLONIA BANCORP, INC.

CONSOLIDATED STATEMENT OF INCOME (LOSS)

	Year Ended December 31,
	2015	2014
INTEREST AND DIVIDEND INCOME
Loans receivable	$8,605,072	$9,520,329
Investment securities	1,271,441	1,640,580
Interest-bearing deposits and other dividends	336,151	181,571
Total interest and dividend income	10,212,664	11,342,480

INTEREST EXPENSE
Deposits	1,689,064	1,714,909
FHLB advances - long-term	1,460,619	1,492,006
Advances by borrowers for taxes and insurance	3,122	3,303
Total interest expense	3,152,805	3,210,218

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	7,059,859	8,132,262
Provision for loan losses	73,150	209,713

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,986,709	7,922,549

NONINTEREST INCOME
Service fees on deposit accounts	104,476	116,366
Earnings on bank-owned life insurance	(10,725)	3,937
Investment securities gains, net	560,367	-
Gain on sale of loans	2,775,907	3,861,049
Rental income	270,140	271,258
Other	430,070	401,861
Total noninterest income	4,130,235	4,654,471

NONINTEREST EXPENSE
Compensation and employee benefits	5,571,435	7,142,493
Occupancy and equipment	1,315,243	1,449,082
Federal deposit insurance premiums	536,979	360,665
Data processing expense	410,514	428,192
Professional fees	799,835	659,992
Other	2,550,702	2,466,013
Total noninterest expense	11,184,708	12,506,437

Income (loss) before income tax expense	(67,764)	70,583
Income tax expense	70,459	53,547

NET INCOME (LOSS)	$(138,223)	$17,036

EARNINGS PER SHARE - BASIC AND DILUTED	$(0.04)	$0.01

Weighted-average common shares outstanding:
Basic	3,141,611	3,168,335
Diluted	3,141,611	3,197,496

See accompanying notes to the consolidated financial statements.

F - 3

POLONIA BANCORP, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2015	2014

Net income (loss)	$(138,223)	$17,036

Changes in net unrealized gain (loss) on investment securities available for sale	808,555	(72,060)

Tax effect	(274,909)	24,500

Reclassification adjustment for gains on sale of investment securities included in net income	(560,367)	-

Tax effect	190,525	-

Total other comprehensive income (loss)	163,804	(47,560)

Total comprehensive income (loss)	$25,581	$(30,524)

See accompanying notes to the consolidated financial statements.

F - 4

POLONIA BANCORP, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

						Accumulated
					Unallocated	Other
	Common Stock		Additional	Retained	Shares Held	Comprehensive
	Shares	Amount	Paid-In Capital	Earnings	by ESOP	Income (Loss)	Total

Balance, December 31, 2013, as previously reported	3,511,276	$35,113	$26,795,498	$14,853,884	$(1,648,366)	$264,360	$40,300,489

Restatement				(1,883,327)			(1,883,327)

Balance, December 31, 2013, as restated	3,511,276	35,113	26,795,498	12,970,557	(1,648,366)	264,360	38,417,162

Net income				17,036			17,036
Other comprehensive loss, net						(47,560)	(47,560)
Stock options compensation expense			81,628				81,628
Allocation of unearned ESOP shares			30,547		131,064		161,611
Allocation of unearned restricted stock			115,501				115,501
Repurchase of stock	(177,146)	(1,772)	(1,803,950)				(1,805,722)

Balance, December 31, 2014, as restated	3,334,130	33,341	25,219,224	12,987,593	(1,517,302)	216,800	36,939,656

Net income (loss)				(138,223)			(138,223)
Other comprehensive income, net						163,804	163,804
Stock options compensation expense			90,650				90,650
Allocation of unearned ESOP shares			73,582		162,444		236,026
Allocation of unearned restricted stock			84,936				84,936
Exercise of option shares	15,580	156	134,429				134,585
Repurchase of stock	(883)	(9)	(10,852)				(10,861)

Balance, December 31, 2015	3,348,827	$33,488	$25,591,969	$12,849,370	$(1,354,858)	$380,604	$37,500,573

See accompanying notes to the consolidated financial statements.

F - 5

POLONIA BANCORP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2015	2014
OPERATING ACTIVITIES
Net income (loss)	$(138,223)	$17,036
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for loan losses	73,150	209,713
Depreciation, amortization, and accretion	1,122,763	1,052,214
Investment securities, gains	(560,367)	-
Proceeds from sale of loans	55,063,409	81,104,217
Net gain on sale of loans	(2,533,541)	(3,861,049)
Loans originated for sale	(48,308,430)	(75,321,638)
Net gain on sale of loans held for investment	(242,366)	-
(Gain) loss on the sale of other real estate owned	(42,160)	96,626
Earnings on bank-owned life insurance	10,725	(3,937)
Deferred federal income taxes	102,768	(466,242)
Decrease in accrued interest receivable	116,690	7,610
Decrease in accrued interest payable	(4,401)	(1,636)
Decrease in accrued payroll and commissions	(255,172)	(159,200)
Compensation expense for stock options, ESOP, and restricted stock	411,612	358,740
Other, net	(523,342)	693,420
Net cash provided by operating activities	4,293,115	3,725,874
INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from principal repayments and maturities	6,808,781	3,528,225
Purchases	(15,648,402)	-
Proceeds from sales	8,616,069	-
Investment securities held to maturity:
Proceeds from principal repayments and maturities	4,569,283	7,813,259
Purchases	-	(1,383,038)
Maturities of certificates of deposit in other institutions	11,937,000	-
Purchases of certificates of deposit in other institutions	(27,917,000)	-
Proceeds from sale of loans	26,366,649	-
Decrease (increase) in loans receivable, net	10,969,083	(16,318,842)
Decrease in covered loans	2,834,560	2,135,178
Purchase of Federal Home Loan Bank stock	(66,300)	(683,200)
Redemptions of Federal Home Loan Bank stock	250,100	515,200
Proceeds from the sale of other real estate owned	349,637	470,276
Payments received from FDIC under loss share agreement	122,270	396,156
Purchase of premises and equipment	(93,950)	(117,115)
Net cash provided by (used for) investing activities	29,097,780	(3,643,901)
FINANCING ACTIVITIES
Decrease in deposits, net	(11,331,715)	(1,768,342)
Repayment of Federal Home Loan Bank advances - long-term	(3,000,000)	-
Decrease in advances by borrowers for taxes and insurance, net	(219,918)	(97,999)
Exercised options	134,585	-
Repurchase of stock	(10,861)	(1,805,722)
Net cash used for financing activities	(14,427,909)	(3,672,063)

Increase (decrease) in cash and cash equivalents	18,962,986	(3,590,090)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,174,230	15,764,320

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$31,137,216	$12,174,230

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid:
Interest	$3,157,206	$3,211,854
Income taxes	455,000	775,000
Non-cash transactions:
Loans transferred to other real estate owned	-	514,829
Transfers from premises and equipment to other real estate owned	-	213,805
Transfer of investment securities held to maturity to available for sale	40,103,961	-
Investment securities purchased not yet settled	2,012,836	-

See accompanying notes to the consolidated financial statements.

F - 6

POLONIA BANCORP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

Polonia Bancorp, Inc. (the “Company”), a Maryland corporation, was incorporated in 2011 and is a 100 percent publicly owned stock holding company of Polonia Bank (the “Bank”). The Bank was incorporated under Pennsylvania law in 1923. The Bank is a federally chartered savings bank located in Huntingdon Valley, Pennsylvania, whose principal sources of revenue emanate from its investment securities portfolio and its portfolio of residential real estate, commercial real estate, and consumer loans, as well as a variety of deposit services offered to its customers through five offices located in the Greater Philadelphia area. The Bank is subject to regulation by the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”).

The consolidated financial statements include the accounts of the Bank and the Bank’s wholly owned subsidiaries, PBMHC (“PBMHC”), a Delaware investment company, and Community Abstract Agency, LLC (“CAA”). CAA provides title insurance on loans secured by real estate. All significant intercompany transactions have been eliminated in consolidation. The investment in subsidiaries on the parent company’s financial statements is carried at the parent company’s equity in the underlying net assets.

Use of Estimates in the Preparation of Financial Statements

The accounting principles followed by the Company and the methods of applying these principles conform to U.S. generally accepted accounting principles and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the Consolidated Balance Sheet date and reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the fair value of financial instruments.

Investment Securities

Investment securities are classified at the time of purchase, based on management’s intention and ability, as securities held to maturity or securities available for sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost, adjusted for amortization of premium and accretion of discount, which are computed using the interest method and recognized as adjustments of interest income. Certain other debt securities have been classified as available for sale to serve principally as a source of liquidity. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders’ equity, net of tax, until realized. Realized security gains and losses are computed using the specific identification method for debt securities and the average cost method for marketable equity securities. Interest and dividends on investment securities are recognized as income when earned.

Securities are periodically reviewed for other-than-temporary impairment based upon a number of factors, including, but not limited to, the length of time and extent to which the market value has been less than cost, the financial condition of the underlying issuer, the ability of the issuer to meet contractual obligations, the likelihood of the security’s ability to recover any decline in its market value, and whether or not the Company intends to sell the security or whether it’s more likely than not that the Company would be required to sell the security before its anticipated recovery in market value. A decline in value that is considered to be other than temporary is recorded as a loss within noninterest income in the Consolidated Statement of Income.

F - 7

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Investment Securities (Continued)

The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Pittsburgh and as such is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB. The stock is bought from and sold to the FHLB based upon its $100 par value. The stock does not have a readily determinable fair value and as such is classified as restricted stock, carried at cost and evaluated for impairment as necessary. The stock’s value is determined by the ultimate recoverability of the par value rather than by recognizing temporary declines. The determination of whether the par value will ultimately be recovered is influenced by criteria such as the following: (a) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted; (b) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance; (c) the impact of legislative and regulatory changes on the customer base of the FHLB; and (d) the liquidity position of the FHLB. With consideration given to these factors, management concluded that the stock was not impaired at December 31, 2015 or 2014.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value. Net unrealized losses, if any, are recognized through a valuation allowance by a charge against income. Gains and losses on sales of loans held for sale are included in noninterest income. There were no loans held for sale at December 31, 2015, as compared to $4,221,438 at December 31, 2014.

Loans Receivable

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff generally are stated at the principal amount outstanding less the allowance for loan losses and net of deferred loan origination fees and costs. Interest on loans is recognized as income when earned on the accrual method.

The accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectability of the total contractual principal and interest is no longer in doubt.

Loan origination fees and certain direct loan origination costs are being deferred and the net amount amortized as an adjustment of the related loan’s yield. The Company is amortizing these amounts over the contractual life of the related loans using the interest method.

F - 8

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Acquired Loans

All loans acquired by the Company, excluding acquired consumer loans, are subject to loss share agreements with the FDIC whereby the Bank is indemnified against a portion of the losses on those loans (“covered loans”). Purchased loans acquired in a business combination, are recorded at fair value on their purchase date with no carryover of the related allowance for loan losses. In determining the fair value of purchased loans, management considers a number of factors including, among other things, the remaining life of the acquired loans, estimated prepayments, estimated loss ratios, estimated value of the underlying collateral, estimated holding periods, and net present value of cash flows expected to be received. Purchased credit-impaired loans are accounted for in accordance with guidance for certain loans or debt securities acquired in a transfer when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition that the acquirer will not collect all contractually required principal and interest payments. For evidence of credit deterioration since origination, the Company considered loans on a loan-by-loan basis by primarily focusing on past-due status, frequency of late payments, internal loan classification, as well as interviews with current loan officers and collection employees for other evidence that may be indicative of deterioration of credit quality. Once these loans were segregated, the Company evaluated each of these loans on a loan-by-loan basis to determine the probability of collecting all contractually required payments.

The Company deemed it appropriate to analogize the accounting guidance under Accounting Standards Codification (“ASC”) 310-30 to all other loans since: (i) the discount recognized for these loans was attributable at least in part to credit quality, and (ii) the Company was unable to identify specific loans within this portfolio for which it was probable at acquisition that the Company would be unable to collect all contractually required payments receivable. The Company has aggregated all other loans into loan pools by common risk characteristics, which generally conform to loan type.

The Company evaluates expected future cash flows on all acquired loans on a quarterly basis. The difference between contractually required payments and the cash flows expected to be collected is referred to as the nonaccretable difference. Decreases to the expected cash flows will generally result in a provision for loan losses. Increases in cash flows will result in a reversal of the provision for loan losses to the extent of prior charges and then an adjustment to accretable yield, which would have a positive impact on interest income.

The accretable difference on purchased loans is the difference between the expected cash flows and the net present value of expected cash flows. Such difference is accreted into earnings using the effective yield method over the term of the loans.

FDIC Indemnification Asset

In connection with the Company’s FDIC-assisted acquisition, the Company has recorded an FDIC indemnification asset to reflect the loss-share arrangement provided by the FDIC. Since the indemnified items are covered loans, which are measured at fair value at the date of acquisition, the FDIC indemnification asset is also measured at fair value at the date of acquisition, and is calculated by discounting the cash flows expected to be received from the FDIC.

The FDIC indemnification asset is measured separately from the related covered assets because it is not contractually embedded in the assets and is not transferable if the assets are sold. The fair value of the FDIC indemnification asset is estimated using the present value of cash flows related to the loss-share agreements based on the expected reimbursements for losses and the applicable loss-share percentages.

F - 9

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FDIC Indemnification Asset (Continued)

The Company reviews and updates the fair value of the asset prospectively, on a quarterly basis, as loss estimates related to covered loans change. Decreases in the amount expected to be collected result in a provision for loan losses, an increase in the allowance for loan losses, and a proportional adjustment to the FDIC indemnification asset for the estimated amount to be reimbursed. Increases in the amount expected to be collected result in the reversal of any previously recorded provision for loan losses and related allowance for loan losses and adjustments to the FDIC indemnification asset, or prospective adjustment to the accretable discount if no provision for loan losses had been recorded.

The ultimate realization of the FDIC indemnification asset depends on the performance of the underlying covered assets, the passage of time, and claims paid by the FDIC. The accretion of the FDIC receivable discount is recorded in noninterest expense using the level yield method over the estimated life of the receivable.

Pursuant to the clawback provisions of the loss-share agreement for the Company’s FDIC-assisted acquisition, the Company may be required to reimburse the FDIC should actual losses be less than certain thresholds established in the loss-share agreement. The amount of the clawback provision for the acquisition is included in the FDIC indemnification asset in the accompanying Consolidated Balance Sheet and is measured at fair value. It is calculated as the difference between management’s estimated losses on covered loans and the loss threshold contained in the loss-share agreement, multiplied by the applicable clawback provisions contained in the loss-share agreement. This clawback amount which is payable to the FDIC upon termination of the applicable loss-share agreement is discounted back to net present value. To the extent that actual losses on covered loans are less than estimated losses, the applicable clawback payable to the FDIC upon termination of the loss-share agreements will increase. To the extent that actual losses on covered loans are more than estimated losses, the applicable clawback payable to the FDIC upon termination of the loss-share agreements will decrease.

Changes in the FDIC indemnification asset during the years ended December 31, 2015 and 2014, are as follows:

	Year Ended December 31,
	2015	2014

Balance at the beginning of year	$1,417,355	$2,515,287
Cash payments received or receivable due from the FDIC	(122,270)	(396,156)
Increase in FDIC share of estimated losses	-	-
Net amortization	(821,134)	(701,776)

Balance at the end of year	$473,951	$1,417,355

Troubled Debt Restructurings

A loan is considered to be a troubled debt restructuring (“TDR”) loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, deferment of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

Allowance for Loan Losses

The allowance for loan losses represents the amount which management estimates is adequate to provide for probable losses inherent in its loan portfolio. The allowance method is used in providing for loan losses. Accordingly, all loan losses are charged to the allowance, and all recoveries are credited to it. The allowance for loan losses is established through a provision for loan losses that is charged to operations. The provision is based on management’s evaluation of the adequacy of the allowance for loan losses which encompasses the overall risk characteristics of the various portfolio segments, past experience with losses, the impact of economic conditions on borrowers, and other relevant factors. The estimates used in determining the adequacy of the allowance for loan losses, including the amounts and timing of future cash flows expected on impaired loans, are particularly susceptible to significant changes in the near term.

F - 10

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)

Impaired loans are typically commercial, multi-family, and commercial real estate loans for which it is probable the Company will not be able to collect all amounts due according to the contractual terms of the loan agreement. Troubled debt restructurings are also considered impaired. The Company individually evaluates such loans for impairment and does not aggregate loans by major risk classifications. The definition of “impaired loans” is not the same as the definition of “nonaccrual loans,” although the two categories overlap. The Company may choose to place a loan on nonaccrual status due to payment delinquency or uncertain collectability while not classifying the loan as impaired, provided the loan is not a commercial or commercial real estate classification. Factors considered by management in determining impairment include payment status and collateral value. The amount of impairment for these types of loans is determined by the difference between the present value of the expected cash flows related to the loan, using the original interest rate, and its recorded value or, as a practical expedient in the case of collateralized loans, the difference between the fair value of the collateral and the recorded amount of the loans. When foreclosure is probable, impairment is measured based on the fair value of the collateral.

Mortgage loans secured by one-to-four family properties and all consumer loans are large groups of smaller-balance homogeneous loans and are measured for impairment collectively. Loans that experience insignificant payment delays, which are defined as 90 days or less, generally are not classified as impaired. Management determines the significance of payment delays on a case-by-case basis taking into consideration all circumstances concerning the loan, the creditworthiness and payment history of the borrower, the length of the payment delay, and the amount of shortfall in relation to the principal and interest owed.

Management establishes the allowance for loan losses based upon its evaluation of the pertinent factors underlying the types and quality of loans in the portfolio. Commercial, multi-family, and commercial real estate loans are reviewed on a regular basis with a focus on larger loans along with loans which have experienced past payment or financial deficiencies. Larger commercial, multi-family, and commercial real estate loans which are 90 days or more past due are selected for impairment testing. These loans are analyzed to determine whether they are “impaired,” which means that it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. All commercial, multi-family, and commercial real estate loans that are delinquent 90 days are placed on nonaccrual status are classified on an individual basis. The remaining loans are evaluated and classified as groups of loans with similar risk characteristics. The Company allocates allowances based on the factors described below, which conform to the Company’s asset classification policy. In reviewing risk within the Bank’s loan portfolio, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) one-to-four family real estate loans; (ii) multi-family and commercial real estate loans; (iii) commercial loans, (iv) home equity loans; (v) home equity lines of credit; and (vi) education and other consumer loans. Factors considered in this process included general loan terms, collateral, and availability of historical data to support the analysis. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. Certain qualitative factors are then added to the historical allocation percentage to get the total factor to be applied to nonclassified loans. The following qualitative factors are analyzed:

•	Levels of and trends in delinquencies and classification
•	Trends in volume and terms
•	Changes in collateral
•	Changes in management and lending staff
•	Economic trends
•	Concentrations of credit
•	Changes in lending policies
•	Changes in loan review
•	External factors

The Company analyzes its loan portfolio each quarter to determine the appropriateness of its allowance for loan losses.

F - 11

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Charge-Off Policies

Consumer loans are generally charged down to the fair value of collateral securing the asset when the loan is 120 days past due. Loans secured by real estate are generally charged down to the fair value of real estate securing the asset when the loan is 180 days past due. All other loans are generally charged down to the net realizable value when the loan is 90 days past due.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the useful lives of the related assets, which range from 3 to 20 years for furniture, fixtures, and equipment and 40 years for buildings. Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

Bank-Owned Life Insurance

The Company owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset the increase in the costs of various fringe benefit plans including healthcare. The cash surrender value of these policies is included as an asset on the Consolidated Balance Sheet, and any increases in the cash surrender value are recorded as noninterest income on the Consolidated Statement of Income (Loss). In the event of the death of an insured individual under these policies, the Company would receive a death benefit, which would be recorded as noninterest income.

Mortgage Servicing Rights (“MSRs”)

The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains servicing rights for most of these loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. MSRs are a component of other assets on the Consolidated Balance Sheet.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered.  Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company; (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Other Real Estate Owned

Other real estate owned is carried at the lower of cost or fair value minus estimated costs to sell. Valuation allowances for estimated losses are provided when the carrying value of the real estate acquired exceeds fair value minus estimated costs to sell. Operating expenses of such properties, net of related income, are expensed in the period incurred.

Federal Income Taxes

The Company and subsidiaries file a consolidated federal income tax return. Deferred tax assets and liabilities are reflected based on the differences between the financial statement and the income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expense and benefit are based on the changes in the deferred tax assets or liabilities from period to period.

F - 12

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company has defined cash and cash equivalents as cash and due from banks and interest-bearing deposits with other institutions that have original maturities of less than 90 days.

Comprehensive Income (Loss)

The Company is required to present comprehensive income (loss) and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income (loss) is composed exclusively of changes in the net unrealized holding gains on its available-for-sale securities portfolio. The Company has reported the effects of other comprehensive income on the Consolidated Statement of Comprehensive Income (Loss) for the years ended December 31, 2015 and 2014.

Stock Options

The Company accounts for stock options based on the grant-date fair value of all share-based payment awards that are expected to vest, including employee share options, to be recognized as expense over the requisite service period. The fair value of each option is amortized into expense on a straight-line basis between the grant date for the option and each vesting date. For the years ended December 31, 2015 and 2014, the Bank recorded $90,650 and $81,628 respectively, in expense related to share-based awards.

For purposes of computing compensation expense, the Bank estimated the fair values of stock options using the Black-Scholes option-pricing model. The model requires the use of subjective assumptions that can materially affect fair value estimates. The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. The fair value of each stock option granted was estimated using the following weighted-average assumptions for grants in 2015: (1) no dividends were expected; (2) risk-free interest rates of 2.310 percent; (3) expected volatility ranging from 19.3 to 20 percent; and (4) expected lives of options of ten years.

There were 68,295 stock options granted during 2015 and no stock options granted during 2014. The weighted-average fair value of stock options granted for 2015 was $13.26. There were 15,580 options exercised during 2015 at a weighted-average exercise price of $8.64 and no options exercised during 2014.

Recent Accounting Pronouncements

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items, as part of its initiative to reduce complexity in accounting standards. This Update eliminates from U.S. GAAP the concept of extraordinary items. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity may also apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. This Update is not expected to have a significant impact on the Company’s financial statements.

F - 13

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810). The amendments in this Update affect reporting entities that are required to evaluate whether they should consolidate certain legal entities. All legal entities are subject to reevaluation under the revised consolidation model. Specifically, the amendments (1) modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities; (2) eliminate the presumption that a general partner should consolidate a limited partnership; (3) affect the consolidation analysis of reporting entities that are involved with VIEs, particularly those that have fee arrangements and related-party relationships; and (4) provide a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. The amendments in this Update are effective for public business entities for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-03, Interest – Imputation of Interest (Subtopic 835-30), as part of its initiative to reduce complexity in accounting standards. To simplify presentation of debt issuance costs, the amendments in this Update require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update. For public business entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. An entity should apply the new guidance on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-04, Compensation – Retirement Benefits (Topic 715), as part of its initiative to reduce complexity in accounting standards. For an entity with a fiscal year-end that does not coincide with a month-end, the amendments in this Update provide a practical expedient that permits the entity to measure defined benefit plan assets and obligations using the month-end that is closest to the entity’s fiscal year-end and apply that practical expedient consistently from year to year. The practical expedient should be applied consistently to all plans if an entity has more than one plan. The amendments in this Update are effective for public business entities for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

F - 14

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In April 2015, the FASB issued ASU 2015-05, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40), as part of its initiative to reduce complexity in accounting standards. This guidance will help entities evaluate the accounting for fees paid by a customer in a cloud computing arrangement. The amendments in this Update provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. For public business entities, the FASB decided that the amendments will be effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015. For all other entities, the amendments will be effective for annual periods beginning after December 15, 2015, and interim periods in annual periods beginning after December 15, 2016. Early adoption is permitted for all entities. This Update is not expected to have a significant impact on the Company’s financial statements.

In April 2015, the FASB issued ASU 2015-06, Earnings Per Share (Topic 260): Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions. Topic 260, Earnings Per Share, contains guidance that addresses master limited partnerships that originated from Emerging Issues Task Force (“EITF”) Issue No. 07-4, Application of the Two-Class Method Under FASB Statement No. 128 to Master Limited Partnerships. Under Topic 260, master limited partnerships apply the two-class method of calculating earnings per unit because the general partner, limited partners, and incentive distribution rights holders each participate differently in the distribution of available cash in accordance with the contractual rights contained in the partnership agreement. The amendments in this Update specify that for purposes of calculating historical earnings per unit under the two-class method, the earnings (losses) of a transferred business before the date of a dropdown transaction should be allocated entirely to the general partner. In that circumstance, the previously reported earnings per unit of the limited partners (which is typically the earnings per unit measure presented in the financial statements) would not change as a result of the dropdown transaction. Qualitative disclosures about how the rights to the earnings (losses) differ before and after the dropdown transaction occurs for purposes of computing earnings per unit under the two-class method are also required. The amendments in this Update are effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

F - 15

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In May 2015, the FASB issued ASU 2015-07, Disclosures for Investments in Certain Entities that Calculate Net Asset Value per Share (or Its Equivalent). The Update applies to reporting entities that elect to measure the fair value of an investment using the net asset value per share (or its equivalent) practical expedient. Under the amendments in this Update, investments for which fair value is measured at net asset value per share (or its equivalent) using the practical expedient should not be categorized in the fair value hierarchy. Removing those investments from the fair value hierarchy not only eliminates the diversity in practice resulting from the way in which investments measured at net asset value per share (or its equivalent) with future redemption dates are classified, but also ensures that all investments categorized in the fair value hierarchy are classified using a consistent approach. Investments that calculate net asset value per share (or its equivalent), but for which the practical expedient is not applied will continue to be included in the fair value hierarchy. A reporting entity should continue to disclose information on investments for which fair value is measured at net asset value (or its equivalent) as a practical expedient to help users understand the nature and risks of the investments and whether the investments, if sold, are probable of being sold at amounts different from net asset value. The amendments in this Update are effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. A reporting entity should apply the amendments retrospectively to all periods presented. The retrospective approach requires that an investment for which fair value is measured using the net asset value per share practical expedient be removed from the fair value hierarchy in all periods presented in an entity’s financial statements. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2015, the FASB issued ASU 2015-08, Business Combinations – Pushdown Accounting – Amendment to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 115. This Update was issued to amend various SEC paragraphs pursuant to the issuance of Staff Accounting Bulletin No. 115. This Update is not expected to have a significant impact on the Company’s financial statements.

In May 2015, the FASB issued ASU 2015-09, Financial Services – Insurance (Topic 944): Disclosure About Short-Duration Contracts. The amendments apply to all insurance entities that issue short-duration contracts as defined in Topic 944, Financial Services – Insurance. The amendments require insurance entities to disclose for annual reporting periods certain information about the liability for unpaid claims and claim adjustment expenses. The amendments also require insurance entities to disclose information about significant changes in methodologies and assumptions used to calculate the liability for unpaid claims and claim adjustment expenses, including reasons for the change and the effects on the financial statements. Additionally, the amendments require insurance entities to disclose for annual and interim reporting periods a rollforward of the liability for unpaid claims and claim adjustment expenses, described in Topic 944. For health insurance claims, the amendments require the disclosure of the total of incurred-but-not-reported liabilities plus expected development on reported claims included in the liability for unpaid claims and claim adjustment expenses. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016. For all other entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within annual periods beginning after December 15, 2017. This Update is not expected to have a significant impact on the Company’s financial statements.

F - 16

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In June 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements. The amendments in this Update represent changes to clarify the FASB Accounting Standards Codification (“Codification”), correct unintended application of guidance, or make minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. Transition guidance varies based on the amendments in this Update. The amendments in this Update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon the issuance of this Update. This Update is not expected to have a significant impact on the Company’s financial statements.

In August 2015, the FASB issued ASU 2015-14, Revenue from Contract with Customers (Topic 606). The amendments in this Update defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. The Company is evaluating the effect of adopting this new accounting Update.

In August 2015, the FASB issued ASU 2015-15, Interest – Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting. This Update adds SEC paragraphs pursuant to the SEC Staff Announcement at the June 18, 2015 Emerging Issues Task Force meeting about the presentation and subsequent measurement of debt issuance costs associated with line-of-credit arrangements. This Update is not expected to have a significant impact on the Company’s financial statements.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805). The amendments in this Update require that an acquirer recognizes adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in this Update require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments in this Update require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. This Update is not expected to have a significant impact on the Company’s financial statements.

F - 17

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In November 2015, the FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The amendments in this Update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this Update apply to all entities that present a classified statement of financial position. For public business entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The amendments in this Update may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. This Update is not expected to have a significant impact on the Company’s financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments. Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f) requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (g) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (h) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

F - 18

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842).  The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet.  A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term.  A short-term lease id defined as one in which: (a) the lease term is 12 months or less, and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise.  For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis.  For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within those years.  For all other entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, and for interim periods within fiscal years beginning after December 15, 2020.  The amendments should be applied at the beginning of the earliest period presented using a modified retrospective approach with earlier application permitted as of the beginning of an interim or annual reporting period.

Reclassification of Comparative Amounts

Certain items previously reported have been reclassified to conform to the current year’s reporting format. Such reclassifications did not affect net income or stockholders’ equity.

2.	RESTATEMENT

The Company determined there was an unrecorded liability related to the post retirement deferred compensation and split dollar arrangement with the previous president of the Bank which was entered into in 1997. The obligation is funded by an insurance policy described in Footnote 12. As a result the Company recorded a combined liability of $2,476,087, a related deferred tax asset of $592,760, and a reduction to retained earnings of $1,883,327.

	As of December 31, 2014
	As Previously
	Reported	Adjustment	As Restated

Other Assets	$8,197,043	$592,760	$8,789,803
Total Assets	307,756,911	592,760	308,349,671

Other Liabilities	9,027,309	2,476,087	11,503,396
Total Liabilities	268,933,928	2,476,087	271,410,015
Retained Earnings	14,870,920	(1,883,327)	12,987,593
Total Stockholders’ Equity	38,822,983	(1,883,327)	36,939,656
Total Liabilities and Stockholders’ Equity	307,756,911	592,760	308,349,671

3.	EARNINGS PER SHARE

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income as presented on the Consolidated Statement of Income will be used as the numerator.

The following table sets forth the composition of the weighted-average common shares (denominator) used in the basic and diluted earnings per share computation.

F - 19

3.	EARNINGS PER SHARE (Continued)

	Year Ended December 31,
	2015	2014

Weighted-average common shares outstanding	3,337,038	3,407,752

Average unearned nonvested shares	(24,364)	(49,226)

Average unallocated shares held by ESOP	(171,063)	(190,191)

Weighted-average common shares and common stock equivalents used to calculate basic earnings per share	3,141,611	3,168,335

Dilutive effect of stock options	-	29,161

Weighted-average shares outstanding diluted	3,141,611	3,197,496

At December 31, 2015, there were 13,719 shares of restricted stock outstanding at a price of $10.25 per share and options to purchase 136,587 shares of common stock ranging from a price of $10.25 per share to a price of $13.31 per share that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive. At December 31, 2014, there were 34,494 shares of restricted stock outstanding at a price of $10.25 per share and options to purchase 110,976 shares of common stock at a price of $9.15 per share that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

4.	INVESTMENT SECURITIES

The amortized cost, gross unrealized gains, gross unrealized losses, and fair value of investment securities available for sale and held to maturity are summarized as follows:

	December 31, 2015
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale
Mortgage-backed securities:
Fannie Mae	$25,168,077	$615,222	$(93,362)	$25,689,937
Freddie Mac	10,161,730	82,167	(120,472)	10,123,425
Government National Mortgage Association	399,799	48,639	(2)	448,436
Collateralized mortgage obligations - government-sponsored entities	984,609	23,730	(16,865)	991,474
Total mortgage-backed securities	36,714,215	769,758	(230,701)	37,253,272
Corporate securities	16,921,170	88,731	(51,995)	16,957,906
Municipal securities	499,649	106	-	499,755
Total debt securities	54,135,034	858,595	(282,696)	54,710,933
Common stock	159,816	774	-	160,590

Total investment securities	$54,294,850	$859,369	$(282,696)	$54,871,523

F - 20

4.	INVESTMENT SECURITIES (Continued)

	December 31, 2014
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

Available for sale
Mortgage-backed securities:
Fannie Mae	$1,445,913	$94,904	$-	$1,540,817
Freddie Mac	39,424	1,991	-	41,415
Government National Mortgage Association	469,373	58,936	-	528,309
Collateralized mortgage obligations - government-sponsored entities	1,135,489	29,125	(13,241)	1,151,373
Total mortgage-backed securities	3,090,199	184,956	(13,241)	3,261,914
Corporate securities	8,292,849	159,204	(2,434)	8,449,619

Total debt securities	$11,383,048	$344,160	$(15,675)	$11,711,533

Held to maturity Mortgage-backed securities:
Fannie Mae	$33,121,331	$1,378,136	$(61,305)	$34,438,162
Freddie Mac	11,620,203	247,896	(112,814)	11,755,285

Total mortgage-backed securities	$44,741,534	$1,626,032	$(174,119)	$46,193,447

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

	December 31, 2015
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed securities:
Fannie Mae	$8,990,826	$(93,362)	$-	$-	$8,990,826	$(93,362)
Freddie Mac	3,619,913	(13,501)	4,501,893	(106,971)	8,121,806	(120,472)
Government National Mortgage Association	1,332	(2)	-	-	1,332	(2)
Collateralized mortgage obligations - government-sponsored entities	515,046	(16,472)	5,257	(393)	520,303	(16,865)
Total mortgage-backed securities	13,127,117	(123,337)	4,507,150	(107,364)	17,634,267	(230,701)
Corporate securities	11,156,390	(51,995)	-	-	11,156,390	(51,995)

Total	$24,283,507	$(175,332)	$4,507,150	$(107,364)	$28,790,657	$(282,696)

F - 21

4.	INVESTMENT SECURITIES (Continued)

	December 31, 2014
	Less than Twelve Months		Twelve Months or Greater		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses
Mortgage-backed securities:
Fannie Mae	$-	$-	$7,153,455	$(61,305)	$7,153,455	$(61,305)
Freddie Mac	1,946,251	(3,284)	5,210,889	(109,530)	7,157,140	(112,814)
Collateralized mortgage obligations - government-sponsored entities	220,486	(4,339)	239,587	(8,902)	460,073	(13,241)
Total mortgage-backed securities	2,166,737	(7,623)	12,603,931	(179,737)	14,770,668	(187,360)
Corporate securities	1,752,260	(519)	498,085	(1,915)	2,250,345	(2,434)

Total	$3,918,997	$(8,142)	$13,102,016	$(181,652)	$17,021,013	$(189,794)

The Company reviews its position quarterly and has asserted that at December 31, 2015 and 2014, the declines outlined in the above table represent temporary declines and the Company does not intend to sell and does not believe it will be required to sell these securities before recovery of their cost basis, which may be at maturity. There were 38 positions that were temporarily impaired at December 31, 2015. The Company has concluded that the unrealized losses disclosed above are not other than temporary but are the result of interest rate changes that are not expected to result in the non-collection of principal and interest during the period.

The amortized cost and fair value of debt securities at December 31, 2015, by contractual maturity, are shown below. Mortgage-backed securities provide for periodic, generally monthly, payments of principal and interest and have contractual maturities ranging from 3 to 30 years. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized	Fair
2015	Cost	Value

Due within one year	$6,955,499	$6,959,758
Due after one year through five years	11,414,699	11,464,889
Due after five years through ten years	6,755,928	6,944,735
Due after ten years	29,008,908	29,341,551

Total	$54,135,034	$54,710,933

On August 1, 2015, the Company transferred all of its held-to-maturity investment securities, which consisted of $40.1 million in mortgage-backed securities, to available for sale. The purpose of this transfer was to provide additional liquidity and to provide the ability to reduce exposure to interest rate risk through the sale of longer-term securities. Subsequently, the Company sold three securities that were longer term in maturity to provide additional liquidity and to reduce exposure to interest rate risk.

For the year ended December 31, 2015, the Company realized gross gains of $560,367 and proceeds from the sale of investment securities of $8,616,069. There were no sales of securities during the year ended December 31, 2014.

F - 22

5.	LOANS RECEIVABLE

Loans receivable consist of the following:

	December 31,
	2015	2014
Mortgage loans:
One-to-four family	$144,242,214	$182,272,189
Multi-family and commercial	10,414,249	10,782,954
	154,656,463	193,055,143

Commercial loans	7,181	-
Home equity loans	2,827,816	2,040,458
Home equity lines of credit (“HELOCs”)	2,459,848	1,521,341
Education loans	1,233,539	1,557,801
Other consumer loans	693	1,373
Noncovered loans purchased	466,805	639,092
Covered loans	11,686,062	14,457,364
	173,338,407	213,272,572
Less:
Net deferred loan fees	(112,670)	(279,098)
Allowance for loan losses	1,272,072	1,415,983

Total	$172,179,005	$212,135,687

The components of covered loans by portfolio class as of December 31, were as follows:

	2015	2014
Mortgage loans:
One-to-four family	$5,457,518	$7,846,156
Multi-family and commercial	6,200,152	6,438,651
	11,657,670	14,284,807
Commercial	28,392	172,557
Total loans	$11,686,062	$14,457,364

The outstanding balance, including interest, and carrying values of loans acquired were as follows at December 31:

	2015		2014
		Acquired Loans		Acquired Loans
	Acquired Loans	Without Specific	Acquired Loans	Without Specific
	with Specific	Evidence of	with Specific	Evidence of
	Evidence of	Deterioration in	Evidence of	Deterioration in
	Deterioration in	Credit Quality	Deterioration in	Credit Quality
	Credit Quality	(ASC 310-30	Credit Quality	(ASC 310-30
	(ASC 310-30)	Analogized)	(ASC 310-30)	Analogized)

Outstanding balance	$739,499	$17,776,069	$807,613	$22,933,822

Carrying amount, net of allowance	473,500	11,679,367	481,271	14,615,185

There was no allowance for loan losses recorded for acquired loans with or without specific evidence of deterioration in credit quality as of December 31, 2015 and 2014.

F - 23

5.	LOANS RECEIVABLE (Continued)

Changes in the accretable yield for acquired loans were as follows for the years ended December 31:

	2015	2014
	Acquired Loans	Acquired Loans
	Without Specific	Without Specific
	Evidence of	Evidence of
	Deterioration in	Deterioration in
	Credit Quality	Credit Quality
	(ASC 310-30	(ASC 310-30
	Analogized)	Analogized)

Balance at beginning of period	$6,381,792	$7,791,222
Reclassifications and other	163,831	(331,946)
Accretion	(946,605)	(1,077,484)

Balance at end of period	$5,599,018	$6,381,792

The $946,605 and $1,077,484 recognized as accretion represents the interest income earned on these loans for the years ended December 31, 2015 and 2014, respectively. Included in reclassification and other for loans acquired without specific evidence of deterioration in credit quality was $1,311,425 and $530,696 of reclassifications from nonaccretable discounts to accretable discounts in 2015 and 2014, respectively. The remaining $(1,147,594) and $(862,642) change in the accretable yield represents reductions in contractual interest due to contractual principal prepayments during the periods ended December 31, 2015 and 2014, respectively.

The Company’s loan portfolio consists predominantly of one-to-four family unit first mortgage loans in the northwest suburban area of metropolitan Philadelphia, primarily in Montgomery and Bucks Counties. These loans are typically secured by first lien positions on the respective real estate properties and are subject to the Bank’s loan underwriting policies. In general, the Company’s loan portfolio performance at December 31, 2015 and 2014, is dependent upon the local economic conditions.

Mortgage loans serviced by the Company for others amounted to $23,893,154 and $28,441,343 at December 31, 2015 and 2014, respectively.

In the normal course of business, loans are extended to officers, directors, and corporations in which they are beneficially interested as stockholders, officers, or directors. A summary of loan activity for those officers and directors for the years ended December 31, 2015 and 2014, was as follows:

	2015	2014

Beginning Balance	$6,271,034	$6,232,634
Additions	25,993	1,083,650
Amounts Collected	(305,067)	(1,045,250)
Other	(136,007)	-

Ending Balance	$5,855,953	$6,271,034

A senior officer of the Company retired July 31, 2015. At that time, he had a mortgage loan and a HELOC totaling $136,007. Those loan balances are shown as deductions in the “other” column of the table above.

F - 24

6.	ALLOWANCE FOR LOAN LOSSES

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: one-to-four family real estate, multi-family and commercial real estate, commercial loans, home equity loans, home equity lines of credit, and education and other consumer loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a three-year period for all portfolio segments. Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to nonclassified loans. The following qualitative factors are analyzed for each portfolio segment:

•	Levels of and trends in delinquencies and classifications
•	Trends in volume and terms
•	Changes in collateral
•	Changes in management and lending staff
•	Economic trends
•	Concentrations of credit
•	Changes in lending policies
•	Changes in loan review
•	External factors

These qualitative factors are reviewed each quarter and adjusted based upon relevant changes within the portfolio.

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the Consolidated Balance Sheet date. The Company considers the allowance for loan losses adequate to cover loan losses inherent in the loan portfolio, at December 31, 2015 and 2014. At December 31, 2015 and 2014, there is no allowance for loan losses related to loans covered by loss-share agreements with the FDIC.

F - 25

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

The following table presents the activity in the allowance for loan losses, balance in the allowance for loan losses, and recorded investment in loans by portfolio segment based on impairment method as of and for the years ended December 31:

	2015
	One-to-	Multi-Family				Education
	Four Family	and Commercial				and Other
	Real Estate	Real Estate	Commercial	Home Equity	HELOCs	Consumer	Unallocated	Total

Beginning balance	$962,753	$427,636	$-	$7,590	$10,599	$6,771	$634	$1,415,983
Provision (credit) for loan losses	28,790	(121,030)	18	3,048	6,456	(1,201)	157,069	73,150
Charge-offs	(217,282)	-	-	-	-	-	-	(217,282)
Recoveries	221	-	-	-	-	-	-	221
Net (charge-offs) recoveries	(217,061)	-	-	-	-	-	-	(217,061)
Allowance at end of period	$774,482	$306,606	$18	$10,638	$17,055	$5,570	$157,703	$1,272,072

Ending balance	$774,482	$306,606	$18	$10,638	$17,055	$5,570	$157,703	$1,272,072
Ending balance: individually evaluated for impairment	$3,104	$-	$-	$-	$-	$-	$-	$3,104
Ending balance: collectively evaluated for impairment	$771,378	$306,606	$18	$10,638	$17,055	$5,570	$157,703	$1,268,968
Ending balance: loans acquired with deterioriated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

Ending balance	$149,699,732	$16,614,401	$35,573	$2,827,816	$2,459,848	$1,701,037	$-	$173,338,407
Ending balance: individually evaluated for impairment	$2,027,628	$604,554	$-	$52,803	$-	$-	$-	$2,684,985
Ending balance: collectively evaluated for impairment	$142,214,586	$9,809,695	$7,181	$2,775,013	$2,459,848	$1,234,232	$-	$158,500,555
Ending balance: loans acquired with deteriorated credit quality	$5,457,518	$6,200,152	$28,392	$-	$-	$466,805	$-	$12,152,867

F - 26

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

	2014
	One-to-	Multi-Family				Education
	Four Family	and Commercial				and Other
	Real Estate	Real Estate	Commercial	Home Equity	HELOCs	Consumer	Unallocated	Total

Beginning balance	$908,591	$444,909	$-	$4,730	$2,922	$7,858	$9,003	$1,378,013
Provision (credit) for loan losses	225,905	(17,273)	-	2,860	7,677	(1,087)	(8,369)	209,713
Charge-offs	(171,743)	-	-	-	-	-	-	(171,743)
Recoveries	-	-	-	-	-	-	-	-
Net (charge-offs) recoveries	(171,743)	-	-	-	-	-	-	(171,743)
Allowance at end of period	$962,753	$427,636	$-	$7,590	$10,599	$6,771	$634	$1,415,983

Ending balance	$962,753	$427,636	$-	$7,590	$10,599	$6,771	$634	$1,415,983
Ending balance: individually evaluated for impairment	$10,870	$-	$-	$-	$-	$-	$-	$10,870
Ending balance: collectively evaluated for impairment	$951,883	$427,636	$-	$7,590	$10,599	$6,771	$634	$1,405,113
Ending balance: loans acquired with deterioriated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

Ending balance	$190,118,345	$17,221,605	$172,557	$2,040,458	$1,521,341	$2,198,266	$-	$213,272,572
Ending balance: individually evaluated for impairment	$2,567,633	$632,717	$-	$60,475	$-	$-	$-	$3,260,825
Ending balance: collectively evaluated for impairment	$179,704,556	$10,150,237	$-	$1,979,983	$1,521,341	$1,559,174	$-	$194,915,291
Ending balance: loans acquired with deteriorated credit quality	$7,846,156	$6,438,651	$172,557	$-	$-	$639,092	$-	$15,096,456

Credit Quality Information

The following tables represent credit exposures by internally assigned grades at December 31, 2015 and 2014. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are six sub-grades within the pass category to further distinguish the loan.

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected. The Special Mention category includes assets that are fundamentally sound yet, exhibit unacceptable credit risk or deteriorating trends or characteristics which if left uncorrected, may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date.

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. All loans greater than 90 days past due are considered Substandard.

F - 27

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Doubtful – loans classified as Doubtful have all the weaknesses inherent in a Substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances. Loans in the Doubtful category have all the weaknesses inherent in one classified as Substandard with the added characteristic that the weakness make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – loans classified as a Loss are considered uncollectible, or of such value that continuance as an asset is not warranted. Loans in the Loss category are considered uncollectable and of little value that their continuance as bankable assets is not warranted.

The following table presents classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful, and Loss within the internal risk rating system as of December 31:

	2015		2014
	Multi-Family		Multi-Family
	and Commercial		and Commercial
	Real Estate	Commercial	Real Estate	Commercial

Pass	$13,335,644	$35,573	$14,171,027	$172,557
Special Mention	1,977,627	-	1,699,786	-
Substandard	1,301,130	-	1,350,792	-
Doubtful	-	-	-	-
Loss	-	-	-	-
Total	$16,614,401	$35,573	$17,221,605	$172,557

For one-to-four family real estate, home equity, HELOCs, and education and other consumer loans, the Company evaluates credit quality based on the performance of the individual credits. Payment activity is reviewed by management on a monthly basis to determine how loans are performing. Loans are considered to be nonperforming when they are on nonaccrual or become 90 days past due. The following table presents the recorded investment in the loan classes based on payment activity as of December 31:

	2015
				Education	Noncovered
	One-to-Four	Home		and Other	Loans
	Family Real Estate	Equity	HELOCs	Consumer	Purchased

Performing	$147,714,397	$2,775,013	$2,459,848	$1,144,941	$400,682
Nonperforming	1,985,335	52,803	-	89,291	66,123
Total	$149,699,732	$2,827,816	$2,459,848	$1,234,232	$466,805

	2014
				Education	Noncovered
	One-to-Four	Home		and Other	Loans
	Family Real Estate	Equity	HELOCs	Consumer	Purchased

Performing	$188,046,379	$1,979,983	$1,521,341	$1,465,276	$639,092
Nonperforming	2,071,966	60,475	-	93,898	-
Total	$190,118,345	$2,040,458	$1,521,341	$1,559,174	$639,092

F - 28

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Credit Quality Information (Continued)

The following table presents an aging analysis of the recorded investment of past-due loans at December 31:

	2015
							Recorded
						Total	Investment >
	30-59 Days	60-89 Days	90 Days	Total Past		Loans	90 Days and
	Past Due	Past Due	Or Greater	Due	Current	Receivable	Accruing

One-to-four family real estate	$133,937	$98,977	$1,808,449	$2,041,363	$147,658,369	$149,699,732	$-
Multi-family and commercial real estate	94,508	204,633	139,091	438,232	16,176,169	16,614,401	-
Commercial	-	-	-	-	35,573	35,573	-
Home equity	52,803	-	-	52,803	2,775,013	2,827,816	-
HELOCs	-	-	-	-	2,459,848	2,459,848	-
Education and other consumer	17,413	-	89,291	106,704	1,127,528	1,234,232	-
Noncovered loans purchased	-	-	66,123	66,123	400,682	466,805	-
Total	$298,661	$303,610	$2,102,954	$2,705,225	$170,633,182	$173,338,407	$-

	2014
							Recorded
						Total	Investment >
	30-59 Days	60-89 Days	90 Days	Total Past		Loans	90 Days and
	Past Due	Past Due	Or Greater	Due	Current	Receivable	Accruing

One-to-four family real estate	$58,481	$1,034,424	$1,798,213	$2,891,118	$187,227,227	$190,118,345	$-
Multi-family and commercial real estate	86,027	-	431,817	517,844	16,703,761	17,221,605	-
Commercial	-	-	-	-	172,557	172,557	-
Home equity	60,475	-	-	60,475	1,979,983	2,040,458	-
HELOCs	-	-	-	-	1,521,341	1,521,341	-
Education and other consumer	29,265	1,497	93,898	124,660	1,434,514	1,559,174	-
Noncovered loans purchased	78,650	14,676	-	93,326	545,766	639,092	-
Total	$312,898	$1,050,597	$2,323,928	$3,687,423	$209,585,149	$213,272,572	$-

Nonaccrual Loans

Loans are generally considered for nonaccrual status upon 90 days delinquency. When a loan is placed in nonaccrual status, previously accrued but unpaid interest is deducted from interest income.

F - 29

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Nonaccrual Loans (Continued)

On the following table are the loans on nonaccrual status as of December 31. The balances are presented by class of loans.

	2015	2014

One-to-four family real estate	$1,985,335	$2,071,966
Multi-family and commercial real estate	219,927	517,844
Home equity	52,803	60,475
Education and other consumer	89,291	93,898
Noncovered consumer loans purchased	66,123	-
Total	$2,413,479	$2,744,183

Interest income on loans would have increased by approximately $92,359 and $110,958 during the years ended December 31, 2015 and 2014, respectively, if these loans had performed in accordance with their original terms. Management evaluates commercial real estate loans which are 90 days or more past due for impairment.

Impaired Loans

The following table presents the recorded investment and unpaid principal balances for impaired loans and related allowance, if applicable. Also presented are the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired.

	December 31, 2015
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized

With no related allowance recorded:
One-to-four family real estate	$2,149,908	$2,832,646	$-	$2,664,432	$16,340
Multi-family and commercial real estate	924,634	1,079,027	-	1,035,219	36,782
Commercial	-	32,077	-	-	2,368
Consumer	66,123	66,123	-	27,551	-
Home equity	52,803	55,309	-	55,920	-

With an allowance recorded:
One-to-four family real estate	$149,842	$154,345	$3,104	$367,712	$14,934

Total:
One-to-four family real estate	$2,299,750	$2,986,991	$3,104	$3,032,144	$31,274
Multi-family and commercial real estate	924,634	1,079,027	-	1,035,219	36,782
Commercial	-	32,077	-	-	2,368
Consumer	66,123	66,123	-	27,551	-
Home equity	52,803	55,309	-	55,920	-

F - 30

6.	ALLOWANCE FOR LOAN LOSSES (Continued)

Impaired Loans (Continued)

	December 31, 2014
		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
With no related allowance recorded:
One-to-four family real estate	$2,226,812	$2,823,616	$-	$2,227,366	$31,195
Multi-family and commercial real estate	1,239,500	1,544,656	-	1,129,324	43,842
Commercial	-	84,010	-	-	4,352
Home equity	60,475	60,925	-	5,040	-

With an allowance recorded:
One-to-four family real estate	$675,473	$676,073	$10,870	$682,676	$19,064

Total:
One-to-four family real estate	$2,902,285	$3,499,689	$10,870	$2,910,042	$50,259
Multi-family and commercial real estate	1,239,500	1,544,656	-	1,129,324	43,842
Commercial	-	84,010	-	-	4,352
Home equity	60,475	60,925	-	5,040	-

Loan Modifications and Troubled Debt Restructurings

A loan is considered to be a troubled debt restructuring loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

There were no loan modifications that are considered troubled debt restructurings completed during the year ended December 31, 2015.

Loan modifications that are considered troubled debt restructurings completed during the year ended December 31, 2014, were as follows:

	December 31, 2014
		Pre-Modification	Post-Modification
		Outstanding	Outstanding
	Number of	Recorded	Recorded
	Contracts	Investment	Investment

One-to-four family real estate	1	$28,615	$28,615
Total	1	$28,615	$28,615

For the year ended December 31, 2014, one loan was granted a term concession. There were no troubled debt restructurings modified during 2014 and 2013 that subsequently defaulted during the years ended December 31, 2015 and 2014.

F - 31

7.	PREMISES AND EQUIPMENT

Premises and equipment consist of the following as of December 31:

	2015	2014

Land	$60,000	$60,000
Buildings	7,028,413	7,019,371
Furniture, fixtures, and equipment	3,204,310	3,173,568
	10,292,723	10,252,939
Less accumulated depreciation	6,294,314	5,995,213

Total	$3,998,409	$4,257,726

Depreciation expense amounted to $353,267 and $433,766 for the years ended December 31, 2015 and 2014, respectively.

8.	DEPOSITS

Deposit accounts are summarized as follows as of December 31:

	2015		2014
	Amount	%	Amount	%

Noninterest-bearing demand	$6,136,545	3.26%	$6,482,695	3.25%
NOW accounts	15,712,121	8.35	13,562,430	6.80
Money market deposit	33,809,176	17.96	37,259,728	18.67
Savings	29,879,155	15.88	28,589,859	14.33
	85,536,997	45.45	85,894,712	43.05

Time deposits:
0.01 - 0.99%	25,476,377	13.53	35,133,409	17.60
1.00 - 1.99%	47,047,853	25.00	45,935,921	23.02
2.00 - 3.99%	30,161,055	16.02	32,589,955	16.33
	102,685,285	54.55	113,659,285	56.95

Total	$188,222,282	100.00%	$199,553,997	100.00%

The scheduled maturities of time deposits as of December 31, 2015, are as follows:

One year or less	$39,633,658
More than one year to two years	26,246,268
More than two years to three years	17,103,964
More than three years to four years	6,380,753
More than four years to five years	4,079,145
More than five years	9,241,497
Total	$102,685,285

Time deposits include those in denominations of $250,000 or more. Such deposits aggregated $6,371,546 and $6,951,417 at December 31, 2015 and 2014, respectively.

F - 32

8.	DEPOSITS (Continued)

The scheduled maturities of time deposits in denominations of $250,000 or more at December 31, 2015, are as follows:

Within three months	$686,967
Three through six months	-
Six through twelve months	1,402,423
Over twelve months	4,282,156

Total	$6,371,546

Interest expense by deposit category is as follows:

	Year Ended December 31,
	2015	2014

NOW accounts	$23,302	$25,852
Money market deposit	131,577	128,366
Savings	43,188	68,534
Time deposits	1,490,997	1,492,157

Total	$1,689,064	$1,714,909

9.	FHLB ADVANCES – LONG-TERM

The following table sets forth information concerning FHLB advances – long-term:

			Weighted-	Stated Interest
	Maturity Range		Average	Rate Range		At December 31,
Description	From	To	Interest Rate	From	To	2015	2014

Convertible	03/19/18	08/27/18	3.08%	2.13%	4.15%	$17,000,000	$17,000,000
Fixed rate	06/01/16	10/12/21	2.47	1.81	3.23	34,000,000	37,000,000
Mid-term repo fixed	06/20/16	06/24/16	1.13	1.06	1.17	5,000,000	5,000,000

	Total					$56,000,000	$59,000,000

Payments of FHLB borrowings are summarized as follows:

	December 31, 2015
		Weighted-
December 31,	Amount	Average Rate

2016	$7,000,000	1.42%
2018	28,000,000	2.62
2019	8,000,000	2.51
2020	9,000,000	2.83
2021	4,000,000	3.21
Total	$56,000,000	2.53%

At December 31, 2015, the Company had three convertible select borrowings, fourteen fixed-rate borrowings, and two mid-term repo fixed borrowings. These borrowings mature from June 2016 through October 2021. All borrowings require quarterly payments of interest only. The convertible select borrowings are convertible to variable-rate advances on specific dates at the discretion of the FHLB. Should the FHLB convert these advances, the Bank has the option of accepting the variable rate or repaying the advance without penalty.

F - 33

9.	FHLB ADVANCES – LONG-TERM (Continued)

All borrowings from the FHLB are secured by a blanket lien on qualified collateral, defined principally as investment securities and mortgage loans which are owned by the Bank free and clear of any liens or encumbrances. In addition, the Company has a maximum borrowing capacity of $119.5 million with the FHLB at December 31, 2015.

10.	INCOME TAXES

The provision for income taxes consists of:

	Year Ended December 31,
	2015	2014

Current tax expense	$(32,309)	$519,789
Deferred taxes	102,768	(466,242)

Total	$70,459	$53,547

The tax effects of deductible and taxable temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, are as follows:

	Year Ended December 31,
	2015	2014

Deferred tax assets:
Allowance for loan losses	$431,389	$480,319
Deferred compensation	1,639,399	2,008,061
Deferred health care	56,381	59,233
State net operating loss carryforward	47,569	79,623
Goodwill	212,036	230,094
Premises and equipment	36,949	3,292
Other	185,485	199,665
Total gross deferred tax assets	2,609,208	3,060,287
Valuation allowance	(47,565)	(79,623)
Total net deferred tax assets	2,561,643	2,980,664

Deferred tax liabilities:
Prepaid insurance	44,312	74,211
Deferred gain on FDIC-assisted acquisition	287,206	573,564
Net unrealized gain on securities	196,069	111,685
Total gross deferred tax liabilities	527,587	759,460

Net deferred tax assets	$2,034,056	$2,221,204

The valuation allowance as of December 31, 2015 and 2014, consisted of a 100 percent allowance against specific deferred tax assets. These deferred tax assets are subject to expiration periods ranging from one year to three years. It could not be determined that it was more than likely that the Company would be in a taxable position adequate to utilize these deferred tax assets prior to their expiration. These deferred tax assets consist of the Pennsylvania Mutual Thrift tax loss carryforward. A valuation allowance was not established at December 31, 2015 and 2014, for the remaining deferred tax assets, in view of certain tax strategies, coupled with the anticipated future taxable income.

F - 34

10.	INCOME TAXES (Continued)

The reconciliation of the federal statutory rate and the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2015		2014
		% of		% of
		Pretax		Pretax
	Amount	Income	Amount	Income

Provision at statutory rate	$(23,040)	(34.0)%	$23,998	34.0%
Share-based compensation expense	69,277	102.2	41,389	58.6
Other, net	24,222	35.7	(11,840)	(16.7)
Actual tax expense and effective rate	$70,459	103.9%	$53,547	75.9%

The Bank is subject to the Pennsylvania Mutual Thrift Institutions Tax that is calculated at 11.5 percent of Pennsylvania earnings based on U.S. generally accepted accounting principles with certain adjustments.

U.S. generally accepted accounting principles prescribe a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the Consolidated Statement of Income. With few exceptions, the Company is no longer subject to U.S. federal, state, or local income tax examinations by tax authorities for years before 2012.

11.	COMMITMENTS AND CONTINGENT LIABILITIES

Commitments

In the normal course of business, management makes various commitments that are not reflected in the accompanying consolidated financial statements. These commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Balance Sheet. The Company’s exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval and review procedures and collateral requirements, as deemed necessary, in compliance with lending policy guidelines. Generally, collateral, usually in the form of real estate, is required to support financial instruments with credit risk.

F - 35

11.	COMMITMENTS AND CONTINGENT LIABILITIES (Continued)

Commitments (Continued)

The off-balance sheet commitments consisted of the following:

	December 31,
	2015	2014

Commitments to extend credit	$268,000	$1,394,997
Unused lines of credit	4,373,408	4,977,461

Commitments to extend credit consist of fixed-rate commitments with interest rates ranging from 3.00 percent to 4.25 percent at December 31, 2015. The commitments outstanding at December 31, 2015, contractually mature in less than one year.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the loan agreement. These commitments consisted primarily of available commercial and personal lines of credit and loans approved but not yet funded. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

Contingent Liabilities

The Company is involved in various legal actions from the normal course of business activities. Management believes the liability, if any, arising from such actions will not have a material adverse effect on the Company’s financial position.

12.	EMPLOYEE BENEFITS

Benefit Plan

The Company has a defined contribution pension plan (the “Plan”) for all regular full-time employees meeting certain eligibility requirements. Annual contributions are discretionary but will not exceed 15 percent of eligible employees’ salaries. The Plan may be terminated at any time at the discretion of the Board of Directors. There were no contributions made to the profit-sharing portion of the Plan for the years ended December 31, 2015 and 2014.

The Plan includes provisions to include employee and employer 401(k) contributions. Under the Plan, the Company will match 100 percent of the employees’ eligible contributions, up to the maximum of 5 percent of each qualifying employee’s salary, and an additional 10 percent of each non-qualifying employee’s salary. The Company contributions for the 401(k) plan were $105,952 and $201,178 for the years ended December 31, 2015 and 2014, respectively.

Employee Stock Ownership Plan (“ESOP”)

The Company maintains an ESOP for the benefit of employees who meet the eligibility requirements, which include having completed one year of service with the Company or its subsidiary and attained age 18. The ESOP trust acquired 139,421 shares of the Company’s stock from proceeds from a loan with the Company. During 2012, the ESOP trust purchased 136,693 additional shares from the proceeds from an additional loan with the Company. The Company makes cash contributions to the ESOP on an annual basis sufficient to enable the ESOP to make the required loan payments. The ESOP trust’s outstanding loans bear interest at 8.25 and 3.25 percent and require annual payments of principal and interest of $153,439 and $95,650 through December of 2021 and 2026, respectively.

As the debt is repaid, shares are released from the collateral and allocated to qualified employees based on the proportion of payments made during the year to remaining amount of payments due on the loan through maturity. Accordingly, the shares pledged as collateral are reported as unallocated common stock held by the ESOP shares in the Consolidated Balance Sheet. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings-per-share computations. The Company recognized ESOP expense of $236,026 and $161,611 for the years ended December 31, 2015 and 2014, respectively.

F - 36

12.	EMPLOYEE BENEFITS (Continued)

Employee Stock Ownership Plan (“ESOP”) (Continued)

The following table presents the components of the ESOP shares:

	December 31,
	2015	2014

Allocated shares	113,826	94,699

Unreleased shares	162,288	181,415

Total ESOP shares	276,114	276,114

Fair value of unreleased shares	$1,872,804	$1,895,787

Equity Incentive Plan

Employees and non-employee corporate directors are eligible to receive awards of restricted stock and options based upon performance related requirements. Awards granted are in the form of the Company’s common stock and options to purchase stock and are subject to certain vesting requirements including continuous employment or service with the Company. The Company has authorized 520,294 and 239,029 shares of the Company’s common stock under the 2007 Equity Incentive Plan and the 2013 Equity Incentive Plan, respectively. The plans assist the Company in attracting, retaining, and motivating employees and non-employee directors to make substantial contributions to the success of the Company and to increase the emphasis on the use of equity as a key component of compensation.

Restricted Stock

In connection with the 2013 Equity Incentive Plan, the Company awarded 61,464 shares of restricted stock to directors, officers, and other employees of the Company on November 9, 2013. These shares vest over a five-year period ending in 2018. Compensation expense related to the vesting of shares was $84,936 and $115,501 for the years ended December 31, 2015 and 2014. As of December 31, 2015, approximately $178,508 in additional compensation expense will be recognized over the remaining service period of approximately 2.9 years.

		Weighted-
		Average
	Number of	Grant Date
	Restricted Stock	Fair Value

Nonvested at December 31, 2014	38,245	$10.25
Granted	-	-
Vested	6,148	10.25
Forfeited	13,658	10.25

Nonvested at December 31, 2015	18,439	$10.25

Stock Options

The 2007 and 2013 Equity Incentive Plans provide for granting incentive options to key officers of the Company and nonqualified stock options to non-employee directors of the Company. A total of 180,407 and 170,735 shares, respectively, of the 2007 and 2013 plans of either authorized and unissued shares or authorized shares or authorized shares issued by and subsequently reacquired by the Bank as treasury stock shall be issuable under the plans. The plans shall terminate after the tenth anniversary of the plan. The per share exercise price of any option granted will not be less than the fair market value of a share of common stock on the date the option is granted. The options granted are vested over various time periods and are determined at the time of grant.

F - 37

12.	EMPLOYEE BENEFITS (Continued)

Stock Option Plan (Continued)

The following table is a summary of the Company’s stock option activity and related information for its option plan:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	December 31,	Exercise	Contractual	Intrinsic
	2015	Price	Term (in years)	Value

Outstanding, beginning	282,362	$9.15	5.09	366,681
Granted	68,295	13.26	-	-
Exercised	15,580	8.64	-	-
Forfeited	126,328	9.03	-	-

Outstanding, ending	208,749	$10.61	6.25	311,799

Vested and exercisable at period-end	99,478	$8.94	3.36	258,937

The following table summarizes the Company’s nonvested options and changes therein during the year ended December 31, 2015:

		Weighted-
		Average
	Number of	Grant Date
	Stock Options	Fair Value

Nonvested at December 31, 2014	88,781	$3.05
Granted	68,295	4.42
Vested	13,658	3.05
Forfeited	34,147	3.05

Nonvested at December 31, 2015	109,271	$3.91

Supplemental Retirement Plans

The Company has supplemental retirement plans (“SRPs”) that cover three former officers and one current senior officer of the Bank. At December 31, 2015 and 2014, $2,033,918 and $2,142,579, respectively, has been accrued under these SRPs, and this liability and the related deferred tax asset of $691,532 and $728,477, respectively, are recognized in the financial statements.

The SRPs provide an annual salary continuation benefit to the officers following their termination of employment.  The SRP for a former president of the Bank provides an annual benefit, payable for the lifetime of the former president, of $75,000 adjusted annually for the change in the consumer price index. The current annual benefit is $123,000. If the former president predeceases his spouse, his surviving spouse will be entitled to a reduced benefit for the remainder of her lifetime. The SRP for the second former president provides a lifetime annual benefit equal to 60 percent of his final full year annual gross taxable compensation adjusted annually for the change in the consumer price index or 4 percent, whichever is higher. The current annual benefit is $122,000. The SRPs for one current and one former senior officer provide for an annual benefit at the rate of $50,000 per year for 20 years. If the officer terminates employment prior to age 65, the SRP benefit commences on the earlier of five years after retirement or age 65. Otherwise, the SRP benefit commences following termination of employment. The Company records periodic accruals for the cost of providing such benefits by charges to income.

F - 38

12.	EMPLOYEE BENEFITS (Continued)

Supplemental Retirement Plan (Continued)

The following table illustrates the components of the net periodic benefit cost for the supplemental retirement plan:

	For the Year Ended
	December 31,
	2015	2014

Components of net periodic benefit cost:
Service cost	$83,171	$372,562
Interest cost	95,582	106,486

Net periodic benefit cost	$178,753	$479,048

Additionally, the Company has an obligation to provide a post-retirement death benefit to the designated beneficiary of a former president of the Bank. There are two components to the death benefit. The first is a lump sum benefit of $2,000,000. This benefit is not conditioned on or linked to any life insurance policy. The second component is an amount equal to 40% of the proceeds in excess of $2,000,000 payable on the death of the former president under a life insurance policy held by the Bank, provided that the total after-tax benefit does not exceed $4,000,000. At December 31, 2015 and 2014, $2,628,815 and $2,476,087, respectively, have been accrued related to this liability and the related deferred tax assets of $651,488 and $592,760, respectively, are recognized in the financial statements.

Under the SRPs with one former and one current officer, if the executive dies during the benefit payment period, the executive’s designated beneficiary will receive a lump sum payment equal to the remaining payments. If the executive dies prior to retirement, his designated beneficiary will receive a lump sum payment of $1,000,000 under a split-dollar life insurance agreement with the executive.

The Company funded life insurance policies with an aggregate amount of $3,085,000 on the lives of former and current officers that currently have total death benefits of $11,975,329. The cash surrender value of these policies totaled $4,257,456 and $4,268,181 at December 31, 2015 and 2014, respectively.

The Company maintains a nonqualified deferred compensation plan for one senior officer whereby the participant is able to defer compensation to be matched 100 percent by the Company. The deferral, match, and earnings thereon are held in Rabbi Trusts. The Rabbi Trust assets are included in other assets, and the related deferred compensation payable is included in other liabilities. The Rabbi Trust asset and the related deferred compensation payable at December 31, 2015, was $882,619. Earnings from the Rabbi Trust increase the asset and increase the deferred compensation payable. Losses from the Rabbi Trust decrease the asset and decrease the deferred compensation payable. There is no net income statement effect.

13.	REGULATORY RESTRICTIONS

Federal Reserve Cash Requirements

The Bank is required to maintain average cash reserve balance in vault cash or with the Federal Reserve Bank. There was no restricted cash reserve balance at December 31, 2015.

Regulatory Capital Requirements

Federal regulations require the Bank to maintain minimum amounts of capital. Specifically, each is required to maintain certain minimum dollar amounts and ratios of total and Tier 1 capital to risk-weighted assets and of core capital to average total assets.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act (“FDICIA”) established five capital categories ranging from “well capitalized” to “critically undercapitalized.” Should any

F - 39

13.	REGULATORY RESTRICTIONS (Continued)

Regulatory Capital Requirements (Continued)

institution fail to meet the requirements to be considered “adequately capitalized,” it would become subject to a series of increasingly restrictive regulatory actions. Management believes, as of December 31, 2015 and 2014, the Bank met all capital adequacy requirements to which it is subject.

In July of 2013 the respective U.S. federal banking agencies issued final rules implementing Basel III and the Dodd-Frank Act capital requirements to be fully phased in on a global basis on January 1, 2019. The new regulations established a new tangible common equity capital requirement, increase the minimum requirement for the current Tier 1 risk-weighted asset (“RWA”) ratio, phase out certain kinds of tangibles treated as capital and certain types of instruments, and change the risk weightings of certain assets used to determine requirement capital ratios. Provisions of the Dodd-Frank Act generally require these capital rules to apply to bank holding companies and their subsidiaries. The new common equity Tier 1 capital component requires capital of the highest quality – predominantly composed of retained earnings and common stock instruments. For community banks, such as Polonia Bank, a common equity Tier 1 capital ratio of 4.5 percent became effective on January 1, 2015. The new capital rules also increased the current minimum of Tier 1 capital ratio from 4.0 percent to 6.0 percent beginning on January 1, 2015. In addition, in order to make capital distributions and pay discretionary bonuses to executive officers without restriction, an institution must also maintain greater than 2.5 percent in common equity attributable to a capital conservation buffer to be phased in from January 1, 2016 until January 1, 2019. The new rules also increase the risk weights for several categories of assets, including an increase from 100 percent to 150 percent for certain acquisition, development and construction loans and more than 90-day past-due exposures. The new capital rules maintain the general structure of the prompt corrective action rules, but incorporate the new common equity Tier 1 capital requirement and the increased Tier 1 RWA requirement into the prompt corrective action framework.

Bank holding companies are generally subject to statutory capital requirements, which were implemented by certain of the new capital regulations described above that became effective on January 1, 2015. However, the Small Banking Holding Company Policy Statement exempts certain small bank holding companies like the Company from those requirements provided that they meet certain conditions.

As of December 31, 2015 and 2014, the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, Total risk-based, Tier 1 risk-based, common equity, and core capital ratios must be at least 10.0 percent, 8.0 percent, 6.5 percent, and 5.0 percent, respectively. There have been no conditions or events since the notification that management believes have changed the Bank’s category.

The following table reconciles the Bank’s capital under U.S. generally accepted accounting principles to regulatory capital.

	December 31,
	2015	2014
		(as restated)
Total stockholders’ equity	$32,621,553	$32,475,897
Accumulated other comprehensive income	(380,093)	(216,800)

Tier 1, common equity, and core capital	32,241,460	32,259,097

Qualifying allowance for loan losses	1,272,072	1,415,983

Total risk-based capital	$33,513,532	$33,675,080

F - 40

13.	REGULATORY RESTRICTIONS (Continued)

Regulatory Capital Requirements (Continued)

The Bank’s actual capital ratios are presented in the following table:

	December 31,
	2015		2014
	Amount	Ratio	Amount		Ratio
			(as restated)
Total capital
(to risk-weighted assets)

Actual	$33,513,532	25.03%		$33,675,080	20.99%
For capital adequacy purposes	10,709,920	8.00		12,834,640	8.00
To be well capitalized	13,387,400	10.00		16,043,300	10.00

Tier 1 capital
(to risk-weighted assets)

Actual	$32,241,460	24.08%		$32,259,097	20.11%
For capital adequacy purposes	5,354,960	6.00		6,417,320	4.00
To be well capitalized	8,032,440	8.00		9,625,980	6.00

Common equity tier 1 capital
(to risk-weighted assets)

Actual	$32,241,460	24.08%	$	N/A	N/A %
For capital adequacy purposes	6,024,330	4.50		N/A	N/A
To be well capitalized	8,701,810	6.50		N/A	N/A

Core capital
(to adjusted assets)

Actual	$32,241,460	10.75%		$32,259,079	10.66%
For capital adequacy purposes	11,997,400	4.00		12,102,101	4.00
To be well capitalized	14,996,750	5.00		15,127,626	5.00

The Company’s ratios do not differ significantly from the Bank’s ratios presented above.

The Bank accumulated approximately $1.4 million of retained earnings, which represents allocations of income to bad debt deductions for tax purposes only. Since this amount represents the accumulated bad debt reserves prior to 1987, no provision for federal income tax has been made. If any portion of this amount is used other than to absorb loan losses (which is not anticipated), the amount will be subject to federal income tax at the current corporate rate.

F - 41

14.	FAIR VALUE MEASUREMENTS

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing are as follows:

Level I:	Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II:	Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III:	Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The following table presents the assets reported on the Consolidated Balance Sheet at their fair value as of December 31, 2015 and 2014, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2015
	Level I	Level II	Level III	Total
Assets:
Investment securities available for sale:
Mortgage-backed securities	$-	$37,253,272	$-	$37,253,272
Corporate securities	-	16,957,906	-	16,957,906
Municipal securities	-	499,755	-	499,755
Common stock	160,590	-	-	160,590
	$160,590	$54,710,933	$-	$54,871,523

	December 31, 2014
	Level I	Level II	Level III	Total
Assets:
Investment securities available for sale:
Mortgage-backed securities	$-	$3,261,914	$-	$3,261,914
Corporate securities	-	8,449,619	-	8,449,619
	$-	$11,711,533	$-	$11,711,533

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2015 and 2014, are as follows:

	December 31, 2015
	Level I	Level II	Level III	Total
Assets:
Impaired loans	$-	$-	$3,340,206	$3,340,206
Other real estate owned	-	-	182,360	182,360

	December 31, 2014
	Level I	Level II	Level III	Total
Assets:
Impaired loans	$-	$-	$4,191,390	$4,191,390
Other real estate owned	-	-	489,837	489,837

F - 42

14.	FAIR VALUE MEASUREMENTS (Continued)

	December 31, 2015
	Quantitative Information About Level III Fair Value Measurements
	Fair Value	Valuation	Unobservable		Weighted
	Estimate	Techniques	Input	Range	Average

Impaired loans	$1,827,370	Appraisal of	Appraisal
		collateral (1)	adjustments (2)	0% to 20%	8%

			Liquidation
			expenses (2)	0% to 6%	5%

	1,512,836	Discounted	Discount rates	5% to 8%	7%
		cash flows

Other real estate owned	182,360	Appraisal of	Liquidation
		collateral (1)	expenses (2)	6%	6%

	December 31, 2014
	Quantitative Information About Level III Fair Value Measurements
	Fair Value	Valuation	Unobservable		Weighted
	Estimate	Techniques	Input	Range	Average

Impaired loans	$1,624,037	Appraisal of	Appraisal
		collateral (1)	adjustments (2)	0% to 20%	9%

			Liquidation
			expenses (2)	0% to 6%	4%

	2,567,353	Discounted	Discount rates	5% to 8%	6%
		cash flows

Other real estate owned	489,837	Appraisal of	Liquidation
		collateral (1)	expenses (2)	6%	6%

(1)	Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various Level III inputs, which are not identifiable.
(2)	Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

F - 43

14.	FAIR VALUE MEASUREMENTS (Continued)

The estimated fair values of the Company’s financial instruments are as follows:

	Fair Value Measurements at
	December 31, 2015
	Carrying Value	Fair Value	Level I	Level II	Level III

Financial assets:
Cash and cash equivalents	$31,137,216	$31,137,216	$31,137,216	$-	$-
Certificates of deposit	15,980,000	16,019,950	-	-	16,019,950
Investment securities:
Available for sale	54,871,523	54,871,523	160,590	54,710,933	-
Net loans receivable	172,179,005	172,746,996	-	-	172,746,996
Accrued interest receivable	671,994	671,994	671,994	-	-
Federal Home Loan Bank stock	3,659,700	3,659,700	3,659,700	-	-
Bank-owned life insurance	4,257,456	4,257,456	4,257,456	-	-
FDIC indemnification asset	473,951	473,951	-	-	473,951

Financial liabilities:
Deposits	$188,222,282	$190,019,274	$85,536,997	$-	$104,482,277
FHLB advances - long-term	56,000,000	57,596,000	-	-	57,596,000
Advances by borrowers for taxes and insurance	988,906	988,906	988,906	-	-
Accrued interest payable	139,397	139,397	137,397	-	-

	Fair Value Measurements at
	December 31, 2014
	Carrying Value	Fair Value	Level I	Level II	Level III

Financial assets:
Cash and cash equivalents	$12,174,230	$12,174,230	$12,174,230	$-	$-
Investment securities:
Available for sale	11,711,533	11,711,533	-	11,711,533	-
Held to maturity	44,741,534	46,193,447	-	46,193,447	-
Loans held for sale	4,221,438	4,221,438	4,221,438	-	-
Net loans receivable	212,135,687	213,022,071	-	-	213,022,071
Accrued interest receivable	788,684	788,684	788,684	-	-
Federal Home Loan Bank stock	3,843,500	3,843,500	3,843,500	-	-
Bank-owned life insurance	4,268,181	4,268,181	4,268,181	-	-
FDIC indemnification asset	1,417,355	1,417,355	-	-	1,417,355

Financial liabilities:
Deposits	$199,553,997	$201,952,208	$85,894,712	$-	$116,057,496
FHLB advances - long-term	59,000,000	60,711,000	-	-	60,711,000
Advances by borrowers for taxes and insurance	1,208,824	1,208,824	1,208,824	-	-
Accrued interest payable	143,798	143,798	143,798	-	-

F - 44

14.	FAIR VALUE MEASUREMENTS (Continued)

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or simulation modeling. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Cash and Cash Equivalents, Loans Held for Sale, Accrued Interest Receivable, Federal Home Loan Bank Stock, Accrued Interest Payable, and Advances by Borrowers for Taxes and Insurance

The fair value is equal to the current carrying value.

Certificates of Deposit

Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies contractual costs currently being offered in the existing portfolio to current market rates being offered for certificates of similar remaining maturities.

Investment Securities Available for Sale and Held to Maturity

The fair value of investment securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Net Loans

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

Acquired loans are recorded at fair value on the date of acquisition. The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a nonaccretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the nonaccretable difference, which is included in the carrying amount of acquired loans.

F - 45

14.	FAIR VALUE MEASUREMENTS (Continued)

FDIC Indemnification Asset

The indemnification asset represents the present value of the estimated cash payments expected to be received from the FDIC for future losses on covered assets based on the credit adjustment estimated for each covered asset and the loss sharing percentages. These cash flows are discounted at a market-based rate to reflect the uncertainty of the timing and receipt of the loss sharing reimbursement from the FDIC.

Deposits and FHLB Advances

The fair values of certificates of deposit and FHLB advances are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposits are valued at the amount payable on demand as of year-end.

Bank-Owned Life Insurance

The fair value is equal to the cash surrender value of the life insurance policies.

Commitments to Extend Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in Note 11.

F - 46

15.	ACCUMULATED OTHER COMPREHENSIVE INCOME

The activity in accumulated other comprehensive income for the years ended December 31, 2015 and 2014, is as follows:

Accumulated Other
Comprehensive Income (1)
Unrealized
Gains (Losses)
on Securities
Available for Sale

Balance at December 31, 2013	$264,360

Other comprehensive loss before reclassifications	(47,560)

Period change	(47,560)

Balance at December 31, 2014	216,800

Other comprehensive gain before reclassifications	533,646

Amounts reclassified from accumulated other comprehensive income	(369,842)

Period change	163,804

Balance at December 31, 2015	$380,604

Details regarding amounts reclassified from accumulated other comprehensive income during the period ended December 31, 2015, is as follows:

	Amount Reclassified from
	Accumulated Other Comprehensive
	Income	Affected Line Item in the
Details About Accumulated Other	For the Year Ended	Consolidated Statement of
Comprehensive Income Components	December 31, 2015	Income
Investment securities available for sale (1):
Net investment securities gains reclassified into earnings	$560,367	Gain on sales of investment securities, net
Related income tax expense	(190,525)	Income taxes
Total reclassifications for the period	$369,842

(1)	For additional details related to unrealized gains on investment securities and related amounts reclassified from accumulated other comprehensive income see Note 3, “Investment Securities.”

There were no amounts reclassified from accumulated other comprehensive income for the year ended December 31, 2014.

F - 47

16.	PARENT COMPANY

Condensed financial statements of Polonia Bancorp, Inc. are as follows:

CONDENSED BALANCE SHEET

	December 31,
	2015	2014
		(as restated)
ASSETS
Cash	$5,154,481	$4,994,414
Investment securities available for sale	160,590	-
Loans receivable	1,576,540	1,729,815
Investment in subsidiary	31,045,014	30,746,082
Other assets	63,557	52,690

TOTAL ASSETS	$38,000,182	$37,523,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Other liabilities	$499,609	$583,345
Stockholders’ equity	37,500,573	36,939,656

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,000,182	$37,523,001

CONDENSED STATEMENT OF INCOME

	Year Ended December 31,
	2015	2014

INCOME
ESOP loan interest income	$95,814	$104,580
Investment income	20,410	22,041
Total income	116,224	126,621

EXPENSES	271,046	278,637

Loss before income tax benefit	(154,822)	(152,016)
Income tax benefit	34,235	35,867

Loss before equity in undistributed earnings of subsidiary	(120,587)	(116,149)
Equity in undistributed earnings of subsidiary	(17,636)	133,185

NET INCOME (LOSS)	$(138,223)	$17,036

COMPREHENSIVE INCOME (LOSS)	$25,581	$(30,524)

F - 48

16.	PARENT COMPANY (Continued)

CONDENSED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2015	2014
OPERATING ACTIVITIES
Net income (loss)	$(138,223)	$17,036
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in undistributed earnings of subsidiary	17,636	(133,185)
Increase in accrued interest receivable	(593)	-
Stock compensation expense	411,612	358,740
Other, net	(94,273)	(108,924)
Net cash provided by operating activities	196,159	133,667

INVESTING ACTIVITIES
Purchase of investment securities available for sale	(159,816)	-
Net cash used for investing activities	(159,816)	-

FINANCING ACTIVITIES
Exercise of option shares	134,585	-
Repurchase of stock	(10,861)	(1,805,722)
Net cash provided by (used for) financing activities	123,724	(1,805,722)

Increase (decrease) in cash	160,067	(1,672,055)

CASH AT BEGINNING OF PERIOD	4,994,414	6,666,469

CASH AT END OF PERIOD	$5,154,481	$4,994,414

17.	REGULATORY AGREEMENT

Effective October 21, 2014, Polonia Bank and the OCC entered into a formal written agreement (the “Agreement”). The Agreement requires the Bank to obtain regulatory approval prior to incurring any debt, repurchasing any of its stock, or paying any dividends. In addition, the Bank is required to maintain a leverage ratio of at least 10 percent and a total capital ratio of at least 15 percent. As of December 31, 2015, management believes the Bank was in compliance with all covenants included in the Agreement. The Agreement will remain in place until terminated by the OCC.

F - 49

POLONIA BANCORP, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2016	2015
ASSETS
Cash and due from banks	$1,780,306	$1,785,566
Interest-bearing deposits with other institutions	13,629,181	29,351,650
Cash and cash equivalents	15,409,487	31,137,216

Certificates of deposit	24,826,000	15,980,000
Investment securities available for sale	59,306,557	54,871,523
Loans receivable	158,520,114	161,765,015
Covered loans	10,899,926	11,686,062
Total loans	169,420,040	173,451,077
Less: allowance for loan losses	1,244,700	1,272,072
Net loans	168,175,340	172,179,005
Accrued interest receivable	697,917	671,994
Federal Home Loan Bank stock	3,514,900	3,659,700
Premises and equipment, net	3,898,824	3,998,409
Bank-owned life insurance	4,246,151	4,257,456
FDIC indemnification asset	49,014	473,951
Other assets	4,134,174	4,381,552
TOTAL ASSETS	$284,258,364	$291,610,806

LIABILITIES
Deposits	$183,314,442	$188,222,282
FHLB advances – short term	7,000,000	-
FHLB advances – long term	49,000,000	56,000,000
Advances by borrowers for taxes and insurance	1,237,500	988,906
Accrued interest payable	153,607	139,397
Other liabilities	6,119,042	8,759,648
TOTAL LIABILITIES	246,824,591	254,110,233

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY
Preferred stock ($.01 par value; 1,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($.01 par value; 14,000,000 shares authorized; 3,348,827 and 3,348,827 shares issued)	33,488	33,488
Additional paid-in-capital	25,703,252	25,591,969
Retained earnings	12,557,347	12,849,370
Unallocated shares held by Employee Stock Ownership Plan “ESOP” (152,723 and 162,288 shares)	(1,273,857)	(1,354,858)
Accumulated other comprehensive income	413,543	380,604
TOTAL STOCKHOLDERS’ EQUITY	37,433,773	37,500,573
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$284,258,364	$291,610,806

See accompanying notes to the unaudited consolidated financial statements.

F - 50

POLONIA BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Six Months
	Ended June 30,
	2016	2015
INTEREST AND DIVIDEND INCOME
Loans receivable	$3,799,408	$4,385,874
Investment securities	592,154	701,587
Other interest and dividend income	234,892	201,142
Total interest and dividend income	4,626,454	5,288,603

INTEREST EXPENSE
Deposits	802,255	855,209
FHLB advances – short term	99	-
FHLB advances – long term	712,326	735,471
Advances by borrowers for taxes and insurance	1,442	1,691
Total interest expense	1,516,122	1,592,371

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	3,110,332	3,696,232
Provision for loan losses	-	73,150

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,110,332	3,623,082

NONINTEREST INCOME
Service fees on deposit accounts	47,229	53,371
Earnings on bank-owned life insurance	(11,305)	(4,235)
Investment securities gains, net	641,142	-
Gain on sale of loans, net	-	1,689,644
Rental income	135,154	130,544
Other	(18,380)	411,217
Total noninterest income	793,841	2,280,541

NONINTEREST EXPENSE
Compensation and employee benefits	2,018,343	2,986,230
Occupancy and equipment	609,277	643,746
Federal deposit insurance premiums	256,376	279,560
Data processing expense	210,667	198,067
Professional fees	336,951	375,656
Other	894,172	1,364,725
Total noninterest expense	4,325,786	5,847,984

Income (loss) before income tax expense (benefit)	(421,613)	55,639
Income tax expense (benefit)	(129,590)	28,892

NET INCOME (LOSS)	$(292,023)	$26,747

EARNINGS PER SHARE – Basic and Diluted	$(0.09)	$0.01

See accompanying notes to the unaudited consolidated financial statements.

F - 51

POLONIA BANCORP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

	Six Months Ended June 30,
	2016	2015

Net income (loss)	$(292,023)	$26,747

Changes in net unrealized gain (loss) on investment securities available for sale	691,049	(40,842)

Tax effect	(234,957)	13,886

Reclassification adjustment for gains on sale of Investment securities included in net income (loss)	(641,142)	-

Tax effect	217,989	-

Total other comprehensive income (loss)	32,939	(26,956)

Total comprehensive loss	$(259,084)	$(209)

See accompanying notes to the unaudited consolidated financial statements.

F - 52

POLONIA BANCORP, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

	Common Stock Shares Amount		Additional Paid-In- Capital	Retained Earnings	Unallocated Shared Held by ESOP	Accumulated Other Comprehensive Income	Total

Balance, December 31, 2015	3,348,827	$33,488	$25,591,969	$12,849,370	$(1,354,858)	$380,604	$37,500,573

Net loss				(292,023)			(292,023)
Other comprehensive income, net						32,939	32,939
Stock options compensation expense			53,644				53,644
Allocation of unearned ESOP shares			22,637		81,001		103,638
Allocation of unearned RSP shares			35,002				35,002

Balance, June 30, 2016	3,348,827	$33,488	$25,703,252	$12,557,347	$(1,273,857)	$413,543	$37,433,773

See accompanying notes to the unaudited consolidated financial statements.

F - 53

POLONIA BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2016	2015
OPERATING ACTIVITIES
Net (loss) income	$(292,023)	$26,747
Adjustments to reconcile net (loss) income to net cash used for operating activities:
Provision for loan losses	-	73,150
Depreciation, amortization, and accretion	582,729	509,465
Investment securities, gains	(641,142)	-
Proceeds from sale of loans held for sale	-	31,128,360
Net gain on sale of loans held for sale	-	(1,493,902)
Origination of loans held for sale	-	(33,377,660)
Net gain on sale of loans held for investment	-	(195,739)
Loss (gain) on the sale of other real estate owned	44,334	(61,260)
Earnings on bank-owned life insurance	11,305	4,235
Deferred federal income taxes	(779,817)	(7,266)
(Increase) decrease in accrued interest receivable	(25,923)	91,835
Increase in accrued interest payable	14,210	14,870
Decrease in accrued payroll and commissions	-	(404,033)
Compensation expense for stock options, ESOP and restricted stock	192,284	199,818
Other, net	(1,790,238)	(462,992)
Net cash used for operating activities	(2,684,281)	(3,954,372)

INVESTING ACTIVITIES
Investment securities available for sale:
Proceeds from principal repayments and maturities	4,672,733	1,457,146
Purchases	(21,953,039)	-
Proceeds from sales	13,471,240	-
Investment securities held to maturity:
Proceeds from principal repayments and maturities	-	3,817,929
Maturities of certificates of deposit	15,161,000	-
Purchases of certificates of deposit	(24,007,000)	-
Proceeds from sale of loans held for investment	-	21,091,231
Decrease in loans receivable, net	3,220,727	3,083,848
Decrease in covered loans	808,440	1,111,054
Purchases of Federal Home Loan Bank stock	(280,000)	(50,700)
Redemptions of Federal Home Loan Bank stock	424,800	183,000
Proceeds from the sale of other real estate owned	138,026	221,697
Payments received from FDIC under loss share agreement	18,826	-
Purchase of premises and equipment	(59,955)	(34,200)
Net cash provided by (used for) investing activities	(8,384,202)	30,881,005

FINANCING ACTIVITIES
Decrease in deposits, net	(4,907,840)	(8,677,948)
Increase in FHLB advances – short term	7,000,000	-
Repayments on FHLB advances – long term	(7,000,000)	(3,000,000)
Decrease in advances by borrowers for taxes and insurance, net	248,594	199,380
Net cash used for financing activities	(4,659,247)	(11,478,568)
Increase (decrease) in cash and cash equivalents	(15,727,729)	15,448,065

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	31,137,216	12,174,230
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$15,409,487	$27,622,295

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid:
Interest	$1,501,912	$1,577,501
Income taxes	-	455,000

See accompanying notes to the unaudited consolidated financial statements.

F - 54

POLONIA BANCORP, INC.

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Basis of Presentation

Polonia Bancorp, Inc. (the “Company”), a Maryland corporation, was incorporated in August 2011 and organized by Polonia MHC, Polonia Bancorp, and Polonia Bank (the “Bank”) to facilitate the second-step conversion of the Company from the mutual holding company structure to the stock holding company structure (the “Conversion”). Upon consummation of the Conversion, which occurred on November 9, 2012, the Company became the holding company for the Bank and a 100 percent publicly owned stock holding company.

The Bank was incorporated under federal law in 1923. The Bank is a federally chartered savings bank located in Huntingdon Valley, Pennsylvania, whose principal sources of revenue emanate from its investment securities portfolio and its portfolio of residential real estate, commercial real estate, and consumer loans, as well as a variety of deposit services offered to its customers through five offices located in the Greater Philadelphia area. As of December 31, 2015, the Bank was subject to regulation by the Office of Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”).

The consolidated financial statements include the accounts of the Bank and the Bank’s wholly owned subsidiaries, PBHMC (“PBMHC”), a Delaware investment company, and Community Abstract Agency, LLC (“CAA”). CAA provides title insurance on loans secured by real estate. All significant intercompany transactions have been eliminated in consolidation. The investment in subsidiaries on the parent Company’s financial statements is carried at the parent Company’s equity in the underlying net assets.

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 2016 are not necessarily indicative of the results that may be expected for the full year. The December 31, 2015 Consolidated Balance Sheet data was derived from audited financial statements, but does not include all disclosures required by U.S. generally accepted accounting principles (“GAAP”). For additional information, refer to the financial statements and footnotes thereto included in the Company’s Form 10-K for the year ended December 31, 2015.

Use of Estimates in the Preparation of Financial Statements. The accounting principles followed by the Company and the methods of applying these principles conform to GAAP and to general practice within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the Consolidated Balance Sheet date and reported amounts of revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses, the valuation of deferred tax assets, and the fair value of financial instruments.

Recent Accounting and Regulatory Pronouncements

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This Update applies to all entities that hold financial assets or owe financial liabilities and is intended to provide more useful information on the recognition, measurement, presentation, and disclosure of financial instruments. Among other things, this Update (a) requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income; (b) simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; (c) eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities; (d) eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; (e) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; (f)

F - 55

requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; (g) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (that is, securities or loans and receivables) on the balance sheet or the accompanying notes to the financial statements; and (h) clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities including not-for-profit entities and employee benefit plans within the scope of Topics 960 through 965 on plan accounting, the amendments in this Update are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. All entities that are not public business entities may adopt the amendments in this Update earlier as of the fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In March 2016, the FASB issued ASU 2016-04, Liabilities – Extinguishments of Liabilities (Subtopic 405-20). The standard provides that liabilities related to the sale of prepaid stored-value products within the scope of this Update are financial liabilities. The amendments in the Update provide a narrow scope exception to the guidance in Subtopic 405-20 to require that breakage for those liabilities be accounted for consistent with the breakage guidance in Topic 606. The amendments in this Update are effective for public business entities, certain not-for-profit entities, and certain employee benefit plans for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. For all other entities, the amendments are effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Earlier application is permitted, including adoption in an interim period. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-07, Investments – Equity Method and Joint Ventures (Topic 323). The Update affects all entities that have an investment that becomes qualified for the equity method of accounting as a result of an increase in the level of ownership interest or degree of influence. The amendments in this Update eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor's previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. The amendments in this Update require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The amendments in this Update are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Earlier application is permitted. This Update is not expected to have a significant impact on the Company’s financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606). The amendments in this Update affect entities with transactions included within the scope of Topic 606, which includes entities that enter into contracts with customers to transfer goods or services (that are an output of the entity’s ordinary activities) in exchange for consideration. The amendments in this update do not change the core principle of the guidance in Topic 606; they simply clarify the implementation guidance on principal versus agent considerations. The amendments in this Update are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The amendments in this Update affect the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements of Update 2014-09. ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718). The amendments in this Update affect all entities that issue share-based payment awards to their employees. The standards in this Update provide simplification for several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as with equity or liabilities, and classification on the

F - 56

statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. In addition to those simplifications, the amendments eliminate the guidance in Topic 718 that was indefinitely deferred shortly after the issuance of FASB Statement No. 123 (revised 2004), Share-Based Payment. This should not result in a change in practice because the guidance that is being superseded was never effective. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the amendments are effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted for any entity in any interim or annual period. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606). The amendments in this Update affect entities with transactions included within the scope of Topic 606, which includes entities that enter into contracts with customers to transfer goods or services in exchange for consideration. The amendments in this Update do not change the core principle for revenue recognition in Topic 606. Instead, the amendments provide (1) more detailed guidance in a few areas and (2) additional implementation guidance and examples based on feedback the FASB received from its stakeholders. The amendments are expected to reduce the degree of judgment necessary to comply with Topic 606, which the FASB expects will reduce the potential for diversity arising in practice and reduce the cost and complexity of applying the guidance. The amendments in this Update affect the guidance in ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which is not yet effective. The effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Topic 606 (and any other Topic amended by Update 2014-09). ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, defers the effective date of Update 2014-09 by one year. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instrument. This Update is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The underlying premise of the Update is that financial assets measured at amortized cost should be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The allowance for credit losses should reflect management’s current estimate of credit losses that are expected to occur over the remaining life of a financial asset. The income statement will be effected for the measurement of credit losses for newly recognized financial assets, as well as the expected increases or decreases of expected credit losses that have taken place during the period. SEC filers will be required to adopt the Update in fiscal years beginning after December 15, 2019, including interim periods within those years. With certain exceptions, transition to the new requirements will be through a cumulative effect adjustment to opening retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The Company is currently evaluating the impact the adoption of the standard will have on the Company’s financial position or results of operations.

Reclassification of Comparative Amounts

Certain items previously reported have been reclassified to conform to the current year’s reporting format. Such reclassifications did not affect consolidated net income or consolidated stockholders’ equity.

2.	Business Combinations

Proposed Merger with Prudential Bancorp, Inc.

On June 2, 2016 Prudential Bancorp, Inc. (“Prudential”) and Polonia entered into a merger agreement (the Merger Agreement”) that provides that the Company will merge with and into Prudential, with Prudential remaining as the surviving entity. Following the merger, Polonia Bank will merge with and into Prudential Savings Bank with Prudential Savings Bank remaining as the surviving entity.

At the effective time of the Merger, Polonia shareholders will be entitled to elect to receive, for each share of Polonia common stock, subject to the election and adjustment procedures described in the joint proxy statement/prospectus, either 0.7591 shares of Prudential common stock or $11.28 in cash: provided, however, that 50% of the total number of outstanding shares of Polonia common stock will be converted into Prudential common stock, and the remaining outstanding shares of Polonia common stock will be converted into cash. As a result, if more Polonia shareholders elect to receive either Prudential common stock or cash than is available as merger consideration under the merger agreement, those Polonia shareholders electing the over-subscribed form of consideration may have the over-subscribed consideration proportionately reduced and substituted with consideration in the alternative form. The

F - 57

exchange ratio and per share cash consideration are subject to adjustment based on the amount of Polonia’s stockholders equity prior to closing as calculated in accordance with the Merger Agreement.

Subject to the satisfaction or waiver of the closing conditions contained in the merger agreement, including the approval of the merger agreement by the Company’s shareholders and the receipt of required regulatory approvals, Prudential and the Company expect that the merger will be completed during the fourth quarter of 2016. However, it is possible that factors outside the control of both companies, including whether or when the required regulatory approvals will be received, could result in the merger being completed at a different time or not at all.

3.	Earnings Per Share

There are no convertible securities which would affect the numerator in calculating basic and diluted earnings per share; therefore, net income (loss) as presented on the Consolidated Statement of Income (Loss) will be used as the numerator.

The following table set forth the composition of the weighted-average shares (denominator) used in the basic and diluted earnings per share computation.

	Six Months Ended
	June 30,
	2016	2015
Net income (loss):	$(292,023)	$26,747

Weighted average number of shares issued	3,348,827	3,334,130
Less weighted average number of unearned ESOP shares	(156,761)	(175,874)
Less weighted average number of nonvested restricted stock awards	(11,944)	(30,286)
Weighted average shares outstanding basic	3,180,122	3,127,970
Dilutive effect of nonvested stock	-	-
Dilutive effect of stock options	-	52,480
Weighted average shares outstanding diluted	3,180,122	3,180,450
Earnings per share:
Basic	$(0.09)	$0.01
Diluted	(0.09)	0.01

At June 30, 2016 there were 10,647 shares of restricted stock outstanding at a grant date fair value of $10.25 per share and options to purchase 136,587 shares of common stock ranging from a price of $10.25 per share to a price of $13.31 per share that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive. At June 30, 2015 there were 26,642 shares of restricted stock outstanding at a grant date fair value of $10.25 per share and options to purchase 95,610 shares of common stock at a price of $10.25 per share that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.

4.	Investment Securities

The amortized cost, gross unrealized gains and losses, fair value of investment securities available for sale are summarized as follows:

	June 30, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
Mortgage-backed securities:
Fannie Mae	$15,901,922	$304,765	$-	$16,206,687
Freddie Mac	16,231,937	123,487	(6,454)	16,348,970
Government National Mortgage Association	366,798	48,015	(1)	414,812
Collateralized mortgage obligations-government sponsored entities	6,105,548	52,587	(11,431)	6,146,704
Total mortgage-backed securities	38,606,205	528,854	(17,886)	39,117,173
Corporate securities	17,930,125	120,521	(15,996)	18,034,650
Municipal securities	1,827,293	28,501	-	1,855,794
Total debt securities	58,363,623	677,876	(33,882)	59,007,617
Common stock	316,354	4,024	(21,438)	298,940

Total investment securities	$58,679,977	$681,900	$(55,320)	$59,306,557

F - 58

	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
Mortgage-backed securities:
Fannie Mae	$25,168,077	$615,222	$(93,362)	$25,689,937
Freddie Mac	10,161,730	82,167	(120,472)	10,123,425
Government National Mortgage Association	399,799	48,639	(2)	448,436
Collateralized mortgage obligations-government sponsored entities	984,609	23,730	(16,865)	991,474
Total mortgage-backed securities	36,714,215	769,758	(230,701)	37,253,272
Corporate securities	16,921,170	88,731	(51,995)	16,957,906
Municipal securities	499,649	106	-	499,755
Total debt securities	54,135,034	858,595	(282,696)	54,710,933
Common stock	159,816	774	-	160,590

Total investment securities	$54,294,850	$859,369	$(282,696)	$54,871,523

The following table shows the Company’s gross unrealized losses and fair value, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

	June 30, 2016
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Mortgage-backed securities:
Freddie Mac	$4,268,711	(6,454)	$-	-	$4,268,711	(6,454)
Government National Mortgage Association	-	-	1,273	(1)	1,273	(1)
Collateralized mortgage obligations-government sponsored entities	1,339,036	(2,884)	325,710	(8,547)	1,664,746	(11,431)
Total mortgage-backed Securities	5,607,747	(9,338)	326,983	(8,548)	5,934,730	(17,886)
Corporate securities	2,991,231	(15,996)	-	-	2,991,231	(15,996)
Total debt securities	8,598,978	(25,334)	326,983	(8,548)	8,925,961	(33,882)
Common stock	278,338	(21,438)	-	-	278,338	(21,438)

Total investment securities	$8,877,316	$(46,772)	$326,983	$(8,548)	$9,204,299	$(55,320)

	December 31, 2015
	Less Than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Mortgage-backed securities:
Fannie Mae	$8,990,826	$(93,362)	$-	$-	$8,990,826	$(93,362)
Freddie Mac	3,619,913	(13,501)	4,501,893	(106,971)	8,121,806	(120,472)
Government National Mortgage Association	1,332	(2)	-	-	1,332	(2)
Collateralized mortgage obligations-government sponsored entities	515,046	(16,472)	5,257	(393)	520,303	(16,865)
Total mortgage-backed Securities	13,127,117	(123,337)	4,507,150	(107,364)	17,634,267	(230,701)
Corporate securities	11,156,390	(51,995)	-	-	11,156,390	(51,995)

Total	$24,283,507	$(175,332)	$4,507,150	$(107,364)	$28,790,657	$(282,696)

The Company reviews its position quarterly and has determined that at June 30, 2016, the declines outlined in the above table represent temporary declines and the Company does not intend to sell these securities and does not believe they will be required to sell these securities before recovery of their cost basis, which may be at maturity. There

F - 59

were 19 positions that were temporarily impaired at June 30, 2016. The Company has concluded that the unrealized losses disclosed above are not other than temporary but are the result of interest rate changes that are not expected to result in the non-collection of principal and interest during the period.

The amortized cost and fair value of debt securities at June 30, 2016, by contractual maturity, are shown below. Mortgage-backed securities provide for periodic, general monthly, payments of principal and interest and have contractual maturities ranging from 3 to 30 years. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value
Due within one year	$6,956,262	$6,963,618
Due after one year through five years	13,585,423	13,723,675
Due after five years through ten years	6,636,554	6,729,990
Due after ten years	31,185,384	31,590,334

Total	$58,363,623	$59,007,617

For the six month period ended June 30, 2016 the Company realized gross gains of $641,142 and proceeds from the sale of investment securities of $13,471,240. The Company had no sales of investment securities for the six month period ended June 30, 2015.

5.	Loans Receivable

Loans receivable consist of the following:

	June 30,	December 31,
	2016	2015
Mortgage Loans:
One-to-four family	$141,464,540	$144,242,214
Multi-family and commercial real estate	10,149,509	10,414,249
	151,614,049	154,656,463

Commercial loans	4,701	7,181
Home equity loans	2,717,850	2,827,816
Home equity lines of credit (“HELOCs”)	2,583,438	2,459,848
Education loans	1,095,859	1,233,539
Other consumer loans	256	693
Non-covered consumer loans purchased	379,788	466,805
Covered loans	10,899,926	11,686,062
	169,295,867	173,338,407
Less:
Net deferred loan costs	(124,173)	(112,670)
Allowance for loan losses	1,244,700	1,272,072

Total	$168,175,340	$172,179,005

The components of covered loans by portfolio class as of June 30, 2016 and December 31, 2015 were as follows:

	June 30,	December 31,
	2016	2015
Mortgage loans:
One-to-four family	$5,295,402	$5,457,518
Multi-family and commercial real estate	5,579,611	6,200,152
	10,875,013	11,657,670
Commercial	24,913	28,392
Total Loans	$10,899,926	$11,686,062

F - 60

The carrying value of loans acquired and accounted for in accordance with ASC 310-30 was determined by projecting discounted contractual cash flows.

The outstanding balance, including interest, and carrying values of loans acquired were as follows:

	2016		2015
		Acquired Loans		Acquired Loans
	Acquired Loans	Without Specific	Acquired Loans	Without Specific
	With Specific	Evidence of	With Specific	Evidence of
	Evidence of	Deterioration in	Evidence of	Deterioration in
	Deterioration in	Credit Quality	Deterioration in	Credit Quality
	Credit Quality	(ASC 310-30	Credit Quality	(ASC 310-30
	(ASC 310-30)	Analogized)	(ASC 310-30)	Analogized)

Outstanding balance	$694,090	$16,151,204	$739,499	$17,776,069

Carrying amount, net of allowance	$464,994	$10,814,720	$473,500	$11,679,367

During the six months ended June 30, 2016 and 2015, respectively, the Company did not record a provision or charge-off for increases in the expected losses for acquired loans with specific evidence of deterioration in credit quality.

Changes in the accretable yield for acquired loans were as follows for the six months ended June 30, 2016 and 2015.

	Six Months Ended June 30, 2016	Six Months Ended June 30, 2015
	Acquired Loans	Acquired Loans
	Without Specific	Without Specific
	Evidence of	Evidence of
	Deterioration in	Deterioration in
	Credit Quality	Credit Quality
	(ASC 310-30	(ASC 310-30
	Analogized)	Analogized)

Balance at beginning of period	$5,599,018	$6,381,792
Reclassifications and other	(295,802)	793,223
Accretion	(407,534)	(487,366)
Balance at end of period	$4,895,682	$6,687,649

The $407,534 and $487,366 recognized as accretion represents the interest income earned on acquired loans for the six months ended June 30, 2016 and 2015, respectively. Included in reclassifications and other for loans acquired without specific evidence of deterioration in credit quality was $73,617 and $1,134,484 of reclassifications from non-accretable discounts to accretable discounts for the six months ended June 30, 2016 and 2015, respectively. The remaining $(369,419) and $(341,261) change in the accretable yield represents reductions in contractual interest due to contractual principal prepayments for the six months ended June 30, 2016 and 2015, respectively.

6.	Allowance for Loan Losses

Management has an established methodology to determine the adequacy of the allowance for loan losses that assesses the risks and losses inherent in the loan portfolio. For purposes of determining the allowance for loan losses, the Company has segmented certain loans in the portfolio by product type. Loans are segmented into the following pools: one-to-four family real estate, multi-family and commercial real estate, commercial loans, home equity loans, home equity lines of credit, and education and other consumer loans. Historical loss percentages for each risk category are calculated and used as the basis for calculating allowance allocations. These historical loss percentages are calculated over a three year period for all portfolio segments. Certain qualitative factors are then added to the historical allocation percentage to get the adjusted factor to be applied to non-classified loans. The following qualitative factors are analyzed for each portfolio segment:

F - 61

•	Levels of and trends in delinquencies and classifications
•	Trends in volume and terms
•	Changes in collateral
•	Changes in management and lending staff
•	Economic trends
•	Concentrations of credit
•	Changes in lending policies
•	Changes in loan review
•	External factors

These qualitative factors are reviewed each quarter and adjusted based upon relevant changes within the portfolio.

The total allowance reflects management’s estimate of loan losses inherent in the loan portfolio at the Consolidated Balance Sheet date. The Company considers the allowance for loan losses adequate to cover loan losses inherent in the loan portfolio, at June 30, 2016.

The following table summarizes changes in the allowance for loan losses:

	Allowance for Loan Losses For the Six Months Ended June 30, 2016 and 2015
	One-to- Four Family Real Estate	Multi-Family and Commercial Real Estate	Commercial	Home Equity	HELOCs	Education and Other Consumer	Unallocated	Total
Six Months Ended June 30, 2016
Allowance for Loan Losses:
Balance at beginning of period	$774,482	$306,606	$18	$10,638	$17,055	$5,570	$157,703	$1,272,072
Provision (credit) for loan losses	(61,328)	(70,106)	(4)	2,265	(698)	(1,125)	130,996	-
Charge-offs	(40,332)	-	-	-	-	-	-	(40,332)
Recoveries	12,960	-	-	-	-	-	-	12,960
Net (charge-offs) recoveries	(27,372)	-	-	-	-	-	-	(27,372)
Balance at end of period	$685,782	$236,500	$14	$12,903	$16,357	$4,445	$288,699	$1,244,700

Six Months Ended June 30, 2015
Allowance for Loan Losses:
Balance at beginning of period	$962,753	$427,636	$-	$7,590	$10,599	$6,771	$634	$1,415,983
Provision (credit) for loan losses	54,855	(44,855)	14	3,291	3,327	(941)	57,459	73,150
Charge-offs	(128,424)	-	-	-	-	-	-	(128,424)
Recoveries	221	-	-	-	-	-	-	221
Net (charge-offs) recoveries	(128,203)	-	-	-	-	-	-	(128,203)
Balance at end of period	$889,405	$382,781	$14	$10,881	$13,926	$5,830	$58,093	$1,360,930

The decrease in the allowance for loan losses related to the one-to-four family real estate loan portfolio is related to the decrease in the balance of loans and the adjustment of the qualitative factors. The decrease in the allowance for loan losses to the commercial real estate loan portfolio is related to the adjustment of qualitative factors.

F - 62

The following tables present the allowance for credit losses and recorded investments in loans by category:

	At June 30, 2016
		Multi-family
	One-to-	and				Education
	Four Family	Commercial				and Other
	Real Estate	Real Estate	Commercial	Home Equity	HELOCs	Consumer	Unallocated	Total
Allowance for loan losses:
Ending balance	$685,782	$236,500	$14	$12,903	$16,357	$4,445	$288,699	$1,244,700

Ending balance: individually evaluated for impairment	$3,104	$-	$-	$-	$-	$-	$-	$3,104

Ending balance: collectively evaluated for impairment	$682,678	$236,500	$14	$12,903	$16,357	$4,445	$288,699	$1,241,596

Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

Loans:
Ending balance	$146,759,942	$15,729,120	$29,614	$2,717,850	$2,583,438	$1,475,903	$-	$169,295,867

Ending balance: individually evaluated for impairment	$2,019,328	$603,298	$-	$48,251	$-	$-	$-	$2,670,877

Ending balance: collectively evaluated for impairment	$139,445,212	$9,546,211	$4,701	$2,669,599	$2,583,438	$1,096,115	$-	$155,345,276

Ending balance: loans acquired with deteriorated credit quality	$5,295,402	$5,579,611	$24,913	$-	$-	$379,788	$-	$11,279,714

	At December 31, 2015
		Multi-family
	One-to-	and				Education
	Four Family	Commercial				and Other
	Real Estate	Real Estate	Commercial	Home Equity	HELOCs	Consumer	Unallocated	Total
Allowance for loan losses:
Ending balance	$774,482	$306,606	$18	$10,638	$17,055	$5,570	$157,703	$1,272,072

Ending balance: individually evaluated for impairment	$3,104	$-	$-	$-	$-	$-	$-	$3,104

Ending balance: collectively evaluated for impairment	$771,378	$306,606	$18	$10,638	$17,055	$5,570	$157,703	$1,268,968

Ending balance: loans acquired with deteriorated credit quality	$-	$-	$-	$-	$-	$-	$-	$-

Loans:
Ending balance	$149,699,732	$16,614,401	$35,573	$2,827,816	$2,459,848	$1,701,037	$-	$173,338,407

Ending balance: individually evaluated for impairment	$2,027,628	$604,554	$-	$52,803	$-	$-	$-	$2,684,985

Ending balance: collectively evaluated for impairment	$142,214,586	$9,809,695	$7,181	$2,775,013	$2,459,848	$1,234,232	$-	$158,500,555

Ending balance: loans acquired with deteriorated credit quality	$5,457,518	$6,200,152	$28,392	$-	$-	$466,805	$-	$12,152,867

Credit Quality Information

The following tables represent credit exposures by internally assigned grades at June 30, 2016 and December 31, 2015. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company’s internal credit risk grading system is based on experiences with similarly graded loans.

The Company’s internally assigned grades are as follows:

Pass – loans which are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are six sub-grades within the pass category to further distinguish the loan.

Special Mention – loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected. The Special mention category includes assets that are fundamentally sound yet, exhibit unacceptable

F - 63

credit risk or deteriorating trends or characteristics which, if left uncorrected, may result in deterioration of the repayment prospects for the asset or in the Company’s credit position at some future date.

Substandard – loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Loans in the Substandard category have well-defined weaknesses that jeopardize the liquidation of the debt and have a distinct possibility that some loss will be sustained if the weaknesses are not corrected. All loans greater than 90 days past due are considered Substandard.

Doubtful – loans classified as Doubtful have all the weaknesses inherent in a Substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances. Loans in the Doubtful category have all the weaknesses inherent in one classified as Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loss – loans classified as a Loss are considered uncollectible, or of such value that continuance as an asset is not warranted. Loans in the Loss category are considered uncollectable and of little value that their continuance as bankable is not warranted.

The following table presents classes of the loan portfolio summarized by the aggregate Pass and the criticized categories of Special Mention, Substandard, Doubtful, and Loss within the internal risk rating system as of June 30, 2016 and December 31, 2015.

	June 30,		December 31,
	2016		2015
	Multi-
	Family		Multi-Family
	and		and
	Commercial		Commercial
	Real Estate	Commercial	Real Estate	Commercial

Pass	$11,376,422	$29,614	$13,335,644	$35,573
Special Mention	1,780,456	-	1,977,627	-
Substandard	2,572,242	-	1,301,130	-
Doubtful	-	-	-	-
Loss	-	-	-	-
Total	$15,729,120	$29,614	$16,614,401	$35,573

Multi-family and commercial real estate and commercial loans are categorized by risk classification as of June 30, 2016 and December 31, 2015. For one-to-four family real estate, home equity, HELOCs, and education and other consumer loans, the Company evaluates credit quality based on the performance of the individual credits. Payment activity is reviewed by management on a monthly basis to determine how loans are performing. Loans are considered to be nonperforming when they become 90 days past due.

The following table presents recorded investment in the loan classes based on payment activity as of June 30, 2016 and December 31, 2015:

	At June 30, 2016
	One-to-			Education	Non-covered
	Four Family	Home		and Other	Consumer Loans
	Real Estate	Equity	HELOCs	Consumer	Purchased
Performing	$144,793,221	$2,669,599	$2,583,438	$1,052,632	$379,788
Nonperforming	1,966,721	48,251	-	43,483	-
Total	$146,759,942	$2,717,850	$2,583,438	$1,096,115	$379,788

	At December 31, 2015
	One-to-			Education	Non-covered
	Four Family	Home		and Other	Consumer Loans
	Real Estate	Equity	HELOCs	Consumer	Purchased
Performing	$147,714,397	$2,775,013	$2,459,848	$1,144,941	$400,682
Nonperforming	1,985,335	52,803	-	89,291	66,123
Total	$149,699,732	$2,827,816	$2,459,848	$1,234,232	$466,805

F - 64

The following table presents an aging analysis of the recorded investment of past-due loans:

	At June 30, 2016
							Recorded
						Total	Investment >
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Loans Receivable	90 Days and Accruing
One-to-four family real estate	$453,111	$15,252	$1,963,617	$2,431,980	$144,327,962	$146,759,942	$-
Multi-family and commercial real estate	-	-	380,965	380,965	15,348,155	15,729,120	-
Commercial	-	-	-	-	29,614	29,614	-
Home equity	-	-	48,251	48,251	2,669,599	2,717,850	-
HELOCs	-	-	-	-	2,583,438	2,583,438	-
Education and other consumer	16,894	29,652	43,483	90,029	1,006,086	1,096,115	-
Non-covered consumer loans purchased	-	-	-	-	379,788	379,788	-
Total	$470,005	$44,904	$2,436,316	$2,951,225	$166,344,642	$169,295,867	$-

	At December 31, 2015
							Recorded
						Total	Investment >
	30-59 Days Past Due	60-89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Loans Receivable	90 Days and Accruing
One-to-four family real estate	$133,937	$98,977	$1,808,449	$2,041,363	$147,658,369	$149,699,732	$-
Multi-family and commercial real estate	94,508	204,633	139,091	438,232	16,176,169	16,614,401	-
Commercial	-	-	-	-	35,573	35,573	-
Home equity	52,803	-	-	52,803	2,775,013	2,827,816	-
HELOCs	-	-	-	-	2,459,848	2,459,848	-
Education and other consumer	17,413	-	89,291	106,704	1,127,528	1,234,232	-
Non-covered consumer loans purchased	-	-	66,123	66,123	400,682	466,805	-
Total	$298,661	$303,610	$2,102,954	$2,705,225	$170,633,182	$173,338,407	$-

Nonaccrual Loans

Loans are generally considered for nonaccrual status upon 90 days delinquency. When a loan is placed in nonaccrual status, previously accrued but unpaid interest is deducted from interest income.

On the following table are the loans on nonaccrual status as of June 30, 2016 and December 31, 2015. The balances are presented by class of loans.

	June 30,	December 31,
	2016	2015
One-to-four family mortgage	$1,963,617	$1,985,335
Multi-family and commercial real estate	380,965	219,927
Home Equity	48,251	52,803
Education and other consumer	43,483	89,291
Non-covered consumer loans purchased	-	66,123
Total	$2,436,316	$2,413,479

Interest income on loans would have been increased by approximately $37,992 and $55,172 during the six months ended June 30, 2016 and 2015, respectively, if these loans had performed in accordance with their original terms. Management evaluates commercial real estate loans which are 90 days or more past due for impairment.

F - 65

Impaired Loans

The following table presents the recorded investment and unpaid principal balances for impaired loans and related allowance, if applicable.

	June 30, 2016
		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance
With no related allowance recorded:
One-to-four family real estate	$2,122,532	$2,826,186	$-
Multi-family and commercial real estate	1,163,544	1,355,494	-
Commercial	-	5,594	-
Home Equity	48,251	51,935	-
With an allowance recorded:
One-to-four family real estate	$146,244	$152,668	$3,104

Total:
One-to-four family real estate	$2,268,776	$2,978,854	$3,104
Multi-family and commercial real estate	1,163,544	1,355,494	-
Commercial	-	5,594	-
Home Equity	48,251	51,935	-

	December 31, 2015
		Unpaid
	Recorded	Principal	Related
	Investment	Balance	Allowance
With no related allowance recorded:
One-to-four family real estate	$2,149,908	$2,832,646	$-
Multi-family and commercial real estate	924,634	1,079,027	-
Commercial	-	32,077	-
Home Equity	52,803	55,309	-
Consumer	66,123	66,123	-
With an allowance recorded:
One-to-four family real estate	$149,842	$154,345	$3,104

Total:
One-to-four family real estate	$2,299,750	$2,986,991	$3,104
Multi-family and commercial real estate	924,634	1,079,027	-
Commercial	-	32,077	-
Home Equity	52,803	55,309	-
Consumer	66,123	66,123	-

The following table represents the average recorded investments in the impaired loans and the related amount of interest recognized during the time within the period that the impaired loans were impaired.

	Six Months Ended
	June 30,
	2016	2015	2016	2015
	Average	Average	Interest	Interest
	Recorded	Recorded	Income	Income
	Investment	Investment	Recognized	Recognized
With no related allowance recorded:
One-to-four family real estate	$2,167,616	$2,876,301	$8,888	$7,225
Multi-family and commercial real estate	1,130,859	1,138,205	17,955	18,532
Commercial	-	-	427	1,430
Home Equity	50,094	57,952	-	-
Consumer	5,468	-	-	-
With an allowance recorded:
One-to-four family real estate	$147,432	$584,383	$-	$13,001

Total:
One-to-four family real estate	$2,315,048	$3,460,684	$8,888	$20,226
Multi-family and commercial real estate	1,130,859	1,138,205	17,955	18,532
Commercial	-	-	427	1,430
Home Equity	50,094	57,952	-	-
Consumer	5,468	-	-	-

F - 66

Foreclosed Assets Held For Sale

Foreclosed assets acquired in settlement of loans are carried at fair value, less estimated costs to sell, and are included in other assets on the Consolidated Balance Sheet. As of June 30, 2016 the Company held no foreclosed assets and at December 31, 2015 included with other assets were $182,000 of foreclosed assets. As of June 30, 2016, there were no consumer residential mortgages that were foreclosed on or received via a deed in lieu transaction prior to the period end. As of June 30, 2016, the Company has initiated formal foreclosure proceedings on $1,368,000 of residential mortgages, which have not yet been transferred into foreclosed assets.

Loan Modifications and Troubled Debt Restructurings

A loan is considered to be a troubled debt restructuring loan when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications of interest rates that are less than the current market rate for new obligations with similar risk.

There were no loan modifications that are considered troubled debt restructurings completed during the six month periods ended June 30, 2016 and 2015, respectively.

There were no loans granted a term concession for the six month periods ended June 30, 2016 and 2015, respectively.

There were no troubled debt restructurings modified within the past year that subsequently defaulted during the six month periods ended June 30, 2016 and 2015.

7.	Indemnification Asset

Changes in the FDIC indemnification asset during the six months ended June 30, 2016 and 2015, respectively, were as follows:

	2016	2015
Balance at December 31	$473,951	$1,417,355
Cash payments received or receivable due from the FDIC	(18,826)	-
Increase in FDIC share of estimated losses	-	-
Net amortization	(406,111)	(360,069)

Balance at June 30	$49,014	$1,057,286

8.	Deposits

Deposit accounts are summarized as follows for the periods ending June 30, 2016 and December 31, 2015.

	June 30, 2016		December 31, 2015
	Amount	%	Amount	%

Non-interest bearing demand	$6,098,236	3.33%	$6,136,545	3.26%
NOW accounts	15,202,385	8.29	15,712,121	8.35
Money market deposit	34,095,985	18.60	33,809,176	17.96
Savings	30,466,762	16.62	29,879,155	15.87
Time deposits	97,451,074	53.16	102,685,285	54.56
Total	$183,314,442	100.00%	$188,222,282	100.00%

9.	Supplemental Retirement Plans

The Company has supplemental retirement plans (“SRPs”) that cover three former officers and one current senior officer of the Bank. At June 30, 2016 and December 31, 2015, $1,905,562 and $2,033,918, respectively, has been accrued under these SRPs, and this liability and the related deferred tax asset of $647,891 and $691,532, respectively, are recognized in the financial statements.

The SRPs provide an annual salary continuation benefit to the officers following their termination of employment.  The SRP for a former president of the Bank provides an annual benefit, payable for the lifetime of the

F - 67

former president, of $75,000 adjusted annually for the change in the consumer price index. The current annual benefit is $123,000. If the former president predeceases his spouse, his surviving spouse will be entitled to a reduced benefit for the remainder of her lifetime. The SRP for the second former president provides a lifetime annual benefit equal to 60 percent of his final full year annual gross taxable compensation adjusted annually for the change in the consumer price index or 4 percent, whichever is higher. The current annual benefit is $126,000. The SRPs for one current and one former senior officer provide for an annual benefit at the rate of $50,000 per year for 20 years. If the officer terminates employment prior to age 65, the SRP benefit commences on the earlier of five years after retirement or age 65. Otherwise, the SRP benefit commences following termination of employment. The Company records periodic accruals for the cost of providing such benefits by charges to income.

The following table illustrates the components of the net periodic benefit cost for the supplemental retirement plan:

	Six Months Ended
	June 30,
	2016	2015
Components of net periodic benefit cost:
Service cost	$50,332	$65,017
Interest cost	47,041	17,367
Net periodic benefit cost	$97,373	$82,384

Additionally, the Company has an obligation to provide a post-retirement death benefit to the designated beneficiary of a former president of the Bank. There are two components to the death benefit. The first is a lump sum benefit of $2,000,000. This benefit is not conditioned on or linked to any life insurance policy. The second component is an amount equal to 40% of the proceeds in excess of $2,000,000 payable on the death of the former president under a life insurance policy held by the Bank, provided that the total after-tax benefit does not exceed $4,000,000. At June 30, 2016 and December 31, 2015, $2,671,928 and $2,628,815, respectively, have been accrued related to this liability and the related deferred tax assets of $666,146 and $651,488, respectively, are recognized in the financial statements.

Under the SRPs with one former and one current officer, if the executive dies during the benefit payment period, the executive’s designated beneficiary will receive a lump sum payment equal to the remaining payments. If the executive dies prior to retirement, his designated beneficiary will receive a lump sum payment of $1,000,000 under a split-dollar life insurance agreement with the executive.

The Company funded life insurance policies with an aggregate amount of $3,085,000 on the lives of former and current officers that currently have total death benefits of $11,975,329. The cash surrender value of these policies totaled $4,246,151 and $4,257,456 at June 30, 2016 and December 31, 2015, respectively.

The Company maintains a nonqualified deferred compensation plan for one senior officer whereby the participant is able to defer compensation to be matched 100 percent by the Company. The deferral, match, and earnings thereon are held in Rabbi Trusts. The Rabbi Trust assets are included in other assets, and the related deferred compensation payable is included in other liabilities. The Rabbi Trust asset and the related deferred compensation payable at June 30, 2016, was $569,880. Earnings from the Rabbi Trust increase the asset and increase the deferred compensation payable. Losses from the Rabbi Trust decrease the asset and decrease the deferred compensation payable. There is no net income statement effect.

10.	Contingencies

On August 5, 2015, Lane Brennen, a former employee of the Bank, filed a complaint in state court naming the Bank, the Bank’s former chief executive officer, the Bank’s chief financial officer, the Bank’s former chief lending officer and an employee of the Bank as defendants (Lane Brennen v Polonia Bank et al., Philadelphia Court of Common Pleas, Case ID 150800526). The complaint alleges claims for breach of his employment contract, violation of Pennsylvania’s Wage Payment and Collection Law, and for unlawful retaliation and demands an accounting. Mr. Brennan seeks compensation that he alleges is owed to him under the terms of his employment agreement, as well as other compensatory and punitive damages. Under the terms of Mr. Brennen’s employment agreement, he received a portion of the net income from the Bank’s FHA lending operations, which he managed. The Bank intends to vigorously defend against these claims. However, the defense may not be successful and insurance may not be available or adequate to fund any judgment, settlement or costs of defense of this action. The individual defendants may be entitled

F - 68

to indemnification from the Bank, for which there may be no insurance coverage. The Bank has asserted claims against Mr. Brennen for breach of contract and breach of fiduciary duties.

From time to time, we may be party to various legal proceedings incident to our business. In the opinion of management, the resolution of these legal actions is not expected to have a material adverse effect on our results of operations.

11.	Fair Value Measurements

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing are as follows:

Level I: Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II: Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

The following table presents the assets reported on the Consolidated Balance Sheets at their fair value as of June 30, 2016 and December 31, 2015, by level within the fair value hierarchy. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2016 and December 31, 2015, are as follows:

	June 30, 2016
	Level I	Level II	Level III	Total
Assets:
Investment securities available for sale
Mortgage-backed securities	$-	$39,117,174	$-	$39,117,174
Corporate Securities	-	18,034,649	-	18,034,649
Municipal securities	-	1,855,794	-	1,855,794
Common stock	298,940	-	-	298,940
Total	$298,940	$59,007,617	$-	$59,306,557

	December 31, 2015
	Level I	Level II	Level III	Total
Assets:
Investment securities available for sale
Mortgage-backed securities	$-	$37,253,272	$-	$37,253,272
Corporate Securities	-	16,957,906	-	16,957,906
Municipal securities	-	499,755	-	499,755
Common stock	160,590	-	-	160,590
Total	$160,590	$54,710,933	$-	$54,871,523

F - 69

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2016 and December 31, 2015, are as follows:

	June 30, 2016
	Level I	Level II	Level III	Total

Assets:
Impaired loans	$-	$-	$3,477,467	$3,477,467

	December 31, 2015
	Level I	Level II	Level III	Total

Assets:
Impaired loans	$-	$-	$3,340,206	$3,340,206
Other real estate owned	-	-	182,360	182,360

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which the Company has utilized Level 3 inputs to determine fair value.

	June 30, 2016
	Quantitative Information About Level III Fair Value Measurements
	Fair Value	Valuation	Unobservable		Weighted
	Estimate	Techniques	Input	Range	Average

Impaired loans	$2,106,971	Appraisal of	Appraisal
		collateral (1)	adjustments (2)	0% to 20%	6%

			Liquidation
			expenses (2)	0% to 6%	5%

	1,370,496	Discounted	Discount Rates	5% to 8%	7%
		cash flows

	December 31, 2015
	Quantitative Information About Level III Fair Value Measurements
	Fair Value	Valuation	Unobservable		Weighted
	Estimate	Techniques	Input	Range	Average

Impaired loans	$1,827,370	Appraisal of	Appraisal
		collateral (1)	adjustments (2)	0% to 20%	8%

			Liquidation
			expenses (2)	0% to 6%	5%

	1,512,836	Discounted	Discount rates	5% to 8%	7%
		cash flows

Other real estate owned	182,360	Appraisal of	Liquidation
		collateral (1)	Expenses (2)	6%	6%

(1) Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various Level III inputs, which are not identifiable.

(2) Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

All of the securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Company obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quoted market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions among other things.

Impaired loans are reported at fair value utilizing Level 3 inputs. For these loans, a review of the collateral is conducted and an appropriate allowance for loan losses is allocated to the loan. At June 30, 2016, and December 31, 2015 impaired loans with a carrying value of $3,480,571 and $3,343,310 were reduced by specific valuation allowances totaling $3,104 resulting in a net fair value of $3,477,467 and $3,340,206 based on Level 3 inputs.

F - 70

Other real estate owned is reported at fair value utilizing Level 3 inputs. For these assets, a review of the collateral and an analysis of the expenses related to selling these assets are conducted and a charge-offs recorded to the allowance for loan losses.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy, within which the fair value measurement in its entirety falls, has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset.

The measurement of fair value should be consistent with one of the following valuation techniques: market approach, income approach, and/or cost approach. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). For example, valuation techniques consistent with the market approach often use market multiplies derived from a set of comparables. Multiples might lie in ranges with a different multiple for each comparable. The selection of where within the range the appropriate multiple falls requires judgment, considering factors specific to the measurement (qualitative and quantitative). Valuation techniques consistent with the market approach include matrix pricing. Matrix pricing is a mathematical technique used principally to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities. As of June 30, 2016 and December 31, 2015, all of the financial assets measured at fair value, on a recurring basis, utilized the market approach.

12.	Fair Value Disclosure

The estimated fair values of the Company’s financial instruments are as follows:

	Fair Value Measurements at
	June 30, 2016
	Carrying Value	Fair Value	Level I	Level II	Level III

Financial assets:
Cash and cash equivalents	$15,409,487	$15,409,487	$15,409,487	$-	$-
Certificates of deposit	24,826,000	24,962,543	-	-	24,962,543
Investment securities
Available for sale	59,306,557	59,306,557	298,940	59,007,617	-
Net loans receivable	168,175,340	172,524,246	-	-	172,524,246
Accrued interest receivable	697,917	697,917	697,917	-	-
Federal Home Loan Bank stock	3,514,900	3,514,900	3,514,900	-	-
Bank-owned life insurance	4,246,151	4,246,151	4,246,151	-	-
FDIC indemnification asset	49,014	49,014	-	-	49,014

Financial liabilities:
Deposits	183,314,442	184,746,973	85,863,368	-	98,883,605
FHLB advance – short term	7,000,000	7,000,000	-	-	7,000,000
FHLB advance – long term	49,000,000	50,896,300	-	-	50,896,300
Advances by borrowers for taxes and insurance	1,237,500	1,237,500	1,237,500	-	-
Accrued interest payable	153,607	153,607	153,607	-	-

	Fair Value Measurements at
	December 31, 2015
	Carrying Value	Fair Value	Level I	Level II	Level III

Financial assets:
Cash and cash equivalents	$31,137,216	$31,137,216	$31,137,216	$-	$-
Certificates of deposit	15,980,000	16,019,950	-	-	16,019,950
Investment securities
Available for sale	54,871,523	54,871,523	160,590	54,710,933	-
Net loans receivable	172,179,005	172,746,996	-	-	172,746,996
Accrued interest receivable	671,994	671,994	671,994	-	-
Federal Home Loan Bank stock	3,659,700	3,659,700	3,659,700	-	-
Bank-owned life insurance	4,257,456	4,257,456	4,257,456	-	-
FDIC indemnification asset	473,951	473,951	-	-	473,951

Financial liabilities:
Deposits	188,222,282	190,019,274	85,536,997	-	104,482,277
FHLB advance – long term	56,000,000	57,596,000	-	-	57,596,000
Advances by borrowers for taxes and insurance	988,906	988,906	988,906	-	-
Accrued interest payable	139,397	139,397	139,397	-	-

F - 71

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

If no readily available market exists, the fair value estimates for financial instruments should be based upon management’s judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas or stimulation modeling. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

As certain assets such as deferred tax assets and premises and equipment are not considered financial instruments, the estimated fair value of financial instruments would not represent the full value of the Company.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions.

Cash and Cash Equivalents, Accrued Interest Receivable, Federal Home Loan Bank Stock, FHLB Advances – Short Term, Accrued Interest Payable and Advances by Borrowers for Taxes and Insurance

The fair value is equal to the current carrying value.

Investment Securities Available for Sale

The fair value of investment securities available for sale is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities.

Net Loans Receivable

The fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value.

Acquired loans are recorded at fair value on the date of acquisition. The fair values of loans with evidence of credit deterioration (impaired loans) are recorded net of a nonaccretable difference and, if appropriate, an accretable yield. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is the nonaccretable difference, which is included in the carrying amount of acquired loans.

FDIC Indemnification Asset

As part of the Purchase and Assumption Agreements entered into in connection with the acquisition of Earthstar, the Bank and the FDIC entered into loss sharing agreements. These agreements cover realized losses on loans, which are more fully described in Note 7.

Under the agreement, the FDIC agreed to reimburse the Bank for 80% of realized losses. The indemnification asset was originally recorded at fair value on the acquisition date (December 10, 2010) and at June 30, 2016 and December 31, 2015, the carrying value of the FDIC indemnification asset was $49,000 and $474,000, respectively.

From the date of acquisition, the agreements extend ten years for one-to-four family real estate loans and five years for the other loans. The loss sharing assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Bank choose to dispose of them. Fair values on the acquisition dates were estimated using projected cash flows available for loss sharing based on the credit adjustments estimated for each loan pool and the loss sharing percentages. These cash flows were discounted to

F - 72

reflect the uncertainty of the timing and receipt of the loss sharing reimbursements from the FDIC. The Bank will collect the assets over the next several years. The amount ultimately collected will depend on the timing and amount of collections and charge-offs on the acquired assets covered by the loss sharing agreements. While the assets were recorded at their estimated fair values on the acquisition dates, it is not practicable to complete fair value analyses on a quarterly or annual basis. Estimating the fair value of the FDIC indemnification asset would involve preparing fair value analyses of the entire portfolios of loans and foreclosed assets covered by the loss sharing agreements from the acquisition on a quarterly or annual basis.

Deposits and FHLB Advances – Long Term

The fair values of certificates of deposit and FHLB advances are based on the discounted value of contractual cash flows. The discount rates are estimated using rates currently offered for similar instruments with similar remaining maturities. Demand, savings, and money market deposits are valued at the amount payable on demand as of year-end.

Bank-Owned Life Insurance

The fair value is equal to the cash surrender value of the life insurance policies.

Commitments to Extend Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available. The carrying value, represented by the net deferred fee arising from the unrecognized commitment and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments are presented in the Liquidity and Capital Management section.

13.	Accumulated Other Comprehensive Income

The activity in accumulated other comprehensive income for the six months ended June 30, 2016 and 2015 are as follows:

Accumulated Other
Comprehensive Income (1)
Unrealized Gains
(Losses)
on Securities
Available-for-
Sale
Balance at December 31, 2014	$216,800

Other comprehensive loss before reclassifications	(26,956)

Amounts reclassified from accumulated other comprehensive income	-

Period change	(26,956)

Balance at June 30, 2015	$189,844

Balance at December 31, 2015	$380,604

Other comprehensive income before reclassifications	456,092

Amounts reclassified from accumulated other comprehensive income	(423,153)

Period change	32,939

Balance at June 30, 2016	$413,543

F - 73

Details regarding amounts reclassified from accumulated other comprehensive income during the six month period ended June 30, 2016, are as follows:

	Amount Reclassified from Accumulated Other
	Comprehensive Income	Affected Line Item in the
Details about Accumulated Other Comprehensive Income Components	For the Six Months June 30, 2016	Consolidated Statements of Income (Loss)
Investment Securities Available for Sale (1):
Net Investment Securities Gains Reclassified into Earnings	$641,142	Investment securities gains, net
Related Income Tax Expense	(217,989)	Income tax expense (benefit)
Total Reclassifications for the Period	$423,153

(1) For Additional Details Related to Unrealized Gains on Investment Securities and Related Amounts Reclassified from Accumulated Other Comprehensive Income see Note 4, “Investment Securities.”

There were no amounts reclassified from accumulated other comprehensive income for the six month period ended June 30, 2015.

F - 74

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PRUDENTIAL BANCORP, INC.

AND

POLONIA BANCORP, INC.

A-i

A-ii

A-iii

 A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 2, 2016, by and between Prudential Bancorp, Inc., a Pennsylvania corporation (“Prudential”), and Polonia Bancorp, Inc., a Maryland corporation (“Polonia”).

WHEREAS, the Board of Directors of each of Prudential and Polonia (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and declaring its advisability;

WHEREAS, in accordance with the terms of this Agreement, Polonia will merge with and into Prudential (the “Merger”) and immediately thereafter Polonia Bank, a federally chartered stock savings bank and wholly owned subsidiary of Polonia (“Polonia Bank”), will merge with and into Prudential Savings Bank, a Pennsylvania-chartered stock savings bank and wholly owned subsidiary of Prudential (“Prudential Bank”), (the “Bank Merger”) pursuant to the terms of the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A;

WHEREAS, as a condition to the willingness of Prudential to enter into this Agreement, each of the directors and certain executive officers of Polonia has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with Prudential (the “Polonia Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of Polonia owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Polonia Voting Agreements;

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“ACA” shall have the meaning set forth in Section 4.12.2.

A-1

“Accounting Firm” shall mean S.R. Snodgrass, P.C. or such other independent accounting firm as may be mutually agreed to by the parties.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.

“Adjusted Prudential Ratio” shall have the meaning set forth in Section 11.1.7.

“Adjusted Per Share Stock Consideration” shall have the meaning set forth in Section 11.1.7.

“Administrative Delinquencies” shall mean loans that either (a) are current (less than 30 days delinquent), but have reached a maturity date and have not yet been extended, or (b) are more than 30 days delinquent as a result of (i) a delay in billing by Polonia Bank, (ii) a delay in posting payments by Polonia Bank, or (iii) weather, hostilities, or other events not in the borrower’s control that delay the delivery of payments generally to Polonia Bank.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, together with any amendment hereto.

“Applications” shall mean the applications for regulatory approval that are required by the transactions contemplated hereby.

“Average Closing Price” shall have the meaning set forth in Section 11.1.7.

“Bank Merger” shall have the meaning set forth in the recitals to this Agreement.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the OCC, the FRB, the FDIC and the Pennsylvania Department, which regulates Prudential Bank or Polonia Bank, or any of their respective holding companies or subsidiaries, as the case may be.

“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings associations in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.

“Cash Election” shall have the meaning set forth in Section 3.1.4.

“Cash Election Shares” shall have the meaning set forth in Section 3.1.4.

“Cash-Out Consideration” shall have the meaning set forth in Section 3.3.9.

“Certificates” shall mean certificates evidencing shares of Polonia Common Stock.

“Claim” shall have the meaning set forth in Section 7.9.1.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Balance Sheet” shall have the meaning set forth in Section 6.13.2.

A-2

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall have the meaning assigned in the recitals of this Agreement.

“Confidentiality Agreements” shall have the meaning set forth in Section 12.1.

“Continuing Employees” shall have the meaning set forth in Section 7.8.1.

“Determination Date” shall have the meaning set forth in Section 11.1.7.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.3.10.

“Dissenting Shares” shall have the meaning set forth in Section 3.3.10.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare, Inc., or such other bank or trust company or other agent designated by Prudential and reasonably acceptable to Polonia.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

A-3

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“Final Statement Date” shall have the meaning set forth in Section 6.13.3.

“FinPro” shall have the meaning set forth in Section 4.13.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“health plans” shall have the meaning set forth in Section 7.8.3.

“HIPAA” shall have the meaning set forth in Section 4.12.2.

“HOLA” shall have the meaning set forth in Section 4.1.1.

“Indemnified Parties” shall have the meaning set forth in Section 7.9.1.

“Index Price” shall have the meaning set forth in Section 11.1.7.

“Index Ratio” shall have the meaning set forth in Section 11.1.7.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“MGCL” shall mean the Maryland General Corporation Law.

“Maryland Department” shall mean the Maryland State Department of Assessments and Taxation.

“Material Adverse Effect” shall mean, with respect to Prudential or Polonia, respectively, any effect that (a) is material and adverse to the financial condition, results of operations or business of Prudential and the Prudential Subsidiaries taken as a whole, or Polonia and the Polonia Subsidiaries taken as a whole, respectively, or (b) does or would materially impair the ability of either Prudential, on the one hand, or Polonia, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the

A-4

impact of (i) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; (vii) any legal action asserted or other actions initiated by any holder of shares of Polonia Common Stock or the holder of any shares of Prudential Common Stock arising out of or related to this Agreement; or (viii) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (i), (ii), (v) and (vi), to the extent that the effects of such changes or conditions disproportionately affect Polonia and its Subsidiaries taken as a whole or Prudential and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated community banks and their holding companies located in the United States.

“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.9.3.

“Merger” shall have the meaning set forth in the recitals of this Agreement.

“Merger Consideration” shall mean the Per Share Cash Consideration and the Per Share Stock Consideration, as the case may be, to be paid pursuant to the provisions of Article III hereof, subject to adjustment as provided herein.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Prudential Common Stock to be offered to holders of Polonia Common Stock in connection with the Merger.

“MOU” shall mean the Memorandum of Understanding entered into between the FRB and Polonia dated February 17, 2015.

“Nasdaq” shall mean the NASDAQ Global Market of the NASDAQ Stock Market.

“Non-Election Shares” shall have the meaning set forth in Section 3.1.6.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

A-5

“OCC” shall mean the Office of the Comptroller of the Currency.

“OCC Agreement” shall mean the Agreement entered into between Polonia Bank and the OCC dated October 21, 2014, and the amendment thereto dated November 10, 2015.

“Outstanding Shares Number” shall mean the number of shares of Polonia Common Stock issued and outstanding immediately prior to the Effective Time, which number shall not exceed 3,348,827 shares plus up to an additional 208,749 shares issued pursuant to the Polonia Stock Benefits Plans after the date of this Agreement.

“Participation Facility” shall have the meaning set forth in Section 4.14.1.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“PBCL” means the Pennsylvania Business Corporation Law.

“Pennsylvania Department” shall mean the Pennsylvania Department of Banking and Securities.

“Pension Plan” shall have the meaning set forth in Section 4.12.2.

“Per Share Cash Consideration” shall mean $11.28, subject to adjustment as provided in Section 3.1.5.

“Per Share Merger Consideration” shall mean, collectively, the Per Share Cash Consideration together with the Per Share Stock Consideration.

“Per Share Stock Consideration” shall mean such number of shares or fraction of a share, as the case may be, of Prudential Common Stock as is equal to the Exchange Ratio, subject to adjustment as provided in Sections 3.1.5, 3.1.8 and 11.1.7.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Phase I” shall mean a Phase I Environmental Site Assessment performed in accordance with ASTM E1527-05 and/or the “all appropriate inquiry” standards set forth at 40 C.F.R. Part 312.

“Phase II” shall have the meaning set forth in Section 6.3.

“Plan Termination Date” shall have the meaning set forth in Section 6.12.3.

“Policies, Practices and Procedures” shall have the meaning set forth in Section 4.27.2.

“Polonia” shall mean Polonia Bancorp, Inc., a Maryland corporation, with its principal executive office located at 3993 Huntington Pike, 3rd Floor, Huntingdon Valley, Pennsylvania 19006.

“Polonia 401(k) Plan” shall have the meaning set forth in Section 6.12.3.

“Polonia Audit Committee” shall have the meaning set forth in Section 4.5.4.

“Polonia Bank” shall mean Polonia Bank, a federally chartered stock savings bank, with its principal offices located at 3993 Huntington Pike, 3rd Floor, Huntingdon Valley, Pennsylvania 19006.

A-6

“Polonia Common Stock” shall mean the common stock, $0.01 par value per share, of Polonia.

“Polonia Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by Polonia or any Polonia Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Polonia or any Polonia Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“Polonia Consolidated Stockholders’ Equity” shall have the meaning set forth in Section 6.13.1.

“Polonia Delinquencies” shall mean (a) all loans with principal and/or interest that are more than 30 days contractually past due and still accruing, (b) all loans that are on non-accrual or non-performing status, (c) REO, (d) the aggregate amount, if any, of net loan charge-offs by Polonia between December 31, 2015 and the month-end immediately preceding the Closing Date, and (e) Troubled Debt Restructurings not otherwise included in clauses (a), (b), (c) or (d) of this definition; provided, however, that Polonia Delinquencies shall not include any loans which are Administrative Delinquencies. For purposes of clauses (a), (b) and (e) of this definition, the aggregate amount of the loan balances included therein shall be net of any charge-offs.

“Polonia Disclosure Schedule” shall mean a written disclosure schedule delivered by Polonia to Prudential specifically referring to the appropriate section of this Agreement.

“Polonia ERISA Affiliate” shall have the meaning set forth in Section 4.12.3.

“Polonia Financial Statements” shall mean (a) the audited consolidated balance sheets of Polonia and its Subsidiaries as of December 31, 2015 and 2014 and the consolidated statements of income (loss), comprehensive income (loss), changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Polonia and the Polonia Subsidiaries for each of the two years ended December 31, 2015 and 2014 as set forth in Polonia’s Annual Report on Form 10-K for the year ended December 31, 2015, and (b) the unaudited interim consolidated financial statements of Polonia and Subsidiaries as of the end of each calendar quarter following December 31, 2015 and for the periods then ended.

“Polonia MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 4.1.1 (other than the first sentence thereof), 4.1.2 (other than the first sentence thereof), 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof), 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18, 4.19, 4.20, 4.21, 4.22, 4.23, 4.24, 4.25, 4.26.2 and 4.27.

“Polonia Net Equity Adjustments” shall have the meaning set forth in Section 6.13.1.

“Polonia Option” shall mean option to purchase shares of Polonia Common Stock granted pursuant to the Polonia Stock Benefit Plans and as set forth in Polonia Disclosure Schedule 3.3.9.

“Polonia Real Property” shall mean a parcel of real estate owned or leased by Polonia or a Polonia Subsidiary.

“Polonia Recommendation” shall have the meaning set forth in Section 8.1.

A-7

“Polonia Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.

“Polonia Regulatory Reports” shall mean the Consolidated Report of Condition and Income of Polonia and accompanying schedules, as filed with the FRB, for the six month periods then ended beginning with the six month period ended December 31, 2015 through the Closing Date.

“Polonia Restricted Stock Award” shall mean a restricted stock award or unit granted pursuant to the Polonia Stock Benefit Plans and set forth in Polonia Disclosure Schedule 3.3.9.

“Polonia Securities Documents” shall mean all reports, prospectus, proxy or information statements, registration statements and all other documents filed, or required to be filed, by Polonia with the SEC pursuant to the securities laws.

“Polonia SERPs” shall mean the (i) Amended and Restated Polonia Bank Supplemental Executive Retirement Plan dated as of January 1, 2005, (ii) the Polonia Bank Supplemental Executive Retirement Plan effective as of July 1, 2006, (iii) the Polonia Federal Savings & Loan Association Supplemental Retirement Plan effective June 1, 1995, (iv) the Polonia Federal Savings and Loan Supplemental Executive Retirement Plan for Anthony J. Szuszczewicz, and (v) each participation agreement or trust agreement adopted in connection with any of the foregoing plans.

“Polonia Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“Polonia Stock Benefit Plan” shall mean the (i) Polonia Bancorp, Inc. 2007 Equity Incentive Plan and (ii) Polonia Bancorp, Inc. 2013 Equity Incentive Plan.

“Polonia Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“Polonia Subsidiary” shall mean a Subsidiary of Polonia.

“Polonia Voting Agreements” shall have the meaning set forth in the recitals of this Agreement.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Prudential” shall mean Prudential Bancorp, Inc., a Pennsylvania corporation, with its principal executive offices located at 1834 West Oregon Avenue, Philadelphia, PA 19145.

“Prudential Audit Committee” shall have the meaning set forth in Section 5.5.3.

“Prudential Bank” shall mean Prudential Savings Bank, a Pennsylvania-chartered savings bank, with its principal offices located at 1834 West Oregon Avenue, Philadelphia, PA 19335, which is a wholly owned subsidiary of Prudential.

“Prudential Common Stock” shall mean the common stock, par value $0.01 per share, of Prudential.

“Prudential Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, profit-sharing, employee stock ownership, restricted stock, stock option, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by Prudential or any Prudential

A-8

Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Prudential or any Prudential Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.

“Prudential Disclosure Schedule” shall mean a written disclosure schedule delivered by Prudential to Polonia specifically referring to the appropriate section of this Agreement.

“Prudential ERISA Affiliate” shall have the meaning set forth in Section 5.11.3.

“Prudential Financial Statements” shall mean the (a) the audited consolidated statements of condition of Prudential and its Subsidiaries as of September 30, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Prudential and the Prudential Subsidiaries for each of the three years ended September 30, 2015, 2014 and 2013, as set forth in Prudential’s Annual Report on Form 10-K for the year ended September 30, 2015, and (b) the unaudited interim consolidated financial statements of Prudential and its Subsidiaries as of the end of each calendar quarter following September 30, 2015, and for the periods then ended, as filed by Prudential in the Prudential Securities Documents.

“Prudential MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections:  5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.2.3, 5.2.4, 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.7, 5.8, 5.9, 5.10.1 (other than the first sentence thereof), 5.10.2, 5.10.4, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17 and 5.18.

“Prudential Payment” shall have the meaning set forth in Section 11.2.2.

“Prudential Pension Plan” shall have the meaning set forth in Section 5.11.3.

“Prudential Policies, Practices and Procedures” shall have the meaning set forth in Section 5.18.2.

“Prudential Ratio” shall have the meaning set forth in Section 11.1.7.

“Prudential Regulatory Agreement” shall have the meaning set forth in Section 5.10.3.

“Prudential Securities Documents” shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by Prudential with the SEC pursuant to the Securities Laws.

“Prudential Stock Benefit Plans” shall mean the (i) Prudential Bancorp, Inc. 2008 Stock Option Plan, (ii) Prudential Bancorp, Inc. 2008 Recognition and Retention Plan and Trust, and (iii) Prudential Bancorp, Inc. 2014 Stock Incentive Plan.

“Prudential Subsidiary” shall mean a Subsidiary of Prudential.

“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“REO” shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.

“Representative” shall have the meaning set forth in Section 3.2.2.

A-9

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments (including rights to earned dividends or dividend equivalents thereon) which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.6.

“Starting Date” shall have the meaning set forth in Section 11.1.7.

“Starting Price” shall have the meaning set forth in Section 11.1.7.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.1.3.

“Stock Election Number” shall have the meaning set forth in Section 3.2.5.

“Stock Election Shares” shall have the meaning set forth in Section 3.1.3.

“Subsidiary” shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.

A-10

“Taxing Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.

“Termination Date” shall mean February 28, 2017.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (ASC 310-40), or any successor thereto.

Other terms used herein are defined in the recitals and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Polonia shall merge with and into Prudential under the laws of the Commonwealth of Pennsylvania and the State of Maryland, with Prudential as the resulting or surviving institution (the “Surviving Corporation”); and (b) the separate existence of Polonia shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Polonia shall be vested in and assumed by Prudential. As part of the Merger, each share of Polonia Common Stock (other than Treasury Stock and Dissenting Shares) will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.	Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the twentieth calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or within five business days of the acceptance of the Closing Balance Sheet, whichever is later, or such other date that may be agreed to in writing by the parties.

The Merger shall be effected by the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Maryland Department on the day of the Closing (the “Closing Date”), in accordance with the PBCL and the MGCL. The “Effective Time” shall mean the date and time upon which the Articles of Merger are filed with the Department of State of the Commonwealth of Pennsylvania and the Maryland Department, or as otherwise stated in the Articles of Merger, in accordance with the PBCL and the MGCL.

2.3.	Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Prudential in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.

A-11

2.4.	Directors and Officers of Prudential and the Surviving Corporation.

The directors of Prudential immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of Prudential. The officers of Prudential immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.5.	Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement, the PBCL and the MGCL.

2.6.	Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Prudential and Polonia each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

2.7.	Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time Prudential shall be entitled to revise the structure of the Merger, including, without limitation, by merging Polonia into a newly created wholly-owned Subsidiary of Prudential; provided that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (b) there are no adverse federal or state income tax or other adverse tax consequences to Polonia shareholders as a result of the modification; (c) the consideration to be paid to the holders of Polonia Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount; and (d) such modification will not materially delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise materially delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect Polonia or the holders of Polonia Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.	Bank Merger.

Prudential and Polonia shall use their reasonable best efforts to cause the Bank Merger to occur as soon as practicable after the Effective Time. In addition, following the execution and delivery of this Agreement, Prudential will cause Prudential Bank, and Polonia will cause Polonia Bank, to execute and deliver the Agreement and Plan of Merger substantially in the form attached to this Agreement as Exhibit A.

A-12

2.9.	Absence of Control.

Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that Prudential by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, Polonia or to exercise, directly or indirectly, a controlling influence over the management or policies of Polonia.

ARTICLE III
CONVERSION OF SHARES

3.1.	Conversion of Polonia Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Prudential, Polonia or the holders of any of the shares of Polonia Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.          Prudential Shares. Each share of Prudential Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.          Canceled Polonia Shares. All shares of Polonia Common Stock held in the treasury of Polonia (“Treasury Stock”) and each share of Polonia Common Stock owned by Prudential immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.          Each outstanding share of Polonia Common Stock with respect to which an election to receive Prudential Common Stock has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Stock Election”), shall be converted into the right to receive (i) 0.7591 (the “Exchange Ratio”) of a share of Prudential Common Stock, subject to adjustment as provided in Sections 3.1.5, 3.1.8 and 11.1.7 (the “Per Share Stock Consideration”) (collectively, the “Stock Election Shares”).

3.1.4.          Each outstanding share of Polonia Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (a “Cash Election”), shall be converted into the right to receive a cash payment, without interest, equal to $11.28 (the “Per Share Cash Consideration”), subject to adjustment as provided in Sections 3.1.5 and 11.1.7 (collectively, the “Cash Election Shares”).

3.1.5.          Stockholders’ Equity Price Adjustment.

(A)             If, as of the Final Statement Date, the Polonia Consolidated Stockholders' Equity is less than $37,401,000, the Per Share Cash Consideration and the Per Share Stock Consideration shall be reduced as set forth below, subject to increase in clause (B) below:

(i)          The Per Share Cash Consideration will be reduced from $11.28 by an amount equal to (i) $37,401,000 minus (ii) the Polonia Consolidated Stockholders’ Equity as of the Final Statement Date, with such difference divided by the Outstanding Shares Number, rounded to the nearest cent.

A-13

(ii)         The Per Share Stock Consideration shall be reduced by taking the following steps to reduce the Exchange Ratio: (i) subtract from $37,401,000 the Polonia Consolidated Stockholders’ Equity as of the Final Statement Date, (ii) divide the difference in clause (i) by the Outstanding Shares Number, (iii) divide the quotient in clause (ii) by the Starting Price, and (iv) subtract the quotient in clause (iii) from the Exchange Ratio, with the adjusted Exchange Ratio rounded to the nearest ten-thousandth.

(B)              If the Polonia Net Equity Adjustments is a positive dollar amount, then the Per Share Cash Consideration and the Per Share Stock Consideration (in each case after reflecting any downward adjustment determined in clause (A) above) shall be increased as set forth below:

(i)          The Per Share Cash Consideration (after reflecting any downward adjustment determined in clause (A) above) will be increased by an amount equal to the Polonia Net Equity Adjustments divided by the Outstanding Shares Number, rounded to the nearest cent.

(ii)         The Per Share Stock Consideration (after reflecting any downward adjustment determined in clause (A) above) shall be increased by taking the following steps to increase the Exchange Ratio (after reflecting any downward adjustment determined in clause (A) above): (i) divide the Polonia Net Equity Adjustments by the Outstanding Shares Number, (ii) divide the quotient in clause (i) by the Starting Price, and (iii) add the quotient in clause (ii) to the Exchange Ratio with the adjusted Exchange Ratio rounded to the nearest ten-thousandth.

3.1.6.          Except for Dissenting Shares, each outstanding share of Polonia Common Stock other than as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 3.2.3 (collectively, “Non-Election Shares”), shall be converted into the right to receive such Per Share Stock Consideration and/or Per Share Cash Consideration as shall be determined in accordance with Section 3.2, subject to adjustment as provided in Sections 3.1.5, 3.1.8 and 11.1.7.

3.1.7.          Rights of Polonia Shares Post-Effective Time. After the Effective Time, shares of Polonia Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist and shall thereafter by operation of this section represent only the right to receive the Merger Consideration, other than Dissenting Shares, and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Polonia on such shares of Polonia Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. Dissenting Shares shall have such rights as provided therefor under applicable law.

3.1.8.          Stock Splits, Etc. In the event Prudential changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Prudential Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Prudential Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to Prudential Common Stock if Prudential issues additional shares of Prudential Common Stock and receives fair market value consideration for such shares.

3.1.9.          No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Prudential Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Prudential Common Stock shall be payable on or with respect to any fractional share, and such fractional share

A-14

interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Prudential. In lieu of the issuance of any such fractional share, Prudential shall pay to each former shareholder of Polonia who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of Polonia Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Prudential Common Stock to which such holder would otherwise have been entitled to receive pursuant to Section 3.1, and (b) the quotient obtained by dividing (y) the Per Share Cash Consideration, by (y) the Exchange Ratio (subject to adjustment as provided in Sections 3.1.5, 3.1.8 and 11.1.7). For purposes of determining any fractional share interest, all shares of Polonia Common Stock owned by a Polonia shareholder shall be combined so as to calculate the maximum number of whole shares of Prudential Common Stock issuable to such Polonia shareholder.

3.2.	Election Procedures.

3.2.1.          Holders of record of Polonia Common Stock may elect to receive shares of Prudential Common Stock or cash in exchange for their shares of Polonia Common Stock, provided that the number of shares of Polonia Common Stock to be converted into Per Share Stock Consideration pursuant to this Section 3.2.1 shall not exceed fifty percent (50.0%) of the Outstanding Shares Number (the “Stock Conversion Number”). All other shares of Polonia Common Stock other than Dissenting Shares shall be converted into Per Share Cash Consideration.

3.2.2.          An election form and other appropriate customary transmittal material in such form as Prudential and Polonia shall mutually agree (“Election Form”) will be mailed no more than forty (40) Business Days and no less than twenty (20) Business Days prior to the Election Deadline or on such earlier date as Prudential and Polonia shall mutually agree (the “Mailing Date”) to each holder of record of Polonia Common Stock as of five (5) Business Days prior to the Mailing Date permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to specify the number of shares of Polonia Common Stock owned by such holder with respect to which such holder desires to make a Cash Election in accordance with the provisions of Section 3.1.4, (ii) to specify the number of shares of Polonia Common Stock owned by such holder with respect to which such holder desires to make a Stock Election, in accordance with the provisions of Section 3.1.3, or (iii) to indicate that such record holder has no preference as to the receipt of cash or Prudential Common Stock for such shares. Holders of record of shares of Polonia Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of Polonia Common Stock held by each Representative for a particular beneficial owner. Any shares of Polonia Common Stock with respect to which the holder thereof shall not, as of the Election Deadline (as defined in Section 3.2.3), have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares. Prudential shall make available one or more Election Forms as may reasonably be requested in writing from time to time by all Persons who become holders (or beneficial owners) of Polonia Common Stock between the record date for the initial mailing of Election Forms and the close of business on the business day prior to the Election Deadline (as defined in Section 3.2.3), and Polonia shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

3.2.3.          The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the later of (i) the date of the Polonia Shareholders Meeting and (ii) the date that Prudential and Polonia shall agree is as near as practicable to five (5) Business Days prior to the expected Closing Date. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all the shares of Polonia Common Stock covered by

A-15

such Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the Person submitting the Election Form to the Exchange Agent. Shares of Polonia Common Stock held by holders who acquired such shares subsequent to the Election Deadline will be designated Non-Election Shares. In addition, if a holder of Polonia Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline and fails to file a new properly completed Election Form before the deadline, such shares shall be designated Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Prudential nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

3.2.4.          No later than five (5) Business Days after the Effective Time, Prudential shall cause the Exchange Agent to effect the allocation among holders of Polonia Common Stock of rights to receive the Per Share Cash Consideration and/or the Per Share Stock Consideration as set forth in Sections 3.2.5 and 3.2.6.

3.2.5.          If the aggregate number of shares of Polonia Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and the Stock Election Shares of each holder thereof will be converted into the right to receive the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) the fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Cash Consideration.

3.2.6.          If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)         If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Per Share Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Per Share Cash Consideration; or

(B)         If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the Cash Election Shares of each holder thereof shall be converted into the right to receive the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the

A-16

product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.

3.3.	Procedures for Exchange of Polonia Common Stock.

3.3.1.          Deposit of Merger Consideration. At or prior to the Effective Time, Prudential shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of Prudential Common Stock sufficient to deliver the aggregate Per Share Stock Consideration, and (b) immediately available funds equal to the aggregate Per Share Cash Consideration and the aggregate cash necessary to satisfy cash in lieu of fractional shares (collectively, the “Exchange Fund”) and Prudential shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) in accordance with this Agreement.

3.3.2.          Exchange of Certificates. Prudential shall cause the Exchange Agent, as soon as practicable but in no event more than seven (7) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (including cash in lieu of fractional shares), if any, into which the Polonia Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of Polonia (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration into which such holder of Polonia Common Stock shall have become entitled pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

3.3.3.          Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Polonia Common Stock shall have no rights, after the Effective Time, with respect to such Polonia Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to exercise his or her rights as a Dissenting Shareholder to the extent such rights are perfected. No dividends or other distributions with respect to Prudential Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Prudential Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Prudential Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Prudential Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Prudential Common Stock issuable with respect to such Certificate.

3.3.4.          Surrender by Persons Other than Record Holders. In the event of a transfer of ownership of a Certificate representing Polonia Common Stock that is not registered in the stock transfer

A-17

records of Polonia, the proper amount of cash and/or shares of Prudential Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Polonia Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of Prudential that the Tax has been paid or is not applicable.

3.3.5.          Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Polonia of the shares of Polonia Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Polonia Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (including cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in Section 3.3.

3.3.6.          Return of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Polonia as of the six month anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to Prudential. In such event, any former shareholders of Polonia who have not theretofore complied with this Section 3.3 shall thereafter look only to Prudential with respect to the Per Share Merger Consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on the Prudential Common Stock deliverable in respect of each share of Polonia Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Prudential, Polonia, the Exchange Agent or any other person shall be liable to any former holder of shares of Polonia Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.3.7.          Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Prudential or the Exchange Agent, the posting by such person of a bond in such amount as Prudential may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration for each share of Polonia Common Stock represented by such Certificate deliverable in respect thereof pursuant to this Agreement.

3.3.8.          Withholding Rights. Prudential or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Polonia Common Stock such amounts as Prudential (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Prudential or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Polonia Common Stock in respect of whom such deduction and withholding were made by Prudential or the Exchange Agent.

3.3.9.          Treatment of Polonia Options and Restricted Stock Awards. Polonia Disclosure Schedule 3.3.9 sets forth all of the Polonia Options and Polonia Restricted Stock Awards as of the date hereof, which schedule includes, for each such (i) Polonia Option grant, the name of the individual grantee, the number of shares subject to the Polonia Option, the date of grant, the exercise

A-18

price, the vesting schedule, the expiration date, and any rights to earned dividends or dividend equivalents with respect to the underlying shares and (ii) Polonia Restricted Stock Award, the name of the recipient, the date of grant, the number of shares of Polonia Common Stock subject to such Polonia Restricted Stock Award, the vesting schedule, and any rights to earned dividends or dividend equivalents with respect to the underlying shares.

(A)         As of and immediately prior to the Effective Time, subject to the receipt of any necessary prior approval or non-objection of any Bank Regulators, including but not limited to the OCC and the FDIC, all rights with respect to each share of Polonia Common Stock issuable pursuant to the exercise of Polonia Options which remain outstanding at the Effective Time of the Merger and which have not yet been exercised, shall become fully vested and subsequently be canceled by Polonia in exchange for a cash payment equal to the positive difference, if any, between $11.28, subject to adjustment as provided herein, and the corresponding exercise price of such Polonia Options (the “Cash-Out Consideration”), less any taxes required to be withheld therefrom. The Cash-Out Consideration will be paid the later of the (i) Effective Time or (ii) receipt of any necessary prior approval or non-objection of Bank Regulators, if received. The cancellation of Polonia Options in exchange for the Cash-Out Consideration described in this section shall be deemed a release of any and all rights the holder had or may have had in respect of such Polonia Options. Prior to the Effective Time, Polonia shall use its commercially reasonable best efforts to take or cause to be taken all actions, including obtaining any Polonia employee consents, that may be necessary to effectuate the actions set forth in this Section 3.3.9.

(B)         Each outstanding Polonia Restricted Stock Award granted by Polonia pursuant to the Polonia Stock Benefit Plans, which award is unvested immediately prior to the Effective Time, shall, subject to the receipt of any necessary prior approval or non-objection from any Bank Regulator, including but not limited to the OCC and the FDIC, vest and be free of any restrictions as of the Effective Time in accordance with the terms of the Polonia Stock Benefit Plans and be exchanged for the Merger Consideration as provided in Section 3.1.3 hereof.

(C)         Polonia shall cause the termination, effective as of the Effective Time, of the Polonia Stock Benefit Plans.

3.3.10.         Dissenters’ Rights.

(A)         Each outstanding share of Polonia Common Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law.  Polonia shall give Prudential prompt notice upon receipt by Polonia of any such demands for payment of the fair value of such shares of Polonia Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Prudential shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands.  Polonia shall not, except with the prior written consent of Prudential, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law.  Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

(B)         If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered

A-19

a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive Prudential Common Stock and/or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated Non-Election Shares. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Polonia Common Stock of such holder shall be entitled to receive the Merger Consideration.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF Polonia

Subject to the disclosures set forth in the Polonia Disclosure Schedules delivered by Polonia to Prudential prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article IV, or to one or more of Polonia’s covenants contained in Article VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Polonia Disclosure Schedules as an exception to a Polonia MAE Rep shall not be deemed an admission by Polonia that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the Polonia Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Polonia Disclosure Schedules or another Section of this Agreement) Polonia represents and warrants to Prudential as follows:

4.1.	Organization.

4.1.1.          Polonia is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended (“HOLA”). Polonia has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Polonia.

4.1.2.          Polonia Bank is a federal savings bank duly organized and validly existing and in good standing under the laws of the United States. Polonia has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Polonia. The deposits of Polonia Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Polonia Bank when due. Polonia Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

A-20

4.1.3.          Polonia Disclosure Schedule 4.1.3 sets forth each Polonia Subsidiary. Each Polonia Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Polonia Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted. Each Polonia Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Polonia.

4.1.4.          The respective minute books of Polonia and each Polonia Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees).

4.1.5.          Prior to the date of this Agreement, Polonia has made available to Prudential true and correct copies of the articles of incorporation, charter and bylaws, or their other entity equivalents, of Polonia and the Polonia Subsidiaries, each as in effect as of the date hereof.

4.2.	Capitalization.

4.2.1.          The authorized capital stock of Polonia consists of 14,000,000 shares of common stock, $0.01 par value per share, of which as of the date hereof, 3,348,827 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are outstanding. There are no shares of Polonia Common Stock held by Polonia as Treasury Stock. Except as set forth in Polonia Disclosure Schedule 3.3.9 neither Polonia nor any Polonia Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Polonia Common Stock, or any other security of Polonia or a Polonia Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of Polonia Common Stock or any other security of Polonia or any Polonia Subsidiary, or pursuant to which Polonia or any Polonia Subsidiary is or could be required to register shares of Polonia capital stock or other securities under the Securities Act. Polonia Disclosure Schedule 3.3.9 sets forth the name of each holder of Polonia Options to purchase Polonia Common Stock and/or Polonia Restricted Stock Awards, the number of shares each such individual may acquire pursuant to the exercise of such options or the vesting of such restricted stock awards, the grant and vesting dates, the exercise price relating to the options held, and any rights to earned dividends or dividend equivalents with respect to the underlying shares.

4.2.2.          Except for the Polonia Subsidiaries, Polonia does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Polonia Subsidiaries, equity interests held by Polonia Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Polonia Subsidiaries, including stock in the FHLB. Except as disclosed in Polonia Disclosure Schedule 4.2.2, Polonia, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Polonia Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.2.3.          Except as set forth on Polonia Disclosure Schedule 4.2.3, to the Knowledge of Polonia, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Polonia Common Stock.

A-21

4.2.4.          Polonia Disclosure Schedule 4.2.4 sets forth Polonia’s and all Polonia Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Polonia Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

4.3.	Authority; No Violation.

4.3.1.          Polonia has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Polonia’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Polonia and the consummation by Polonia of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Polonia, and no other corporate proceedings on the part of Polonia, except for the approval of the Polonia shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Polonia, and subject to due and valid execution and delivery of this Agreement by Prudential, constitutes the valid and binding obligation of Polonia, enforceable against Polonia in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.3.2.          Subject to receipt of Regulatory Approvals and Polonia’s and Prudential’s compliance with any conditions contained therein, and to the receipt of the requisite approval of the shareholders of Polonia, (a) the execution and delivery of this Agreement by Polonia, (b) the consummation of the transactions contemplated hereby, and (c) compliance by Polonia with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of Polonia or any Polonia Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Polonia or any Polonia Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Polonia or any Polonia Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Polonia or any Polonia Subsidiary.

4.3.3.          The Polonia Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Polonia and its shareholders, that it will recommend that Polonia’s shareholders vote in favor of the Merger, subject to Section 6.10.5 of this Agreement, on the terms and conditions set forth in this Agreement, and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to Polonia’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by a vote of a majority of the votes cast by all shareholders entitled to vote at a duly held meeting of such shareholders, assuming a quorum is present, no other proceedings on the part of Polonia are necessary to approve this Agreement or to consummate the transactions contemplated hereby.

A-22

4.4.	Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Maryland Department, (c) the filing with the SEC of the Merger Registration Statement, (d) approval of the listing of Prudential Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Prudential Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of Polonia, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Polonia, and (y) the completion of the Merger by Polonia and the other transactions contemplated by this Agreement. Polonia has no Knowledge of any fact or circumstance pertaining to Polonia that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5.	Reports, Regulatory Matters, Financial Statements.

4.5.1.          The Polonia Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements. Polonia has previously made available to Prudential the Polonia Regulatory Reports.

4.5.2.          Polonia has previously made available to Prudential the Polonia Financial Statements. The Polonia Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects, the consolidated financial position, results of operations and cash flows of Polonia and the Polonia Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the period involved, except as indicated in the notes thereto, or in the case of unaudited statements for periods subsequent to December 31, 2015.

4.5.3.          At the date of each balance sheet included in the Polonia Financial Statements or the Polonia Regulatory Reports, neither Polonia nor Polonia Bank, as applicable, had any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Polonia Financial Statements or Polonia Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. The Polonia Financial Statements reflect only actual transactions and all other books and records, including the Polonia Financial Statements, of Polonia and the Polonia Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

4.5.4.          The records, systems, controls, data and information of Polonia and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Polonia or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5.4. Polonia (a) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP,

A-23

(b) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Polonia, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Polonia by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to Polonia’s outside auditors and the audit committee of Polonia’s Board of Directors (the “Polonia Audit Committee”) and as set forth in Polonia Disclosure Schedule 4.5.4 (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Polonia’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Polonia’s internal control over financial reporting. These disclosures (if any) were made in writing to Polonia’s auditors and the Polonia Audit Committee and a copy has previously been made available to Prudential.

4.5.5.          Except as otherwise set forth in Polonia Disclosure Schedule 4.5.5, since December 31, 2015, (a) neither Polonia nor any of its Subsidiaries nor any director or executive officer of Polonia or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Polonia or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Polonia or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing Polonia or any of its Subsidiaries, whether or not employed by Polonia or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by Polonia or any of its officers, directors, employees or agents to the Board of Directors of Polonia or any committee thereof or to any director or executive officer of Polonia.

4.6.	Taxes.

4.6.1.          Polonia and the Polonia Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Polonia and each Polonia Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to Polonia and every Polonia Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to Polonia and every Polonia Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from Polonia and any Polonia Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Polonia Financial Statements, or (c) have not yet been fully determined. Except as set forth in Polonia Disclosure Schedule 4.6.1, neither Polonia nor any Polonia Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in Polonia Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of Polonia or any Polonia Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where Polonia or any Polonia Subsidiary does not file Tax Returns that Polonia or any Polonia Subsidiary is subject to Tax in that jurisdiction. Polonia and the Polonia Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Polonia and each Polonia Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or

A-24

other third party, and Polonia and each Polonia Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns of Polonia and each Polonia Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2013.

4.6.2.          The unpaid Taxes of Polonia and the Polonia Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the Polonia Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of Polonia in filing its Tax Returns. Since December 31, 2015, neither Polonia nor any Polonia Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

4.6.3.          None of Polonia, any Polonia Subsidiary or any director or executive officer (or employee responsible for Tax matters) of Polonia or any Polonia Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither Polonia nor any Polonia Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where Polonia or any Polonia Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Polonia or any Polonia Subsidiary. Neither Polonia nor any Polonia Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an agreement exclusively among Polonia and any Polonia Subsidiary). Neither Polonia nor any Polonia Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Polonia) and neither Polonia nor any Polonia Subsidiary has any liability for the Taxes of any Person (other than Polonia or any Polonia Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. There has not been an ownership change, as defined in Section 382(g) of the Code, of Polonia or any Polonia Subsidiary that occurred during or after any taxable period in which Polonia or such Polonia Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of Polonia or any Polonia Subsidiary immediately preceding the date of this Agreement.

4.6.4.          Neither Polonia nor any Polonia Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Polonia nor any Polonia Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither Polonia nor any Polonia Subsidiary is or has been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code. Neither Polonia nor any Polonia Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither Polonia nor any Polonia Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of the Polonia or any Polonia Subsidiary. Neither Polonia nor any Polonia Subsidiary is or ever has been a “personal holding Company” as defined in Section 542 of the Code.

A-25

4.6.5.          Neither Polonia nor any Polonia Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. None of the assets of Polonia or any Polonia Subsidiary is property which Polonia or any Polonia Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of Polonia or any Polonia Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither Polonia nor any Polonia Subsidiary presently hold assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of Polonia or any Polonia Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. No excess loss account exists with respect to any Polonia Subsidiary. Polonia and each Polonia Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and Polonia has no Knowledge that the IRS has proposed such adjustment in accounting method. The acquisition of the Polonia Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by Polonia and each Polonia Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). Polonia Disclosure Schedule 4.6.5 sets forth the following information regarding certain officers who have employment agreements or who are participants in a Polonia SERP: (i) the amounts payable pursuant to the officer’s employment agreement upon completion of the Merger, (ii) the amount of any increase in benefits payable pursuant to a Polonia SERP as a result of the completion of the Merger, (iii) a good faith estimate of the amount of any other payment or benefit to such officer which is treated as contingent on the Merger under Section 280G of the Code, and (iv) the officer’s “base amount” as defined in Section 280G(b)(3)(A) of the Code, in each case assuming such officer’s employment is terminated as of the Effective Time and the receipt of any required approval or non-objection of Bank Regulators. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by Polonia or a Polonia Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to Polonia and each Polonia Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of Polonia and each Polonia Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

4.6.6.          Each of Polonia and the Polonia Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.

4.6.7.          No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of Polonia.

4.6.8.          Neither Polonia nor any Polonia Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.

A-26

4.7.	No Material Adverse Effect.

Polonia has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Polonia.

4.8.	Material Contracts; Leases; Defaults.

4.8.1.          Except as set forth in Polonia Disclosure Schedule 4.8.1, neither Polonia nor any Polonia Subsidiary is a party to or subject to: (a) any employment, consulting or severance contract, “change in control” or termination contract or arrangement with any past or present officer, director, employee or independent contractor of Polonia or any Polonia Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control) except for “at will” arrangements; (b) any agreement containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, confidentiality or any other such restrictive covenants applicable to Polonia or any past or present Polonia director or employee; (c) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of Polonia or any Polonia Subsidiary; (d) any collective bargaining agreement with any labor union relating to employees of Polonia or any Polonia Subsidiary; (e) any agreement which by its terms limits the payment of dividends by Polonia or any Polonia Subsidiary; (f) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Polonia or any Polonia Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Prudential or any Prudential Subsidiary; (g) any other agreement, written or oral, that obligates Polonia or any Polonia Subsidiary for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), (h) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits the conduct of business by Polonia or any Polonia Subsidiary; (i) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) any agreement or arrangement that is subject to the provisions of 12 C.F.R. Part 359, (k) any lease for real property; (l) any contract or arrangement with any broker-dealer or investment adviser; (m) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; (n) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or (o) any other contract which is material to the business, operations or financial condition of Polonia or a Polonia Subsidiary.

4.8.2.          Each real estate lease that requires the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Polonia Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Polonia nor any Polonia Subsidiary is in default in any respect under any material contract, agreement,

A-27

commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except where default would not, individually or in the aggregate, have a Material Adverse Effect on Polonia.

4.8.3.          True and correct copies of the agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to Prudential on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither Polonia nor any Polonia Subsidiary (nor, to the Knowledge of Polonia, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Polonia or any of the Polonia Subsidiaries under any Material Contract. Except as listed on Polonia Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

4.8.4.          Except as listed on Polonia Disclosure Schedule 4.8.4, since December 31, 2015, through and including the date of this Agreement, neither Polonia nor any Polonia Subsidiary has (a) except for (i) normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2015 (which amounts have been previously made available to Prudential), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Polonia Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (b) granted any options to purchase shares of Polonia Common Stock, or any right to acquire any shares of its capital stock, including restricted stock awards or units, to any executive officer, director or employee other than grants to employees made in the ordinary course of business consistent with past practice under the Polonia Stock Benefit Plans, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of Polonia or any of the Polonia Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of $50,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of Polonia or of the Polonia Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.	Ownership of Property; Insurance Coverage.

4.9.1.          Polonia and each Polonia Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Polonia or each Polonia Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Polonia Regulatory Reports and in the Polonia Financial Statements or acquired subsequent thereto (except to the extent that such assets and

A-28

properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Polonia Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the Polonia Financial Statements. Polonia and the Polonia Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by Polonia and the Polonia Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Polonia is not a party to any agreement pursuant to which it has securitized any of its assets.

4.9.2.          With respect to all agreements pursuant to which Polonia or any Polonia Subsidiary has purchased securities subject to an agreement to resell, if any, Polonia or such Polonia Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3.          Polonia and each Polonia Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Polonia nor any Polonia Subsidiary, except as disclosed in Polonia Disclosure Schedule 4.9.3, has received notice from any insurance carrier during the past five years that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as set forth on Polonia Disclosure Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by Polonia or any Polonia Subsidiary under such policies (other than with respect to health or disability insurance). Polonia and all Polonia Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations. All such insurance is valid and enforceable and in full force and effect, and within the last three years Polonia and each Polonia Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Polonia Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by Polonia and each Polonia Subsidiary.

4.9.4.          All real property owned by Polonia or a Polonia Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of Polonia, threatened condemnation proceedings against such real property. Except as set forth in Polonia Disclosure Schedule 4.9.4, Polonia and the applicable Polonia Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970. Insurance is currently maintained on all property, including all owned real property, in amounts, scope and coverage reasonably necessary for its operations. Neither Polonia nor any Polonia Subsidiary has received any written notice of termination, nonrenewal or premium adjustment for such policies.

4.10.	Legal Proceedings.

Except as set forth on Polonia Disclosure Schedule 4.10, neither Polonia nor any Polonia Subsidiary is a party to any, and there are no pending or, to Polonia’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or

A-29

governmental investigations or inquiries of any nature (a) against Polonia or any Polonia Subsidiary, (b) to which Polonia or any Polonia Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (d) which could adversely affect the ability of Polonia to perform under this Agreement, or (e) which would be reasonably likely to materially impair Polonia’s or any Polonia Subsidiary’s ability to operate its business as currently conducted or proposed to be conducted post-Merger.

4.11.	Compliance With Applicable Law.

4.11.1.        Each of Polonia and each Polonia Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the HOLA, the Federal Reserve Act, the FDIA, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Polonia nor any Polonia Subsidiary has received any written notice to the contrary. The Board of Directors of Polonia Bank has adopted and Polonia Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

4.11.2.        Each of Polonia and each Polonia Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of Polonia, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.11.3.        Other than those listed on Polonia Disclosure Schedule 4.11.3, for the period beginning January 1, 2014, neither Polonia nor any Polonia Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that Polonia or any Polonia Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, Polonia or any Polonia Subsidiary, or indicating that Polonia or any Polonia Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of Polonia or any Polonia Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Polonia or any Polonia Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Polonia Regulatory Agreement”). Except as disclosed on Polonia Disclosure Schedule 4.11.3, neither Polonia nor any Polonia Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to Polonia Bank as to compliance

A-30

with the CRA is “satisfactory” or better. To the Knowledge of Polonia, there are no unresolved violations, criticisms, or exceptions by any Regulatory Authority with respect to any Polonia Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon Polonia or any Polonia Subsidiary or the assets of Polonia or any Polonia Subsidiary.

4.11.4.        Since the enactment of the Sarbanes Oxley Act, Polonia has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

4.11.5.        Polonia Disclosure Schedule 4.11.5 sets forth, as of March 31, 2016, a schedule of all executive officers and directors of Polonia who have outstanding loans from Polonia, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.11.6.        To Polonia’s Knowledge, none of Polonia’s or Polonia Subsidiary’s officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability. Polonia has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of Polonia’s or any Polonia Subsidiary’s officers, directors, managers, members, partners or employees.

4.12.	Employee Benefit Plans.

4.12.1.        Polonia Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other benefit practices, policies and arrangements maintained by Polonia or any Polonia Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of Polonia or any Polonia Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Polonia Compensation and Benefit Plans”). Neither Polonia nor any Polonia Subsidiary has any commitment to create any additional Polonia Compensation and Benefit Plan or to modify, change or renew any existing Polonia Compensation and Benefit Plan, except as required to maintain the qualified status thereof. Polonia has made available to Prudential true and correct copies of the agreements or other documents establishing and evidencing the Polonia Compensation and Benefit Plans.

4.12.2.        Except as disclosed in Polonia Disclosure Schedule 4.12.2, each Polonia Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”), the Affordable Care Act (“ACA”) and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Except as disclosed in Polonia Disclosure Schedule 4.12.2, each Polonia Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which Polonia is entitled to rely, and Polonia is not aware of any circumstances which are reasonably likely to result in

A-31

revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of Polonia, threatened action, suit or claim relating to any of the Polonia Compensation and Benefit Plans (other than routine claims for benefits). Neither Polonia nor any Polonia Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Polonia Compensation and Benefit Plan that would reasonably be expected to subject Polonia or any Polonia Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

4.12.3.        Neither Polonia nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Polonia ERISA Affiliate”) since the effective date of ERISA maintains or ever maintained or participated in a plan subject to Title IV of ERISA, or contributes to, contributed to, is obligated to contribute to or was ever obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither Polonia, nor any Polonia ERISA Affiliate, nor any Polonia Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Polonia, any Polonia ERISA Affiliate, and any Polonia Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.12.4.        All contributions required to be made under the terms of any Polonia Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are or will be accrued on Polonia’s consolidated financial statements to the extent required by GAAP. Polonia and each Polonia Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Polonia Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.12.5.        Neither Polonia nor any Polonia Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in Polonia Disclosure Schedule 4.12.5, under any Polonia Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in Polonia Disclosure Schedule 4.12.5, there has been no communication to employees by Polonia or any Polonia Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6.        Polonia and its Subsidiaries do not maintain any Polonia Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7.        With respect to each Polonia Compensation and Benefit Plan, if applicable, Polonia has provided or made available to Prudential copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8.        Except as provided in Polonia Disclosure Schedule 4.12.8 and in Section 3.3.9, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any Polonia Compensation and Benefit Plan, or (c)  entitle any current

A-32

or former employee, director or independent contractor of Polonia or any Polonia Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.9.        Neither Polonia nor any Polonia Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.12.10.      Except as disclosed in Polonia Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

4.12.11.      Except as set forth in Polonia Disclosure Schedule 4.12.11, (i) each Polonia Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan (A) was in effect at least one year prior to October 21, 2014 and (B) was not amended during the one-year period immediately preceding October 21, 2014 to increase the benefits payable thereunder, (ii) the benefits payable under each Polonia Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan are accrued each period only for current or prior service rendered to Polonia or Polonia Bank, (iii) any payments made pursuant to a Polonia Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan are not based on any discretionary acceleration of vesting or accrual of benefits which occurs at any time later than one year prior to October 21, 2014, (iv) Polonia or Polonia Bank has previously recognized compensation expense and accrued a liability for the benefit payments under each Polonia Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan according to GAAP, and (v) since October 21, 2014, payments under each Polonia Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan have not been in excess of the accrued liability computed in accordance with GAAP.

4.12.12.      Polonia Disclosure Schedule 4.12.12 sets forth the following with respect to each Polonia SERP and the Polonia Bank Nonqualified Deferred Compensation Plan: (i) the name of each participant in the plan, including former directors, officers or employers who are still entitled to benefits under such plan, (ii) the account balance and/or accrued benefit of each participant as of April 30, 2016, and (iii) for each participant currently receiving benefits under such plan, the name of such participant, the dollar amount being paid, the frequency of the payment and the time period for which such payments are owed.

4.13.	Brokers, Finders and Financial Advisors.

Neither Polonia nor any Polonia Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of FinPro Capital Advisors, Inc. (“FinPro”) by Polonia and the fee payable pursuant thereto. Polonia has provided or made available to Prudential a true and correct copy of the engagement agreement with FinPro, setting forth the fee payable to FinPro for its services rendered to Polonia in connection with the Merger and transactions contemplated by this Agreement.

A-33

4.14.	Environmental Matters.

4.14.1.        Except as may be set forth in Polonia Disclosure Schedule 4.14, with respect to Polonia and each Polonia Subsidiary:

(A)         To Polonia’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by Polonia or any Polonia Subsidiary, or to Polonia’s Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to Polonia’s Knowledge, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a liability (including a remediation obligation) upon Polonia or any Polonia Subsidiary. To the Knowledge of Polonia, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to Polonia or any Polonia Subsidiary by reason of any Environmental Laws. Neither Polonia nor any Polonia Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Polonia or any Polonia Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Polonia or any Polonia Subsidiary;

(B)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Polonia’s Knowledge, threatened, before any court, governmental agency or other forum against Polonia or any Polonia Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Polonia or any Polonia Subsidiary;

(C)         To Polonia’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Polonia or any of the Polonia Subsidiaries, and to Polonia’s Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by Polonia or any of the Polonia Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and

(D)         “Participation Facility” shall mean any facility in which Polonia or any of the Polonia Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.

4.15.	Loan Portfolio.

4.15.1.        The allowance for loan losses reflected in Polonia’s audited consolidated balance sheet at December 31, 2015 was, and the allowance for loan losses shown on the balance sheets in Polonia’s Financial Statements for periods ending after December 31, 2015 will be, adequate, as of the dates thereof, under GAAP.

4.15.2.        Polonia Disclosure Schedule 4.15.2 sets forth a listing, as of March 31, 2016, by name and account, of: (a) all loans (including loan participations) of Polonia or any other Polonia

A-34

Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of Polonia or any other Polonia Subsidiary which have been terminated by Polonia or any other Polonia Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified Polonia or any other Polonia Subsidiary during the past twelve months of, or has asserted against Polonia or any other Polonia Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given Polonia or any other Polonia Subsidiary any oral notification of, or orally asserted to or against Polonia or any other Polonia Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 60 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (v) that qualify as Troubled Debt Restructurings, (vi) where a specific reserve allocation exists in connection therewith, or (vii) Polonia Delinquencies and (e) all assets classified by Polonia or any Polonia Subsidiary as REO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3.        All loans receivable (including discounts) and accrued interest entered on the books of Polonia and the Polonia Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Polonia’s or the appropriate Polonia Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To Polonia’s Knowledge, the loans, discounts and the accrued interest reflected on the books of Polonia and the Polonia Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

4.16.	Securities Documents.

Polonia has made available to Prudential copies of its (a) annual reports on Form 10-K for the years ended December 31, 2015, 2014 and 2013, and (b) proxy materials used in connection with its meetings of shareholders held in 2016, 2015 and 2014. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

4.17.	Related Party Transactions.

Except as set forth in Polonia Disclosure Schedule 4.17, neither Polonia nor any Polonia Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any

A-35

Affiliate of Polonia or any Polonia Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of Polonia or any Polonia Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Polonia nor any Polonia Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Polonia is inappropriate.

4.18.	Deposits.

Except as set forth in Polonia Disclosure Schedule 4.18, as of the date of this Agreement, none of the deposits of Polonia or any Polonia Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19.	Required Vote.

The affirmative vote of a majority of the votes cast by holders of issued and outstanding shares of Polonia Common Stock entitled to vote at a duly held meeting at which a quorum is present is required to approve this Agreement and the Merger under Polonia’s articles of incorporation and applicable law.

4.20.	Registration Obligations.

Neither Polonia nor any Polonia Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21.	Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Polonia’s own account, or for the account of one or more of Polonia’s Subsidiaries or their customers (all of which are set forth in Polonia Disclosure Schedule 4.21), were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of Polonia or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Polonia nor any Polonia Subsidiary, nor to the Knowledge of Polonia any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.

4.22.	Fairness Opinion.

The board of directors of Polonia has received an oral opinion from FinPro to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Polonia pursuant to this Agreement is fair to such shareholders from a financial point of view, which opinion will be confirmed in writing dated as of the

A-36

date of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.	Trust Accounts.

Polonia and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. None of Polonia, any other Polonia Subsidiary, or any of their respective directors, officers or employees, has committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.24.	Intellectual Property.

Polonia and each Polonia Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for Polonia and each Polonia Subsidiary to conduct their respective businesses as currently conducted. Neither Polonia nor any Polonia Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by Polonia or any Polonia Subsidiary in their respective businesses as currently conducted. Polonia and each Polonia Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. Neither Polonia nor any Polonia Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of Polonia or any Polonia Subsidiary. Polonia and each Polonia Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or Prudential and its Affiliates.

4.25.	Labor Matters.

There are no labor or collective bargaining agreements to which Polonia or any Polonia Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of Polonia, threatened against Polonia or any Polonia Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Polonia, threatened against Polonia or any Polonia Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Polonia, threatened against Polonia or any Polonia Subsidiary (other than routine employee grievances that are not related to union employees). Polonia and each Polonia Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice. Polonia and each Polonia Subsidiary represents that they have not made any commitments to others inconsistent with or in

A-37

derogation of any of the foregoing. There are no pending or, to the Knowledge of Polonia, threatened claims or suits against Polonia or any Polonia Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant. Neither Polonia nor any Polonia Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

4.26.	Polonia Information Supplied.

4.26.1.        The information relating to Polonia and any Polonia Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.26.2.        The information supplied by Polonia and any Polonia Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

4.27.	Investment Securities and Commodities

4.27.1.        Polonia and all Polonia Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Polonia or Polonia Subsidiaries. Such securities and commodities are valued on the books of Polonia in accordance with GAAP.

4.27.2.        Polonia and all Polonia Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that Polonia believes are prudent and reasonable in the context of such businesses. Polonia has previously made available to Prudential in writing its material Policies, Practices and Procedures.

4.28.	No Other Representations or Warranties.

4.28.1         Except for the representations and warranties made by Polonia in this Article IV and for the disclosures contained in the Polonia Disclosure Schedules, neither Polonia nor any other person makes any express or implied representation or warranty with respect to Polonia, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Polonia hereby disclaims any such other representations or warranties.

4.28.2          Polonia acknowledges and agrees that neither Prudential nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V and in the Prudential Disclosure Schedules.

A-38

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF Prudential

Subject to the disclosures set forth in the Prudential Disclosure Schedules delivered by Prudential to Polonia prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article V, or to one or more of the Prudential’s covenants contained in Article VII (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Prudential Disclosure Schedules as an exception to a Prudential MAE Rep shall not be deemed an admission by Prudential that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the Prudential Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Prudential Disclosure Schedules or another Section of this Agreement) the Prudential represents and warrants to Polonia as follows:

5.1.	Organization.

5.1.1.          Prudential is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Prudential has the requisite corporate power and authority to carry on its business as now conducted. Prudential is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Prudential.

5.1.2.          Prudential Bank is a savings bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Prudential Bank and each other Prudential Subsidiary has the requisite corporate power and authority to carry on its business as now conducted. Prudential Bank and each other Prudential Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Prudential Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Prudential Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

5.2.	Capitalization.

5.2.1.          The authorized capital stock of Prudential consists of 40,000,000 shares of common stock, $0.01 par value per share, of which as of the date hereof, 8,060,799 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which zero shares are outstanding. As of the date hereof, there are 1,484,010 shares of Prudential Common Stock held by Prudential as treasury stock. Except as set forth in Prudential Disclosure Schedule 5.2.1, neither Prudential nor any Prudential Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Prudential Common Stock,

A-39

or any other security of Prudential or any securities representing the right to vote, purchase or otherwise receive any shares of Prudential Common Stock or any other security of Prudential or any Prudential Subsidiary, or pursuant to which Prudential or any Prudential Subsidiary is or could be required to register shares of Prudential capital stock or other securities under the Securities Act, other than shares issuable under the Prudential Stock Benefit Plans.

5.2.2.          Prudential owns all of the capital stock of Prudential Bank free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Prudential Subsidiaries, Prudential does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of Prudential Subsidiaries, equity interests held by Prudential Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Prudential Subsidiaries, including stock in the FHLB. Except as set forth in Prudential’s Securities Documents, either Prudential or Prudential Bank, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Prudential Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.2.3.          Except as set forth in Prudential’s Securities Documents, to the Knowledge of Prudential, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Prudential Common Stock.

5.2.4.          Prudential Disclosure Schedule 5.2.4 sets forth Prudential’s and all Prudential Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a Prudential Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

5.3.	Authority; No Violation.

5.3.1.          Prudential has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Prudential and the consummation by Prudential of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Prudential, and no other corporate proceedings on the part of Prudential are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Prudential, and subject to due and valid execution and delivery of this Agreement by Polonia, constitutes the valid and binding obligation of Prudential, enforceable against Prudential in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2.          Subject to receipt of Regulatory Approvals and Polonia’s and Prudential’s compliance with any conditions contained therein, and to the receipt of the requisite approval of the shareholders of Polonia, (a) the execution and delivery of this Agreement by Prudential, (b) the consummation of the transactions contemplated hereby, and (c) compliance by Prudential with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of Prudential or any Prudential Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prudential or any Prudential Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse

A-40

of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Prudential or any Prudential Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by Prudential or any Prudential Subsidiary.

5.3.3.          The Prudential Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Prudential and its shareholders and no other proceedings on the part of Prudential are necessary to approve the issuance of shares of Prudential Common Stock or consummate the transactions contemplated hereby.

5.4.	Consents.

Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filings of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and the Maryland Department, (c) the filing with the SEC of (i) the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) approval of the listing of Prudential Common Stock to be issued in the Merger on the Nasdaq, (e) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Prudential Common Stock pursuant to this Agreement, and (f) the approval of this Agreement by the requisite vote of the shareholders of Polonia and no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by Prudential, and (ii) the completion of the Merger by Prudential and the other transactions contemplated by this Agreement. Prudential has no knowledge of any fact or circumstance pertaining to Prudential that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.

5.5.	Financial Statements.

5.5.1.          Prudential has previously made available to Polonia the Prudential Financial Statements. The Prudential Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of Prudential and the Prudential Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in conformity with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.5.2.          At the date of each balance sheet included in the Prudential Financial Statements, Prudential did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Prudential Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal,

A-41

recurring audit adjustments and the absence of footnotes. The Prudential Financial Statements reflect only actual transactions and all other books and records of Prudential and the Prudential Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.

5.5.3.          The records, systems, controls, data and information of Prudential and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Prudential or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.3. Prudential (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Prudential, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Prudential by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to Prudential’s outside auditors and the audit committee of Prudential’s Board of Directors (the “Prudential Audit Committee”) (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Prudential’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Prudential’s internal control over financial reporting. These disclosures (if any) were made in writing to Prudential’s auditors and the Prudential Audit Committee and a copy has previously been made available to Polonia. As of the date hereof, to the Knowledge of Prudential’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

5.5.4.          The allowance for loan and lease losses reflected in Prudential’s audited consolidated balance sheet at September 30, 2015 was, and the allowance for loan and lease losses shown on the balance sheets in Prudential’s Securities Documents for periods ending after September 30, 2015 will be, adequate, as of the dates thereof, under GAAP.

5.5.5.          Since September 30, 2015, (a) neither Prudential nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Prudential or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Prudential or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Prudential or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing Prudential or any of its Subsidiaries, whether or not employed by Prudential or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by Prudential or any of its officers, directors, employees or agents to the Board of Directors of Prudential or any committee thereof or to any director or officer of Prudential.

A-42

5.6.	Taxes.

5.6.1.          Prudential and the Prudential Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Prudential and each Prudential Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to Prudential and each Prudential Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to Prudential and each Prudential Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from Prudential and any Prudential Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Prudential Financial Statements, or (c) have not yet been fully determined. As of the date of this Agreement, Prudential has received no written notice of, and except as disclosed in Prudential Disclosure Schedule 5.6.1 there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of Prudential or any Prudential Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where Prudential or any Prudential Subsidiary does not file Tax Returns that Prudential or any Prudential Subsidiary is subject to Tax in that jurisdiction. Prudential and the Prudential Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Prudential and each Prudential Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Prudential and each Prudential Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns Prudential and each Prudential Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable statute of limitations for all taxable years through September 30, 2012.

5.6.2.          The unpaid Taxes of Prudential and the Prudential Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the Prudential Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of Prudential in filing its Tax Returns. Since September 30, 2015, neither Prudential nor any Prudential Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.

5.6.3.          Prudential and each Prudential Subsidiary has not disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. No excess loss account exists with respect to any Prudential Subsidiary. Prudential and each Prudential Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and Prudential has no Knowledge that the IRS has proposed such adjustment in accounting method. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by Prudential or a Prudential Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to Prudential and each Prudential Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of

A-43

Prudential and each Prudential Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.

5.7.	No Material Adverse Effect.

Prudential has not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Prudential.

5.8.	Ownership of Property; Insurance Coverage.

5.8.1.          Prudential and each Prudential Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Prudential or each Prudential Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Prudential Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Prudential Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the Prudential Financial Statements. Prudential and the Prudential Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by Prudential and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Prudential nor any Prudential Subsidiary is in default under any lease for any real or personal property to which either Prudential or any Prudential Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.

5.8.2.          Prudential and each Prudential Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Prudential and all Prudential Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations. All such insurance is valid and enforceable and in full force and effect, and within the last three years Prudential and each Prudential Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.

5.8.3.          All real property owned by Prudential or a Prudential Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of Prudential, threatened condemnation proceedings against such real property. Prudential and the applicable Prudential Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.

5.9.	Legal Proceedings.

Except as set forth on Prudential Disclosure Schedule Section 5.9, neither Prudential nor any Prudential Subsidiary is a party to any, and there are no pending or, to the Knowledge of Prudential,

A-44

threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against Prudential or any Prudential Subsidiary that could reasonably be expected to have a Material Adverse Effect, (b) to which Prudential or any Prudential Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) which could adversely affect the ability of Prudential to perform under this Agreement.

5.10.	Compliance With Applicable Law.

5.10.1.        Each of Prudential and each Prudential Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Pennsylvania Banking Code of 1965, the Federal Reserve Act, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Prudential nor any Prudential Subsidiary has received any written notice to the contrary. The Board of Directors of Prudential Bank has adopted and Prudential Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

5.10.2.        Each of Prudential and each Prudential Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of Prudential, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.10.3.        For the period beginning January 1, 2015, neither Prudential nor any Prudential Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that Prudential or any Prudential Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require Prudential or any Prudential Subsidiary, or indicating that Prudential or any Prudential Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of Prudential or any Prudential Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Prudential or any Prudential Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Prudential Regulatory Agreement”). Neither Prudential nor any Prudential Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to

A-45

Prudential Bank as to compliance with the CRA is satisfactory or better. There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Prudential Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon Prudential or any Prudential Subsidiary or the assets of Prudential or any Prudential Subsidiary.

5.10.4.        Since the enactment of the Sarbanes-Oxley Act, Prudential has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

5.11.	Employee Benefit Plans.

5.11.1.        Neither Prudential nor any Prudential Subsidiary has any commitment to create any additional Prudential Compensation and Benefit Plan or to modify, change or renew any existing Prudential Compensation and Benefit Plan, except as required to maintain the qualified status thereof. Prudential has made available to Polonia, in its Securities Documents or otherwise, true and correct copies of the agreements or other documents establishing and evidencing the Prudential Compensation and Benefit Plans.

5.11.2.        Each Prudential Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Prudential Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Prudential is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of Prudential, threatened action, suit or claim relating to any of the Prudential Compensation and Benefit Plans (other than routine claims for benefits). Neither Prudential nor any Prudential Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Prudential Compensation and Benefit Plan that would reasonably be expected to subject Prudential or any Prudential Subsidiary to a material unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.

5.11.3.        No liability under Title IV of ERISA has been incurred by Prudential or any Prudential Subsidiary with respect to any Prudential Compensation and Benefit Plan which is subject to Title IV of ERISA (“Prudential Pension Plan”) currently or formerly maintained by Prudential or any entity which is considered one employer with Prudential under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Prudential ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a risk to Prudential or any Prudential ERISA Affiliate of incurring a liability under such Title. No Prudential Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither Prudential nor any Prudential ERISA Affiliate has contributed to or has or had any obligation to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither Prudential, nor any Prudential ERISA Affiliate, nor any Prudential Compensation and Benefit Plan, including any Prudential Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has

A-46

engaged in a transaction in connection with which Prudential, any Prudential ERISA Affiliate, and any Prudential Compensation and Benefit Plan, including any Prudential Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

5.11.4.        All contributions required to be accrued under the terms of any Prudential Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on Prudential’s consolidated financial statements to the extent required by GAAP. Prudential and each Prudential Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Prudential Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

5.11.5.        Neither Prudential nor any Prudential Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, under any Prudential Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Prudential or any Prudential Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

5.11.6.        Prudential and its Subsidiaries do not maintain any Prudential Compensation and Benefit Plans covering employees who are not United States residents.

5.11.7.        With respect to each Prudential Compensation and Benefit Plan, if applicable, Prudential has provided or made available to Polonia copies of the: (a) trust instruments and insurance contracts; (b)  most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c)  most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last year; (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (h) any PBGC Form 500 and 501 filings, along with any Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the prior termination of a Prudential Pension Plan.

5.11.8.        Except as set forth on Prudential Disclosure Schedule 5.11.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b)  result in any increase in benefits payable under any Prudential Compensation and Benefit Plan, or (c)  entitle any current or former employee, director or independent contractor of Prudential or any Prudential Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

5.11.9.        Neither Prudential nor any Prudential Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.11.10.      All deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.

A-47

5.12.	Environmental Matters.

5.12.1.        Except as may be set forth in Prudential Disclosure Schedule 5.12, with respect to Prudential and each Prudential Subsidiary:

(A)         To Prudential’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon Prudential or any Prudential Subsidiary. No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Prudential or any Prudential Subsidiary by reason of any Environmental Laws. Neither Prudential nor any Prudential Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Prudential or any Prudential Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon Prudential or any Prudential Subsidiary.

(B)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to Prudential’s Knowledge, threatened, before any court, governmental agency or other forum against Prudential or any Prudential Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Prudential or any Prudential Subsidiary.

5.13.	Securities Documents

Prudential has made available to Polonia copies of its (a) annual reports on Form 10-K for the years ended September 30, 2015, 2014 and 2013, and (b) proxy materials used or for use in connection with its meetings of shareholders held in 2016, 2015 and 2014. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

5.14.	Brokers, Finders and Financial Advisors.

Neither Prudential nor any Prudential Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. (“Sandler”) and the fee payable pursuant thereto.

5.15.	Prudential Common Stock.

The shares of Prudential Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

A-48

5.16.	Prudential Information Supplied.

5.16.1.        The information relating to Prudential and any Prudential Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16.2.        The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Prudential with respect to statements made or incorporated by reference therein based on information supplied by Polonia specifically for inclusion or incorporation by reference in the Merger Registration Statement.

5.16.3.        The information supplied by Prudential and any Prudential Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

5.17.	Loan Portfolio.

All loans receivable (including discounts) and accrued interest entered on the books of Prudential and the Prudential Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Prudential’s or the appropriate Prudential Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To Prudential’s Knowledge, the loans, discounts and the accrued interest reflected on the books of Prudential and the Prudential Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. With respect to all such loans, Prudential or a Prudential Subsidiary has good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.

5.18.	Investment Securities and Commodities.

5.18.1.        Prudential and all Prudential Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Prudential or Prudential Subsidiaries. Such securities and commodities are valued on the books of Prudential in accordance with GAAP.

5.18.2.        Prudential and all Prudential Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities,

A-49

risk management and other policies, practices and procedures (the “Prudential Policies, Practices and Procedures”) that Prudential believes are prudent and reasonable in the context of such businesses. Before the date hereof, Prudential has made available to Polonia in writing its material Policies, Practices and Procedures.

5.19.	Related Party Transactions.

Except as set forth in Prudential Disclosure Schedule 5.19, neither Prudential nor any Prudential Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Prudential or any Prudential Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of Prudential or any Prudential Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Prudential nor any Prudential Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Prudential is inappropriate.

5.20.	No Other Representations or Warranties.

5.20.1.        Except for the representations and warranties made by Prudential in this Article V and for the disclosures contained in the Prudential Disclosure Schedule, neither Prudential nor any other person makes any express or implied representation or warranty with respect to Prudential, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Prudential hereby disclaims any such other representations or warranties.

5.20.2.        Prudential acknowledges and agrees that neither Polonia nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the Polonia Disclosure Schedule.

ARTICLE VI
COVENANTS OF Polonia

6.1.	Conduct of Business.

6.1.1.          Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by Prudential, which consent will not be unreasonably withheld, conditioned or delayed, Polonia will, and it will cause each Polonia Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.

6.1.2.          Negative Covenants. Polonia agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in Polonia Disclosure Schedule 6.1.2, required by law or regulation or any Governmental Entity or

A-50

consented to by Prudential in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Polonia Subsidiary not to:

(A)        change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint a new director to the board of directors;

(B)         change the number of authorized or issued shares of its capital stock, issue any shares of Polonia Common Stock, including any shares that are held as treasury stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Polonia Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock or redeem, repurchase or otherwise acquire any shares of capital stock, except that Polonia may issue, redeem or repurchase shares of Polonia Common Stock in connection with the (i) valid exercise, in accordance with the information set forth in Polonia Disclosure Schedule 3.3.9, of presently outstanding Polonia Options issued under the Polonia Stock Benefit Plans, or (ii) the vesting of presently outstanding Polonia Restricted Stock Awards in accordance with the information set forth in Polonia Disclosure Schedule 3.3.9 issued under the Polonia Stock benefit Plans.

(C)         enter into, amend, extend (including not allowing agreements to extend which under their terms extend unless board action is taken to not allow such extension) or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

(D)         make application for the relocation, opening or closing of any, or open or close any, branch or automated banking facility;

(E)         grant or agree to pay any bonus, severance or termination to, or enter into, renew, amend or extend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (a) as may be required pursuant to commitments existing on the date hereof and set forth on Polonia Disclosure Schedule 6.1.2(E), and (b) pay increases in the ordinary course of business consistent with past practices to non-officers and employees provided such increases shall not exceed 2% (on an annualized basis) with respect to any individual. Neither Polonia nor any Polonia Subsidiary shall hire or promote any employee to an officer position, promote an existing officer to a more senior officer position or hire any new employee at an annual rate of compensation in excess of $45,000; provided that Polonia or a Polonia Subsidiary may hire at-will, non-officer employees to fill vacancies that exist as of the date hereof or which may from time to time arise in the ordinary course of business as long as the total number of full-time employees does not exceed the number thereof as of the date hereof;

(F)         enter into or, except as may be required by law, modify any pension, retirement, stock option, restricted stock, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)         merge or consolidate Polonia or any Polonia Subsidiary with any other corporation; sell or, except as set forth in Polonia Disclosure Schedule 6.1.2(G), lease all or any substantial portion of the assets or business of Polonia or any Polonia Subsidiary; make any acquisition of

A-51

all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Polonia, or any Polonia Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any Polonia Subsidiary of its approval to maintain any existing branch office, or file an application for approval to establish a new branch office;

(H)        sell or otherwise dispose of any asset of Polonia or of any Polonia Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Polonia or of any Polonia Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers); except as may be permitted pursuant to item (Q) of this Section 6.1.2, incur liability of any nature, including any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money);

(I)          voluntarily take any action which would result in any of the representations and warranties of Polonia set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)          change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), any Bank Regulator responsible for regulating Polonia, or Polonia’s independent accounting firm;

(K)        except as set in Polonia Disclosure Schedule 6.1.2(K), waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Polonia or any Polonia Subsidiary is a party;

(L)         purchase any equity securities (other than additional shares of common stock of the FHLB as may be required), or purchase any debt securities other than (a) debt securities issued by U.S. Government Agencies or direct obligations of the U.S. Treasury with final maturities not to exceed three (3) years and a par of $1.0 million per security, and (b) any U.S. government fixed-rate mortgage-backed security with a weighted average maturity not to exceed four (4) years that passes all applicable regulatory stress tests at the time of purchase, not to exceed $2.0 million in any one security;

(M)       except as permitted under Section 6.1.2(B), issue or sell any equity or debt securities;

(N)        except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the Polonia Disclosure Schedule 6.1.2(N), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) to an existing credit relationship as of the date hereof, in an amount in excess of $1,000,000 for a commercial real estate loan and in excess of $100,000 for a commercial business loan; (ii) to a new credit relationship, in an amount in excess of $1,000,000 for a commercial real estate loan or $50,000 for a commercial business loan or (iii) in excess of $500,000 for a residential loan. In addition, the prior approval of Prudential is required with respect to the following: (a) any overdraft to commercial clients in excess of $35,000; (b) the granting of any new loans to directors, officers or employees or modifications to existing loans thereto except to the extent contractually required by the terms of the loans thereto and (c) any new credit or loan to an existing

A-52

relationship that is rated “special mention,” “substandard,” or some lesser classification. With respect to any loan that requires Prudential prior approval, Prudential shall have three (3) Business Days to act on such request from date the request is submitted by Polonia Bank together with all relevant documentation for Prudential review, provided that Polonia Bank shall first have approved such loan or credit.

(O)         except as set forth on the Polonia Disclosure Schedule 6.1.2(O), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(P)         enter into any futures contract, option, interest rate caps, interest rate floors, interest rate swaps, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(Q)         borrow any new amounts from the FHLB, other than overnight borrowings or borrowings with bullet maturities of not more than one (1) year;

(R)         make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other banking policies except as may be required by changes in applicable law or regulations or GAAP, or by a Bank Regulator;

(S)         enter into any new line of business;

(T)         except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any employment agreement, stock option plan or employee benefit plan;

(U)         make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(V)         make any material change in its interest rate or fee pricing policies or practices with respect to depository accounts of Polonia Bank from those policies and practices in place as of the date hereof;

(W)        incur any discretionary expense in excess of $25,000 individually that is not otherwise addressed in this Section 6.1.2;

(X)         issue any certificates of deposit, other than pursuant to renewals of existing certificates of deposit, with a maturity longer than twenty-four (24) months;

(Y)         undertake, enter into or renew (including by automatic renewal) any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Polonia or Polonia of more than $25,000 annually, or containing any financial commitment of Polonia extending beyond twelve (12) months from the date hereof;

(Z)         pay, discharge, settle, modify or compromise any claim, loan, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement, modification or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does

A-53

not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(AA)     institute any new litigation or other legal or regulatory proceedings (excluding loan foreclosure or collection actions);

(BB)       foreclose upon or take a deed or title to any (a) commercial real estate, or (b) residential real estate on which, in the case of either clause (a) or (b), the presence of Materials of Environmental Concern could be reasonably expected based on Polonia’s Knowledge, without first conducting a Phase I of the property and confirming that such Phase I does not indicate the presence of a Materials of Environmental Concern;

(CC)       purchase or sell any mortgage loan servicing rights, other than in the ordinary course of business consistent with past practice;

(DD)      issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation, post-Closing employment, benefit or compensation information) without prior consultation with and without the prior consent of Prudential (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Prudential (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(EE)       amend, modify or waive any non-competition, non-solicitation, no-piracy, or confidentiality agreement, or any other such restrictive agreement; or

(FF)       agree to do any of the foregoing.

6.2.	Current Information and Cooperation.

6.2.1.          Subject to compliance with applicable law, regulation and policy, during the period from the date of this Agreement to the Effective Time, Polonia will cause one or more of its representatives to confer with representatives of Prudential and report the general status of its ongoing operations at such times as Prudential may reasonably request. Polonia will promptly notify Prudential of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Polonia or any Polonia Subsidiary. Without limiting the foregoing, senior officers of Prudential and Polonia shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of Polonia and its Subsidiaries, in accordance with applicable law.

6.2.2.          Polonia and Prudential Bank shall meet on a regular basis to discuss and plan for the conversion of Polonia’s data processing and related electronic informational systems to those used by Prudential Bank, which planning shall include, but not be limited to, discussion of the possible termination by Polonia of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Polonia in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Polonia shall not be obligated to take any such action prior to the Effective Time

A-54

and, unless Polonia otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Polonia takes, at the request of Prudential Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any fees or charges, Prudential Bank shall indemnify Polonia for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Polonia, or a termination of this Agreement under Section 11.1.8.

6.2.3.          Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including, without limitation, any actions, assistance or cooperation necessary in preparation for the conversion and integration of Polonia’s operations into Prudential Bank’s operations. Notwithstanding any other provision contained in this Agreement, (a) neither Prudential nor Prudential Bank shall under any circumstance be permitted to exercise control of Polonia, Polonia Bank or any other Polonia Subsidiaries prior to the Effective Time.

6.2.4.          Polonia shall provide Prudential Bank, within twenty-five (25) days after the end of each calendar month, a written list of nonperforming assets and Polonia Delinquencies (the term “nonperforming assets,” for purposes of this subsection, means (a) loans that are Troubled Debt Restructurings, (b) loans on nonaccrual, (c) REO, (d) all loans thirty (30) days or more past due) as of the end of such month and (e) and impaired loans. On a monthly basis, Polonia shall provide Prudential Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan, as well as the related loan origination/underwriting documentation and credit file detail if requested by Prudential Bank. On a monthly basis, Polonia shall provide Prudential Bank with the following reports: (a) watch list report, (b) classified asset report, (c) historic net charge-offs trends, (d) loan loss reserve analysis, (e) individual asset quality write ups, and (f) pipeline report.

6.2.5.          Polonia shall promptly inform Prudential upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of Polonia or any Polonia Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.

6.3.	Access to Properties and Records.

Subject to Section 12.1 hereof, Polonia shall permit Prudential reasonable access during normal business hours upon reasonable written notice to its properties and those of the Polonia Subsidiaries, and shall disclose and make available to Prudential during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Polonia determines based on the advice of legal counsel should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, plans affecting employees, and any other business activities or prospects in which Prudential may have a reasonable interest; provided, however, that Polonia shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement. Prudential shall use commercially reasonable efforts to minimize any interference with Polonia’s regular business operations

A-55

during any such access to Polonia’s property, books and records. Polonia shall permit Prudential, at Prudential’s sole expense, to cause a Phase I and any Phase II Environmental Site Assessment (“Phase II”) recommended therein to be performed at each Polonia Real Property (provided that such right, with respect to leased Polonia Real Property, shall be subject to the applicable landlord’s prior written consent) provided, however, that Prudential shall only have the right to conduct a Phase II prior to the Closing Date only to the extent that a Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of “Recognized Environmental condition” (as such term is defined by the American Society for Testing Materials) that was discovered in the Phase I. Any such Phase I shall be commenced within 30 days after the date of this Agreement and any such Phase II, to the extent permitted by the provisions hereof to be conducted prior to Closing, recommended to be performed by any such Phase I shall be commenced within 30 days of the Phase I report recommending such Phase II. Prudential and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Polonia’s operation of its business, and Prudential shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Prudential shall be required to restore each Polonia Real Property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by Prudential. Prudential hereby agrees to indemnify, defend and hold Polonia harmless from and against any cost, expense, charge, lien, action or judgment, as well as any claim of a right to any such cost, expense, charge, lien, action or judgment arising from any act or omission of Prudential, Prudential’s agents or contractors, or any services, labor, supplies or materials provided or performed by surveyors, engineers, architects and others hired by Prudential to make the inspections and tests, and from and against any personal injury and property damage caused by the act or negligence of Prudential or any of its agents, or independent contractors in connection with any Phase I or Phase II.

6.4.	Financial and Other Statements.

6.4.1.          Promptly upon receipt thereof, Polonia will furnish to Prudential copies of each annual, interim or special audit of the books of Polonia and the Polonia Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Polonia by such auditors in connection with each annual, interim or special audit of the books of Polonia and the Polonia Subsidiaries made by such auditors.

6.4.2.          As soon as reasonably available, Polonia will furnish to Prudential copies of all documents, statements and reports that it or any Polonia Subsidiary shall send to its shareholders or, to the extent legally permitted to do so, any Bank Regulator. Within 25 days after the end of each month, Polonia will deliver to Prudential a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices. Within two (2) days following each meeting of the Board of Directors, Polonia will deliver to Prudential a monthly financial reporting package for the previous month and previous month on a year to date basis, in the same form as is delivered to the Board of Directors of Polonia, prepared in accordance with current financial reporting practices.

6.4.3           To the extent legally permitted to so, Polonia will advise Prudential promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of Polonia or any of the Polonia Subsidiaries.

6.4.4.          With reasonable promptness, Polonia will furnish to Prudential such additional financial data that Polonia possesses and as Prudential may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

A-56

6.5.	Maintenance of Insurance.

Polonia shall maintain, and cause each Polonia Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.

6.6.	Disclosure Supplements.

From time to time as necessary, but in no event less than ten (10) days prior to the Effective Time, Polonia will supplement or amend the Polonia Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Polonia Disclosure Schedule or which is necessary to correct any information in such Polonia Disclosure Schedule which has been rendered inaccurate thereby. Notwithstanding the foregoing, Polonia shall promptly notify Prudential if any representation or warranty of Polonia becomes materially inaccurate but in no event more than five (5) Business Days after Polonia has Knowledge of such material inaccuracy. No supplement or amendment to such Polonia Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.	Consents and Approvals of Third Parties.

Polonia shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement prior to the Effective Time.

6.8.	Failure to Fulfill Conditions.

In the event that Polonia determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Prudential.

6.9.	Reasonable Best Efforts.

Subject to the terms and conditions herein provided, Polonia agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.10.	No Solicitation.

6.10.1.        From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, Polonia shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (a) initiate, solicit or knowingly encourage, or take any other action to knowingly facilitate the making of any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Prudential) any information or data with respect to Polonia or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c)  release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Polonia is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition

A-57

Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Polonia or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Polonia or otherwise, shall be deemed to be a breach of this Agreement by Polonia. Polonia and its Subsidiaries shall, and shall cause each of Polonia Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Prudential), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Polonia or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Polonia or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Polonia and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Polonia or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Polonia or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2.        Notwithstanding Section 6.10.1, Polonia may take any of the actions described in clause (b) of the first paragraph of Section 6.10.1 if, but only if, (a) Polonia has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of Polonia determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (c) prior to furnishing or affording access to any information or data with respect to Polonia or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Polonia receives from such Person a confidentiality agreement with terms no less favorable to Polonia than those contained in the Confidentiality Agreements; and (d) the Board of Directors of Polonia determines in good faith, after consultation with and having considered the advice of its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. Polonia shall promptly provide to Prudential any non-public information regarding Polonia or its subsidiaries provided to any other Person that was not previously provided to Prudential, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of Polonia reasonably determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Polonia Common Stock or all, or substantially all, of the assets of Polonia and its Subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of Polonia Common

A-58

Stock that is more favorable than the Merger Consideration to be paid to Polonia’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing and consummation of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to Polonia than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3.        Polonia shall promptly (and in any event within forty-eight (48) hours) notify Prudential in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Polonia or any Polonia Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)) unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. Polonia agrees that it shall keep Prudential informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4.        Neither the Board of Directors of Polonia nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Prudential in connection with the transactions contemplated by this Agreement (including the Merger), the Polonia Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the Polonia Shareholders Meeting or otherwise, inconsistent with the Polonia Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Polonia Recommendation); or (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.

6.10.5.        Notwithstanding Section 6.10.4, prior to the date of Polonia Shareholders Meeting, the Board of Directors of Polonia may approve or recommend to the shareholders of Polonia a Superior Proposal and withdraw, qualify or modify the Polonia Recommendation in connection therewith (a “Polonia Subsequent Determination”) after the third (3rd) Business Day following Prudential’s receipt of a notice (the “Notice of Superior Proposal”) from Polonia advising Prudential that the Board of Directors of Polonia, after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives Prudential at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Polonia in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party

A-59

making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by Prudential (provided, however, that Prudential shall not be obligated to propose any such adjustments, modifications to the terms and condition of this Agreement) and after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.10.5 and will require a new notice period as referred to in this Section 6.10.5. Notwithstanding the foregoing, the changing, qualifying or modifying of the Polonia Recommendation or the making of a Polonia Subsequent Determination by the Board of Directors of Polonia shall not change the approval of the Board of Directors of Polonia for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the Polonia Voting Agreements and the transactions contemplated hereby, including the Merger.

6.10.6.        Nothing contained in Section 6.10 shall prohibit Polonia or the Board of Directors of Polonia from complying with Polonia’s obligations under Rules 14d-9 and 14e-2(a) (as if such rules were applicable to Polonia) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Polonia Recommendation unless the Board of Directors of Polonia reaffirms the Polonia Recommendation in such disclosure.

6.11.	Merger-Related Costs.

Polonia agrees to consult with Prudential with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications); provided, however, that neither Prudential nor Prudential Bank shall under any circumstance be permitted to exercise control of Polonia, Polonia Bank or any other Polonia Subsidiaries prior to the Effective Time. Prudential and Polonia shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Prudential shall reasonably request and which are not inconsistent with GAAP; provided that no such actions shall be effected (i) until Prudential shall have irrevocably certified to Polonia that all conditions set forth in Article IX to the obligation of Prudential to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived and (ii) more than five (5) Business Days prior to the Closing Date.

6.12.	ESOP; 401(k) Plan; Severance Plan; Other Benefits Plans.

6.12.1.        Polonia shall take all actions necessary to terminate the Polonia ESOP, effective no later than the day immediately prior to the Effective Time. The accounts of all participants and beneficiaries in the Polonia ESOP as of the Effective Time shall become fully vested upon termination of the Polonia ESOP. The Merger Consideration received with respect to the unallocated Polonia Common Stock held by the Polonia ESOP shall first be used to repay all then outstanding indebtedness under the outstanding loans to the ESOP. Following the Effective Time, any remaining cash or Prudential Common Stock held in the ESOP suspense account after repayment of the outstanding ESOP loans shall be allocated in accordance with the terms of the Polonia ESOP. As soon as practicable after the date hereof, counsel for Polonia shall prepare all necessary documents to be filed with the IRS for a determination letter for termination of the Polonia ESOP, effective immediately prior to the Effective Time, and Polonia shall file or cause to be filed such documents with the IRS following review of such documents by Prudential and its counsel. The parties shall use their respective commercially

A-60

reasonable best efforts to obtain such favorable determination letter. As soon as practicable following the later of the Effective Time or the receipt of a favorable determination letter from the IRS regarding the qualified status of the Polonia ESOP upon its termination, the account balances in the Polonia ESOP shall be either distributed to participants and beneficiaries or rolled over to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the Polonia ESOP in the ordinary course for reasons other than the termination of such plan. Prudential agrees to permit Continuing Employees to rollover their account balances in the Polonia ESOP to Prudential’s 401(k) Plan provided they are still employed by Prudential or a Prudential Subsidiary at the time of such rollover. Polonia shall, or shall direct the fiduciaries of the Polonia ESOP to (to the extent permitted by law), provide Prudential and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Polonia ESOP or the voting of shares of Polonia Common Stock in the Polonia ESOP at the Polonia shareholder meeting held in accordance with Section 8.1 at least five (5) Business Days before such document is adopted, filed or distributed, and no such document shall be adopted, filed or distributed without Prudential’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, Polonia shall provide Prudential with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, Polonia shall continue to accrue and make contributions to the ESOP trust from the date of this Agreement through the termination date of the Polonia ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the ESOP prior to the termination of the ESOP and shall make a pro-rated payment on the ESOP loan for the 2016 Plan Year through and including the end of the calendar quarter immediately preceding the Closing, prior to the termination of the Polonia ESOP.

6.12.2.        To the extent permitted by ERISA, Polonia shall request the trustees of the Polonia ESOP to make a Cash Election for a sufficient number of the unallocated shares of Polonia Common Stock held by the Polonia ESOP to satisfy any outstanding debt under the loan agreements between the Polonia ESOP and Polonia dated as of January 11, 2007 and November 9, 2012.

6.12.3.        Polonia shall take all necessary action to cause the Polonia Bank Retirement Plan (the “Polonia 401(k) Plan”) to be terminated effective no later than the day immediately prior to the Effective Time (the “Plan Termination Date”). The accounts of all participants and beneficiaries in the Polonia 401(k) Plan shall become fully vested as of the Plan Termination Date. As soon as practicable after the Plan Termination Date, the account balances in the Polonia 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in Prudential’s 401(k) Plan and who remains employed by Prudential or any Prudential Subsidiary at the time his or her account balance in the Polonia 401(k) Plan is distributed may elect to have such account balance rolled over into Prudential’s 401(k) Plan. Polonia shall, or shall direct the fiduciaries of the Polonia 401(k) Plan to (to the extent permitted by law), provide Prudential and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the Polonia 401(k) Plan at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without Prudential’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, Polonia shall provide Prudential with the final documentation evidencing that the actions contemplated herein have been effectuated.

6.12.4.        Prior to the Effective Time, Polonia shall take all reasonable action to cause the Amended and Restated Polonia Bank Employee Severance Compensation Plan to be amended to provide that each employee of Polonia Bank immediately prior to the Effective Time (other than any employee who is party to an employment agreement, severance agreement or change in control agreement or covered by any other severance plan) and whose employment is terminated as of the Effective Time or

A-61

whose employment continues with Prudential or any Prudential Subsidiary as of the Effective Time and whose employment thereafter is terminated involuntarily other than for “cause” or who voluntarily resigns after being offered continued employment in a position that is not a “comparable position,” as defined, during the six-month period following the Effective Time shall be entitled to receive a lump sum severance payment from Prudential Bank equal in amount to two weeks’ base pay to be calculated based upon such employee’s base compensation for each full year such employee was employed by Polonia Bank, and subject to a minimum of four (4) weeks’ severance and a maximum of twenty-six (26) weeks’ severance, provided (i) such terminated employee had at least one year of credited service, (ii) such terminated employee enters into a release of claims against Prudential, Polonia and their respective Subsidiaries, Affiliates, directors, officers and employees, and (iii) Prudential Bank receives prior to such payment any required regulatory approval or non-objection from Bank Regulators. The Amended and Restated Polonia Bank Employee Severance Compensation Plan shall also be amended to reflect the following: (A) “cause” shall mean termination because of the employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or any regulatory order; (B) “year of service” shall mean each full 12-month period of service from the date of hire; and (C) “base compensation” shall mean (i) for salaried employees, the employee’s annual base salary at the rate in effect immediately preceding the Effective Time or, if higher, the rate in effect as of the date of termination, (ii) for employees whose compensation is determined in whole or in part on the basis of commission income, the sum of the employee’s base salary (if any) at the rate in effect immediately preceding the Effective Time plus the commissions earned by the employee in the 12 full calendar months immediately preceding the Effective Time or, if higher, the sum of the employee’s base salary (if any) at the rate in effect as of the date of termination plus the commissions earned by the employee in the twelve (12) full calendar months immediately preceding the date of termination, and (iii) for hourly employees, the employee’s total hourly wages (excluding bonuses, commissions, perquisites, benefits or similar payments) for the twelve (12) full calendar months immediately preceding the Effective Time or, if higher, the employee’s total hourly wages (excluding bonuses, commissions, perquisites, benefits or similar payments) for the twelve (12) full calendar months immediately preceding the date of termination; (D) “comparable position” shall mean a position that would (i) provide the employee with a base salary at least equal to 85% of the employee’s base salary in effect immediately prior to the Effective Time and (ii) have job skill requirements that are comparable to the requirements of the position held by the employee immediately prior to the Effective Time; (E) the lump sum severance payment with respect to any terminated employee shall be paid in the first payroll period following the later of (i) the date on which the revocation period for the employee’s executed release agreement expires without such release being revoked or (ii) the date of termination of such employee’s employment; and (F) all references in Section P of such plan to vested rights of the parties shall be deleted. Polonia shall provide Prudential and its counsel with a draft of each resolution, employee communication or other document relating to the amendment of the Amended and Restated Polonia Bank Employee Severance Compensation Plan at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without Prudential’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, Polonia shall provide Prudential with the final documentation evidencing that the actions contemplated herein have been effectuated.

6.12.5.        Immediately prior to the Effective Time, Polonia shall cause Polonia Bank to pay to each of its employees in cash (less applicable federal, state and local tax withholding) as of the Effective Time the amount of any accrued but unused vacation leave and compensatory time determined in accordance with the Polonia Employee Handbook, provided that all of such payments are accrued as a liability as of the Final Statement Date.

A-62

6.12.6.        To the extent request by Prudential prior to the Closing Date, Polonia and the Polonia Subsidiaries shall cooperate in good faith with Prudential to amend, freeze, terminate or modify any Polonia Compensation and Benefit Plan not covered elsewhere in this Section 6.12 in accordance with the terms of such plan or agreement, to be effective as of or immediately prior to the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Effective Time. Polonia shall provide Prudential and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the foregoing at least five (5) business days before such document is adopted or distributed, and no such document shall be adopted or distributed without Prudential’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, Polonia shall provide Prudential with the final documentation evidencing that the actions contemplated herein have been effectuated.

6.13.	Polonia Consolidated Stockholders’ Equity.

6.13.1.        For purposes of the Closing Balance Sheet (as defined below), “Polonia Consolidated Stockholders’ Equity” shall be Polonia’s total consolidated stockholders’ equity as of the Final Statement Date (as defined below) computed in accordance with GAAP, consistently applied but excluding (i) any change after April 30, 2016 in the net accumulated other comprehensive income (loss) related to unrealized gains or losses on available for sale securities, (ii) the after-tax impact of any net gains on sale of investment securities and/or loans realized after April 30, 2016, (iii) the after-tax impact of any accruals, reserves or charges resulting from expenses of the Merger and other transactions contemplated by this Agreement incurred after April 30, 2016 including but not limited to Polonia investment banking fees, attorney’s and accountant’s fees, amounts owing and paid under management contracts and termination fees under any Material Contracts with Polonia or any Polonia Subsidiary that are terminated in connection with the Merger or actions required to be taken by Polonia or any of its Subsidiaries pursuant to the terms of this Agreement (provided that all accruals and payments made pursuant to Section 6.12.5 of this Agreement shall not be excluded), (iv) the after-tax impact of any recoveries on or before the Final Statement Date (as defined below) of reserves taken by Polonia on or before April 30, 2016 with respect to litigation pending as of the date of this Agreement as set forth in Polonia Disclosure Schedule 4.10 as the result of entry into a binding settlement agreement or arbitration award or entry of a final judicial determination of a court of competent jurisdiction prior to the Final Statement Date, and (v) the after-tax impact of any recoveries or reversals on or before the Final Statement Date of the liability recorded, as reflected in the audited financial statements for the year ended December 31, 2015, with respect to the post-retirement deferred compensation and split dollar arrangement with the previous President of Polonia which was entered into in 1997 as a result of entry into a binding agreement with such person with respect to the benefits due thereto pursuant to such benefit arrangements prior to the Final Statement Date. In addition, for purposes of the Closing Balance Sheet, “Polonia Net Equity Adjustments” shall be the sum of the following items, but only if such sum is a positive amount: (x) the amount in clause (iv) above, plus (y) the amount in clause (v) above, minus (z) the aggregate legal and accounting fees and expenses incurred with respect to this Agreement and the transactions contemplated hereby, including but not limited to negotiation of this Agreement and the preparation of the Proxy Statement-Prospectus, but only to the extent such aggregate legal and accounting fees and expenses incurred on or before the Final Statement Date exceed $350,000.

6.13.2.        Polonia shall prepare a consolidated balance sheet of Polonia as of the Final Statement Date (the “Closing Balance Sheet”) and the computation of Polonia Consolidated Stockholders’ Equity and the Polonia Net Equity Adjustments as of the Final Statement Date, determined in accordance with this Agreement. The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied, and in a manner consistent with the audited consolidated balance sheet of Polonia as of December 31, 2015, except as provided in Section 6.13.1 above.

A-63

6.13.3.        After the shareholders of Polonia have approved the Merger, as required by this Agreement, and after all regulatory approvals required by law to consummate the Merger have been obtained (statutory waiting periods need not have expired), Polonia or Prudential may specify the succeeding month-end as the date of the Closing Balance Sheet (the “Final Statement Date”) by written notice to the other party delivered before the Final Statement Date specified in the notice. Upon delivery of such notice, Polonia shall promptly prepare the Closing Balance Sheet and shall deliver the Closing Balance Sheet to Prudential no later than twelve (12) calendar days after the Final Statement Date for the review and approval of Prudential. If Prudential disagrees in good faith with Polonia’s calculation of the Closing Balance Sheet, Prudential may, within five (5) Business Days following Polonia’s delivery of the Closing Balance Sheet, deliver to Polonia a written notice of disagreement setting forth in reasonable detail those items or amounts included in the Closing Balance Sheet as to which Prudential disagrees and the basis for such disagreement. Prudential shall provide reasonable supporting documentation for each such disagreement concurrently with the delivery of such notice of disagreement. The parties agree that the only valid basis for a notice of disagreement shall be that (A) an amount set forth in the Closing Balance Sheet was not properly calculated in accordance with GAAP or this Section 6.13 or (B) there was a mathematical or computational error in the recording of any amount included in the Closing Balance Sheet. Prudential shall be deemed to have agreed with all other items and amounts set forth in the Closing Balance Sheet other than those specified in a notice of disagreement.

6.13.4.        If Prudential does not timely deliver a notice of disagreement to Polonia that complies with Section 6.13.3, or if Prudential delivers a notice to Polonia that states that Prudential agrees with Polonia’s calculation, the Closing Balance Sheet delivered pursuant to Section 6.13.3 shall be deemed to have been accepted and shall be final, binding and conclusive on the parties.

6.13.5.        If Prudential timely delivers a notice of disagreement to Polonia that complies with Section 6.13.3, Polonia and Prudential shall, during the three (3) Business Days following such delivery, negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the disputed items specified in the notice of disagreement. Any such disputed items that are resolved by a written agreement between Polonia and Prudential shall be final, binding and conclusive on the parties and shall become part of the Closing Balance Sheet.

6.13.6.        If Polonia and Prudential are unable to resolve all of the disputed items specified in a notice of disagreement during such three-day period, either party may submit the unresolved disputed items to the Accounting Firm for resolution. Each party agrees to execute, if requested by the Accounting Firm, a reasonable engagement letter with such Accounting Firm. Polonia and Prudential shall jointly instruct the Accounting Firm that: (A) it shall act as an expert in accounting, and not as an arbitrator, to resolve the unresolved disputed items specified in the notice of disagreement in accordance with GAAP and this Section 6.13; and (B) it shall deliver to Polonia and Prudential, as promptly as practicable and in any event within ten (10) days following the submission of the unresolved disputed items to the Accounting Firm, a written report setting forth its calculation of the Closing Balance Sheet, which report shall be final, binding and conclusive on the parties. The fees and expenses of the Accounting Firm shall be borne by Polonia, on the one hand, and Prudential, on the other hand, in the same proportion that their respective positions are confirmed or rejected by the Accounting Firm (which proportionate allocations also shall be determined by the Accounting Firm and included in its report).

6.14.	Anti-takeover Provisions.

Polonia and the Polonia Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Prudential, Prudential Bank, the Merger, the Agreement and the transactions contemplated hereby from

A-64

any provisions of an anti-takeover nature contained in Polonia’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.

ARTICLE VII
COVENANTS OF Prudential

7.1.	Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Polonia, which consent will not be unreasonably withheld, Prudential will, and it will cause each Prudential Subsidiary to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.	Current Information.

During the period from the date of this Agreement to the Effective Time as necessary, Prudential will cause one or more of its representatives to confer with representatives of Polonia and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as Polonia may reasonably request. Prudential will promptly notify Polonia, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving Prudential and any Prudential Subsidiary. Prudential shall be reasonably responsive to requests by Polonia for access to such information and personnel regarding Prudential and its Subsidiaries as may be reasonably necessary for Polonia to confirm that the representations and warranties of Prudential contained herein are true and correct and that the covenants of Prudential contained herein have been performed in all material respects; provided, however, that Prudential shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Prudential’s reasonable judgment, would interfere with the normal conduct of Prudential’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.

7.3.	Financial and Other Statements.

Prudential will make available to Polonia the Securities Documents filed by it with the SEC under the Securities Laws. Prudential will furnish to Polonia copies of all documents, statements and reports that it or Prudential Bank intends to file with any Bank Regulator with respect to the Merger. Prudential will furnish to Polonia copies of all documents, statements and reports that it sends to the shareholders of Prudential.

A-65

7.4.	Disclosure Supplements.

From time to time prior to the Effective Time as necessary, Prudential will supplement or amend the Prudential Disclosure Schedules delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Prudential Disclosure Schedule or which is necessary to correct any information in such Prudential Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Prudential Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.5.	Consents and Approvals of Third Parties.

Prudential shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties, necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.6.	Reasonable Best Efforts.

Subject to the terms and conditions herein provided, Prudential agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.7.	Failure to Fulfill Conditions.

In the event that Prudential determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Polonia.

7.8.	Employee Benefits.

7.8.1.          Prior to the Effective Time, Prudential shall take all reasonable action so that employees of Polonia and its Subsidiaries who become employees of Prudential or a Prudential Subsidiary (“Continuing Employees”) shall be entitled to participate, effective as soon as administratively practicable following the Effective Time, in each of the Prudential Compensation and Benefit Plans to the same extent as similarly-situated employees of Prudential and its Subsidiaries (it being understood that inclusion of the employees of Polonia and its Subsidiaries in the Prudential Compensation and Benefit Plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any Prudential Stock Plan shall be at the discretion of Prudential). Notwithstanding the foregoing, Prudential may determine to continue any of the employee benefit plans, programs or arrangements of Polonia or any its Subsidiaries for Continuing Employees in lieu of offering participation in the Prudential Compensation and Benefit Plans providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of such benefit plans, or to merge any such benefit plans with the corresponding Prudential Compensation and Benefit Plans, provided the result is the provision of benefits to Continuing Employees that are substantially similar to the benefits provided to the employees of Prudential and its Subsidiaries generally. Should Prudential notify Polonia in advance of the Effective Time that it wishes Polonia or any Polonia Subsidiary to terminate any Polonia Compensation and Benefit Plan prior to the Effective Time, Polonia shall take all steps necessary to comply with such request prior to the Effective Time; provided that Polonia shall have no obligation to terminate any such plan unless and until Prudential shall have irrevocably certified to Polonia that all conditions set forth in Article IX to the obligation of Prudential to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived. Prudential shall cause

A-66

each Prudential Compensation and Benefit Plan in which Continuing Employees are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for the accrual of benefits, except as specifically set forth herein) under the Prudential Compensation and Benefit Plans the service of such Continuing Employees with Polonia and its Subsidiaries or any predecessor thereto prior to the Effective Time; provided, however, that credit for benefit accrual purposes shall be given for purposes of Prudential vacation and other leave policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan or practice of Prudential and its Subsidiaries as set forth in Prudential Disclosure Schedule 7.8.1 and provided further that Continuing Employees shall not be permitted to participate in any severance compensation plan or practice of Prudential and its Subsidiaries if they are a party to any employment, consulting, change in control or severance agreement or contract with Polonia or Polonia Bank which provides for severance payments or benefits or if they are covered by the Amended and Restated Polonia Bank Employee Severance Compensation Plan. This Agreement shall not be construed to limit the ability of Prudential or Prudential Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

7.8.2.          Prudential shall honor the terms of all Polonia Compensation and Benefit Plans set forth in Polonia Disclosure Schedule 4.12.1 and specifically identified on such schedule as being subject to honor by Prudential, subject to the receipt of any required prior approval or non-objection of Banking Regulators with respect to the provision of any payments, indemnification or other benefits pursuant thereto.

7.8.3.          In the event of any termination of any medical, dental, health or disability plan (collectively, “health plans”) of Polonia and its Subsidiaries or the consolidation of any such health plans with a corresponding health plan of Prudential and its Subsidiaries, Prudential shall make available to Continuing Employees and their dependents employer-provided coverage under the corresponding health plans of Prudential and its Subsidiaries on the same basis as it provides coverage to employees of Prudential and its Subsidiaries, provided that Prudential shall cause each such plan to (a) waive any pre-existing condition restrictions or limitations to the extent such conditions are covered under the applicable health plans of Polonia and its Subsidiaries, (b) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their dependents under the health plans of Polonia and its Subsidiaries during the portion of the plan year prior to participation in the corresponding health plan of Prudential and its Subsidiaries, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to the Continuing Employees and their dependents on or after the Effective Time, in each case to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous health plan of Polonia or its Subsidiaries prior to the Effective Time. Unless a Continuing Employee affirmatively terminates coverage under a health plan of Polonia and its Subsidiaries prior to the time that such Continuing Employee becomes eligible to participate in the corresponding health plan of Prudential and its Subsidiaries, no coverage of any of the Continuing Employees or their dependents shall terminate under any health plan of Polonia and its Subsidiaries prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Prudential and its Subsidiaries and their dependents. In the event of a termination or consolidation of any health plan of Polonia and its Subsidiaries, terminated employees of Polonia and its Subsidiaries and qualified beneficiaries will have the right to continued coverage under group health plans of Prudential and its Subsidiaries in accordance with COBRA.

7.8.4.          Prudential agrees to provide for retention bonuses to those employees of Polonia and its Subsidiaries who (i) are selected by Polonia and approved by Prudential and (ii) remain employed by Polonia and its Subsidiaries through the Effective Time and who thereafter remain

A-67

employed by Prudential and its Subsidiaries through the date of the data processing systems conversion (or such other date mutually agreed to by the parties), provided that the aggregate amount of such retention bonuses shall not exceed $50,000.

7.9.	Directors and Officers Indemnification and Insurance.

7.9.1.          From and after the Effective Time, Prudential shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Polonia or a Polonia Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Prudential, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director or officer of Polonia or a Polonia Subsidiary or served at the request of such party as a director, officer, employee, trustee, manager or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Polonia under the MGCL and under Polonia’s articles of incorporation and bylaws or equivalent governing documents of any Polonia Subsidiary, as applicable, in each case as in effect on the date hereof. Prudential shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Polonia under the MGCL and under Polonia’s articles of incorporation and bylaws upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.1 upon learning of any Claim, shall notify Prudential (but the failure so to notify Prudential shall not relieve it from any liability which it may have under this Section 7.9.1, except to the extent such failure prejudices Prudential) and shall deliver to Prudential the undertaking referred to in the previous sentence. Without limiting the foregoing, in any case in which approval by Prudential, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between Prudential and the Indemnified Party. Nothing contained in Section 7.9 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of Polonia may have under applicable law or regulation or Polonia’s articles of incorporation, bylaws or the equivalent documents of any Subsidiary of Polonia, as applicable, in each case as in effect on the date hereof, which Prudential agrees to honor in accordance with their terms.

7.9.2.          In the event that either Prudential or any of its successors or assigns (a) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (b) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Prudential shall assume the obligations set forth in this Section 7.9.

7.9.3.          Prudential shall maintain, or shall cause Prudential Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Polonia (provided, that Prudential may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less

A-68

favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Prudential be required to expend per year pursuant to this Section 7.9.3 more than one hundred fifty percent (150%) of the annual cost currently expended by Polonia with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Prudential shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount or alternatively Prudential may either (i) request Polonia obtain an extended reporting period endorsement under Polonia’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect than Polonia’s existing insurance policies as of the date hereof, in each case if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed two hundred fifty percent (250%) of the annual cost currently expended by Polonia with respect to such insurance. In connection with the foregoing, Polonia agrees in order for Prudential to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

7.9.4.          The obligations of Prudential provided under this Section 7.9 are intended to be enforceable against Prudential directly by the Indemnified Parties and their respective heirs and representatives and shall be binding on all respective successors and permitted assigns of Prudential.

7.10.	Stock Listing.

Prior to the Effective Time, Prudential will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of the Prudential Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Prudential Common Stock to be issued in the Merger.

7.11.	Stock and Cash Reserve.

Prudential agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts (at either the Prudential or Prudential Bank level) or borrowing capacity to fulfill its obligations under this Agreement.

7.12.	Adverse Actions.

Neither Prudential nor any Prudential Subsidiary shall: (a) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

A-69

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.	Shareholder Meeting.

Polonia will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Polonia Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Polonia’s reasonable judgment, necessary or desirable, and (b) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the Polonia shareholders (the “Polonia Recommendation”). Subject to Section 6.10.5, the Board of Directors of Polonia shall use its commercially reasonable best efforts to obtain from the shareholders of Polonia the required vote to approve the Merger, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement-Prospectus) that they adopt and approve this Agreement and the transactions contemplated hereby. Polonia shall, upon request by Prudential, engage a proxy solicitor reasonably acceptable to Prudential to assist in the solicitation of proxies from shareholders relating to the required vote. Polonia shall adjourn or postpone the Polonia Shareholders Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Polonia Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Polonia has not received proxies representing a sufficient number of shares necessary to obtain the vote required to approve this Agreement and the transactions contemplated hereby; provided, however that no more than one adjournment for a period of not more than 30 days shall be required hereby. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Polonia Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of Polonia at the Polonia Shareholders Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Polonia of such obligation.

8.2.	Proxy Statement-Prospectus.

8.2.1.          For the purposes (x) of registering Prudential Common Stock to be offered to holders of Polonia Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Polonia Shareholders Meeting, Prudential shall draft and prepare, and Polonia shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement of Polonia, and a prospectus of Prudential satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the Polonia shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Prudential shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Prudential and Polonia shall use their commercially reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Polonia and Prudential shall thereafter promptly mail the Proxy Statement-Prospectus to the Polonia shareholders. Prudential shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Polonia shall furnish all information concerning Polonia and the holders of Polonia Common Stock as may be reasonably requested in connection with any such action.

8.2.2.          Polonia shall provide Prudential with any information concerning itself that Prudential may reasonably request in connection with the drafting and preparation of the Proxy

A-70

Statement-Prospectus, and Prudential shall notify Polonia promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Polonia promptly copies of all correspondence between Prudential or any of their representatives and the SEC. Prudential shall give Polonia and its counsel reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Polonia and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Prudential and Polonia agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Polonia Common Stock entitled to vote at their respective Polonia Shareholders Meeting at the earliest practicable time.

8.2.3.          Polonia and Prudential shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Polonia shall cooperate with Prudential in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Prudential shall file an amended Merger Registration Statement with the SEC, and each party shall mail an amended Proxy Statement-Prospectus to its respective shareholders.

8.3.	Regulatory Approvals.

Each of Polonia and Prudential will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings within forty-five (45) days after the date of this Agreement or as soon as practicable thereafter and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Polonia and Prudential will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of Polonia or Prudential to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, in the event that any filings are to be made with a Bank Regulator pursuant to 12 C.F.R. Part 359 (whether before or after the Closing Date) with respect to any severance payments or benefits or accelerated vesting of equity awards for any director, officer or employee of Polonia or the Polonia Subsidiaries, Polonia or Polonia Bank shall provide the written certification required by 12 C.F.R. §359.4(f) prior to the Closing Date. Each party shall give the other party and its counsel reasonable opportunity to review and comment on each filing prior to the Closing Date (including any filing pursuant to 12 C.F.R. Part 359) prior to its being filed with a Bank Regulator and shall give the other party and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

A-71

ARTICLE IX
CLOSING CONDITIONS

9.1.	Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.          Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Polonia.

9.1.2.          Orders and Prohibitions. None of Polonia, Prudential or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.          Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Prudential, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Polonia and Prudential or materially impair the value of Polonia to Prudential.

9.1.4.          Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Prudential Common Stock in the Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.          Nasdaq Listing. The shares of Prudential Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.1.6.          Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Prudential shall have received an opinion of Silver, Freedman, Taff & Tiernan LLP, and Polonia shall have received an opinion of Kilpatrick Townsend & Stockton LLP, each reasonably acceptable in form and substance to Prudential and Polonia, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 9.1.6, the law firms may require and rely upon customary representations contained in certificates of officers of Prudential and Polonia and their respective Subsidiaries.

9.2.	Conditions to the Obligations of Prudential under this Agreement.

The obligations of Prudential under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:

A-72

9.2.1.          Representations and Warranties. Each of the representations and warranties of Polonia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that the representations and warranties in Sections 4.11.5 and 4.17 shall be true and correct in all material respects and provided, further, none of the Polonia MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and Polonia shall not be deemed to have breached any Polonia MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). Polonia shall have delivered to Prudential a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Polonia as of the Effective Time.

9.2.2.          Agreements and Covenants. Polonia shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Prudential shall have received a certificate signed on behalf of Polonia by the Chief Executive Officer and Chief Financial Officer of Polonia to such effect dated as of the Effective Time.

9.2.3.          Dissenters’ Rights. Holders of no more than fifteen percent (15%) of the issued and outstanding shares of Polonia shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 3.3.10 hereof prior to the Closing Date.

9.2.4.          No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Polonia.

Polonia will furnish Prudential with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Prudential may reasonably request.

9.3.	Conditions to the Obligations of Polonia under this Agreement.

The obligations of Polonia under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.4 at or prior to the Closing Date:

9.3.1.          Representations and Warranties. Each of the representations and warranties of Prudential set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the Prudential MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and Prudential shall not be deemed to have breached any Prudential MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). Prudential shall have delivered to Polonia a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Prudential as of the Effective Time.

A-73

9.3.2.          Agreements and Covenants. Prudential shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Polonia shall have received a certificate signed on behalf of Prudential by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

9.3.3.          Payment of Merger Consideration. Prudential shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Polonia with a certificate evidencing such delivery.

9.3.4.          No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Prudential or Prudential Bank.

Prudential will furnish Polonia with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Polonia may reasonably request.

ARTICLE X
THE CLOSING

10.1.	Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100 Washington, DC at 10:00 a.m. on the Closing Date, or at such other place or time upon which Prudential and Polonia mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Silver, Freedman, Taff & Tiernan LLP, 3299 K Street, NW, Suite 100 Washington, DC at 1:00 p.m. on the Business Day prior to the Closing Date.

10.2.	Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Prudential and Polonia the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof. At or prior to the Closing, Prudential shall have delivered the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.	Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Polonia or Prudential:

11.1.1.        At any time by the mutual written agreement of Prudential and Polonia;

11.1.2.        By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate

A-74

this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Polonia) or Section 9.3.1 (in the case of a breach of a representation or warranty by Prudential);

11.1.3.        By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Polonia) or Section 9.3.2 (in the case of a breach of covenant by Prudential);

11.1.4.        At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Prudential and Polonia; provided that no party may terminate this Agreement pursuant to this Section 11.1.4 in the event that any action or failure to act by such party has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

11.1.5.        By the Board of Directors of either party if the shareholders of Polonia shall have voted at the Polonia Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6.        By the Board of Directors of either party if (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (b) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7.        By Polonia at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (A) and (B) exist:

(A)         the Average Closing Price (as defined below) shall be less than the product of 0.800 and the Starting Price; and

(B)         (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Prudential Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.200 from such quotient (such number being referred to herein as the “Index Ratio”); subject to the following: if Polonia elects to exercise its termination right pursuant to Section 11.1.7, it shall give prompt written notice to Prudential; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five (5) Business Days after receipt of such notice, Prudential shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (A) or (B) above shall be deemed not to exist.

A-75

For purposes hereof, the condition set forth in clause (A) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Per Share Stock Consideration (calculated by using the Average Closing Price, as provided in the definition of “Adjusted Per Share Stock Consideration”) after such increase is not less than 80% of the Adjusted Per Share Stock Consideration calculated by using the Starting Price in lieu of the Average Closing Price.

For purposes hereof, the condition set forth in clause (B) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Prudential Ratio is not less than the Index Ratio.

If Prudential makes this election, within such period, it shall give prompt written notice to Polonia of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.7 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 11.1.7.

For purposes of this Section 11.1.7, the following terms shall have the meanings indicated:

“Adjusted Prudential Ratio” means the number obtained by dividing (x) the sum of (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Polonia Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Prudential Common Stock shall be deemed to be the Average Closing Price.

“Adjusted Per Share Stock Consideration” means the product of the Per Share Stock Consideration times the Average Closing Price.

“Average Closing Price” means the average of the last reported closing prices per share of Prudential Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.

“Determination Date” shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, the trading day immediately preceding such calendar day.

“Index Price” on a given date means the closing price of the NASDAQ Bank Index.

“Starting Date” means the trading day on the NASDAQ Stock Market immediately preceding the day on which the parties publicly announce the signing of this Agreement.

“Starting Price” means $14.86.

If Prudential declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of Prudential shall be appropriately adjusted for the purposes of applying this Section 11.1.7.

A-76

11.1.8.        By the Board of Directors of Prudential if Polonia has received a Superior Proposal and the Board of Directors of Polonia has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdrawn the Polonia Recommendation, failed to make the Polonia Recommendation or modified or qualified the Polonia Recommendation in a manner adverse to Prudential;

11.1.9.        By the Board of Directors of Polonia if Polonia has received a Superior Proposal and the Board of Directors of Polonia has made a determination to accept such Superior Proposal.

11.2.	Effect of Termination.

11.2.1.        In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.        If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)         Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)         In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)         As a condition of Prudential’s willingness, and in order to induce Prudential, to enter into this Agreement, and to reimburse Prudential for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Polonia hereby agrees to pay Prudential, and Prudential shall be entitled to payment of a termination fee of $1,515,000 (the “Prudential Payment”). The Prudential Payment shall be paid within three (3) Business Days after written demand for payment is made by Prudential, following the occurrence of any of the events set forth below:

(i)          Polonia terminates this Agreement pursuant to Section 11.1.9 or Prudential terminates this Agreement pursuant to Section 11.1.8; or

(ii)         The entering into a definitive agreement by Polonia relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Polonia within twelve (12) months after the occurrence of any of the following: (a) the termination of the Agreement by Prudential pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by Polonia; or (b) the failure of the shareholders of Polonia to approve this Agreement after the public disclosure of an Acquisition Proposal (which has not been withdrawn) that has been made known to senior management of Polonia or has been made directly to its shareholders generally.

(D)         The right to receive the Prudential Payment under Section 11.2.2(C) will constitute the sole and exclusive remedy of Prudential against Polonia and its Subsidiaries and their

A-77

respective officers and directors with respect to a termination under (i) or (ii) above. Polonia acknowledges that the agreements contained in Section 11.2.2(C) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Prudential would not enter into this Agreement. Accordingly, if Polonia fails to pay in a timely manner the amounts due under Section 11.2.2(C), and, in order to obtain such payment, Prudential makes a claim that results in a judgment against Polonia for the amounts set forth in Section 11.2.2(C), Polonia shall pay to Prudential the reasonable costs and expenses of Prudential (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2.2(C) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.

11.3.	Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Polonia and Prudential), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Polonia or the approval of the issuance of shares of Prudential Common Stock in connection with the Merger by the shareholders of Prudential, no amendment to this Agreement may be made which under applicable law or the applicable listing and corporate governance rules and regulations of NASDAQ further approval by the shareholders of Polonia or Prudential is required, unless such further shareholder approval is so obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII
MISCELLANEOUS

12.1.	Confidentiality.

Except as specifically set forth herein, Prudential and Polonia mutually agree to be bound by the terms of the confidentiality agreements dated December 14, 2015 and April 4, 2016 (the “Confidentiality Agreements”), previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that the Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2.	Public Announcements.

Polonia and Prudential shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law or the applicable listing and corporate governance rules and regulations of NASDAQ, neither Polonia nor Prudential shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been approved by the other party (which approval shall not be unreasonably withheld, conditioned or delayed).

A-78

12.3.	Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4.	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by prepaid United States registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier or given by email, addressed as follows:

If to Prudential, to:	Dennis Pollack, President and Chief Executive Officer Prudential Bancorp, Inc. 1834 West Oregon Avenue Philadelphia, PA 19145 Email: dpollack@prudentialsavingsbank.com

With required copies (which shall not constitute notice) to:	Raymond A. Tiernan, Esquire Philip Ross Bevan, Esquire Silver, Freedman, Taff & Tiernan LLP 3299 K Street, NW, Suite 100 Washington, DC 20007 Email: rtier@sfttlaw.com rbeva@sfttlaw.com

If to Polonia, to:	Joseph T. Svetik, President and Chief Executive Officer Polonia Bancorp, Inc. 3993 Huntingdon Pike, 3rd Floor Huntingdon Valley, Pennsylvania 19006 Email: jsvetik@poloniabank.com

With required copies (which shall not constitute notice) to:	Aaron M. Kaslow, Esquire Kilpatrick Townsend Stockton LLP Suite 900 607 14th Street, NW Washington, DC 20005-2018 Email: akaslow@kilpatricktownsend.com or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier if next Business Day delivery is requested by the sender.

A-79

12.5.	Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.6.	Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7.	Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.	Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.

12.10.	Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this

A-80

Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All documents and information set forth in Prudential’s Securities Documents shall be deemed to have been “made available” or “provided” to Polonia.

12.11.	Specific Performance; Jurisdiction.

12.11.1.      The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Eastern District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive any defense that a remedy at law would be adequate and any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining specific performance relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Eastern District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.

12.11.2.      EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.2.

[Signature page follows]

A-81

IN WITNESS WHEREOF, Prudential and Polonia have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Prudential Bancorp, Inc.

By:	/s/ Dennis Pollack
Name:	Dennis Pollack
Title:	President and Chief Executive Officer

Polonia Bancorp, Inc.

By:	/s/ Joseph T. Svetik
Name:	Joseph T. Svetik
Title:	President and Chief Executive Officer

A-82

EXHIBIT A

FORM OF AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Plan of Merger”) dated ___________, 2016, is by and between Polonia Bank, a federally chartered stock savings bank (“PB”), and Prudential Savings Bank, a Pennsylvania-chartered stock savings bank (“Prudential Bank”).

WITNESSETH:

WHEREAS, PB is a federally chartered stock savings bank and a wholly owned subsidiary of Polonia Bancorp, Inc., a Maryland corporation (“Polonia”). The authorized capital stock of PB consists of _______________ shares of common stock, par value $_____ per share, of which _______________ shares of common stock are issued and outstanding as of the date hereof.

WHEREAS, in accordance with the terms of that certain Agreement and Plan of Merger, dated June 2, 2016 (the “Agreement”), by and between Prudential Bancorp, Inc., a Pennsylvania corporation (“Prudential”), and Polonia, Polonia will merge with and into Prudential.

WHEREAS, as a result of the merger of Polonia with and into Prudential, PB will become a wholly owned subsidiary of Prudential.

WHEREAS, the respective Boards of Directors of PB and Prudential Bank have determined that the merger of PB with and into Prudential Bank, with Prudential Bank being the surviving institution (the “Resulting Institution”), under and pursuant to the terms and conditions set forth herein (said transaction being hereinafter referred to as the “Bank Merger”) is in the best interests of PB and Prudential Bank;

WHEREAS, it is anticipated that the Bank Merger would occur immediately after the transactions contemplated by the Agreement; and

WHEREAS, this Plan of Merger has been approved by the unanimous written consent of the sole shareholders of each of Prudential Bank and PB.

WHEREAS, this Plan of Merger must be approved by the Pennsylvania Department of Banking and Securities (“Department”) and the Federal Deposit Insurance Corporation (“FDIC”).

NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:

1.           Merger. At and on the Effective Time of the Bank Merger (as defined below), PB shall be merged with and into Prudential Bank with Prudential Bank surviving as the Resulting Institution (the “Bank Merger”). Prudential shall be the owner of 100% of the outstanding common stock of the Resulting Institution.

2.           Effective Time. The Bank Merger will be effective upon the filing of Articles of Merger with the Pennsylvania Department of State or as of the date and time specified in such Articles of Merger as the Effective Time of the Bank Merger, as the case may be (the “Effective Time”), which shall not be earlier than the effective time of the Merger.

3.           Articles of Incorporation. At the Effective Time, the articles of incorporation of the Resulting Institution shall be the articles of incorporation of Prudential Bank as in effect immediately prior to the Bank Merger, until thereafter amended in accordance with applicable law.

A-A-1

4.           Name. The name of the Resulting Institution shall be Prudential Bank.

5.           Offices. The home office of the Resulting Institution shall be 1834 West Oregon Avenue, Philadelphia, Pennsylvania.

6.           Directors and Officers. The officers and directors of Prudential Bank immediately prior to the Effective Time shall be the officers and directors of the Resulting Institution immediately after the Effective Time.

7.           Rights and Duties of the Resulting Institution. The business of the Resulting Institution shall be that of a Pennsylvania chartered savings bank, as provided for in its articles of incorporation. All assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of Prudential Bank and PB shall be automatically transferred to and vested in the Resulting Institution by virtue of the Bank Merger without any deed or other document of transfer. The Resulting Institution without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by Prudential Bank and PB, respectively. The Resulting Institution shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Prudential Bank and PB immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Prudential Bank and PB, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of account or records of either Prudential Bank or PB. Deposit accounts shall be deemed issued in the name of the Resulting Institution in accordance with applicable Department and FDIC regulations. All rights of creditors and other obligees and all liens on property of either Prudential Bank or PB shall be preserved, shall be assumed by the Resulting Institution and shall not be released or impaired. The sole shareholder of the Resulting Institution shall possess all the voting rights with respect to the shares of stock of the Resulting Institution.

The liquidation account established by PB pursuant to the regulations of the Office of Comptroller of the Currency shall be assumed by the Resulting Institution.

8.           Effect on Shares of Stock.

(a)          Each share of Prudential Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b)          At the Effective Time, each share of PB common stock issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger and without any action on the part of Prudential Bank or the holder thereof, be cancelled. No shares of capital stock of Prudential Bank or any other consideration shall be issuable or exchangeable with respect to shares of PB common stock.

9.            Governing Law. This Plan of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania, except as otherwise provided by the laws of the United States.

A-A-2

10.          Amendment. This Plan of Merger may be amended, modified or supplemented only by written agreement of Prudential Bank and PB at any time prior to the Effective Time.

11.          Waiver. Subject to applicable law, any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party.

12.          Successors and Assigns. This Plan of Merger may not be assigned by any party hereto without the prior written consent of the other party. Subject to the foregoing, this Plan of Merger shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.          Termination. This Plan of Merger shall terminate upon the termination of the Agreement in accordance with its terms. This Plan of Merger also may be terminated at any time prior to the Effective Time by mutual consent of Prudential Bank and PB in a written instrument, if and to the extent authorized by the respective Boards of Directors of Prudential Bank and PB. In the event of the termination of this Plan of Merger as provided in this Section 13, this Plan of Merger shall forthwith become null and void and of no further force or effect and there shall be no liability or obligation under this Plan of Merger on the part of any of the parties hereto or any of their respective directors, officers or affiliates, except that no party shall be relieved or released from any damages or liabilities arising out of any willful breach of this Plan of Merger.

14.          Conditions Precedent. The obligations of the parties under this Plan of Merger to consummate the Bank Merger shall be subject to: (i) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required, including, but not limited to, the consents, approvals and authorizations of the Department and the FDIC; (ii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger and (iii) consummation of the merger of Polonia with and into Prudential in accordance with the terms and conditions of the Agreement.

15.         Other Terms. All terms used in this Plan of Merger shall, unless defined herein, have the meanings set forth in the Agreement.

16.          Countersignatures. This Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Signature Page Follows

A-A-3

IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed by their respective officers thereunto duly authorized as of the date first above written.

PRUDENTIAL SAVINGS BANK
Attest:

By:		By:
Name:		Name:
Title:	Secretary	Title:

POLONIA BANK
Attest:

By:		By:
Name:		Name:
Title:	Secretary	Title:

A-A-4

Exhibit B

FORM OF VOTING AGREEMENT

June 2, 2016

Polonia Bancorp, Inc.
3993 Huntingdon Pike
3rd Floor

Huntingdon Valley, PA 19006

Prudential Bancorp, Inc.
1834 West Oregon Avenue
Philadelphia, PA 19145

Ladies and Gentlemen:

Prudential Bancorp, Inc. (“Prudential”) and Polonia Bancorp, Inc. (“Polonia”) have entered into an Agreement and Plan of Merger dated as of June 2, 2016 (the “Merger Agreement”), pursuant to which, subject to the terms and conditions set forth therein, (a) Polonia will merge with and into (“Prudential”), with Prudential Bank surviving the merger (the “Merger”); and (b) the shareholders of Polonia will receive common stock of Prudential and/or cash consideration as stated in the Merger Agreement. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

Prudential has requested, as a condition to its execution and delivery to Polonia of the Merger Agreement, that the undersigned, being directors and executive officers of Polonia, execute and deliver to Prudential this Letter Agreement.

The undersigned, in order to induce Prudential to execute and deliver to Polonia the Merger Agreement, and intending to be legally bound, hereby irrevocably:

(a)          Agrees to be present (in person or by proxy) at all meetings of shareholders of Polonia called to vote for approval of the Merger so that all shares of common stock of Polonia over which the undersigned has sole voting power shall be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Polonia), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Polonia. In addition, the undersigned agrees to use his or her reasonable best efforts to cause any shares of common stock of Polonia over which the undersigned shares voting power to be voted in accordance with (i) and (ii) above;

(b)          Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of Polonia, to approve or adopt the Merger Agreement;

(c)          Agrees not to sell, transfer or otherwise dispose of any common stock of Polonia on or prior to the date of the meeting of Polonia shareholders to vote on the Merger Agreement, except: (i) in connection with estate or tax planning or similar purposes, including transfers to charities, charitable

A-B-1

trusts, or other charitable organizations under Section 501(c)(3) of the IRC, to a lineal descendant or a spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons; provided that the transferee agrees in writing to be bound by the terms of this Letter Agreement; (ii) except in connection with (A) the exercise of outstanding stock options in order to pay the exercise price of such stock options or satisfy any withholding taxes triggered by such exercise or (B) the withholding or sale of the minimum number of shares necessary to satisfy withholding taxes triggered by the vesting of outstanding restricted stock awards; (iii) by will or operation of law, in which case this Letter Agreement shall bind the transferee; or (iv) as Prudential may otherwise permit in its sole discretion; and

(d)          Represents that the undersigned has the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

I am signing this Letter Agreement solely in my capacity as a shareholder of Polonia and as an option holder, if I am such, and not in any other capacity, such as a director or officer of Polonia or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of common stock of Polonia and (b) nothing herein shall be construed to limit, prevent or otherwise affect any action or inaction by me or any of my representatives, as applicable, in serving on Polonia’s Board of Directors or as an officer of Polonia, in acting in my capacity as a director, officer or fiduciary of Polonia or in exercising my fiduciary obligations in the context of a Superior Proposal.

This Letter Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earliest to occur of (a) the Effective Time, (b) the date Prudential and I enter into a written agreement to terminate this Letter Agreement, or (c) the date of any termination of the Merger Agreement in accordance with its terms.

This Letter Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Letter Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Letter Agreement. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

A-B-2

The undersigned intends to be legally bound hereby.

Sincerely,

Name:
Title:

Acknowledged and Agreed:

PRUDENTIAL BANCORP, INC.

By:
Name:	Dennis Pollack
Title:	President and Chief Executive Officer

Dated:	June 2, 2016

A-B-3

ANNEX B

Board of Directors

Polonia Bancorp, Inc.

3993 Huntingdon Pike

Huntingdon Valley, PA 19006

Dear Board Members:

You have requested our written opinion, as to the fairness, from a financial point of view to Polonia Bancorp, Inc.’s (“PBCP”) stockholders, of the consideration as proposed in the Agreement and Plan of Merger (the “Agreement”) by and among Prudential Bancorp, Inc. (“PBIP”) and PBCP, pursuant to which PBCP will merge into PBIP.

Under the terms of the agreement, shareholders of PBCP will be entitled to elect to receive either 0.7591 shares of PBIP common stock or $11.28 in cash for each common share of PBCP, subject to proration and allocation to ensure that 50% of outstanding PBCP shares are exchanged for shares of PBIP common stock and 50% are exchanged for cash. The exchange ratio and per share cash consideration are subject to adjustment based on the amount of PBCP’s stockholders’ equity prior to closing as calculated in accordance with the Agreement. PBCP’s in-the-money option holders will receive cash for the positive difference between the per share cash consideration and the option exercise price.

FinPro Capital Advisors, Inc. (“FCA”), Member FINRA/SIPC, is a broker/dealer and an investment banking firm that provides valuation and merger advisory services to the bank and thrift industry, including appraisals and valuations of bank and thrift institutions and their securities in connection with mergers, acquisitions and other securities transactions. FCA has knowledge of and experience with the Mid-Atlantic bank and thrift market and financial institutions operating in the Mid-Atlantic region. PBCP’s Board chose FCA because of its expertise, experience and familiarity with the bank and thrift industry.

PBCP engaged FCA to advise the Board of Directors of PBCP in connection with its merger and acquisition activities and to provide its opinion as to the fairness, from a financial point of view, of the consideration as defined in the Agreement. FCA acted as sole financial advisor to PBCP in connection with the merger and will receive total advisory fees equal to 1.25% of aggregate deal value, or approximately $475 thousand, a portion of which is contingent upon the consummation of the merger. Additionally, PBCP has agreed to reimburse FCA for its out-of-pocket expenses and has agreed to indemnify FCA and certain related persons against certain liabilities possibly incurred in connection with the services performed.

Prior to this engagement, FCA has not provided investment banking services to PBCP for which it received a fee and has not provided services to PBIP within the last two years. FCA’s parent company, FinPro, Inc. (“FinPro”), has provided professional consulting services to PBCP. The fees paid to FinPro by PBCP for such services are not, and have not been, material relative to FinPro’s annual gross revenues. FinPro has not provided services to PBIP within the last two years.

In connection with its opinion, FCA reviewed and considered, among other things:

•	Reviewed the Definitive Merger Agreement;
•	Reviewed the most recent year-end and quarter-end audited and unaudited financial statements for each of PBCP and PBIP;
•	Reviewed certain other public and non-public information regarding each of PBCP and PBIP including internal financial forecasts, regarding the financial results and the condition of PBCP and PBIP;
•	Conducted an extensive sales process with PBCP;

158 Route 206 ● Gladstone, NJ 07934 ● Tel: 908.234.9398

admin@finprocapitaladvisors.com ● www.finprocapitaladvisors.com

FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.

B-1

Fairness Opinion as of June 2, 2016	Page: 2

•	Considered the input received from the institutions contacted by FCA as part of the process regarding their feedback on PBCP, and hesitation to proceed forward in the bidding process due to issues such as the consent order, regulatory issues, litigation uncertainty, management turnover, declining loan and deposit balances, and lack of profitability;
•	Reviewed the trading and merger market for bank and thrift stocks;
•	Reviewed acquisition multiples of comparable institutions;
•	Reviewed the potential investment value of PBCP’s shares; and
•	Analyzed the ability for PBIP to execute on the proposed transaction.

FCA considered financial studies, analyses and investigations, and economic and market information that FCA deemed relevant. FCA had discussions with the management of PBCP regarding its financial results. FCA considered certain financial data of PBCP and compared that data to other banks, thrifts and their holding companies that were recently merged or acquired. Additionally, FCA considered a range of potential investment values for PBCP’s shares on a present value basis assuming the successful execution of their strategic plan.

FCA also considered the potential pro forma financial impact of the acquisition and considered the financial terms of the business combination involving these banks and the potential future benefit to PBCP stockholders. FCA analyzed the value of PBIP utilizing a trading valuation comparable approach to assess PBIP’s value in the exchange. FCA conducted reverse due diligence on PBIP and conducted interviews of the management of PBIP regarding its financial results. Based upon reverse due diligence and the analysis conducted, FCA determined that PBIP is reasonably valued in the exchange.

FCA did not independently verify the financial data provided by or on behalf of PBCP or PBIP, but instead relied upon and assumed the accuracy and completeness of the data provided.

FCA expresses no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transaction relative to the consideration to be paid to PBCP stockholders in the transaction or with respect to the fairness of any such compensation. The issuance of this opinion has been approved by FCA’s Fairness Opinion Committee.

In reaching this opinion, FCA took into consideration the financial benefits of the proposed transaction to PBCP stockholders. Based on all factors deemed relevant and assuming the accuracy and completeness of the information and data provided by PBCP and PBIP, it is FCA’s opinion as of this date, the merger consideration being offered by PBIP is fair, from a financial point of view, to PBCP’s stockholders.

Respectfully Submitted,

FinPro Capital Advisors, Inc.

Gladstone, New Jersey

158 Route 206 ● Gladstone, NJ 07934 ● Tel: 908.234.9398

admin@finprocapitaladvisors.com ● www.finprocapitaladvisors.com

FinPro Capital Advisors, Inc. (Member FINRA/SIPC) is a wholly owned subsidiary of FinPro, Inc.

B-2

ANNEX C

SECTIONS 3-201 THROUGH 3-213

OF THE MARYLAND GENERAL CORPORATION LAW

MARYLAND CORPORATIONS AND ASSOCIATIONS CODE ANN (2014)

§ 3-201. Definitions.

(a) In general. — In this subtitle the following words have the meanings indicated.

(b) Affiliate. — “Affiliate” has the meaning stated in § 3-601 of this title.

(c) Associate. — “Associate” has the meaning stated in § 3-601 of this title.

(d) Beneficial owner. — “Beneficial owner”, when used with respect to any voting stock, means a person that:

(1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

(2) Individually or with any of its affiliates or associates, has:

(i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

(ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

(3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

(e) Executive officer. — “Executive officer” means a corporation’s president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f) Successor. —

(1) ”Successor”, except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

(2) ”Successor”, when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g) Voting stock. — “Voting stock” has the meaning stated in § 3-601 of this title.

§ 3-202. Right to fair value of stock

(a) General rule. — Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if:

(1) The corporation consolidates or merges with another corporation;

(2) The stockholder’s stock is to be acquired in a share exchange;

C-1

(3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

(4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation;

(5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

(6) The corporation is converted in accordance with § 3-901 of this title.

(b) Basis of fair value. —

(1) Fair value is determined as of the close of business:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

(2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

(3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) When right to fair value does not apply. — Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if:

(1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

(2) The stock is that of the successor in a merger, unless:

(i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

(ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

(3) The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

(4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

(5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission

C-2

under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(d) Merger, consolidation, or share exchange. — With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder’s stock if:

(1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

(i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

(ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

(iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

(2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

(i) The day the stockholders voted on the transaction objected to; or

(ii) With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

(3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e) Beneficial owners. — If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203. Procedure by stockholder

(a) Specific duties. — A stockholder of a corporation who desires to receive payment of the fair value of the stockholder’s stock under this subtitle:

(1) Shall file with the corporation a written objection to the proposed transaction:

(i) With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

(ii) With respect to any other transaction, at or before the stockholders’ meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

(2) May not vote in favor of the transaction; and

(3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder’s stock, stating the number and class of shares for which the stockholder demands payment.

C-3

(b) Failure to comply with section. — A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights

A stockholder who demands payment for his stock under this subtitle:

(1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

(2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights

(a) When rights restored. — The rights of a stockholder who demands payment are restored in full, if:

(1) The demand for payment is withdrawn;

(2) A petition for an appraisal is not filed within the time required by this subtitle;

(3) A court determines that the stockholder is not entitled to relief; or

(4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. — The restoration of a stockholder’s rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

3-207. Notice and offer to stockholders

(a) Duty of successor. —

(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

(2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

(i) A balance sheet as of a date not more than six months before the date of the offer;

(ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

(iii) Any other information the successor considers pertinent.

(b) Manner of sending notice. — The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

C-4

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

(a) Petition for appraisal. — Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors. —

(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

(2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate

(a) Submission of certificate. — At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation. — If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value

(a) Court to appoint appraisers. — If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers — Filing. — Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Report of appraisers — Contents. — The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Report of appraisers — Service; objection. —

(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

(2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers’ report

(a) Order of court. — The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

(1) Confirms, modifies, or rejects it; and

(2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order. —

C-5

(1) If the appraisers’ report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

(2) If the appraisers’ report is rejected, the court may:

(i) Determine the fair value of the stock and enter judgment for the stockholder; or

(ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest. —

(1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

(2) The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(d) Costs of proceedings. –

(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under § 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:

(i) The price which the successor offered for the stock;

(ii) The financial statements and other information furnished to the stockholder; and

(iii) Any other circumstances it considers relevant.

(2) Costs may not include attorney’s fees or expenses. The reasonable fees and expenses of experts may be included only if:

(i) The successor did not make an offer for the stock under § 3-207 of this subtitle; or

(ii) The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.

(e) Effect of judgement. — The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

§ 3-212. Surrender of stock

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

C-6

(1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

(2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor with respect to stock

(a) General rule. — A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets. — After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange. — Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

C-7